Exhibit 96.2

SEC Technical Report Summary Pre-Feasibility Study Salar de Atacama Región II, Chile Effective Date: August 31, 2022 Report Date: February 14, 2023
Report Prepared for Albemarle Corporation 4350 Congress Street Suite 700 Charlotte, North Carolina 28209
Report Prepared by SRK Consulting (U.S.), Inc. 999 Seventeenth Street, Suite 400 Denver, CO 80202 SRK Project Number: USPR000574

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List of Tables

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Table 19-9: Annual Cashflow	272
Table 20-1: Operational Balance of Lithium in the Salar de Atacama by SQM	278
Table 20-2: SQM Lithium Reserves Estimates	278
Table 20-3: Flows Granted According to the Nature of the Water	279
Table 20-4: Concessioned Water Rights by Water Use	281
Table 23-1: Summary of Costs for Recommended Work	288
Table 25-1: Reliance on Information Provided by the Registrant	293

List of Figures

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Figure 8-2: Production Wells Sampled	83
Figure 8-3: Wells Included in the 2022 Sampling Campaign	84
Figure 8-4: Sampling Points 2018–2019 campaign	87
Figure 8-5: Samples Used in This Study	93
Figure 8-6: Scatter Diagram Comparing the Results Obtained for Lithium Between Albemarle Atacama Salar Plant Laboratory and K-Utec's Laboratory	94
Figure 8-7: Scatter Diagram Comparing the Results Obtained for Lithium Between Albemarle Atacama Salar Plant Laboratory and Alex Stewart Laboratory	95
Figure 8-8: Scatter Diagram Comparing the Results Obtained for Lithium Between Alex Stewart Laboratory and K-Utec's Laboratory	96
Figure 8-9: Scatter Diagram Comparing the Results Obtained for Lithium Between Bureau Veritas S.A Laboratory and K-Utec's Laboratory	97
Figure 8-10: Standard Samples	98
Figure 9-1: Comparison of Historical Lithium Concentrations and 2022 Campaign (K-Utec)	101
Figure 11-1: Geological Model Extent - Plan View	108
Figure 11-2: Geological Model in Albemarle Claim Areas- Plan View	109
Figure 11-3: Geological Model - Cross Sections	110
Figure 11-4: Distribution of Lithium Samples in Plan View (top) and Section View A-A’ (bottom, Looking to N-NW) – Borehole Lithium Data Projected to Section A-A' - 30x Vertical Exaggeration	111
Figure 11-5: Summary of Raw Sample Statistics of Lithium Concentration – mg/l, Log Probability and Histogram	112
Figure 11-6: Specific Yield Samples in Plan View	113
Figure 11-7: Probability Plots of Sy - UH2 and UH8 Lithology Units	114
Figure 11-8: Spatial Distribution of High Lithium Concentration Sub-Domain	115
Figure 11-9: Capping Analysis (Probability Plot of Lithium) and Table of Impact of Capping (Statistics- Length weighted) – HG Sub-Domain	116
Figure 11-10: Capping Analysis (Probability Plot of Lithium) and Table of Impact of Capping (Statistics – Length weighted) – LG Sub-Domain	117
Figure 11-11: Histogram of Length of Samples of Lithium (mg/l) – LG Domain	118
Figure 11-12: Experimental and Modeled Omnidirectional Semi-Variogram for Lithium – LG Sub-domain	119
Figure 11-13: Neighborhood Analysis on Number of Samples for Lithium	120
Figure 11-14: Outputs from the Search Ranges Optimization Analysis	121
Figure 11-15: Outputs from the Block Size Optimization Analysis	122
Figure 11-16: Plan View of the Atacama Block Model Colored by Lithology (2,275 masl)	123
Figure 11-17: Histogram of Number of Boreholes Used to Estimate the Block Model	124

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List of Abbreviations
The metric system has been used throughout this report. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

Abbreviation	Definition
°C	degrees Celsius
2D	two dimensional
3D	three dimensional
A/P	Accounts Payable
A/R	Accounts Receivable
ADI	Indigenous Development Area
Albemarle	Albemarle Corporation
APVC	Altiplano-Puna volcanic complex
BEV	battery electric vehicle
BG	Battery grade
BNEF	Bloomberg New Energy Finance
CoG	cut off grade
CONAF	National Forestry Corporation
DGA	General Water Directorate
ET	Evapotranspiration
EWMP	Environmental Water Monitoring Plan
H2SO4	sulfuric acid
ha	hectares
HCl	hydrochloric acid
ICE	internal combustion engine
ID2	Inverse Distance Squared
IDW	inverse distance weighting
KE	kriging efficiency
kg	kilograms
kg/d	kilograms per day
km	kilometers
km2	square kilometers
L	liter
L/s	liters per second
LCE	lithium carbonate equivalent
Li	lithium
LiCl	lithium chloride
LME	lithium metal equivalent
LoM	life of mine
m	meters
m/d	meters per day
m3/y	cubic meters per year
Ma	mega annum
mamsl	meters above mean seal level
mg/L	milligrams per liter
mm	millimeters
mm/y	millimeters per year
MNT	Monturaqui-Negrillar-Tilopozo
MOP	muriate of potash
MRE	Mineral Resource Estimate

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Mt/y	million tonnes per year
NaOH	sodium hydroxide
NMR	Nuclear Magnetic Resonance
NN	nearest neighbor
OK	ordinary kriging
PAT	Early Warning Plan
PFS	prefeasibility study
PMB	Environmental Monitoring Plan
PPE	personal protective equipment
QA/QC	Quality Assurance/Quality Control
QP	Qualified Person
RAMSAR	Convention on Wetlands
RMSE	root mean square error
SCL	Chilean Society of Limited Lithium
SEA	Environmental Assessment Service
SEC	Securities and Exchange Commission
SEIA	Chilean Environmental Impact System
SEN	Sistema Eléctrico Nacional
SEP	Sistema de Empresas
SERNAGEOMIN	National Service of Geology and Mining
SMA	Environmental Superintendence
SOR	slope or regression value
SRK	SRK Consulting (U.S.), Inc.
SS	specific storage
Sy	specific yield
SYIP	Salar Yield Improvement Program
t	metric tonnes
t/y	tonnes per year
TG	technical grade
TRS	Technical Report Summary
VGC	Volcanic, Gypsum and clastic
ZOIT	Zone of Tourist Interest

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1Executive Summary
This report was prepared as a prefeasibility study (PFS)-level Technical Report Summary (TRS) in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK). This TRS is for the portion of the Salar de Atacama lithium-rich brine deposit controlled by Albemarle and the associated brine concentration facilities and La Negra lithium processing facilities owned by Albemarle, combined referred to as the “Project” located in Region II, Chile. The purpose of this TRS is to support public disclosure of Albemarle’s mineral resources and mineral reserves for the Salar de Atacama for Albemarle’s public disclosure purposes. This Technical report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Salar de Atacama, Region II, Chile. Amended Date December 16, 2022”.
1.1Property Description and Ownership
Albemarle is 100% owner of the Salar de Atacama and La Negra operations. The Salar de Atacama Basin is located in the commune of San Pedro de Atacama, with the operations approximately 100 kilometers (km) to the south of this commune, in the extreme east of the Antofagasta Region and close to the border with the republics of Argentina and Bolivia. In a regional context, the salar is located in a remote area with the nearest city, Calama, approximately 190 km by road to the northwest. The regional capital, Antofagasta, which also is located near the La Negra processing facilities, is located approximately 280 km, by road to the west.
Albemarle's mining properties within the Salar de Atacama include two groups of exploitation concessions, CASEME (Carlos Sáez – Eduardo Morales Echeverría) and OMA (mining concessions in Salar e Atacama owned by CORFO), which cover a total of 5,227 mining properties. They comprise of approximately 25 km at the widest zone in the East-West direction and 12 km in the widest North-South zone. For the purpose of the reserve estimate, the OMA concessions are those that are relevant. The CASEME concessions include 1,883 properties and the same number of hectares (ha). The OMA concessions include 3,344 mining properties of 5 ha each, which corresponds to 16,720 ha.
Albemarle owns the land on which the extraction/processing facilities at Salar de Atacama (Salar Plant) and the processing facility at La Negra operate. However, the ownership of the land at the Salar de Atacama will revert to the Chilean government once all amounts of lithium remaining under Albemarle’s contracts with the Chilean government are sold (the ownership of the land and fixed assets at La Negra will remain unchanged).
Albemarle’s mineral rights at the Salar de Atacama in Chile consist of the right to extract lithium brine, pursuant to a long-term contract with the Chilean government, originally entered into in 1980 by Foote Minerals, a predecessor of Albemarle. This contract has been subsequently amended and restated.
Albemarle’s predecessor’s initial contract with the Chilean government will remain in effect until the date on which it has produced and sold 200,000 metric tonnes (t) of lithium metal equivalent (LME), although the lithium can be produced in any of its forms, from the Salar de Atacama. As of August 31, 2022, the remaining amount of lithium from the initial contract equals approximately 69,083 t of LME. On November 25, 2016, CORFO and Albemarle entered into an annex to the initial agreement

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adding an additional 262,132 t LME to the total quota and setting an expiry for production of the quota of January 1, 2044 (i.e., any remaining quota after this date will be forfeited). As of August 31, 2022, the remaining amount of lithium from the second quota equals 262,132 t Combined, as of the effective date of this TRS, August 31, 2022, Albemarle has a remaining quota of 331,215 t of LME, expiring January 1, 2044.
1.2Geology and Mineralization
Salar de Atacama is located in the Central Andes of Chile, a region which is host to some of the most prolific lithium (Li) brine deposits in the world. The Central Andean Plateau and the Atacama Desert are two important physiographic features that contribute to the generation of Li brines in the Central Andes. In these environments, the combination of hyper-arid climate, closed basins, volcanism, and hydrothermal activity has led to extensive deposition of evaporite deposits since approximately 15 million years ago (Ma) (Alonso et al., 1991). The size and longevity of these closed basins is favorable for lithium-rich brine generation, particularly where thick evaporite deposits (halite, gypsum and less commonly borates) have removed ions from solution and further concentrated lithium.
Basin fill materials at the Salar de Atacama are dominated by the Vilama Formation and modern evaporite and clastic materials currently being deposited in the basin. In the Albemarle operation area, the Vilama Formation is up to approximately 1 km thick and is host to the producing aquifer system. The formation is composed of evaporite chemical sediments including intervals of carbonate, gypsum and halite punctuated by volcanic deposits of ignimbrite sheets, volcanic ashes and minor clastic deposits. These deposits can be observed in outcrop along the salar margin and in drill cores from the Albemarle project site.
Lithium-rich brines are produced from a halite aquifer within the salar nucleus. Carbonate and sulfate flank the basin and indicate that carbonate and sulfate mineral precipitation may have played a role in producing the brine. In addition to the evaporative concentration processes, the distillation of lithium from geothermal heating of fluids may further concentrate lithium in these brines and provide prolonged replenishment of brines that are in production. Since many lithium-rich brines exist over, or in close proximity to, relatively shallow magma chambers, the late-stage magmatic fluids and vapors may have pathways through faults and fractures to migrate into the closed basin.
Waters in the Salar de Atacama basin and the adjacent Andean arc vary in lithium concentration from approximately 0.05 to 5 milligrams per liter (mg/L) Li in the Andean inflow waters, 5 to 100 mg/L Li in shallow groundwaters in the south and east flanks of the basin and in excess of 5,000 mg/L Li in brines in the nucleus (Munk et al., 2018). This indicates that the lithium-rich brine in the basin is concentrated by up to five orders of magnitude compared to water entering the basin. This is a unique hydrogeochemical circumstance to the salar compared to other lithium brine systems.
1.3Mineral Resource
Mineral resources have been estimated by SRK. SRK generated a three dimensional (3D) geological model informed by various data types (drillhole, geophysical data, surface geologic mapping, interpreted cross sections and surface/downhole structural observations) to constrain and control the shapes of aquifers which host the lithium.
Lithium concentration data from the brine sampling exploration data set was composited to equal lengths for consistent sample support. Lithium grades were interpolated into a block model using

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ordinary kriging (OK) and inverse distance weighting (IDW3) methods. Results were validated visually and via various statistical comparisons. The estimate was depleted for current production, categorized in a manner consistent with industry standards and statistical parameters. Mineral resources have been reported above a cut-off grade (CoG) supporting reasonable prospects for economic extraction (RPEE) of the resource. Mineral resources, as of August 31, 2022 exclusive of reserves, are summarized in Table 1-1.

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Table 1-1: Salar de Atacama Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective August 31, 2022)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1,000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
Total	470.8	2,390	362.8	1,943	833.6	2,195	236.8	1,617
Source: SRK, 2022
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in situ basis.
•Resources are reported above the elevation of 2,200 masl. Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from measured values in Upper Halite and Volcano-sedimentary units, and bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cut-off grade utilized for resource reporting purposes is 800 mg/l lithium, based on the following assumptions:
oA technical grade lithium carbonate price of US$22,000 / metric tonne CIF La Negra. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
o Recovery factors for the salar operation increase gradually over the span of 4 years, from the current 40% to the proposed SYIP 65% recovery in 2025. After that point, evaporation pond recovery is relatively constant 65%. An additional recovery factor of 80% lithium recovery is applied to the La Negra lithium carbonate plant.
oAn average annual brine pumping rate of 414 L/s is assumed to meet drawdown constraint consistent with Albemarle’s permit conditions.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating cost is calculated at approximately US$4,155/metric tonne CIF Asia.
oSustaining capital costs are included in the cut-off grade calculation and post the SYIP installation, average around US$98 million per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
oSRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: August 31, 2022.

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1.4Mining Methods and Mineral Reserve Estimates
The brine reserve is extracted at the Salar de Atacama by pumping the raw brine from the aquifer utilizing a network of wells and trenches. This method of brine extraction has been used at the operation since 1983. The extracted brine is transferred to a series of evaporation ponds for initial processing (i.e., concentration with solar evaporation).
There are currently approximately 76 active brine extraction wells, and, over the life of mine, this number of wells is forecast to remain constant. There are both shallow and deep wells in place with depths of between 25 meters (m) and 40 m for the shallow wells and 70 to 102 m for deep wells. Legally, a well is considered shallow if its total depth is less than 50 m. Brine extraction rates from the aquifer are restricted by permit conditions to a combined maximum average annual rate of 442 liters per second (L/s), and considering a maximum of 120 L/s for the deep wells. Pumping from deep wells is restricted to the area A1 only. Extraction wells are located to maximize lithium grades as well as balance calcium and sulphate-rich brines to benefit process recovery rates.
A geologically-based, 3D, numerical groundwater-flow and solute transport model was developed to evaluate the extractability of brine from the salar and develop the life of mine (LoM) pumping plan that underpins the reserve estimate. The model construction is based on an analysis of historical hydrogeologic data conducted by Albemarle and SRK.
Using these hydrogeologic properties of the salar combined with the wellfield design parameters, the rate and volume of lithium projected as extracted from the Project area was simulated using this predictive model. The predictive model output generated a brine production profile appropriate for the salar based upon the wellfield design assumptions with a maximum pumping rate of 442 L/s (i.e., maximum authorized extraction rate) over a period of 20 years. The use of a 20-year period reflects the timing required to extract the full, authorized quota of lithium production. Given the approximately two year offset in timing from pumping to final production, this also is the last year that extraction from the salar can be reasonably expected to still result in lithium produced by the 2043 year end expiry of Albemarle’s production quota.
When estimating brine resources and reserves, different models are utilized to define those resources and reserves. The resource model presents a static, in situ measurement of potentially extractable brine volume whereas the reserve model (i.e., the predictive model) presents a dynamic simulation of brine that can potentially be pumped through extraction wells. As such, the predictive model does not discriminate between brine derived from inferred, measured, or indicated resources. Further, a brine resource is dynamic and is constantly influenced by water inflows (e.g., precipitation, groundwater inflows, pond leakage, etc.) and pumping activities which cause varying levels of mixing and dilution. Therefore, direct conversion of measured and indicated classification to proven and probable reserves is not practical. As the direct conversion is not practical, in the QP’s opinion, the most defensible approach to classification of reserves (e.g., proven versus probable) is to utilize a time-dependent approach as the QP has the highest confidence in the early years of the predictive model results, with a steady erosion of that confidence over time.
Therefore, in the context of time-dependent risk, in the QP’s opinion, the production plan through the end of 2031 approximately 10.3 years of pumping) is reasonably classified as a proven reserve with the remainder [10.3 years]) of production classified as probable. Notably, this results in approximately 57% of the reserve being classified as proven and 43% of the reserve being classified

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as probable. For comparison, the measured resource comprises approximately 56% of the total measured and indicated resource. In the QP’s opinion, this is reasonable as the overall geological and technical uncertainty for the Salar de Atacama resource and reserve are similar.
Table 1-2 presents the Salar de Atacama mineral reserves as of August 31, 2022.

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Table 1-2: Salar de Atacama Mineral Reserves, Effective August 31, 2022

	Proven Reserve		Probable Reserve		Proven and Probable Reserve
	Contained Li (Metric Tonnes x 1000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1000)	Li Concentration (mg/L)
In Situ	319.9	2,407	236.9	2,069	556.8	2,247
In Process	23.1	2,741	0	0	23.1	2,741
Source: SRK, 2022
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during Years 2020 through 2030 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2031 until the end of the proposed Life of Mine plan (2041)
•Reserves are reported as lithium metal
•This mineral reserve estimate was derived based on a production pumping plan truncated in December 31, 2041 (i.e., approximately 20 years). This plan was truncated to reflect the projected depletion of Albemarle’s authorized lithium production quota.
•The estimated economic cut-off grade for the Project is 858 mg/l lithium, based on the assumptions discussed below. The truncated production pumping plan remained well above the economic cut-off grade (i.e., the economic cut-off grade did not result in a limiting factor to the estimation of the reserve).
oA technical grade lithium carbonate price of US$20,000 / metric tonne CIF Asia.
oRecovery factors for the salar operation increase gradually over the span of 4 years, from the current 40% to the proposed SYIP 65% recovery in 2025. After that point, evaporation pond recovery remains relatively constant at 65%, An additional recovery factor of 80% lithium recovery is applied to the La Negra lithium carbonate plant.
oA fixed average annual brine pumping rate of 414 L/s is assumed to meet consistent with Albemarle’s permit conditions.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating cost is calculated at approximately US$4,155/metric tonne CIF Asia.
oSustaining capital costs are included in the cut-off grade calculation and post the SYIP installation, average around US$98 million per year.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the mineral reserves with an effective date: August 31, 2022.

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In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
Resource dilution: the reserve estimate included in this report assumes that the salar brine is replenished at its boundaries at certain rates and with certain chemical composition. Changes in the rate of inflows, versus those assumed, will impact the reserve. For example, an increase in the magnitude of lateral flows into the salar could act to dilute the brine and reduce lithium concentrations in extraction wells, primarily in the southwest area of the Albemarle property.
Initial lithium concentration: The current initial concentration was estimated based on the available historical data by space distribution and date (up to 2020 sampling campaign), and the calibration process. In order to illustrate the effect of the initial lithium concentration in the predictions, the lithium distribution mentioned above was decreasing by 10%. As a result, the average lithium concentrations decreased by 9 to 10%.
Seepage from processing ponds: the predictive simulations did not consider potential seepage of concentrated brine from the processing pond. Such seepage may have two opposing effects: on one hand, loss of lithium mass between extraction from groundwater and production of lithium carbonate at the end of the concentration process, and on the other hand replenishing groundwater with lithium that could be captured by extraction wells. SRK completed a sensitivity simulation that predicts that pond seepage would result in average lithium concentrations increase of approximately 10% at the end of production as compared to the base case (for the conditions evaluated in the sensitivity analysis).
Freshwater/brine mixing: the numerical model implicitly simulated the density separation of lateral freshwater recharge and salar brine by imposing a low-conductivity zone at the brine-freshwater interface. It is possible that lateral recharge of freshwater into the salar may increase without this restriction, as the water table declines as a result of pumping and reducing the amount of freshwater lost to evaporation at the periphery of the salar. SRK completed a sensitivity analysis where the hydraulic conductivity at the freshwater/brine interface was increased by half an order of magnitude (dashed green line). This scenario resulted in no material change compared to the base case.
Hydrogeological assumptions: factors such as specific yield, hydraulic conductivity, and dispersivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. Actual contacts between hydrogeological units may not be exactly as represented in the numerical model. These factors are variable through the salar and are difficult to directly measure. Hydraulic conductivities and specific yields lower than assumed in the numerical model would result in reduced pumpability and reduced lithium mass extraction. Specific yields and porosities lower than assumed in the model would lead to faster migration of fresh / brackish water from the edges of the salar and dilution of lithium concentrations in extraction wells. SRK completed a sensitivity where the effective porosities in the Chepica peninsula area and the Lower Halite (UH5) were reduced by 25% and 40% respectively; the hydraulic conductivity in the Silt, Clay and Salt (UH4) was reduced by 50% (scenario 6); and dispersivity was decreased by 50%. These scenarios resulted in average lithium concentrations reduction of less than 3% at the end of production as compared to the base case.
Lithium carbonate price: although the pumping plan remains above the economic cut-off grade, commodity prices, can have significant volatility which could result in a shortened reserve life.

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Change to SQM pumping plan: the numerical model makes certain assumptions regarding the SQM pumping plan (which terminates at the end of 2030). Overall, SQM has extracted and is expected to extract – brines at greater rates than Albemarle. SQM pumping has resulted in drawdowns at the salar of up to approximately 14 m in the southwest region of the salar. Increased pumping by SQM, or lengthening of the pumping period, may have two effects: reduce available resource in the salar, and draw freshwater at greater rate from the periphery of the salar (dilution effect). Conversely, reduced extraction by SQM would increase available resources and reduce dilution.
Process recovery: the ability to extract the full lithium production quota within the defined production period relies upon the ability to increase recovery rates of lithium in the evaporation ponds from current levels of approximately 40% to a target of approximately 65%. This will require updating the process flow sheet at the salar to reduce lithium losses to precipitated salts. In the QP’s opinion, the assumed recovery rates are reasonable; however, there remains uncertainty in performance of the new process and any material underperformance to these targets could limit Albemarle’s ability to extract its full lithium quota prior to expiry of the quota.
Lithium production quota: the current production quota acts as a hard stop on the estimated reserve. It is important to note that the expiry date for production of this lithium is the end of 2043. If raw brine grades, pumping rates or process recoveries underperform forecasts and Albemarle cannot produce the full quota by 2043, this potential reserve will be lost (i.e., Albemarle cannot recover lost production in later years and cannot pump faster than the regulatory limit of 442 L/s to offset any underperformance). Conversely, with lithium grades well above economic cut-off and approximately 30% of the estimated mineral resource converting to reserve, the potential to negotiate an additional production quota with the government of Chile presents an opportunity to increase the current reserve, which is artificially constrained by the current quota.
1.5Mineral Processing and Metallurgical Testing
Albemarle's operations in Chile are developed in two areas, the Salar de Atacama and La Negra.
At the salar, a lithium-rich chloride brine is extracted from production wells. This brine is pumped to ponds where it goes through a concentration process utilizing solar evaporation. The objective of the concentration process is to obtain a concentrated lithium chloride brine of around 6% lithium that is largely depleted of impurities such as sulfate, sodium, calcium, potassium and magnesium. This concentrated brine is transported to the La Negra chemical plant for further processing. There is also a potash (KCl) plant for byproduct potash production at the salar. Albemarle also harvests halite and bischofite salts from the evaporation ponds as byproduct production for third party sales.
The La Negra plant receives the concentrated brine from the salar, and the brine is further processed with several purification steps followed by the conversion of the lithium from a chloride to a lithium carbonate. The La Negra plant produces both technical and battery grade lithium carbonate. Albemarle has also historically produced lithium chloride product at La Negra.
These operations have been in production for approximately 40 years and most of the data relied upon to forecast operational performance relies upon experience with historic production. However, Albemarle is proposing a modification to its flow sheet at the salar to improve lithium process yields in the evaporation ponds. Albemarle refers to this process as the Salar Yield Improvement Program (SYIP). The SYIP aims to improve this process recovery through mechanical grinding and washing of by-product salts in two new plants, the Li-Carnalite Plant and Bischofite Plant.

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Based on testwork performed in 2017 by K-UTEC on the proposed SYIP flowsheet, Albemarle has assumed evaporation pond yield improves up to an average of around 65%. Current operations have a 40% recovery and is increasing. SRK has generally accepted this assumption although has modified the yield to be variable based on lithium concentration in the raw brine. Over time, SRK’s pumping plan predicts that the ratio of sulfate to calcium will increase in the raw brine, potentially reducing evaporation pond yields. To offset this potential future imbalance, SRK has assumed addition of a liming plant to increase calcium levels in the ponds and reduce lithium losses which could be solved in the future by optimizing the annual pumping plan. SRK note that the latest pumping plan has deferred the liming plant. Post the installation of this liming plant, SRK has assumed a fixed 65% evaporation pond yield.
1.6Infrastructure
The Project is a mature functioning operation with two separate sites that contain key facilities. Access is fully developed, with the majority accessible by paved major highway and local improved roadways on site. There is an air strip at the salar operations. The Antofagasta airport is the nearest major commercial airport servicing the La Negra operation (the Calama airport is the closet major commercial airport to the salar). The infrastructure is in place, operating and provides all necessary support for ongoing operations as summarized in this report.
The Salar site contains the brine well fields, brine supply water pipelines to evaporation ponds, primary processing facilities to create a concentrated brine, a phosphate plant that creates a potassium chloride product, camps; including a new camp that is partially constructed and functional with a second phase planned, airfield, access and internal roads, diesel power generated supply and distribution, water supply and distribution, shop and warehouse facilities, administrative offices, change houses, waste salt storage areas, fuel storage systems, security and communications systems. The concentrated brine product is trucked approximately 260 km to the La Negra facility. Future additions to the infrastructure include substation and powerline additions to connect to the local Chilean power system in Q1 or Q2 2023.
The La Negra plant purifies the lithium brine from the Salar Plant and converts the brine into lithium carbonate and lithium chloride. Facilities at the site include the boron removal plant, calcium and magnesium removal plant, lithium carbonate conversion plants, lithium chloride plant, evaporation sedimentation ponds and an “offsite” area where raw materials are warehoused and combined as needed in the processing facilities. Power to the facility is provided by the regional power company via a 110 kV transmission line and distributed throughout the plant to load centers. Piped natural gas provides the energy for heating and steam needs at the facilities. The project is security protected and has a full communication system installed.
Final products from the La Negra plant are delivered to clients by truck, rail, or through two port facilities near the plant.
1.7Environmental, Social, and Closure
Baseline studies, in both operational areas, have been developed since the first environmental studies for permitting were submitted; 1998 in La Negra, and 2000 at Salar de Atacama. With the ongoing monitoring programs in both locations. Environmental studies, such as hydrogeology and biodiversity, are regularly updated.

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The Salar de Atacama basin presents a unique system due to the biodiversity associated with wetland systems that depend on the hydrogeological conditions of the area. There are also indigenous areas and communities in the sector. As such, the key environmental issues at Salar de Atacama include biodiversity, hydrogeology, and socioeconomics.
La Negra is located within an industrial area which is in saturation conditions for the daily and annual standard of inhalable particulate matter (PM10). Although there are no surface water courses, there is an aquifer that could be affected by potential infiltrations from the plant facilities. As such, a water quality monitoring program is in place. Air quality, hydrogeology, and water quality have been deemed as key environmental characteristics of the La Negra area.
The operations of Albemarle have adequate plans to address and follow-up the most sensitive and relevant environmental issues, such as hydrogeological/biodiversity issues, and those associated with the indigenous communities in the Salar de Atacama area.
Albemarle adequately follows up on issues related to water quality in La Negra as well as fluctuations in the water table and potential effects on the sensitive ecosystems around the Salar de Atacama, including analysis of possible cumulative effects given the multiplicity of actors that extract brine and freshwater in the area. The aim of the Early Warning Plan is to promptly detect any deviation from what was indicated in the initial environmental assessment, preventing unforeseen impacts from occurring. Notwithstanding the above, the Salar de Atacama is a complex system and requires constant updating of management tools based on the results of the monitoring programs, and to be attentive to requirements or new tools that the authority may incorporate.
Albemarle has the environmental permits for an operation with an average brine extraction rate of 442 L/s per permit year (from October to September), a production of 250,000 cubic meters per year (m3/y) of brine concentrated in solar evaporation ponds with an approximate surface area of 1,043 ha, for a production of 94,000 tons per year (t/y) of lithium carbonate equivalent (LCE). Brine exploitation is authorized until 2041. Any modification of the production and/or extraction, or to any approved conditions, will require a new environmental permit.
Albemarle has an approved closure plan (Res. Ex. N°287/2019), which includes all environmental projects approved until 2016, including EIA “Modification and improvement solar evaporation system” (RCA N°021/2016). This closure plan considers a life of mine until 2043 year of final operation of Salar and La Negra, where the brine extraction ends in 2041 in accordance with the levels of lithium extraction authorized by the environmental permit.
In terms of closure activities, the approved closure plan considers a 17-month period of execution, which includes backfilling of the ponds, and dismantling and demolish of all infrastructure, including final disposal.
Closure activities comprise monitoring of a total of 226 points for water quality (40), evapotranspiration (22), brine and groundwater table (125), position of the saline interphase (13), surficial waters flux (6), limnometric level of lagoons (20) and surface area covered by lagoons and meteorological variables on site.
The closure cost has been estimated based on the approved closure plan plus a conceptual estimate of all environmental projects reviewed in this document, and that were not included in the approved closure plan. The total closure costs of La Negra and Salar de Atacama Plants are US$40.89 million, considering direct and indirect costs, and contingencies.

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However, the purpose of this estimate is only to provide the Chilean government an assessment of the closure liabilities at the site and form the basis of financial assurance. This type of estimate typically reflects the cost that the government agency responsible for closing the site in the event that an operator fails to meet their obligation. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government.
Albemarle has submitted an updated version to the closure plan including the projects approved after 2016. This updated closure plan is still being reviewed by the authority SERNAGEOMIN and its approval is pending. As such, it was not included in this report or the economic model. Upon regulatory approval the new estimate will be included in future revisions to the report.
Furthermore, because closure of the site is not expected until 2043, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
1.8Capital and Operating Costs
The Salar de Atacama and La Negra facilities are currently operating. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). The operations currently utilize mid (e.g., five year plan) and less detailed long-term (i.e., LoM) planning. Given the limited official mid and long-term planning completed at the operation, SRK developed a long-term forecast for the operation based on Albemarle forecasts, combined with historic operating results, adjusted for assumed changes in operating conditions and planned strategic changes to operations (the most significant changes being completion of the La Negra 3 expansion and the installation of the SYIP). SRK’s capital expenditure forecast is provided in Table 1-3 and its operating cost forecast is provided in Figure 1-1.

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Table 1-3: Capital Cost Forecast (US$ million Real 2022

Period	Total Sustaining Capex				Closure	Total Expansion Projects		Total Capital Expenditure
	La Negra	Liming	Well Replacement / Expansion	General Wellfield	Closure	La Negra	SYIP
2022	15.8	-	2.4	7.5	-	1.6	53.5	80.8
2023	82.1	-	4.1	64.8	-	-	50.6	201.6
2024	54.4	-	4.1	37.0	-	-	-	95.5
2025	46.5	-	4.1	36.9	-	-	-	87.5
2026	65.7	-	4.1	36.9	-	-	-	106.7
2027	66.8	-	4.1	36.1	-	-	-	106.9
2028	66.8	-	4.1	36.1	-	-	-	106.9
2029	66.8	-	4.1	36.1	-	-	-	106.9
2030	66.8	-	4.1	36.1	-	-	-	106.9
Remaining LoM (2031 – 2045)	784.6	26.4	44.7	396.8	40.9	-	-	1,293.4
LoM Total	1,316.3	26.4	79.6	724.1	40.9	1.6	104.1	2,293.1
Source: SRK
2022 capex is September – December only, assumed at 33% of total 2022 spend

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Source: SRK
2022 costs reflect a partial year (September – December)
Figure 1-1: Total Forecast Operating Expenditure (Real 2022 Basis) (Tabular Data shown in Table 19-9)

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Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
1.9Economics
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
The operation is forecast to have a 22-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in Table 1-4. At a technical grade lithium carbonate price of US$20,000/t, the net present value, using an 8% discount rate (NPV 8%) of the modeled after-tax free cash flow is US$4,240 million. Note that because Salar de Atacama is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.

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Table 1-4: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	32,069.5
Total Opex	US$ million	(6,663.0)
Royalties	US$ million	(8,613.9)
Operating Margin	US$ million	16,792.6
Operating Margin Ratio	%	52%
Taxes Paid	US$ million	(4,872.2)
Free Cashflow	US$ million	9,627.4
Before Tax
Free Cash Flow	US$ million	14,499.6
NPV at 8%	US$ million	6,529.8
NPV at 10%	US$ million	5,550.9
NPV at 15%	US$ million	3,893.1
After Tax
Free Cash Flow	US$ million	9,627.4
NPV at 8%	US$ million	4,240.3
NPV at 10%	US$ million	3,583.4
NPV at 15%	US$ million	2,475.4
Source: SRK

A summary of the cashflow on an annual basis is presented in Figure 1-2.

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Source: SRK
Figure 1-2: Annual Cashflow Summary (Tabular Data shown in Table 19-9)

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1.10Recommendations and Conclusions
1.10.1Geology
The property is well known in terms of descriptive factors and ownership. Geology and mineralization are well-understood through decades of active mining. The status of exploration, development, and operations is considered advanced and active. Assuming that exploration and mining continue at Salar de Atacama in a manner consistent with good industry standards, there are no additional recommendations for geology at this time.
1.10.2Mineral Resource Estimate
SRK has reported a mineral resource estimation (MRE) which is appropriate for public disclosure and long-term considerations of mining viability. The mineral resource estimation could be improved with additional infill drilling to decrease the distance between data and provide great confidence in spatial variability of grades.
1.10.3Mineral Reserves
Mining operations have been established at the Salar de Atacama over its more than 35-year history of production. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for the Salar de Atacama.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. This optimization should focus on the balance between calcium and sulfate concentration in the production brine. Maintaining an optimum blend of calcium-rich and sulfate-rich brine improves process recovery in the evaporation ponds. SRK’s current assumption is an optimum balance in these contaminants is lost in 2037 and has assumed the additional capital and operating cost expenditure associated with installation and operation of a liming plant is required. However, if additional calcium-rich brine can be sourced in the pumping plan, these assumed expenses could potentially be delayed or avoided altogether.
1.10.4Infrastructure
The project is a mature functioning operation with two separate sites that contain key facilities. The infrastructure is in place, operating and provides all necessary support for ongoing operations as summarized in this report. No significant risks associated with the Project are identified in this report.
1.10.5Environmental, Social, and Closure
The operations of Albemarle have adequate plans to address and follow-up relevant environmental issues, such as hydrogeological/biodiversity issues, and those associated with the indigenous communities in the Salar de Atacama area.
Albemarle adequately follows up on issues related to water quality in the Negra as well as fluctuations in the water table and potential effects on the sensitive ecosystems around the Salar de Atacama, including analysis of possible cumulative effects given the multiplicity of actors that extract brine and freshwater in the area. Notwithstanding the above, the Salar de Atacama is a complex

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system and requires constant updating of management tools based on the results of the monitoring programs, and also be attentive to requirements or new tools that the authority may incorporate.
In relation with the indigenous communities, Albemarle maintains relations with all the communities and indigenous groups in the area and has achieved and maintained agreements in Chile with these communities. Any future significant development or modification of the current conditions of the operation will be subject to an Indigenous Consultation Process; therefore, it is of high importance to maintain this management strategy with these communities.
Currently, there are no known environmental issues that could materially affect Albemarle's capacity to extract the resources or reserves of the Salar de Atacama, as long as the brine extraction is kept at the values approved by the environmental authority. Any requirement of a brine extraction greater than the one approved (442 L/s) has an uncertain approval success, considering the multi-user conditions in the Salar de Atacama, the sensitivity of the ecosystem and the synergistic impacts on this ecosystem which concern the environmental and water authorities.
There is an operational issue that could generate regulatory risk, related with infrastructure requirements to adequately manage the liquid solutions that are generated in La Negra's process, which is not possible to manage with the current facilities. Any spill or overflow from the ponds can lead to an environmental non-compliance that can be sanctioned by the Superintendence of the Environment. This issue is being addressed as a priority action by the company to seek a definitive solution in the long term, and also one that allows them to solve the issue in the short term.
Albemarle has also an approved closure plan (Res. Ex. N°287/2019), which includes all environmental projects approved until 2016, including EIA “Modification and improvement solar evaporation system” (RCA N°021/2016).
Albemarle has prepared an updated closure estimate that has not been approved by the regulators. As such, the newer estimate was not included in this report or the economic model. Upon regulatory approval the new estimate will be included in future revisions to the report.
The QP notes that Albemarle does not currently have an internal closure cost estimate other than for financial assurances (the closure plans referenced above). Therefore, other costs would likely be incurred by Albemarle during closure of the site. Then, the actual closure cost could be greater or less than the financial assurance estimate.
Due to new environmental approvals not included in the approved closure plan, it is required that Albemarle update its closure plan in order to be able to operate some of these projects, as they need the closure plan approval for execution.
Therefore, it is highly recommended to develop an internal closure plan, where other costs could be determined, such as head office costs, human resources costs, taxes, operator-specific-costs, and social costs. Also, closure provision should be determined in this document.
1.10.6Mineral Processing and Metallurgical Testing
In the QP’s opinion, the long operating history and associated knowledge and information provide appropriate support for development of operating predictions for this reserve estimate. The notable deviation from historic practice is the SYIP.

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Albemarle is currently planning on operating the SYIP in 2023. Historic testwork associated with this project has gaps in sample representivity and support for projected mass balances. SRK recommends updating these test results with more representative samples and a more thorough evaluation of associated mass balances with the potential to further optimize the SYIP performance and reduce risk in ramp up and performance. Nonetheless, in the QP’s opinion, the projected performance for the SYIP is reasonable.
SRK has assumed that a liming plant will be required starting in 2037 to offset a reduction in calcium-rich brine available for blending. If further optimization of the life of mine pumping plan is not possible (i.e., the sulfate to calcium ratio cannot be reduced by alternative pumping strategy), Albemarle will need to add calcium to the evaporation pond system to avoid additional lithium losses in the ponds. Albemarle should start conceptual evaluation of this calcium addition (whether through liming as assumed by SRK or alternative options) so that if/when this plant is required, Albemarle will have an appropriate design developed for installation.
1.10.7Capital and Operating Costs
The capital and operating costs for the Salar de Atacama operation have been developed based on actual project costs. In the opinion of the QP, the cost development is acceptable for declaration of mineral reserves. However, the operation itself lacks detailed life of operation planning and costing. As such, the forward-looking costs incorporated here are inherently strongly correlated to current market conditions. Due to the recent COVID-19 pandemic and subsequent economic uncertainty, the currently global economic environment can be described as ‘somewhat chaotic’, and any forward-looking forecast based on such an environment carries increased risk.
The QP strongly recommends continued development and refinement of a robust life of operation cost model. In additional to further refinement of the cost model, the QP also recommends that close watch be kept on the economic environment with an eye toward continuous updates as the market environment continues to evolve.
1.10.8Economics
The operation is forecast to generate positive cashflow during every year of the LoM plan (with the exception of the first period due to partial year distortions) in which it is pumping, or processing brine based on the production schedule, costs and process performance outlined in this report.
An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in commodity price, plant recovery and lithium grade.

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2Introduction
This TRS was prepared in accordance with the SEC S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Albemarle by SRK on the Salar de Atacama. Associated lithium processing facilities at the La Negra operation are included in this report as they are critical to the production of a final, commercially salable product. Albemarle is 100% owner of the Salar de Atacama and La Negra operations.
2.1Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in SRK’s services, based on i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Albemarle subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Albemarle to file this report as a TRS pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - TRS and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Any other uses of this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Albemarle.
The purpose of this TRS is to report mineral resources and mineral reserves for Salar de Atacama. This report is prepared to a pre-feasibility standard, as defined by S-K 1300. This Technical report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Salar de Atacama, Region II, Chile. Amended Date December 16, 2022”.
The effective date of this report is August 31, 2022.
2.2Sources of Information
This report is based in part on internal Company technical reports, previous feasibility studies, maps, published government reports, company letters and memoranda, and public information as cited throughout this report and listed in Section 24.
Reliance upon information provided by the registrant is listed in Section 25 where applicable.
2.3Details of Inspection
Table 2-1 summarizes the details of the personal inspections on the property by each qualified person or, if applicable, the reason why a personal inspection has not been completed.

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Table 2-1: Site Visits

Expertise	Date(s) of Visit	Details of Inspection	Reason Why a Personal Inspection Has Not Been Completed
Process	Several, most recent March 2017	Site visit with inspection of evaporation ponds, and La Negra plant and packaging area.
Resource and Mining	November 12 and 13, 2021	Site visit with inspection of drillholes, production wells, packer testing, evaporation ponds, site facilities, laboratory, trucking facilities at the salar.
Resource and Mining	June 22 and 23, 2022	Site visit with inspection of production wells, brine sampling, and laboratory at the salar.
Source: SRK, 2022

2.4Report Version Update
The user of this document should ensure that this is the most recent TRS for the property.
This Technical report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Salar de Atacama, Region II, Chile. Amended Date December 16, 2022”.
2.5Qualified Person
This report was prepared by SRK Consulting (U.S.), Inc., a third-party firm comprising mining experts in accordance with § 229.1302(b)(1). The marketing section of the report, (Chapter 16 with the exception of 16.3.1 which was QP’d by SRK) was prepared by Fastmarkets, a third-party firm with lithium market expertise in accordance with § 229.1302(b)(1). Albemarle has determined that SRK and Fastmarkets meet the qualifications specified under the definition of qualified person in § 229.1300. References to the Qualified Person (QP) in this report are references to SRK Consulting (U.S.), Inc. and Fastmarkets respectively, and not to any individual employed at either QP.

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3Property Description
The Salar de Atacama Basin is located in the commune of San Pedro de Atacama, with the Albemarle operations approximately 100 kilometers (km) to the south of this commune, in the extreme east of the Antofagasta Region and close to the border with the republics of Argentina and Bolivia, as shown in Figure 3-1. The communal area is 23,439 square kilometers (km2) and has an approximate population of 10,000 inhabitants, which are mainly distributed in the populated areas of San Pedro de Atacama, Toconao, Socaire and Peine.
Source: SRK, 2021
Figure 3-1: Location Map

In a regional context, the salar is located in a remote area with the nearest city, Calama, approximately 190 km by road to the northwest. The regional capital, Antofagasta, which also is located near the La Negra processing facilities, is located approximately 250 km, by road to the west.
3.1Property Area
Albemarle's mining properties within the Salar de Atacama include two groups of exploitation concessions, CASAME (private) and OMA (miming properties in Salar de Atacama owned by Corfo), which cover a total of 5,227 mining properties. They comprise of approximately 25 km at the widest zone in the East-West direction and 12 km in the widest North-South zone. For the purpose of the reserve estimate, the OMA concessions are those that are relevant.

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The CASEME concessions include 1,883 properties and the same number of hectares. The OMA concessions include 3,344 mining properties of 5 hectares (ha) each, which corresponds to 16,720 ha. Figure 3-2 shows the location of the Albemarle concessions at the southern end of the Salar de Atacama (in dark green), the rest of the OMA properties belonging to CORFO (in light blue) and the location of SQM's properties (in green bars) in the Salar.
Source: Albemarle, 2023
Figure 3-2: Albemarle Mining Claims in the Salar de Atacama

3.2Mineral Title
Albemarle’s mineral rights at the Salar de Atacama in Chile consist of the right to extract lithium brine, pursuant to a long-term contract with the Chilean government, originally entered into in 1980 by Foote Minerals, a predecessor of Albemarle. This contract has been subsequently amended and restated. This agreement is discussed in more detail in Section 16.3.1 although key details follow.
Albemarle’s predecessor’s initial contract with the Chilean government will remain in effect until the date on which it has produced and sold 200,000 tonnes (t) of lithium metal equivalent (LME), although the lithium can be produced in any of its forms, from the Salar de Atacama. As of August 31, 2022, the remaining amount of lithium from the initial contract equals approximately 69,083 t of LME. On November 25, 2016, CORFO and Albemarle entered into an annex to the initial agreement adding an additional 262,132 t LME to the total quota and setting an expiry for production of the quota of January 1, 2044 (i.e., any remaining quota after this date will be forfeited). As of August 31, 2022, the remaining amount of lithium from the second quota equals 262,132 t. Combined, as of the

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effective date of this TRS, August 31, 2021, Albemarle has a remaining quota of 331,215 t of LME, expiring January 1, 2044.
The size of the area at the Salar de Atacama covered by Albemarle’s OMA mining concessions (those relevant to the current reserve estimate) is 16,720 ha. Table 3-1 describes these OMA concessions. Albemarle also currently owns the land on which the extraction facility at the Salar de Atacama and the processing facility at La Negra operate. However, the ownership of the land at the Salar de Atacama will revert to the Chilean government once all amounts of lithium remaining under Albemarle’s contract with the Chilean government are sold (the ownership of the land and fixed assets at La Negra will remain unchanged).
Section 17 of this report provides a summary of the existing environmental permits and under which Albemarle operates. The rights to use existing water and the agreements with the communities are also summarized.
Table 3-1: OMA Mining Concessions

Property of Albemarle Limitada
Concession Name	National Role	Page	Number	Year	Hectares
Oma 1 Al 59820	02303-0007-0	3989	249	2016	16,720
Property of CORFO
Concession Name	National Role	Page	Number	Year	Hectares
Oma 1 Al 59820	02301-1965-1	408	11	1977	6,850
Source: Albemarle, 23

In addition, to the mining properties located in the core of the Salar de Atacama, although not covering the area relevant to the resource and reserve reported herein, Albemarle has mining properties located in the extreme north of the Cordón de Lila called CASEME and LILA as shown in Table 3-2 and Figure 3-3.

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Table 3-2: Albemarle Mining Concessions

CASEME Mining Concessions
Role Number	Concession Name	Pages	Number	Year	Properties	Hectares
023030381-9	Caseme uno 1 al 100	394	119	2004	100	100
023030382-7	Caseme dos 1 al 100	387	118	2004	100	100
023030383-5	Caseme tres 1 al 75	401	120	2004	75	75
023030384-3	Caseme cuatro 1 al 100	408	121	2004	100	100
023030385-1	Caseme cinco 1 al 97	416	122	2004	97	97
023030386-K	Caseme seis 1 al 100	424	123	2004	100	100
023030401-7	Caseme siete 1 al 100	432	124	2004	100	100
023030402-5	Caseme ocho 1 al 100	440	125	2004	100	100
023030388-6	Caseme nueve 1 al 95	448	126	2004	95	95
023030389-4	Caseme diez 1 al 100	456	127	2004	100	100
023030387-8	Caseme once 1 al 46	464	128	2004	46	46
023030390-8	Caseme doce 1 al 90	471	129	2004	90	90
023030391-6	Caseme trece 1 al 90	479	130	2004	90	90
023030392-4	Caseme catorce 1 al 65	556	140	2004	65	65
023030393-2	Caseme quince 1 al 90	563	141	2004	90	90
023030394-0	Caseme dieciseis 1 al 20	570	142	2004	20	20
023030395-9	Caseme diecisiete 1 al 90	487	131	2004	90	90
023030396-7	Caseme dieciocho 1 al 90	495	132	2004	90	90
023030397-5	Caseme diecinueve 1 al 90	503	133	2004	90	90
023030398-3	Caseme veinte 1 al 90	511	134	2004	90	90
023030399-1	Caseme veintiuno 1 al 65	519	135	2004	65	65
023030400-9	Caseme veintidos 1 al 90	526	136	2004	90	90
					1,883	1,883
Lila Mining Concessions
Role Number	Concession Name	Pages	Number	Year	Hectares
02303-D968-0	Lila 1 C	4867	2920	2022	400
02303-D975-3	Lila 2 C	4869	2921	2022	400
02303-D969-9	Lila 3 C	4871	2922	2022	400
02303-D976-1	Lila 4 C	4873	2923	2022	200
02303-D970-2	Lila 5 C	4875	2924	2022	600
02303-D966-4	Lila 6 C	4877	2925	2022	600
02303-D977-K	Lila 7 C	4880	2926	2022	600
02303-D971-0	Lila 8 C	4882	2927	2022	600
02303-D978-8	Lila 9 C	4884	2928	2022	600
02303-D972-9	Lila 10 C	4886	2929	2022	600
02303-D981-8	Lila 12 C	4888	2930	2022	400
02303-D979-6	Lila 13 C	4891	2931	2022	400
02303-D973-7	Lila 14 C	4893	2932	2022	400
02303-D967-2	Lila 15 C	4895	2933	2022	600
02303-D980-K	Lila 16 C	4898	2934	2022	100
02303-4040-4	Llila 19 , 1 al 400	633	115	2021	400
02303-D974-5	Lila 2O C	4900	2935	2022	300
					7,200
Lila Mining Concessions (under process to be granted)
Role Number	Concession name	Pages	Number	Year	Hectares
N/A	Lila 11 B, 1 AL 600	1972	1153	2022	600
N/A	Lila 12 B, 1 AL 200	1974	1154	2022	200
N/A	Lila 13 B, 1 AL 200	1976	1155	2022	200
N/A	Lila 14 B, 1 AL 200	1978	1156	2022	200
N/A	Lila 17 B, 1 AL 400	1980	1157	2022	400
N/A	Lila 21 B, 1 AL 200	1982	1158	2022	200
1,800
Source: Albemarle, 2023

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Source: Albemarle, 2023
Figure 3-3: Albemarle Mining Concessions

Section 17 of this report provides a summary of the existing environmental permits and under which Albemarle operates. The rights to use existing water and the agreements with the communities are also summarized.
Since 2000, numerous Environmental Impact Declarations and Environmental Impact Studies have been approved by the Environmental Assessment Service (SEA) for both the La Negra Plant and the El Salar Plant. In addition, 10 Pertinence Queries to the SEA have been entered. Albemarle has wells located in the Tilopozo, Peine and Tucúcaro areas, which have groundwater rights.
3.3Royalties
CORFO owned the concessions in the Salar de Atacama prior to 1979, which are currently operated by Albemarle and SQM, under specific contracts with limits to lithium extraction in time and/or quantity. The role of the corporation in is to safeguard its rights in contracts and collect agreed payments, which it exercises through the Sistema de Empresas (SEP). In the case of ALB, only one royalty payment for potassium is contemplated since the usage of the concessions granted by CORFO was recognized as a contribution to the constitution of the initial company.

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The new agreement of Albemarle with CORFO adds an additional royalty payment to the state development agency, according to the sales price for both carbonate and lithium hydroxide. Table 3-3 presents this royalty schedule.
Table 3-3: CORFO Royalty Scheme for Albemarle in Atacama

Lithium Carbonate		Lithium Hydroxide
Price Range (US$/tonne)	Progressive Commission Rate (%)	Price Range (US$/tonne)	Progressive Commission Rate (%)
0-4,000	6.8%	0-4,000	6.8%
4,000-5,000	8%	4,000-5,000	8%
5,000-6,000	10%	5,000-6,000	10%
6,000-7,000	17%	6,000-9,000	17%
7,000-10,000	25%	9,000-11,000	25%
Over 10,000	40%	Over 11,000	40%
Source: CORFO, 2019

Albemarle Limitada is the Chilean entity. Albemarle owns 100% of Albemarle Limitada. Albemarle Limitada also contributes 3.5% of its annual sales to the communities (Council of Atacameños Peoples -CPA), which contributes to their development.

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4Accessibility, Climate and Infrastructure
The Salar del Atacama basin is located within the Pre-Andean Depression, limited to the east by the Andes Mountains and to the west by the Domeyko Mountains. While located within the Andes, the salar itself is flat over an extensive area. The elevation of the salar is approximately 2,300 meters above mean sea level (mamsl) and has an area of approximately 3,500 km2. It has an elliptical surface with orientation from North to South and a slight slope towards the South. It is made up of 75% saline deposits that give it a rough surface.
The main climatic feature of the region is its aridity. The most extreme aridity (in fact the driest location on earth) is located to the west of the salar, between the coastal range and the Andes, where there is no maritime influence. The extreme aridity in this intermediate zone and the scarce existing vegetation defines a natural landscape known as the Atacama Desert.
The climate is high altitude marginal desert, which presents a greater quantity and volume of rainfall in the summer months, between 20 and 60 millimeters per year (mm/y). The desert environment (low rainfall and high evaporation rates), combined with limited natural water courses, has resulted in the formation of numerous salars, among which the Salar de Atacama stands out for its extension.
Rainfall occurs mainly from January to March, as a result of the humidity transported from the Amazon basin (Bolivian winter) and to a lesser extent between April and August due to the displacement of cold fronts from Antarctica. The rainfall decreases from 300 mm/y in the Andes Mountains to about 10 to 20 mm/y in the Domeyko mountain range and on the Salar itself, with a statistical average of about 12 mm/y for the salar.
Maximum temperatures occur during the months of December to March, coinciding with the summer season and the minimum temperatures are seen in winter, between the months of June and August. The highest temperatures reach values close to 35 degrees Celsius (°C), while the minimum temperatures reach values close to -5°C in some cases. The average difference between the minimum and maximum temperatures is observed constant throughout the historical temperature series, having a value of approximately 20°C between day and night.
Evaporation also shows a seasonal variation, where the highest evaporation rates were measured in the months from December to February (summer) and the minimum values, between the months of June and August (winter). These results are consistent with the temperature variations between the different seasons of the year.
4.1Infrastructure
As a mature operation, adequate infrastructure is in place to support operations at both the Salar de Atacama and La Negra processing facilities. Infrastructure is described in detail in Section 14.
The La Negra facilities are located 20 km south-east of the city of Antofagasta, the regional capital, which has power, water, highway, airport and port facilities as well as adequate local population to support operations.
At the La Negra Plant, the purification of lithium brine, coming from the Salar Plant, is carried out for its subsequent conversion into Lithium Carbonate and Lithium Chloride. The following facilities are operating at the plant: boron removal plant, calcium and magnesium removal plant, lithium carbonate conversion plants, lithium chloride plant, evaporation-sedimentation ponds, an off-site area where

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the raw materials are housed and the inputs used in the process are prepared, and a dry area where the different products are prepared.
The salar is located in a much more remote location, although existing road infrastructure is in place, as described in more detail below. The salar relies upon a camp to support workers, which are sourced regionally. In general, the Antofagasta/Calama region is a major mining hub with adequate support systems for both La Negra and the salar.
The infrastructure facilities at the salar are extraction wells, evaporation and concentration ponds, leaching plant 1 and 2, potash plant, drying plant, service area and general areas, including waste salts stockpiles. The service sector is made up of various buildings, such as: change room, dining room, administrative office building, operations building, and laboratory.
Road transport to and from the salar is important for the movement of supplies, personnel and consumables (e.g., reagents). In addition, the salar produces a concentrated brine (approximately 6% lithium) which must be transported by truck to the La Negra facilities.
From Antofagasta, with the La Negra facilities located in this area, access to the Salar de Atacama basin is possible along the regional highway Route 5 North, which connects with the local B-385 route, which enters the basin from the west and the south of the salar, where the Albemarle operations are located. This is the primary transport route for concentrated brine from the salar to La Negra and is approximately 250 km by road. From Calama, access is via the regional highway 23-CH, which connects the city of Calama with the international Sico pass, on the border with Argentina. This route passes on the northern margin of the salar with access to the site again on the local B-385 route, passing along the eastern margin of the salar and entering to the south. The distance from the operation on the salar to Calama is around 190 km (Figure 4-1).
At the local level, the entrance to Albemarle's properties is located south of the communal territory of San Pedro de Atacama and is approximately 100 km, by road, away from this commune.

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480000
520000
560000
600000
640000
680000
720000
7510000
7480000
7450000
7420000
7390000
7360000
Calama
CALAMA
San Pedro
Toconao
Peine
Salar de Atacama
SIERRA GORDA
SAN PEDRO DE ATACAMA
ANTOFAGASTA
BOLIVIA
ARGENTINA
RUTA 25
RUTA 23 CH
RUTA 27 CH
B-211
B-225
B-237
B-231
B-229
B-255
B-241
B-245
B-359
B-355
B-364
B-365
B-367
B-385
B-357
B-399
N
0 10 20 40
km

Source: GWI, 2019
Figure 4-1: Property Access

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5History
In the early 1960s, William E. Rudolph, a geologist at Anaconda Company, conducted surveys in northern Chile for new water sources for the Chuquicamata operation and found water with high concentrations of salts in the Salar de Atacama Basin. In the mid-1960’s, the report on the results of the brine obtained in the Salar de Atacama reached the hands of Foote Mineral Company. Later in 1970, these reports were also published in The Mining Journal of London and The Christian Science Monitor.
On August 13, 1980, CORFO signed an agreement with Foote Mineral Company (currently Albemarle US Inc) to develop a lithium project in the Salar de Atacama, on the OMA mining leases incorporated by CORFO in 1977.
In this context, Foote Mineral Company and CORFO created the Chilean Society of Limited Lithium (SCL) with a 55% and 45% stake in the share capital, respectively. The duration of the company was agreed in a term equal to that necessary to exploit, produce and sell the indicated amount of LME approved for extraction, i.e., 30 years, automatically renewable for successive terms of five years each. CORFO contributed to the company the OMA mining leases. This contribution was subject to the condition that such leases are returned free of charge and in full right to CORFO upon the fulfillment of the agreement.
Between 1988 and 1989, CORFO sold its 45% stake in SCL to Foote Mineral Company. In 1998 Chemetall purchased Foote Mineral Company, creating Chemetall-Foote Corporation. Subsequently, in 2004, Chemetall-Foote was acquired by Rockwood Lithium Inc., and in 2016, the latter was acquired by Albemarle US Inc, changing ownership of the Salar and La Negra Plants to Albemarle Ltda.
On November 25, 2016, CORFO and Albemarle US Inc. modified the original lithium production agreement through which its duration was modified, extending it and adding an additional 262,132 metric tons of production rights. This extension is valid until the original and expanded production rights have been exploited, processed, and sold, or January 1, 2044, whichever comes first.
In 1981, the first construction of evaporation ponds in the Salar de Atacama began. The following year, the construction of the Lithium Carbonate Plant in La Negra sector in Antofagasta began, which treats and transforms the concentrated brines, coming from the Salar Plant, into lithium carbonate and lithium chloride. A photograph of the first installations is provided in Figure 5-1.

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Source: GWI, 2019
Figure 5-1: Year 1981, First Installations

Initially, SCL constructed a solar pond system at the salar and a lithium carbonate plant with 6,350 million tonnes per year (Mt/y) of lithium carbonate capacity was constructed at La Negra. Production started in 1984. In 1990, the salar operations were expanded with a new well system and the capacity of the lithium carbonate plant at La Negra was expanded to approximately 11,000 t of lithium carbonate per year. In 1998, the lithium chloride plant started operating at La Negra. In the early 1990’s, potash also began to be recovered as a by-product from the sylvinite harvested from their solar ponds. Operations at the salar and La Negra have subsequently been expanded and current production rates are around 56,000 t per year of LCE (combined lithium carbonate and chloride).

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6Geological Setting, Mineralization, and Deposit
6.1Regional, Local and Property Geology
6.1.1Regional Geology
As described in GWI, 2019:
The geological history of the Salar de Atacama basin is summarized in Munk et al. (2016) and references within the regional geological map (i.e., Niemeyer, 2013) (Figure 6-1). Sedimentary, volcanic and plutonic rocks indicate the basin was positioned along the western margin of Gondwana during the Paleozoic. During the Jurassic and early Cretaceous this region was an extensional backarc basin, with inversion and basin scale tectonic subsidence initiating in the late Cretaceous. This continental backarc setting persisted through the Paleogene, transitioning to a forearc basin in the Neogene. Uplift and predominantly clastic deposition have been ongoing since the Cretaceous, and during the Plio-Pleistocene thick halite deposits accumulated in the center of the basin.
Details of the Cenozoic geologic history highlight several relevant observations in the Salar. A foreland basin originated in the mid-Cretaceous, with thrusting and coeval sedimentation occurring during the Cretaceous and Paleogene (Arriagada et al., 2006). During the Oligocene-early Miocene, normal faulting controlled the western margin of the basin, accommodating thousands of m of strata (Jordan et al., 2007). Most of this sedimentation was accommodated by a normal fault along the western basin margin that generated as much as 6 km of vertical displacement (Pananont et al., 2004).
From approximately 12 Ma onward the volcanic arc was established east of the Salar and shortening resumed, uplifting the intrabasinal Cordillera de la Sal and later resulting in development of blind thrust faults within the basin (Jordan et al., 2007). A number of late Miocene and Pliocene ignimbrites derived from calderas on the plateau can be traced westward into the subsurface of the Atacama basin. These ignimbrites interfinger with Plio-Pleistocene evaporite deposits that are typically 1 km thick and establish the age of these strata as Plio-Pleistocene. In the southern portion of the salar these deposits are offset by the Salar Fault System (SFS), which exhibits close to one km of down-to-the-east offset on a reverse fault (Jordan et al., 2002b).
Several aspects of the geological history are relevant to the generation of lithium rich brine in the Salar. For example, there are a number of fault systems with km scale offsets that may be preferential flow paths for fluids. During the Miocene and Pliocene, several voluminous ignimbrite pulses related to development of the large Altiplano-Puna volcanic complex (APVC) indicate major magmatic activity to the east on the plateau (Salisbury et al., 2011). It is possible that this volcanism is intimately related to late Miocene uplift of the plateau via lower crustal delamination (cf. Hoke and Garzione, 2008).
If large scale tectonic factors play a role in the generation of lithium brines these processes might be relevant to generation of the lithium enriched brine in the Salar, particularly if the mantle is considered the ultimate source of lithium to brines. Crustal scale faults within the Atacama basin itself are not necessarily good candidates for communication between the mantle and brine aquifers in light of the fact that the lithosphere below the Atacama basin is widely believed to be a cold, rigid block on the basis of seismological data (Schurr and Rietbrock, 2004).

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530000
540000
550000
560000
570000
580000
590000
600000
610000
7440000
7420000
7400000
7380000
7360000
N
Legend
Qal Alluvial Deposits
Qe Dunes
Qla Lahars
Ql Salty Silt
Qcls Chloride and Sulfate
Qsl Sulfate and silt
Qs Sulfate
Qtcl Chloride Transition
Qcl Chloride Nucleus
Qv Volcanic beds IV
Pc Ignimbrite Cajon
Pla Ignimbrite Atana
Plp Ignimbrite Patao
Plpi Pyroclastic Deposits
Pltc Ignimbrite Tucucaro
Plv Volcanic beds II
TQet Del Tambo Fm
TQt Terrace deposit
Tg Granite Porphyries
Tic Cinchado Fm
Tg Estratos de Quepe
Tsp San Pedro Fm
Tt Tambores Fm
MsQv Vilama Fm.
Msv Volcanic Beds -1
MsPlp Ignimbrite La Pacana
MsPlt Ignimbrite Toconao
MsQec Del Campamento Fm
JKp Purilactis Fm
Kg Granite
Kgd Granodiorite
Kgd Granodiorite
TrJad1 Agua Dulce Fm.
TrJcn Estratos de Cerros Negros
PzTrc Cas Fm.
Pzig Granite
Pzt Tonalite
Symbology
Anticline Axis
Syncline Axis
Covered Fault
Inferred Fault
Overturned Anticline Axis
Fault

Source: Carta Geologica de Chile No 54. Hoja Toconao (1:250.000), Hoja Cordon de Lila- Peine (1:100.000). Modified from IIG 1982 by Vai 2021. (UTM WGS84 HUSO 19S)
Figure 6-1: Regional Geology Map

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6.1.2    Local Geology
As described in GWI, 2019
The salar basin is divided into two distinct morphological zones. In the north, the eastern slope is characterized by monoclinal folding blanketed by thick ignimbrite deposits and alluvial fans (e.g., Reutter et al., 2006; Jordan et al., 2010). To the south, a series of large fold and thrust belts form a series of ridges and troughs that delineate sedimentary deposition and groundwater flow (Ramirez and Gardeweg, 1982; Aron et al., 2008). Alluvial fans around the salar are important for transporting fluid to the marginal zones (Mather and Hartley, 2005), but large aquifer systems are not well defined. The largest aquifer is the Monturaqui-Negrillar-Tilopozo (MNT) system in the south. Unwelded to moderately welded ignimbrites in the basin have high infiltration capacity and permeability, while welded ignimbrites may act as confining units (Lameli, 2011; Houston, 2009).
Recent and ongoing work on a set of sediment cores from the south part of the basin and the halite nucleus indicate a complex hydrostratigraphy of sand and gravel, ash and ignimbrite and evaporites (Munk et al., 2014). The low permeability Peine block (Lameli, 2011) diverts groundwater flow to the north and south, while the zone of monoclinal folding is expected to be more conducive to regional groundwater flow based on laterally extensive strata dipping towards the salar (Jordan et al., 2002a, 2002b). The blind, high-angle, down-to-the-east north-south trending reverse SFS, which cuts across the salar, accommodates over 1 km of offset basin fill strata (Jordan et al., 2007; Lowenstein et al., 2003).
The southeastern slope of the Salar, south of the Tumisa volcano and east of the Cordon de Lila, is bounded to the southwest by the MNT trough, a 60 km long N–S oriented depression bounded to the east by the Toloncha fault (Aron et al., 2008). This trough contains several folds and thrust belts including the prominent Tilocalar ridge. The Miscanti fault and fold to the east separates the basin from the Andes and controls the development of the intra-arc Miñiques and Miscanti lakes (Rissmann et al., 2015; Aron et al., 2008). A large lithospheric block of Paleozoic rock, bounded by the N-S trending Toloncha Fault System and Peine fault is interposed in the center of the southeastern slope forming a major hydrogeologic feature that likely diverts groundwater as well as generally restricting groundwater flow through this zone (Breitkreuz, 1995; Jordan et al., 2002a; Ruetter et al., 2006; Gonzalez et al., 2009; Boutt et al., 2018).
The fold and thrust belt architecture of the basin slope is responsible for the development of several other thrust fault systems of varying depths and length but which generally trend N-S, parallel to the salt pan margin. These faults are thought to be major conduits for groundwater flow to the surface as evidenced by the spring complexes emerging along or in the immediate vicinity of these fault zones (Aron et al., 2008; Jordan et al., 2002b).
6.1.3    Property Geology
As described in GWI, 2019
Salar basin fill materials are dominated by the Vilama Formation and modern evaporite and clastic materials currently being deposited in the basin. A detailed stratigraphy of the Salar basin is published in Lin et al. (2016). In the Albemarle operation area, the Vilama Formation is up to approximately 1 km thick and is host to the production aquifer system. The formation is composed of evaporite chemical sedimentary rocks including intervals of carbonate, gypsum and halite

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punctuated by sedimentary volcanic deposits of large ignimbrite sheets, volcanic ashes and minor clastic deposits. These deposits are best observed in outcrop along the salar margin and in drill cores from the Albemarle project site.
In the Tilocalar Peninsula region, younger lacustrine carbonates (approximately 435 ka from Lin et al., 2016) of the El Tambo formation unconformably overlie the Tucucaro ignimbrite. These two geologic units are folded and faulted along north-south trending fault-cored reverse faults. The youngest geologic deposits in the project area are the modern evaporite (halite) and clastic sediments (primarily clay and windblown silt) being deposited today through processes of evaporation and physical sedimentation. In the southern part of the project area these deposits are dominated by carbonate and gypsum, which are deposited as solute-rich inflow waters are evaporated in the transition zone.
The salar margin on the east side of the Cordon de Lila is characterized by the 3.1 Ma Tucucaro ignimbrite. The ignimbrite unconformably overlies either the bedrock of the Cordon de Lila or older salar lacustrine sediments, as seen along the margins of the Cordon de Lila and of the Chepica Peninsula.
The Chepica Peninsula is another prominent geologic feature within the Albemarle concessions. It consists of the Tucucaro ignimbrite overlying gypsum and carbonate lacustrine sediments.
Similar geologic features and exposures occur to the south of the Chepica Peninsula on the north part of the Cordon de Lila.
SRK and Albemarle defined lithostratigraphic units for the salar deposits based on numerous diamond drillholes and outcrop observations. These are classified in terms of their general rock type (clastic, evaporite, volcanic) as well as textures.
Two principal structures can be recognized (Falla Salar and Falla Los Vientos), resulting in the development of three structural domains. Figure 6-2 shows the approximate location of these two structures. Generalized geologic cross section A-A’ across the salar are shown in plan view on Figure 6-2. Section A-A’ (Figure 6-3) is oriented north-south on the east side of the Cordon de Lila and extends through the transition zone and the salar nucleus.

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Source: SRK, 2022
Geological unites are described in section 6.3 Stratigraphic Column and Local Geology Cross-Section
Figure 6-2: Generalized Conceptual Geologic Plan View Along a N-S Transect

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Source: SRK, 2022
Geological unites are described in section 6.3 Stratigraphic Column and Local Geology Cross-Section
Figure 6-3: Generalized Conceptual Geologic Cross Sections Along a N-S Transect

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6.2    Mineral Deposit
The salar is located in the Central Andes of Chile, a region which is host to some of the most prolific Li brine deposits in the world. The Central Andean Plateau and the Atacama Desert are two important physiographic features that contribute to the generation of Li brines in the Central Andes. In these environments, the combination of hyper-arid climate, closed basins, volcanism, and hydrothermal activity has led to extensive deposition of evaporite deposits since approximately 15 Ma (Alonso et al., 1991). The size and longevity of these closed basins is favorable for Li brines generation, particularly where thick evaporite deposits (halite, gypsum and less commonly borates) have removed ions from solution and further concentrated Li.
The salar occurs in the plateau margin basin of a volcanic arc setting and active subsidence in the basin is driven by transtension and orogenic loading. The Li-rich brine at salar contains on average 1,400 mg/L Li with a minimum of 900 mg/L and a maximum of nearly 7,000 mg/L. Li appears to be sourced from weathering of the basin geology, the Andean arc and the Altiplano-Puna plateau, which is transported into the closed basin where it is concentrated by evapotranspiration (Munk et al., 2018).
Li-rich brines are produced from a halite aquifer within the salar nucleus. Carbonate and sulfate flank the basin and indicate that carbonate and sulfate mineral precipitation may have played a role in producing the brine. In addition to the evaporative concentration processes, the distillation of Li from geothermal heating of fluids may further concentrate Li in these brines and provide prolonged replenishment of brines that are in production. Since many Li-rich brines exist over, or in close proximity to, relatively shallow magma chambers, the late-stage magmatic fluids and vapors may have pathways through faults and fractures to migrate into the closed basin.
Waters in the salar basin and the adjacent Andean arc vary in Li concentration from approximately 0.05 to 5 mg/L in the Andean inflow waters, 5 to 100 mg/L Li in shallow groundwaters in the south and east flanks of the basin and in excess of 5,000 mg/L in brines (Munk et al., 2018). This indicates that the Li-rich brine in the basin is concentrated by up to five orders of magnitude compared to water entering the basin. This is a unique hydrogeochemical circumstance to the salar compared to other Li brine systems. Ultimately, it is the combination of Li concentrations, the overall geochemical character of the brine and the accessibility of the brine for production that have led to the optimal conditions for producing Li-enriched brine in the salar.
6.3    Stratigraphic Column and Local Geology Cross-Section
Geological Units Definitions
The halite and sedimentary sequences described in Addendum 5 (SGA, 2015) as nucleus of the salar, has been divided into 5 levels, from the most superficial to the deepest, UH2 Upper Halite, UH4 Silts, clays and salts, UH3 Intermediate Halite, UH8 Volcanoclastic, and UH5 Lower Halite (Vai, 2021). The units are dominated by halite sequences and represent the main upper aquifer in the salar. Evaporite systems dominate the deposit environment in the eastern side of the nucleus with an inflow component that enhances dissolution. Conversely, the western side shows a more evaporitic system, where the inflow factor is less significant. The fine clastic component increases towards the west.
A detailed description of the geological units is presented below.

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Unconsolidated Sediments (UH1)
This unit groups the alluvial units corresponding to heterogeneous mixtures of gravel, sand, silt, and clay, and in some cases, with salt content. It is recognized in three sectors on the periphery of the salar: Cordón Lila Alluvial, Llano de la Paciencia Alluvial, and Cordillera de la Sal Alluvial.
Cordón Lila alluvial unit occupies a narrow strip that surrounds the Cordón de Lila from the drainage network that runs through the Cordón de Lila, forming alluvial fans in the area. Lithologically, this is a heterogeneous mixture of gravel, sand, silt, and clay with varying in thickness, reaching 80 m in boreholes.
Llano de la Paciencia alluvial unit is located west of the Salar de Atacama, between the Cordillera de Domeyko and the Cordillera de la Sal. It consists of silt and clay deposits with high salt content. The silts and clays form part of coalescent alluvial fans, which correspond mainly to deposits of mudflows (80%) and secondarily to alluvial deposits of sand and gravel (20%). In the topographically lowest part of the unit, recent saline deposits maybe found (Ramírez and Gardeweg, 1982). The deposits of this unit would present lower permeability values than the other two subunits that present thicker material.
Alluvial Cordillera de la Sal Alluvial unit is located on the eastern edge of the Cordillera de la Sal and to the west of the delta of the San Pedro River and is mainly made up of alluvial deposits corresponding to alluvial fans deposits formed by the erosion of the rocks of the Cordillera de la Sal. These are accumulations of clay, silt, and gravel, with grain size decreasing towards the center of the basin (Ramirez and Gardeweg, 1982).
San Pedro River Delta alluvial unit is geographically located to the north of the Salar de Atacama and the east of the Cordillera de la Sal. It originates in the materials accumulated at the delta of the San Pedro River on the halite core of the salar. Lithologically, it is composed mainly of clays, silts, and gypsum, frequently mixed with organic matter, sand and halite. The proportion of chlorides increases towards the distal edge of the delta, and clays and silts are more abundant in the center-distal sector of the delta and function as confining levels. Sulfates appear predominantly in the distal areas and are sometimes mixed with organic mud (Bevacqua, 1994).
Upper Halite (UH2)
UH1 Upper Halite, corresponds to the first 20 m (on average) with a homogeneous thickness throughout the salar area; the highest thicknesses are recorded in the northeast sector of the same; the main lithology is halite and halite with fine sediments towards the edges of the salt flat. The exposed surface in the salar is very irregular, jagged, and brittle brown in color. Upper Halite presents primary porosity (crystalline) and secondary porosity in the form of fractures and dissolution conduits. It is found overlying Silts, clays and salts in the eastern block and partially the Intermediate Halite on the east edge, with Unconsolidated Sediments on the west slope of Cordón Lila, and with Volcano-sedimentary. The hydraulic conductivity of this unit is characterized by a wide variation, between 1.0 x 102 and 1.0 x 104 m/d; the storage coefficient, according to the hydraulic tests, would be around 0.1. Regarding the intermediate and deep Halite units, the upper Halite registers the highest conductivity values.
Intermediate Halite (UH3)
This unit is formed mainly by crystalline and massive halite, levels of halite with sediments, and gypsum. It is primarily distributed in the nucleus of the salar, underlying Silts, clays, and salts. This

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unit is divided into two blocks by the salar fault. To the east of the fault (eastern block), the thickness is greater and varies between 30 and 300 m; in the western block the thickness varies between less than 1 m and 40 m (locally on the northwest edge of the salar it can exceed 100 m). Mardones (1997) describes a change in porosity with depth due to the compaction effect, which would decrease the unit's permeability. This has been corroborated in some Packer tests carried out in the same drilling at different depths. The permeability of the unit varies between 1.0 x 10-4 and 1.0 x 100 m/d, and the storage between 1.0 x 10-3 and 1.0 x 10-1, taking as reference the information available for the upper and lower Halite units.
Silt, Clay and Salt (UH4)
Corresponds to a level of fine sediments that vary between silt, ash, clay with halite and gypsum, and/or organic matter, the latter as described by SQM, mainly in the northeast sector of the salar. This unit is below 20 m depth, and its thickness varies between 0.5 m in the eastern area of the salar and 150 m in the northeast edge in the Marginal Zone (average 18 m). Towards the edges of the salar in the northeast sector, the highest thickness are observed where the content of clastic material increases and engages with the alluvial sediments. On the contrary, in the center of the salar the average thickness does not exceed 5 m, and to the west of the Cordón Lila there is no clear evidence of its presence as a continuous layer. The unit overlies UH3 Intermediate Halite, underlies the Upper Halite, and laterally to the east meshes with the Marginal Zone. According to SQM's background, this unit could have permeability values between 1.0 x 10-3 and 1.0 x 101 m/d, and a storage coefficient between 1.0 x 10-4 and 1.0 x 10-1. Conceptually, the permeability values should increase in the area of high heterogeneity of the unit towards the northeast edge.
Lower Halite (UH5)
This unit corresponds mainly to levels of halite, gypsum, and crystalline halite, with fine clay-type sediments. It is distributed in the Núcleo del Salar sector, covering an area smaller than the upper units of halite. This unit likely extends to depths greater than 1,000 m in the halite nucleus and exhibits a significantly lower permeability and porosity than the higher halite levels. The top of this unit is below 40 to 160 m depth, underlying the Volcanoclastic and the Intermediate Halite units. The permeability range is between 1.0 x 10-4 and 1.0 x 10-1 m/d according to the results of the hydraulic tests (the deepest at approximately 125 m depth), and the storage coefficient would vary between 1.0 x 10-3 and 1.0 x 10-1.
Silt and Salt (UH6)
This unit corresponds to transition crusts to chlorides, gypsum crusts, gypsum chloride crusts, and saline silt crusts. It is distributed bordering the halite units of the Salar de Atacama along its southern and eastern limits. Two hydrogeological subunits are distinguished in the Marginal Zone: Silt Zone and Chloride Transition Crust Zone. These areas are differentiated by their physical appearance and chemical and mineralogical composition, and their contacts in some regions are transitional.
The Silt Zone is located on the edges of the salar; it is composed of alluvial clays and silts locally cemented by chloride and sulfate salts. This area is flat with abundant and homogeneous vegetation.
The Salt Crust Zone compromises saline deposits of chloride transition crust, gypsum crust, chloro-gypsum crust and Saline Silt crust (Moraga et al., 1974). Borates, carbonates, and other salts also appear in a subordinate manner. According to the different records of hydraulic tests carried out by different authors, the hydraulic conductivity values in this unit vary between 1.0 x 10-3 and 1.0 x 102 m/d, and storage coefficients from 0.01 to 0.1.

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East Sediments (UH7)
This unit comprises a series of alluvial and volcanic deposits, including gravel to clay, ash, and ignimbrites. Its total thickness is over 500 m, reaching its maximum at the contact with the Marginal Zone unit. In the eastern part of the salar, this unit limits in an angular unconformity with the basement. In the west, it borders the Zona Marginal unit through a lateral change in an interfingering chance of facies. The permeability varies between 1.0 x 100 and 1.0 x 102 m/d, and the storage coefficient is between 1.0E x 10-4 and 1.0 x 10-1.
Volcanoclastic (UH8)
The volcanoclastic unit corresponds to levels of volcanic rocks, mainly ash tuffs, and ignimbrite, with intercalations of sediments ranging from clays and silts to gravels, mostly clay and sand, with gypsum and minor levels of halite and carbonates. Its thickness varies between less than 1 m and 100 m. In the western area of the salar this unit is found below 50 to 70 m depth, deepening to the southeastern area in the southern part below 100 to 130 m depth. In the north-central sector, where the chloride core deepens, there are no records for the volcanoclastic unit.
In the Chépica peninsula, volcanoclastics correlates with the Tucúcaro Ignimbrite, whose outcrops extend along the eastern edge of the Cordón Lila. This ignimbrite is a unit with a heterogeneous thickness, ranging from less than 10 m in some areas to slightly more than 100 m. It was formed through multiple eruptive events and may be locally welded, unwelded, or fractured, with its thickness and presence varying from a few centimeters to 10’s meters throughout the region. Data suggests this fracturing (permeability and porosity) is a critical factor in the Li brine system. The ignimbrite footprint is well understood in the vicinity of the mine operations and exploration areas; however, drill data observations indicated the presence of various ash sequences with similar properties throughout the salar.
The hydraulic permeability of the volcanoclastic unit varies between 1.0 x 10-3 and 1.0 x 100 m/d; the storage coefficient would be between 1.0 x 10-1 and 2.5 x 10-1.
In order to represent the highly complex, interlayered, and stratified zone located along the eastern margin of the model above UH8, an additional unit called Transition zone was modeled. This unit has insufficient drillhole data to model its variability in detail; therefore, it is currently modeled as a single volume based on surface-mapped data provided by Albemarle.
West Sediments (UH9)
This unit is located to the south of the Salar de Atacama. It is formed by different materials that fill the corridors of Tilopozo, Tilomonte, and the Tilocalar hills, shallow alluvial deposits, ignimbrites levels, and materials from the Tambores Formation at the bottom. The shallow alluvial deposits consist of a mixture of gravel, sand, and silt without consolidation. All these deposits are crossed by a set of normal faults, with a predominant North-South trend, which has been identified in the different geophysical campaigns.
Hydraulic conductivity values of 1.0 x 100 to 1.0 x 101 m/day are assumed for this unit. Storage coefficient values are between the magnitude of 3.0 x 10-2 and 1.4 x 10-1 (MEL, 1996).

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Basement (UH11)
Corresponds to the unit defined as low to very low permeability and groups the rock, igneous and sedimentary units that make up the base of the evaporite sediments that fill the Salar de Atacama and that border the basin.
A stratigraphic column of the in Albemarle claim area is shown in Figure 6-4 representing the southwest, adjacent to the Chepica Peninsula, and eastern portions of the local geologic model. The local geology is shown in plan view and cross sections in Figure 6-5 and Figure 6-6 respectively.
Source: Albemarle 2020
Southwest stratigraphic column represents the southwestern side of the area A1.
Peninsula Chepica stratigraphic column represents the area A1 in the north of Peninsula Chepica.
East (A3) stratigraphic column represents the area A3.
Figure 6-4: Stratigraphic Column in Albemarle Property

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Legend
Transition
UH1
UH2
UH3
UH4
UH5
UH6
UH7
UH8
UH9
UH11
Unknown
A
A'
B
B'
Claim Area

Source: SRK 2022
Figure 6-5: Local Geology Plan View

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Source: SRK 2022
Figure 6-6: Local Geology Cross Sections

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7Exploration
7.1Exploration Work (Other Than Drilling)
A number of geophysical surveys have been conducted within the claims areas as well as within the salar to evaluate continuity of lithologic units and changes in brine salinity. Downhole geophysical surveys have been conducted in various boreholes to evaluate the permeability of sediments and evaporites in addition to nuclear magnetic resonance (NMR) surveys to evaluate the porosity of the sediments. Figure 7-1 shows the locations of the various geophysical surveys that have been conducted for the site with a summary of the work outlined in Table 7-1.

N
0 2.5 5 10 15 20
Km
Legend
Pumping test 2019
Packer test
NMR
Geophysical Survey
TEM and NanoTem Lines
Seismic refraction
Albemarle Mining Concession
Author: Jorge Garcia
ALBEMARLE Hydrogeology Team
Date: 27-Aug-19
Coordinate System: WGS 1984 UTM Zone 19S
Projection: Transverse Mercator
Datum: WGS 1984
Units: Meter
555000
560000
565000
570000
575000
580000
585000
590000
7390000
7385000
7380000
7375000
7370000
7365000
CLO-94
CLO-129
CLO-110
CLO-100
CLO-109
CLO-108
CLO-92
CLO-107
CLO-106
CL-100
CLO-115
CLO-105
CLO-91
CL-105
CLO-103
CLO-97
CLO-113
CLO-87
CLO-96
CLO-101
CLO-83
CL-102
CLO-85
CL-104
CLO-82
CLO-84
CLO-99
CLO-132A
CLO-137A
CLO-147A
CLO-95
CLO-143A
CLO-111
CLO-114
CLO-116
A-228
A-229
A-218
A-301
A-317
A-314
A-323
A-313
A-302
A-307
A-305
A-211
A-325
A-319
A-303
A-210
A-227
A-304
A-312
A-315
A-306
A-316
A-230
A-321
A-320
MPS-C
MPS-A
PP-01
MP-07
PP-03
MP-04
MP-09

Source: GWI, 2019
Figure 7-1: Location of Exploration at the Albemarle Atacama

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Table 7-1: Summary of Exploration Work

Exploration Technique	Number	Meters
TEM and Nanotem Lines	15	93,500
Seismic Reflection Lines	7	39,870
Well Geophysical Records	25	2,000
NMR Records	36	4,348
Deep Pumping Tests	10	-
Source: Albemarle, 2019

7.1.1Transient Electromagnetic Survey (TEM)
In 2017, Albemarle commissioned Geodatos (Geodatos, 2017) to determine the geoelectric characteristics of the subsurface by acquiring additional data of the stratigraphic variations, both laterally and vertically, of the different lithologies present. Furthermore, the study was intended to determine the relative variations in porosity of the saturated strata, these being directly related to the variations in electrical resistivity.
The acquisition of transient electromagnetic (TEM) data was performed for 19 days from November 24, 2016 to January 12, 2017 and NanoTEM for 26 days from November 24, 2016 to January 12, 2017. The location of the measurement lines of both methodologies is shown in Figure 7-1.
The number of stations and lines, the spacing and the type of loop used are detailed below:
•Electromagnetic Transient, 234 stations were measured on 15 lines, the spacing between stations being approximately 400 m. TEM soundings were measured with Coincident Loop Tx = Rx of 100 x 100 m2.
•Electromagnetic Nano Transient, 467 stations were measured on 15 lines, the spacing between stations being approximately 200 m. The NanoTEM soundings were measured with a Central Loop of Tx = 50 m2 x 50 m2 and Rx = 10 m2 x 10 m2.
Figure 7-2 shows an example of the result of a TEM profile, the trace of which is shown in red on the lower map, made in the North of the study area.

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WNW
ESE
Distancia [m]

556000
558000
560000
562000
564000
566000
568000
570000
572000
574000
576000
578000
580000
582000
7388000
7386000
7384000
7382000
7380000
7378000

Source: GWI, 2019
Figure 7-2: Example of Results from the Geophysical Profile TEM

7.1.2Seismic Reflection
In 2018, Albemarle commissioned Wellfield Services Ltda. to carry out a seismic study in the southern portion of Salar de Atacama, specifically on the Albemarle mining concession in this area, in order to characterize the geology. This study includes the application of the seismic reflection technique, with a vibratory energy source for accessible areas of relatively flat terrain (Wellfield Services, 2019).
The topography work began on October 11, 2018 and ended on February 13, 2019. The seismic record begins on November 18, 2018 and ends on February 14, 2019. The seismic survey considered seven blue dashed seismic lines whose locations are shown in Figure 7-2.
The horizons generated in the sequence satisfactory intensity and resolution, being able to distinguish horizontal and vertical events both at the level of the stack in the two-dimensional (2D) lines.
Reflection seismic results were used to define the limits of several hydrogeological units. In particular, the bottom of the upper halite, which represents the main aquifer within the Albemarle property.
7.1.3Borehole Geophysics
During the 2017 and 2018 drilling campaign, downhole geophysical logging was carried out in 26 boreholes over a total lithological column recorded of approximately 2,000 m.

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Geophysical logging was carried out using the following probes:
•Caliper (one probe)
•Natural gamma, Spontaneous Potential (SP), single-point resistance (SPR), resistivity 16/64 (one probe)
•Temperature, fluid conductivity (one probe)
Use of several of these probes require that the boreholes should not be cased. Because the surveys were made during drilling, a complete record is not always available because it was necessary to leave certain meterage within casings as protection against instabilities of the borehole walls.
An example is shown in Figure 7-3 of the measurement results of a borehole with the different parameters measured in the field.

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Well Name: CLO-100   29-Abril-2017
Location: Chepica
Reference: Nivel de Terreno

Metres
Caliper
2 (Inch) 12
Gamma Natural
0 (API) 200
Res Normal 16"
0 (OhmM) 300
Res Normal 64"
0 (OhmM) 300
SPR
0 (Ohm) 20
SP
-200 (mVolt) 0
Temperatura
15 (DegC) 25
Fluid Cond
0
0
-20
-40
-60
-80
-100
-120
-140

Source: GWI, 2019
Figure 7-3: Example of Geophysical Log in Well CLO-100

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The results of the well geophysical logging were considered in the interpretation of the lithological column along with the mapping of the lithology. The combination of these inputs served as the criteria for definition of hydrostratigraphic units represented in the 3D model described in Chapters 6 and 11.
7.1.4Nuclear Magnetic Resistance (NMR)
In 2018, Albemarle contracted the acquisition of nuclear magnetic resonance (NMR) and gamma rays to Zelandez (2019) in conjunction with Suez Medioambiente Chile SA. Suez staff operated the equipment in the field while Zelandez supplied the equipment and guidance. In total, NMR surveys were conducted in 36 boreholes over 26 days, with a total of 4,348 m tested.
The processing and interpretation of the data was carried out remotely within 24 hours after acquisition. In all boreholes, the acquisition of NMR data was performed satisfactorily, obtaining high quality data. The only drawback found was the influence of the well fluid signal in various wells, it affected the data in these intervals and could not be corrected.
The interpretation of the data has made it possible to group the records by type of borehole, assigning common characteristics to each group related to the hydrogeological environment in which they are found. In summary, the interpretation of these data has served to identify lithological changes and to determine the porosity.
7.1.5Significant Results and Interpretation
SRK notes that this property is producing and is considered well-understood from previous exploration and production. The results and interpretation from exploration data is supported by extensive drilling and active pumping from production wells over the course of more than 35 years of production. The aforementioned data have been interpreted together with the data from the core logging to develop the 3D hydrostratigraphic model described in Chapter 6 and 11.
7.2Exploration Drilling
Drilling at Salar de Atacama has been ongoing since 1974. Drilling has been primarily for production wells with limited drilling dedicated to exploration of other areas within the claims.
7.2.1Drilling Type and Extent
In the process of drilling pumping or observation wells to study resources and reserves, three different methods have been used in order to obtain information for the study. The types of equipment used, and their characteristics of use are indicated below:
•Cable Tool Drilling: Used topiezometers define the geology, obtain brine samples and perform pumping tests. Wells were used as monitoring points of water levels and for brine sampling.
•Diamond Drilling: Used to define the geology in depth and obtain drill cores, establish fracture zones in the vertical, perform packer tests, well geophysics measurements and finally they are enabled as hydrogeological control wells for level measurement.
•Rotary Drilling: Used to carry out pile driving of hydraulic tests in depth (airlift) establishing an indicative flow value for exploration and research and also to obtain brine samples in

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depth evaluating the chemical changes of each well. In stable drilling areas, it was used to widen test wells for pumping and hydraulic evaluation of each sector.
•Dual-Rotary Drilling: Used in areas of high geological complexity where the stability of the land did not allow the use of rotary equipment. With this equipment, the expansion was carried out for production wells, isolating areas of different aquifers and different chemists to avoid salting the wells
7.2.2Historical Drilling
The first exploration campaign was completed from 1974 to 1979 (Foote Mineral Company, 1979).. The first two pumping wells were drilled and tested in 1975 (CL-1 and CL-2).
In June 1977, an exploration program designed to define the distribution of lithium over the entire salar was undertaken. The drilling program can be summarized as follows:
•A total of 32 exploration holes about 2 inches in diameter with depths ranging from 2.6 to 4.6 m
•Four 6-inch exploration holes from 25 to 185 m depth (CL-3, CL-4, CL-5, and CL-8)
•Four 12-inch diameter wells from 20 to 30 m depth (CL-6, CL-7, CL-9 and CL-10)
Finally, in 1979, 15 6-inch exploration wells were drilled in Chepica Peninsula area (CL-11 to CL-20) and in the south of the southwestern arm of the salar (S1-S5) (Figure 7-4). Upon completion of the drilling program, all the producing wells were subjected to pumping tests.
Few data regarding the drilling campaigns from 1980 to 2016 was available from Rockwood (previous owner). However, Albemarle informed them that at least 27 wells and 20 observation wells or piezometers were drilled from 2013 to 2016, no further details were obtained.
The geological information obtained in the historical campaign were used as a reference for the geological model in the resource and reserve estimates. Drilling campaigns in 2017 to 2019 have significant more coverage of the salar and this data was used for geological log interpretation.

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S-5
560000
570000
580000
590000
600000
555000
560000
565000
570000
575000
7390000
7385000
7380000
CL-4
S-4
CL-15
CL-20
CL-18
CL-17
CL-14
CL-9
CL-19
CL-12
CL-11
CL-16
CL-13
CL-2
CL-1
CL-10
CL-8
S-3
S-2
S-1
CL-6
Exploration Well
Mining Claim
SQM Property

Source: SRK 2021 (modified from Foote Mineral Company, 1979)
Figure 7-4: Map of Location of Wells Drilled During 1974 to 1979 Campaigns

2017 and 2018-2019 Drilling Campaigns
Two drilling campaigns were carried out in order to obtain geological and hydrogeological information in the Albemarle mining concession. The following are the campaigns completed:
•The 2017 campaign started in January 2017 and ended in September 2017. This campaign was conducted by Geosud.
•The 2018 to 2019 campaign started in April 2018 and ended in February 2019. This campaign was conducted by Geotec.
Table 7-2 shows the number of wells along with meters drilled by each method for the 2017 and 2019 drilling campaigns.
Table 7-2: 2017 through 2019 Drilling Types and Meters

Type of System	Number of Wells (2017)	Number of Meters Drilled (2017)	Number of Wells (2019)	Number of Meters Drilled (2019)
Core Drilling	21	3,970.5	11	1,511
Rotary Drilling	9	1,148	15	2,638.15
Pumping Test	-	-	10	927
Source: GWI, 2019

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Between 2017 and 2019, two specific drilling campaigns were carried out in order to obtain data on the geology and its hydraulic properties in order to improve the existing hydro-stratigraphic model that was used in the Environmental Assessment at the time, which gave rise to the RCA N°021/2016 agreement with the Chilean government.
The drillholes are mainly located in the Albemarle mining concession (Figure 7-5) but some are located in the southeast part of the salar, in the Marginal Zone where the Peine and La Punta Brava lagoon systems are located. In this area, even though it is outside the mining concession, it has been necessary to update the hydrostratigraphic model so that information is consistent with that existing in the Nucleus.

N
0 2.5 5 10 15 20 Km
CLO-94 CLO-129 CLO-110 CLO-100 CLO-108 CLO-109 CLO-107 CLO-92 CLO-106 CLO-93 CLO-115 CLO-105 CLO-91 CLO-89 CLO-103 CLO-113 CLO-97 CLO-96 CLO-87 CLO-101 CLO-102 CLO-83 CLO-85 CLO-82
CLO-132A CLO-99 CLO-137A CLO-147A CLO-143A
P-04 PN-02 A-229 CLO-114 CLO-111 A-317 A-301 PN-04 A-218 A-314 A-323 A-313 A-302 PN-05 P-03 A-307 A-305 A-211 PN-08 PN-09 MPS-C A-325 A-319 A-303 A-227 A-210 MPS-A MP-08 A-304 PN-15 A-312 A-315 PN-14 A-306 PN-13 A-316 A-230 A-321 P-05 P-02 CLO-116 PN-16 MP-01 MP-07 PP-01 PP-02 MP-03 MP-02 PP-03 MP-05 MP-06 MP-04 MP-09 MP-12
555000 560000 565000 570000 575000 580000 585000 590000 595000
7395000 7390000 7385000 7380000 7375000 7370000 7365000
Legend
RC Drilling
Core Drilling
Albemarle Mining Concession
Author: Jorge Garcia
ALBEMARLE Hydrogeology Team
Date: 27-Aug-19
Coordinate System: WGS 1984 UTM Zone 19S
Projection: Transverse Mercator
Datum: WGS 1984
Units: Meter

Source: GWI, 2019
Figure 7-5: Location Map of 2017 – 2019 Reverse Circulation and Core Drilling Considered to Update the Hydrostratigraphic Model

7.2.3Drilling Results and Interpretation
The drilling supporting the mineral resources has been conducted by several contractors, that in SRK’s opinion, utilized industry standard techniques and procedures. The database used for this technical report includes 186 holes drilled directly on the Property, 82 exploration holes and 104 production wells. The collar locations, downhole surveys, geological logs, and assays have been

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verified and used to build a 3D geological model and grade interpolations. Geologic interpretation is based on structure and stratigraphy as logged in the drillholes.
In SRK’s opinion, the drilling activities were conducted by professional contractors using industry standard practices to achieve representativity with the sample data. SRK is not aware of any material factors that would affect the accuracy and reliability of the results from drilling and associated sampling and recovery. Therefore, in SRK’s opinion, the drilling is sufficient to support mineral resource disclosure.
7.3Hydrogeology
Hydraulic tests have been conducted since the beginning of the Salar de Atacama exploration campaigns. Pumping tests started in the well CL-1 in 1975. However, not all the hydraulic tests have been adequately recorded in terms of methodology and interpretations. The 2016, 2018 and 2019 field test campaigns were conducted in old and new production wells to determine the hydraulic properties of the aquifers within Albemarle property.
7.3.12016 Campaign
In the 2016 campaign, 12 brine production wells were installed in A1 (CL-70, CL-71, CL-72, CL-73, CL-74, CL-75, CL-76, CL-77, CL- 78, CL-79, CL-80 and CL-81) along with six shallow observation wells distributed throughout the same area (CLO-73.1, CLO-74.1, CLO-75.1 and CLO-76.1), all of them drilled to a depth of 30 m and two 101 m deep observation wells (PE-01 and PE-02).
Pumping tests were carried out in the 12 production wells and Lefranc-type permeability tests were conducted every 10 m in the two deep observation wells (PE-01 and PE-02).
The 2016 drilling campaign report (Aquist, 2016) presents the hydraulic parameters obtained from the interpretation of the aforementioned hydraulic tests, as well as a compilation of background information from previous campaigns. Figure 7-6 and Figure 7-7 show the locations of the production and observation wells, respectively.

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Año de Construcción de Pozos
2013
2014
2015
2016
Área A1
Área A2
N
0
1
2 km
CL-72
Pozo 5
CL-27
CL-71
CL-70
CL-15
CL-15
CL-19
CL-09B
CL-09
CL-37
CL-77
CL-19
CL-69
CL-68
CL-22
CL-66
CL-21
CL-67
CL-25B
CL-25
CL-73
CL-74
CL-75
CL-76
CL-65
CL-81
CL-80
CL-64
CL-79
CL-63
CL-78

Source: Aquist, 2016
Figure 7-6: Location of the Production Wells Drilled, 2013 Through 2016 Campaigns

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N
556000
558000
560000
562000
564000
566000
568000
570000
572000
574000
7390000
7388000
7386000
7384000
7382000
7380000
7378000
PE-01
CLO-61
CLO-69
CLO-67
CLO-58
CLO-66.1
CLO-66.2
CLO-70
CLO-68
CLO-73.1
PE-02
CLO-53.1
CLO-53.2
CLO-74.1
CLO-65.1
CLO-65.2
CLO-75.1
CLO-60
CLO-76.1
CLO-64
CLO-63.1
CLO-63.2
CLO-59
Año de Construcción de Piezómetros
2014
2016
Área A1
Área A2
0
1
2 km

Source: Aquist, 2016
Figure 7-7: Location of Observation Wells or Piezometers Drilled in the 2013 through 2016 Campaigns

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7.3.2    2018 - 2019 Testing Campaign
Between October 2018 and June 2019, long-term pumping tests were carried out in 10 deep wells (deeper than 50 m) that had been drilled in 2008 and distributed in the A1, A2, and A3 claim areas: eight tests were carried out in the Chépica Oeste sector of A1, one test north of A2 and one south of A3, near the Salar de Atacama Marginal Zone (Figure 7-8).
The main objectives of the long-term pumping tests were the following:
•Evaluate if there is a differentiated deep aquifer and if it is connected to the surface aquifer
•Evaluate the type of aquifer and characterize the hydraulic parameters of the deep aquifer
A shallow well that is up to 20 m deep and a deep well with characteristics similar to the pumping well, both at a distance of 10 to 30 m from the pumping well, were drilled on the same platform of the pumping well. These were used as observation wells during the pumping tests. The shallow well was used to determine whether the pumping in the deep aquifer produces any effect in the upper part of the aquifer and the deep well was used to calculate hydraulic parameters in the lower part of the aquifer.

555.000
560.000
565.000
570.000
575.000
7.385.000
7.380.000
7.375.000
N
A1
A2
A3
CL-107
CL-100
CL-105
CL-113
CL-97
CL-101
CL-104
CL-84
A228
A320
Legend
Long term pumping tests
2008 campaign Pumping wells
Authorized extraction areas
A1
A2
Albemarle Mining Property
0 750 1.500 3.000
Metros

Source: GWI, 2019
Figure 7-8: Location Map of the Long-Term Pumping Tests: Deep Pumping Wells

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Pumping Tests Design
Up to three pumping tests were carried out in each pumping well: a first trial of one-hour duration, a second of staggered flow between three hours and four hours in duration and a third test at constant flow for seven days. Where a flow rate greater than 5 liters per second (L/s) could not be extracted, only trial and error and constant flow tests were conducted. Where a flow rate greater than 5 L/s could be maintained, the three tests were carried out. After each test, recovery was monitored.
During the constant flow pumping tests, four brine samples were collected to determine if there is a chemical evolution during the duration of pumping.
7.3.3    Packer Testing Campaign
Albemarle requested that Suez Medio Ambiente Chile SA and Solexperts SA carry out an exploration project using a system of inflatable shutters (packers) in wells in Salar de Atacama (Suez, 2019) during two campaigns: July 2018 and October-November 2018.
The tests were carried out in seven wells distributed along areas A1, A2 and A3 in 2018 (Figure 7-9).

2018 DOUBLE PACKER EXPLORATION CAMPAING

564000
566000
568000
570000
572000
574000
576000
578000
580000
582000
7378000
7380000
7382000
7384000
7386000
7388000
N
CLO-129
CLO-109
A-317
A-218
A-319
A-230
A-316
A-316
2018 Packer tests
1 0,5 0 1 2 3 4 Km

Source: Suez, 2019
Figure 7-9: Map of the Location of the Wells Tested by the Double Packer System (DPS)

This type of hydraulic test allows for obtaining hydraulic parameters at specific depth intervals, by means of two packers that individualize the section to be tested from the rest of the vertical well column. In this way, the permeability (K) and transmissivity (T) of a given geological formation can be characterized and/or representative brine samples can be extracted from specific depths of the aquifer.

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The hydraulic parameters from the packer tests were obtained using the Aquifer Test software (Waterloo Hydrogeologic, 2016). Each of the companies that acquired the exploration data generated a report describing the details of the work carried out, the methods used for processing the data, and the conclusions. The data were reviewed by the Albemarle hydrogeology team and subsequently provided to SRK.
7.3.4    Pumping Test Re-Analysis by SRK in 2020
The long-term constant rate pumping tests were initially analyzed to evaluate the aquifer properties specified in the objectives above, but test results were deemed inadequate due to the analysis assumptions and the aquifer conditions provided. The tests were then re-analyzed by SRK in the summer of 2020 using the analytical software AQTESOLV™ (HydroSOLVE, 2008).
Results varied by analysis since each method makes different assumptions and is subject to interpretation. Some challenges were encountered when analyzing the pumping tests and resulted in a lower level of confidence of the estimated hydraulic parameters. For example, discrete hydraulic parameters from the upper observational wells could not be calculated due to the nature of the analysis methods and the largely heterogeneous aquifer conditions. Instead, only general conditions could be implied, such as the propensity for a vertical hydraulic connection between two aquifers separated by a semi-confining unit.
A conceptual hydrogeologic setting of the test sites were developed with the analysis and diagnosis of the data provided. These include the following assumptions or characteristics of the aquifers:
•Most tests probably took place in partially confined conditions.
•Derivative analysis indicates possible leaky, locally confining aquitards and/or constant head boundary conditions (facies changes, cordillera) in some cases.
•Aquifer was not stressed long enough to transition to delayed yield.
•Leaky confined conditions observe storage influence from connected systems, inflecting storage parameters. Reliable Sy values from 4.9% to 13.0%.
•Leaky confined systems do calculate vertical hydraulic conductivity of the aquitard (K’), but it is often unconfirmed by upper well response.
•Deep aquifer shows small variation in the transmissivity values calculated by Albemarle in 2019.
•Reliable calculated hydraulic conductivity values range from 1.1 to 4.6 meters per day (m/d) in sequences of gravel, ignimbrite, and sands; average 0.26 m/d in sequences of gypsum and ash; and range from 2.9 to 3.4 m/d in layers of ash, evaporites, and gypsum.
7.3.5    Data Summary
The hydrogeological data described in the previous chapters and additional information on hydraulic properties outside of the Albemarle property available from the governmental agency CORFO (SGA, 2015 and Amphos21, 2018 ) and the SQM environmental report (SQM, 2020) was used as a reference to construct the dynamic groundwater model as described in Section 12. The measured hydraulic conductivity values are summarized in Table 7-3, Table 7-4 shows the groundwater storage values (Sy) within the hydrogeological units.

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Table 7-3: Summary of Measured Hydraulic Conductivity Values

Horizontal Hydraulic Conductivity (K) (m/d)
Hydrogeological Unit (UH)	Description	Measured
		#	Minimum	Maximum	Median[1]
Transition	Transition	57	0.001	3000	3
UH1	Unconsolidated Sediments	28	0.407	156	15.2
UH2	Upper Halite	189	0.005	6000	3
UH3	Intermediate Halite	157	0.00003	600	1
UH4	Silt, Clay, and Salt	127	0.00005	1110	4
UH5	Lower Halite	18	0.00006	21.7	0.1
UH6	Silt and Salt	132	0.005	2590	5
UH7	East Sediments	-	-	-	-
UH8	Volcanoclastic	63	0.005	380	0.4
UH9	West Sediments	13	0.006	8	0.3
Source: SRK 2022
# = number of tests
1 Median is the value in the middle of a set of measurements. Also called 50th percentile

Table 7-4: Summary of Measured Groundwater Storage Values (Specific Yield, Sy)

Hydrogeological Unit	Description	Specific Yield (Sy)
			Measured
		#	Minimum	Maximum	Average
Transition	Transition		-	-	-
UH1	Unconsolidated Sediments	10	0.001	0.2	0.05
UH2	Upper Halite	9	0.001	0.55	0.09
UH3	Intermediate Halite	25	0.004	0.269	0.07
UH4	Silt, Clay, and Salt	19	0.003	0.554	0.11
UH5	Lower Halite	4	0.001	0.32	0.08
UH6	Silt and Salt	18	0.001	0.34	0.09
UH7	East Sediments		-	-	-
UH8	Volcanoclastic	36	0.001	0.558	0.16
UH9	West Sediments	3	0.003	0.5	0.2
Source: SRK 2022
# = number of tests, Sy measured values over 0.6 has been discarded

7.4    Brine Sampling
In the early stages of drilling campaign brine samples have been collected from trenches, monitoring wells and pumping wells drilled from 1974 to 1979 (section 7.2.2). However, no further details were available for SRK to review.
Historical samples have been collected from production and monitoring wells and analyzed in the on-site salar laboratory (Albemarle). The samples were collected systematically on a monthly basis since January 1999. The hydrochemistry Albemarle database, used in the groundwater model to support the reserve estimate, has records through December 2021.
Albemarle also provided a secondary hydrochemistry database with records from January 1999 to August 2020; it has similar values with the database mentioned above. Albemarle do not use these records for any evaluation or future planning, and SRK used this alternative database for comparison purposes only. Figure 7-10 and Figure 7-11 show the distribution of the sampling point and the lithium concentration recorded from 1999 to 2019.

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Source: SRK 2021

Figure 7-10: Historical Sampling Points Location (1999 -2019)

Source: SRK 2022
The graph includes samples within Albemarle’s claim areas only

Figure 7-11: Measured Lithium Concentration from Historical Database (1999 - 2021)

In years 2018 and 2019, 77 samples were collected: 12 samples from exploration wells using a packer, 32 samples during long-term pumping tests, seven samples in short-term pumping tests and 26 samples from the production wells, extracted at 48 different points. This sampling campaign was

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designed to support a resource model estimate. In 2022 a new brine sampling campaign was conducted to update the resource estimate. Both campaigns are described in detail in Section 8.

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8Sample Preparation, Analysis, and Security
Samples of the host rocks and the brines themselves have been collected and analyzed from the active production wells as part of operations at Atacama since 1999., During the exploration campaign carried out between 2018 and 2019, a total of 77 brine samples were extracted at 48 different points. Additionally, a sampling campaign was carried in 2022 in 31 production wells and three observation wells. Samples from existing production wells, pumping tests, and from packer tests were sent to the different laboratories as outlined below as part of the quality assurance and quality control (QA/QC) process
The samples from 2018-2019 and 2022 campaign were considered for the resource estimate (as they are reflective of current salar conditions). Historical samples measured since 1999 were used for development and calibration of the numerical groundwater model to support the reserve estimate.
8.1Sampling Events
8.1.1Historical Sampling
Lithium concentrations from historical sampling were available for 127 monitoring locations, with a total number of 7,724 samples from Jan 1999 to Feb 2022 within Albemarle properties and transition zone to the southeast.
Since the beginning of the extraction of brine at the Salar Plant, samples from the pumping wells have been periodically analyzed. Since 1999, brine chemistry data has been collected on a monthly basis.
These samplings are carried out in order to control the chemical evolution of the brine that will be pumped to the evaporation ponds. The sampling method is by means of plastic bottles of 1 L or 0.5 L capacity, one sample is taken per month from each well. Until 2018, this sampling was carried out at the outlet of each HDPE line, when the brine was discharged into the pond. During 2018, wastewater valves began to be installed after the flowmeter, which reduces risks and improves the representativeness of the sample, as they are taken right at the wellhead.
The analyses are carried out in the Salar Plant laboratory and the following determinations are usually made density, Li+(%), SO4-2 (%), Ca+2(%), Mg+2(%), K+(%), Na+(%), Cl-(%), B+(%), Temperature (°C) and pH.
Figure 8-1 shows the box-and-whisker diagram of the historical variability (since 1999) of lithium concentrations, in the samplings from production wells and expressed as an annual average per well.

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Source: SRK 2022
Each data point (circle) represents an average concentration at a specific location at the year shown. “x” symbols connected by a line represent the multi-well average of that year.
Figure 8-1: Historical Lithium (mg/L) Variability (1999-2021)

As can be seen in Figure 8-2 the minimum values, established by the lower whisker, do not materially change with time, so it is interpreted by SRK that the brine has a minimum lithium concentration that remains unchanged. It can also be seen that the median in the last 10 years remains relatively steady.
The historical brine samples collected at pumping wells were used for a qualitative indication of brine grade persistence over the prolonged pumping periods. They were also used quantitatively in developing the grade interpolations as input to the numerical groundwater model. Historical brine samples were not used for developing the resource estimate.
8.1.22018 and 2019 Campaign
Considering the brine is a dynamic resource, the samples to support the resource estimate need to be collected in a recent time period. The 2018 to 2019 sampling campaign was developed with that purpose in mind.
The 77 samples obtained during the 2018 to 2019 campaign have been collected from 12 exploration wells using a packer, 32 during long-term pumping test, 7 in short-term pumping tests and 26 from the production wells, extracted at 48 different points (Table 8-1). Details on each of the different sampling rounds and how each dataset were used in the resource and reserve estimation process are described below.
Packer Sampling
The samples extracted with the double packer system were obtained after pumping the tested interval at a time equal to at least three times the volume of brine storage in the well plus the existing volume in the pipes that carry the brine to the surface. In this way, the extracted sample is representative of the conditions of the brine entering the well and not of the brine previously stored in it, which may have its origin in other layers of the aquifer.

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Therefore, the duration of each test is determined as the time necessary for the volume of brine contained in the tested interval (plus accumulated water column in the PVC pipes) to be renewed ideally more than three times. This has not been possible in all cases due to the low flow that some intervals present. In some tests, the evolution of the physical-chemical parameters of the brine has been recorded during the pumping test with a HANNA HI 98194 multiparameter through the use of a flow cell. The flow cell makes it possible to measure parameters before the brine comes into contact with the atmosphere. Multi-parameter gear was only available during the first DPS field campaign.
Sampling from Pumping Test and Production Wells
The sampling of the production wells has been carried out in different campaigns, between the months of December 2018 and April 2019. A brine sample has been extracted from 27 production wells distributed throughout claim areas A1 and A2, where 23 and 4 wells have been sampled, respectively (Table 8-1).
Table 8-1: List and Coordinates of Production Wells Sampled for 2018-2019 Campaign

Well	X_UTM WGS84	Y_UTM WGS84
CL-120	568,791	7,388,180
CL-85	568,447	7,385,037
CL-92	567,679	7,385,928
CL-41	556,151	7,381,491
CL-59	555,731	7,380,459
CL-98	559,973	7,386,200
CL-99	568,048	7,384,939
CL-78	556,046	7,380,948
CL-80	557,315	7,382,635
CL-91	567,715	7,382,838
CL-90	567,488	7,383,686
CL-1	573,041	7,384,392
CL-115	566,959	7,386,256
CL-15	563,329	7,387,453
CL-19	563,132	7,386,157
CL-20	564,190	7,387,063
CL-22	566,843	7,386,203
CL-23	571,141	7,384,543
CL-24	570,070	7,382,264
CL-27	567,535	7,387,586
CL-37	565,679	7,386,693
CL-45	571,689	7,387,482
CL-60	557,531	7,382,960
CL-65	558,805	7,383,832
CL-79	556,639	7,381,750
CL-9	564,577	7,386,801
CL-97	558,413	7,383,460
Source: GWI, 2019

The brine samples have been taken from the pipeline of each of the production wells or from a sampling valve on the pumping well pipe during the pumping test (Figure 8-2). The bottles have been rinsed three times with the brine from the well and then completely filled without leaving air bubbles, to avoid precipitation processes and physical-chemical changes within the container. In addition, during the sampling, physicochemical parameters of the brine (specifically pH, EC, TDS, and T) have

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been measured using the Hanna HI98196, HI98192, and HI98128 multiparameter meter. A multiparameter data verification procedure has been followed and the meter was calibrated, if necessary.
The bottles were labeled with the name of the well, the type of well (e.g., “Production Well") and the date and time of sampling. The sampling information was recorded in project records.
From each well, five 1-liter bottles were collected. During the transport and storage of the samples, exposure to environmental conditions was prevented to avoid sudden changes in temperature that might alter the chemical composition of the sample. It was not necessary to use preservatives.
Notably, the extraction flow rate and the depth of the brine level in Albemarle's production wells are monitored online by a telemetry system.

555.000
560.000
565.000
570.000
575.000
7.385.000
7.380.000
N
A1
A2
CL-120
CL-27
CL-45
CL-15
CL-20
CL-9
CL-37
CL-98
CL-19
CL-115
CL-22
CL-92
CL-99
CL-85
CL-23
CL-1
CL-65
CL-97
CL-60
CL-80
CL-90
CL-91
CL-24
CL-79
CL-41
CL-78
CL-59
Legend
Sampled production wells
Authorized extraction areas
A1
A2
Albemarle Mining Property
0 750 1.500 3.000
Metros

Source: GWI, 2019
Figure 8-2: Production Wells Sampled

8.1.32022 Campaign
In 2022 a new brine sampling campaign was carried out. The targets were update the lithium concentration data in the production wells for the resource estimate and to verify their correlation with the historical records from Albemarle labs (Planta Salar). The samples were collected from 33 production wells and from 4 observation wells between June and August of 2022. The samples are mainly located in Albemarle areas A1 and A2, and only 4 in A3. Figure 8-3 and Table 8-2 shows the distribution and details of the samples from the 2022 campaign. In production wells the sample was

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collected directly form the discharge valve after the flowmeter, in the monitoring wells a pump was installed to purge 3 volumes of the well prior to taking a sample.
Five samples were collected in each well in 1-liter bottles, which were rinsed three times with the brine from the well and then completely filled without leaving air bubbles, to avoid precipitation processes and physical-chemical changes within the container. The label in the bottle included the sample ID, laboratory code, sampler, date and time. Other details such well ID, laboratory, type of sample, water level, and type of well were only included in the brine sampling database for the 2022 campaign.
The following parameters were taken immediately after sampling as field parameters: pH, temperature, conductivity, total dissolved solids, redox potential, salinity, and density. The measurements were taken by using the Hanna HI98192, HI98198, and HI991001 multiparameter meter devices. The instruments were calibrated daily.
Source: SRK, 2022
Figure 8-3: Wells Included in the 2022 Sampling Campaign

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Table 8-2: List and Coordinates of Production and Observation Wells Sampled during 2022 Campaign

Well	X_UTM WGS84	Y_UTM WGS84
CL-1	573,049	7,384,403
CL-100	563,437	7,386,040
CL-101	557,123	7,382,092
CL-104	556,633	7,380,959
CL-106	568,797	7,388,505
CL-107	561,110	7,386,256
CL-113	560,156	7,384,585
CL-114	568,672	7,388,530
CL-119	568,474	7,388,527
CL-128	568,577	7,387,972
CL-133	562,022	7,386,212
CL-134	562,789	7,386,481
CL-136	562,033	7,388,407
CL-137	562,139	7,387,328
CL-140	568,243	7,382,732
CL-149	567,944	7,382,746
CL-151	563,211	7,387,236
CL-154	563,962	7,386,065
CL-155	563,003	7,387,844
CL-158	562,142	7,387,327
CL-162	567,630	7,385,423
CL-163	566,038	7,387,211
CL-168	568,458	7,385,019
CL-172	567,360	7,385,803
CL-176	555,961	7,379,740
CL-19	563,132	7,386,157
CL-45	571,689	7,387,482
CL-82	568,327	7,388,254
CL-90	567,472	7,383,701
CL-91	567,715	7,382,838
CL-94	567,510	7,383,140
CL-97	558,413	7,383,460
CL-99	568,043	7,384,955
CLO-278B	567,266	7,384,759
CLO-280A	564,444	7,388,488
CLO-280B	563,332	7,388,463
CLO-283	554,962	7,381,440
CL and CLO series corresponds to pumping and observation wells respectively

8.2Sample Preparation, Assaying, and Analytical Procedures
8.2.1Historical Sampling
Historical samples from the production wells and observation points have been collected on a monthly basis by the operators of the Salar de Atacama Plant Hydrogeology Department. The samples were analyzed in the plant laboratory located on site. No duplicates were collected in this process.
SRK notes that while comprehensive QA/QC or independent verification of sampling has not been a continuous part of the plant lab, Albemarle operations in Salar de Atacama have been producing lithium from brines for 25 plus years. Production has been consistent with reserve planning from the brine reservoir.

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8.2.22018-2019 Campaign
The samples obtained from the 2018 to 2019 campaign were collected during pumping tests at discrete times of 30 minutes, 24 hour, 72 hour and 7 days; from production wells; and from exploration wells using packers.
The brine samples were collected as follows:
•Brine was pumped from inside the well up to three times its volume or the interval to be sampled, thus ensuring that the brine being sampled represented what was flowing into the well screen from the aquifer.
•Each bottle (1 liter [L]) was conditioned with the freshly extracted brine.
•Five increments of 1 L each were extracted directly from the pump flow or from the pipe into the bottles. These were stored and duly labeled in five bottles according to the previously defined chain of custody. The destination of each bottle was:
oAlbemarle Laboratory: La Negra - Antofagasta, Chile - Original Sample A - 100%
oK-UTEC Laboratory: Germany. Sample B - 100%
oAlex Stewart Laboratory: Mendoza, Argentina. Control Sample C - 30%
oCCHEN Laboratory: Control Sample D - 30%
oAlbemarle Laboratory: La Negra - Antofagasta, Chile. Duplícate Sample - 100%
Each bottle was labeled with the following information:
•Sample number
•Sample interval
•Well name
•Depth of sampling
•Type of sampling (pumping tests, production wells or packer)
•Name and company of the sampler
•Date of sampling
The sampling control information was entered into an Excel data sheet for further processing.
All samples were stored in equivalent containers duly sealed in order to protect against contamination during transportation.
The chemical analyzes of Li, Mg, K, Ca, Na, B, and sulfate were carried out by means of ICP, optical, with standards, procedures, and protocols consistent between the involved laboratories. Sulfate and chloride were determined with different techniques. Table 8-3 summarizes the methods used for each of the elements analyzed. Figure 8-4 shows the sampling points used.

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Table 8-3: Analytical Methods by Laboratory - 2018-2019 Campaign

Parameter	Investigation Lab Albemarle La Negra	K-Utec Lab Germany	Alex Stewart Lab Argentina
B	ICP	ICP	ICP
SO4	ICP	Gravimetry	Gravimetry
		(ICP requested)	(ICP requested)
Mg	ICP	ICP	ICP
Li	ICP	ICP	ICP
K	ICP	ICP	ICP
Ca	ICP	ICP	ICP
Na	ICP	ICP	ICP
Density	Gravimetry	No information	Pycnometry
Chloride	Titration of precipitation with a silver nitrate solution using potassium dichromate for its detection.	Automatic potentiometric titration with a solution of silver nitrate in solution.	Mohr's Method in Solutions > 5% TDS and Potentiometry (Ion Selective Electrode) in solutions <5% TDS.
Source: GWI, 2019

555,000
560,000
565,000
570,000
575,000
580,000
7,390,000
7,385,000
7,380,000
7,375,000
N
CLO-129
CL-120
CL-27
CL-45
CL-15
CLO-109
CL-37
CL-20
CL-22
CL-19
CL-100
CL-92
CL-115
CL-98
CL-107
CL-105
CL-113
CL-99
CL-85
CL-23
CL-1
A-218
A-317
CL-65
CL-97
CL-90
CL-60
CL-80
CL-91
CL-101
CL-24
CL-79
A-230
A-319
CL-41
CL-78
CL-104
CL-84
CL-59
A-316
Legend
Test
Long Term pumping Test
Packer Test
Production well sampling
0
1,000
2,000
4,000
m

Source: GWI, 2019
Figure 8-4: Sampling Points 2018–2019 campaign

No sample preparation was necessary, as care was taken to obtain samples of the brine in their native state. The samples were taken by the operators of the salar hydrogeology group, while the water resources area sent them to the corresponding laboratories.

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During the exploration campaign carried out between 2018 and 2019, a total of 77 samples were extracted from 48 different points, with four sample bottles each. Duplicates of the 77 samples were sent to the La Negra laboratories in Antofagasta and K-Utec in Germany, Alex Stewart laboratory (Mendoza, Argentina), and the CCHEN laboratory.
The analyses carried out consisted of determining the concentration of sulfate, chloride, boron, barium, calcium, iron, potassium, lithium, magnesium, manganese, sodium, strontium and density, according to the methods indicated in the certificates of each laboratory.
Table 8-4 shows the Well ID, type of test in which the samples were drawn, and the laboratories to which they were sent (“All”: includes Alex Stewart and CCHEN). It should be noted that the fourth column indicates the depth to which the sample was extracted or the time, depending on whether it was extracted during a packer test or a pump test, respectively.
A chain of custody was established, which incorporated not only sampling, but also storage and shipment of samples to each laboratory. The samples were labeled immediately after being taken from the wells, then they were stored at the Albemarle storage in Salar Plant. Later, they were transferred in coolers and sent by DHL to the respective laboratories.

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Table 8-4: List of Samples in the 2018-2019 Campaign

Sample No.	Well ID	Type	Depth (m) - Test Time	Label	Laboratory
1	A218	Sampling during packer testing	28-43	A-218A	All
2			86-101	A-218B	All
3	A228	Pumping test	30 minutes	A228-T1	LN & K Utec
4			24 hours	A228-T2	All
5			72 hours	A228-T3	LN & K Utec
6			7 days	A228-T4	LN & K Utec
7	A230	Sampling during packer testing	129-146	A-230A	LN & K Utec
8	A316	Sampling during packer testing	25-45	A-316A	LN & K Utec
9			70-85	A-316B	LN & K Utec
10			90-105	A-316C	LN & K Utec
11	A317	Sampling during packer testing	35-50	A-317A	LN & K Utec
12	A319	Sampling during packer testing	28-43	A-319A	LN & K Utec
13	A320	Pumping test	30 minutes	A320-T1	LN & K Utec
14			24 hours	A320-T2	LN & K Utec
15			72 hours	A320-T3	LN & K Utec
16			7 days	A320-T4	LN & K Utec
17	CL-1	Production well	-	CL-1	LN & K Utec
18	CL-15	Production well	-	CL-15	LN & K Utec
19	CL-19	Production well	-	CL-19	LN & K Utec
20	CL-20	Production well	-	CL-20	LN & K Utec
21	CL-22	Production well	-	CL-22	LN & K Utec
22	CL-23	Production well	-	CL-23	LN & K Utec
23	CL-24	Production well	-	CL-24	LN & K Utec
24	CL-27	Production well	-	CL-27	LN & K Utec
25	CL-37	Production well	-	CL-37	LN & K Utec
26	CL-41	Production well	-	CL-41	LN & K Utec
27	CL-45	Production well	-	CL-45	LN & K Utec
28	CL-59	Production well	-	CL-59	LN & K Utec
29	CL-60	Production well	-	CL-60	LN & K Utec
30	CL-65	Production well	-	CL-65	LN & K Utec
31	CL-78	Production well	-	CL-78	LN & K Utec
32	CL-79	Production well	-	CL-79	LN & K Utec
33	CL-80	Production well	-	CL-80	LN & K Utec
34	CL-84	Short Pumping test	30 minutes	CL84-T1	LN & K Utec
35			24 hours	CL84-T2	LN & K Utec
36			72 hours	CL84-T3	LN & K Utec
37			7 days	CL84-T4	LN & K Utec
38	CL-85	Production well	-	CL-85	LN & K Utec
39	CL-9	Production well	-	CL-9	LN & K Utec
40	CL-90	Production well	-	CL-90	LN & K Utec
41	CL-91	Production well	-	CL-91	LN & K Utec
42	CL-92	Production well	-	CL-92	LN & K Utec
43	CL-97	Pumping test	30 minutes	CL97-T1	LN & K Utec
44			24 hours	CL97-T2	LN & K Utec
45			72 hours	CL97-T3	LN & K Utec
46			7 days	CL97-T4	LN & K Utec
47	CL-98	Production well	-	CL-98	LN & K Utec
48	CL-99	Production well	-	CL-99	LN & K Utec
49	CL-100	Pumping test	30 minutes	CL100-T1	LN & K Utec
50			24 hours	CL100-T2	LN & K Utec
51			72 hours	CL100-T3	LN & K Utec
52			7 days	CL100-T4	LN & K Utec

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53	CL-101	Pumping test	30 minutes	CL101-T1	LN & K Utec
54			24 hours	CL101-T2	LN & K Utec
55			72 hours	CL101-T3	LN & K Utec
56			7 days	CL101-T4	LN & K Utec
57	CL-104	Pumping test	30 minutes	CL104-T1	LN & K Utec
58			24 hours	CL104-T2	LN & K Utec
59			72 hours	CL104-T3	LN & K Utec
60			7 days	CL104-T4	LN & K Utec
61	CL-105	Short Pumping test	30 minutes	CL105-T1	LN & K Utec
62			24 hours	CL105-T2	LN & K Utec
63			72 hours	CL105-T3	LN & K Utec
64	CL-107	Pumping test	30 minutes	CL107-T1	LN & K Utec
65			24 hours	CL107-T2	LN & K Utec
66			72 hours	CL107-T3	LN & K Utec
67			7 days	CL107-T4	LN & K Utec
68	CL-113PW	Pumping test	30 minutes	CL113PW-T1	LN & K Utec
69			24 hours	CL113PW-T2	LN & K Utec
70			72 hours	CL113PW-T3	LN & K Utec
71			7 days	CL113PW-T4	LN & K Utec
72	CL-115	Production well	-	CL-115	LN & K Utec
73	CL-120	Production well	-	CL-120	LN & K Utec
74	CLO-109	Sampling during packer testing	21-71	CLO-109A	LN & K Utec
75			80-107	CLO-109B	All
76	CLO-129	Sampling during packer testing	71-86	CLO-129A	All
77			115-150	CLO-129C	All
K-Utec Lab, Germany (K-Utec); Investigation Lab Albemarle La Negra (LN)
Source: GWI, 2019

8.2.32022 Campaign
The samples collected in the 2022 sampling campaign correspond to 33 production wells and 4 observation wells according to the following protocol:
•All sampling equipment, sampling buckets, glassware, and instrumentation should be washed with deionized water or with phosphate-free detergent before sampling begins.
•Use distilled water to rinse all sampling equipment and instrumentation before it is used at a different sample point. The use of auxiliary glassware should be minimized to reduce sample cross contamination.
•Measure the water level and assure there are no issues with the well that may cause the bailer to get stuck or lost. Only take a water level in wells that do not have a pump or other equipment downhole. Do not disturb wells with installed equipment.
•Each bottle (1 liter [L]) was conditioned with the freshly extracted brine.
•The sample bottle label included the sample id, laboratory code, date, time, and responsible person. The samples were labeled immediately after being taken from the wells, then they were stored at the Albemarle storage in Salar Plant. The samples were shipped using a cooler or ice box taking care of packaging to ensure the sample bottles are not damaged in transport, including a chain of custody sheet
•The sampling control information was recorded in a excel file database, which include the following information: sample ID, well ID, laboratory, collection date, ship date, sample source type (production well or observation well), sampling depth interval, water levels, well purge data, sample type (original, duplicate, blank, standard, or backup), field parameters, results and, delivery date).

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•In each location samples were collected for the following labs:
oAlbemarle Atacama Salar Plant laboratory (Salar de Atacama) - 100% of sampling
oK-UTEC laboratory (Germany): 100% of sampling
oAlex Stewart laboratory (Mendoza, Argentina): 100% of sampling
oBoreau Veritas S.A. laboratory (Santiago, Chile): 100% of sampling
oBackup sample (stored in Albemarle Atacama plant laboratory)
•Blank, duplicates and standard were collected for the 30% of the samples for each laboratory.
•Well CL-114 was used in the preparation of the standard samples. The main reason was its stability in the historical lithium concentration records.
The chemical analyzes of Li, Mg, K, Ca, Na, B, and sulfate were carried out by means of ICP, optical, with standards, procedures and protocols consistent between the involved laboratories. Sulfate and chloride were determined with different techniques. Table 8-5 summarizes the laboratory methods.
Table 8-5: Analytical Methods by Laboratory - 2022 Campaign

Parameter	Albemarle Atacama Salar Plant Laboratory Chile	K-Utec Lab Germany	Alex Stewart Lab Argentina	Bureau Veritas S.A. Chile
B	ICP	ICP	ICP	Spectrofotomer UV/Vis
SO4	ICP	Gravimetry	Gravimetry	Gravimetry
		(ICP requested)	(ICP requested)
Mg	ICP	ICP	ICP	AA
Li	ICP	ICP	ICP	AA
K	ICP	ICP	ICP	AA
Ca	ICP	ICP	ICP	AA
Na	ICP	ICP	ICP	AA
Density	Gravimetry	No information	Pycnometry	Gravimetry
Chloride	Titration of precipitation with a silver nitrate solution using potassium dichromate for its detection.	Automatic potentiometric titration with a solution of silver nitrate in solution.	Mohr's Method in Solutions > 5% TDS and Potentiometry (Ion Selective Electrode) in solutions <5% TDS.	Mohr's Method in Solutions > 5% TDS and Potentiometry (Ion Selective Electrode) in solutions <5% TDS.
Source: SRK, 2022 (based on information received from lab)

A chain of custody was established, including sampling, storage in the Albemarle Atacama Salar Plant laboratory and shipment of samples to each external laboratory. The samples were labeled immediately after being taken from the wells, with correlative numbers. Table 8-6 presents the samples of the 2022 campaign.

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Table 8-6: List of Samples in 2022 Campaign

Well	Well Type	Screen Interval (m depth)		Laboratory	# Samples
		Top	Bottom
CL-1	Production	0	30	All	4
CL-100	Production	30.42	59.97	All	4
CL-101	Production	25.07	66.37	All	4
CL-104	Production	23.83	64.11	Salar	1
CL-106	Production	0	18	All	4
CL-107	Production	20.43	96.92	K-Utec, BV, AS	3
CL-113	Production	30.65	77.9	All	4
CL-114	Production	0	18	All	4
CL-119	Production	0	24	All	4
CL-128	Production	0	24?	K-Utec, AS, Salar	3
CL-133	Production	31.99	93.9	All	4
CL-134	Production	36.92	95.92	All	4
CL-136	Production	32.53	76.72	All	4
CL-137	Production	35.61	76.92	All	4
CL-140	Production	54.48	86.91	All	4
CL-149	Production	33.98	86.92	All	4
CL-151	Production	11.66	40	All	4
CL-154	Production	39.22	59.43	All	4
CL-155	Production	5.79	39.9	All	4
CL-158	Production	14.4	38.1	All	4
CL-162	Production	16.29	40	All	4
CL-163	Production	13.3	39.8	All	4
CL-168	Production	0	40	K-Utec, AS, Salar	3
CL-172	Production	23.3	46.9	All	4
CL-176	Production	29	46.9	K-Utec, AS, Salar	3
CL-19	Production	0	30	K-Utec, AS, Salar	3
CL-45	Production	0	30	All	4
CL-82	Production	5.4	23.1?	K-Utec, BV, AS	3
CL-90	Production	2.74	40	All	4
CL-91	Production	11.3	40	All	4
CL-94	Production	3.58	40	All	4
CL-97	Production	36.12	56.9	Salar	4
CL-99	Production	11.3	39.9	K-Utec, AS, Salar	3
CLO-278B	Observation Well	4.04	21.91	K-Utec, AS, Salar	3
CLO-280A	Observation Well	0	25	K-Utec, AS, Salar	3
CLO-280B	Observation Well	0	25	K-Utec, AS, Salar	3
CLO-283	Observation Well	0	50	Salar	2
K-Utec Lab (K-Utec); Alex Stewart Lab (AS); Bureau Veritas S.A. Chile (BV); Albemarle Atacama Salar Plant Lab (Salar). Number Samples with labs results.

The 2022 campaign collected samples in the claims areas A1 and A2. Observation wells in area A3 were not sampled at the end of the campaign due to problems with the pumps and the conditions of the wells. Albemarle is planning an additional sampling in A3 during the first quarter of 2023. Because of this situation, four samples from 2018-2019 campaign were included for the resource estimate. The Figure 8-5 shows the location of the samples used in this study.

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Source: GWI, 2019
Figure 8-5: Samples Used in This Study

8.3Quality Control/Quality Assurance Procedures
Quality Control/Quality Assurance procedures are generally employed by companies to ensure accuracy and precision of the results obtained from laboratories. Generally, this may include independent checks (duplicates) on samples by third party laboratories, blind blank/standard insertion into sample streams, duplicate sampling, and more. Albemarle has historically only engaged in independent third party laboratory checks (i.e., Control Laboratories) of sampling as described in section 8.2.3 (2022 Campaign). For transparency, SRK decided to use results from one of the third-party labs, K-Utec, for development of resource estimate.
8.3.1Control Laboratories
The procedure to control and ensure the quality of the sampling and chemical analysis performed on the samples in this study has been carried out by extracting five samples from observation points. These samples were sent to Albemarle Atacama Salar Plant laboratory (Salar de Atacama), K-UTEC laboratory (Germany), Alex Stewart laboratory (Mendoza, Argentina), and Boreau Veritas S.A. laboratory (Santiago, Chile).
Correlation of duplicate analytical values for the same samples from independent laboratories can identify relative biases between these laboratories. In this case, the objective is not to demonstrate which laboratory is “correct” as all are assumed to be high quality laboratories using consistent analytical procedures and methods. The comparison makes it possible to review both the inherent local variability of the sampling, inconsistencies in preparation of the samples, or biases from the laboratories themselves.
8.3.2Correlation Between Lithium Grades of Different Invariant Laboratories of the Sampling Type
A comparison of the results between Albemarle Atacama Salar Plant laboratory and K-Utec’s laboratory in Germany indicates a good correlation, represented by a value of 0.9789 (through

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Figure 8-6). However, a bias can be observed between both labs. The K-Utec laboratory generally results in a lower lithium concentration than Albemarle’s laboratory, especially for values greater than 2,250 mg/L, where differences over 500 mg/L can be found. On the other hand, values below 2,250 mg/L generally are very similar (Figure 8-6).
Source: SRK, 2022
Figure 8-6: Scatter Diagram Comparing the Results Obtained for Lithium Between Albemarle Atacama Salar Plant Laboratory and K-Utec's Laboratory

The correlation between the Alex Stewart and Albemarle Atacama Salar Plant laboratory is also high (0.9794). A bias can be observed, showing a minor overestimation in the lithium concentration tested in Albemarle’s laboratory. Samples above 3,000 mg/L trends to be lower in Alex Stewart labs, reaching differences up to 350 mg/L. Measured values below 3,300 mg/L generally are very similar (Figure 8-7).

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Li (mg/L)
y = 1.0341x + 45.908
R² = 0.9794
Albemarle Atacama Salar Plant
Alex Stewart
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

Source: SRK, 2022
Figure 8-7: Scatter Diagram Comparing the Results Obtained for Lithium Between Albemarle Atacama Salar Plant Laboratory and Alex Stewart Laboratory

The correlation between Alex Stewart and K-Utec labs is extremely good (0.9946). Despite this high correspondence, Alex Stewart lab consistently returns a slightly higher lithium concentration than K-Utec when the values are greater than 4,150 mg/L. Below this value, the samples are practically the same (Figure 8-8).

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Li (mg/L)
y = 1.0478x - 41.071
R² = 0.9946
Alex Stewart
K-UTEC
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

Source: SRK, 2022
Figure 8-8: Scatter Diagram Comparing the Results Obtained for Lithium Between Alex Stewart Laboratory and K-Utec's Laboratory

Finally, the Bureau Veritas S.A. laboratory shows an acceptable correlation however a significant bias is observed with the K-Utec data. The lithium concentration values are consistently higher in Bureau Veritas S.A, showing differences from 200 to 1,100 mg/L (Source: SRK, 2022
Figure 8-9). The bias bios is also similar with the laboratories Alex Stewart and Albemarle Atacama Salar Plant.

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Li (mg/L)
y = 1.184x - 99.601
R² = 0.995
BUREAU VERITAS S.A
K-UTEC
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

Source: SRK, 2022
Figure 8-9: Scatter Diagram Comparing the Results Obtained for Lithium Between Bureau Veritas S.A Laboratory and K-Utec's Laboratory

In summary, Albemarle Atacama Salar Plant laboratory presents a good correlation but persistent bios with the rest of the labs, overestimating the lithium content in the high concentration interval. Bureau Veritas S.A laboratory shows a significant overestimate in the lithium concentration compared to other laboratories. Alex Stewart laboratory shows reasonable trends and a slight bias; however, the values from K-UTEC are more consistent and conservative than the other three laboratories.
8.3.3Standards, Blanks, and Duplicates
The campaign 2022 considered blank, duplicates and standard for approximately 30% of the samples for each laboratory.
The standards were prepared by using the production well CL-114. This well presents very stable and consistent values in the historical production database. A total of 51 standard samples were sent to the four laboratories. The standard samples analyzed from Alex Stewart, Atacama Salar Plant, and K-Utec Laboratories are consistent with the standards values (Figure 8-10). On the other hand, Bureau Veritas S.A laboratory presents higher concentrations than the standards, confirming the bias found in the correlation between lithium grades developed in the previous section.

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Li (mg/L)
Standards
2,500
2,000
1,500
1,000
500
0
Li (mg/L)
Alex Stewart
Alex Stewart
Alex Stewart
Alex Stewart
Alex Stewart
Alex Stewart
BUREAU VERITAS S.A
BUREAU VERITAS S.A
BUREAU VERITAS S.A
BUREAU VERITAS S.A
BUREAU VERITAS S.A
K-UTEC
K-UTEC
K-UTEC
K-UTEC
K-UTEC
K-UTEC
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Planta Salar ALB
Lab
Samples
+2xSTD
-2xSTD
Standard (AVG)

Source: SRK 2021
Standard deviation (STD)
Figure 8-10: Standard Samples

A total of 46 blanks were sent to the four laboratories, as results four errors in the analysis were detected:
•Albemarle Atacama Salar Plant laboratory; two samples
•K-Utec laboratory; one sample
•Alex Stewart laboratory: one sample
The errors correspond to a misreading of the sample ID, or the reported values are in the wrong units.
Finally, the duplicated collected for each labs presented errors under 2.4% in the lithium concentration, and a mean absolute error (MAE) of 0.9%.
8.4Opinion on Adequacy
SRK used the results from the independent K-Utec laboratory to support the development of the resource estimate. SRK utilized historical results from the Albemarle La Negra laboratory and Albemarle Atacama Salar Plant laboratory (Albemarle database) for the numerical groundwater model to support the reserve estimate. SRK has reviewed the sample preparation, analytical, and

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QA/QC practices employed by consultants for 2022 campaign samples analyzed by the Albemarle Atacama Salar Plant laboratory, K-Utec in Germany, Bureau Veritas S.A laboratory, (Chile), and Alex Stewart laboratory (Mendoza, Argentina). In the QP’s opinion:
•The QA/QC program for the 2022 campaign supports that the extraction of each sample is reproducible and auditable and it is sufficient to support a resource estimate. The correlation between the K-Utec lab and Albemarle Atacama Salar Plant laboratory is high, however SRK acknowledges that there is potential for bias to exist. It is the QP’s opinion that uncertainty associated with this potential for bias is mitigated by the long history of brine extraction at consistent levels supporting historic lithium production.
•The historical data supporting the mineral reserve estimates at Salar de Atacama have not been fully supported by a robust QA/QC program. This potentially introduces uncertainty in the accuracy and precision of the sample data. However, in the QP’s opinion, this uncertainty is mitigated through the consistency of results from the 2022 campaign and the historical data. In the QP’s opinion, the risk is also mitigated through the inherent confidence derived from more than 35 years of consistent feed to the processing plant producing lithium at the Salar de Atacama/La Negra.

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9Data Verification
9.1Data Verification Procedures
SRK conducted the following review and verification procedures during 2022 to support the resource and reserve estimates:
•Review of the original laboratory analysis certificates.
•Review and analysis of historical lithium concentration data per well. Checking the consistency of data in time, and identification of locations alternated by evaporation (trenches) or leakage from concentration ponds.
•A review and reinterpretation of the geological model developed by Vai in 2021. SRK worked in collaboration with original authors and the Albemarle geological team (Atacama). The work included:
oA review of the available literature and third-party studies in Salar de Atacama.
oInterpretation of applied geophysical studies (HRS, TEM, and NMR), surface geological maps and the consistency with the 3D geological units.
oData review from all Albemarle concessions and environmental permit zones.
o A detail reinterpretation of the lithologies from boreholes in the Albemarle concession areas.
oThe available data was evaluated to provide cross-confirmation of geological and hydrostratigraphic interpretations
A 3D geological model was built in collaboration with the original authors and Albemarle personnel, including:
•A review and recalculation of the lateral recharge from the surrounding basing to the groundwater system presented in 2019 environmental model report (SGA, 2019).
•A new structural interpretation of the the main faults.
The consistency of the historical data was verified against the 2022 campaign samples (K-Utec lab), described in Section 8. Figure 9-1 shows a high correlation (R2 =0.9955) between values in 2022 analyzed at the on-site plant lab and the results from K-Utec laboratory. However, a bias can be observed between both labs. The K-Utec laboratory generally results in a lower lithium concentration than Albemarle’s laboratory. Differences ranges from 100 to 520 mg/L.

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Li Concentration Comparison (mg/L)
6,000
5,500
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
Historical Samples Value
1,000
1,500
2,000
2,500
3,000
3,500
4,000
4,500
5,000
5,500
6,000
June 2022 Campaign (K-Utec)

Source: SRK 2022
Figure 9-1: Comparison of Historical Lithium Concentrations and 2022 Campaign (K-Utec)

9.2Limitations
All the data collected historically could not be independently verified. However, in the QP’s opinion, verification of the samples collected in 2022 campaign and analyzed by independent labs provided sufficient level of confidence in the methods used and results of samples analyzed by the Albemarle Atacama Salar Plant laboratory. However, the consistent overestimate in Albemarle’s lab values should be revisited and corrected in the future.
9.3Opinion on Data Adequacy
The brine data were compiled in a standardized database under the supervision of Albemarle personnel. All data were converted into the same units and the database was checked for discrepancies, errors, and missing data. The data received from multiple sources were cross-referenced by SRK against the Albemarle database and original laboratory certificates; Albemarle reviewed and corrected any discrepancies with respect to sample locations and depths.
SRK visited the salar operation and its on site laboratory in June 2022. SRK verified that the stated procedures are being followed. All details and data on QA/QC methodology are as described by Albemarle personnel.

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Based on review of the historical database, the consistency of the values during the history of brine extraction, and the high correlation of the historical data and the results from the 2022 campaign, in SRK’s opinion, the data used for the resource and reserve estimates is acceptable and appropriate. Historical sampling at production wellheads and at ponds supports that there has been a consistent feed to the processing plant and the lithium produced provides additional verification of the historical data used for calibration of the numerical model.

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10Mineral Processing and Metallurgical Testing
Albemarle's operations in Chile are developed in two areas, the Salar de Atacama and La Negra. The Salar de Atacama operation extracts lithium brines from deep and shallow groundwater wells. These brines are then discharged to solar evaporation ponds to concentrate the lithium brine, which is then transferred to the La Negra plant for processing. The La Negra plant refines and purifies the lithium brines, producing a technical and battery-grade lithium carbonate (and historically lithium chloride although this is not forecast for future production).
. The SYIP aims to improve this process recovery through mechanical grinding and washing of by-product salts in two new plants, the Li-Carnalite Plant and Bischofite Plant and testing associated with the SYIP is discussed below.
10.1Salar Yield Improvement Program Testing
Historic process yield for lithium in the evaporation ponds at the Salar de Atacama have been around 50% (ranging from less than 40% up to the mid-50%). In 2017, Albemarle commissioned K-UTEC to evaluate opportunities to improve on this historic performance. K-UTEC proposed and evaluated six options for improvement, including performing laboratory and pilot scale testing on each. Based on this testwork, Albemarle decided to proceed with two of the six options evaluated. The two selected opportunities for improvement follow:
•Bischofite Treatment Plant: Implementation of a continuously driven washing and comminution/vat leaching operation for bischofite in order to recover the adhering brine and lithium contained in the bischofite salts.
•Li-Carnallite Treatment Plant: Implementation of a continuous Li-Carnallite decomposition by comminution and reactive step using brine.
10.1.1Bischofite Treatment Testing
Albemarle recently started to place harvested bischofite salts in drainage fields to recover entrained lithium-rich brine. While this recovers a portion of the lithium that would otherwise be lost in this stage of processing/evaporation, there is still significant brine adhered to the bischofite salts post-drainage. The intent of the bischofite treatment process is to further wash this concentrated brine from the bischofite salt using a dilute, natural brine, as well as further dissolution of lithium precipitated in these salts.
K-UTEC completed several tests related to this proposed process upgrade at their laboratory in Sondershausen, Germany. These include an evaluation of drainage performance of the bischofite salt as well as laboratory-level tests and pilot-scale tests on the washing/leaching of the bischofite using an agitated reactor. To complete these tests, Albemarle collected precipitated bischofite salts from the salar operations and transported these salts to K-UTEC’s laboratory for evaluation. From a scale perspective, the bischofite drainage test utilized 100 kilograms (kg) of bischofite salt, the pilot scale tests utilized 260 kg of bischofite salt, and the laboratory scale testing utilized 1 kg of bischofite salt. These salts come from the bischofite stockpile, but due to drainage storage before arriving to Sondershausen the LiCl was lower than data collected in the field. Therefore, test work of drainage was carried out in order to emulate the conditions on site. SRK is of the opinion that the bischofite tested is generally representative of bischofite from Albemarle’s Salar de Atacama operations.

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The bischofite treatment testing utilized brine from extraction well as the wash solution. This brine is characterized as calcium-rich, but no additional information on the wash solution (e.g., lithium, calcium, sulfate, magnesium concentrations) is presented. Therefore, this solution is likely representative of the brine that is sourced from CL-9. The bischofite drainage testing utilized concentrated brine between pond 4A and 3A. This solution is viewed as likely representative of the brine that would typically be entrained in the bischofite salt.
The results of the laboratory and pilot scale Bischofite washing/dissolution testing included 57% lithium recovery at the pilot scale and 79% lithium recovery at the laboratory scale. Lithium/magnesium selectivity (i.e., preference for lithium dissolution) is reported at 85% at pilot scale and 89% at laboratory scale. K-UTEC also evaluated alternatives other than the agitated reactor such as screw dissolution although these tests were inconclusive due to poor test implementation.
Notably, the pilot-scale study results include significantly lower lithium recovery in comparison to the laboratory-scale testwork. K-UTEC believes that this was due to a combination of lower performance of the centrifuge in the pilot scale work and a lower content of lithium in the bischofite salt in the pilot testwork.
The final piece of the testwork is the evaluation of drainage performance on the bischofite salt. This testwork showed a lithium content in adhered brine of around 21% by weight in comparison to around 7% of lithium by weight in the sample received for the testwork.
10.1.2Lithium-Carnallite Treatment Testing
Albemarle already harvests lithium carnallite salts and washes/leaches them. The key differentiator in the newly proposed lithium-carnallite plant will be the addition of comminution of the salts to increase the efficiency of the leaching. Unlike the bischofite washing, which utilizes a raw brine, the lithium carnallite washing utilizes recycled brine from the bischofite plant increasing the synergy of both new processes. This proposed process leaves a residual bischofite which is then proposed for processing in the proposed new bischofite plant to recover any residual lithium.
As with the bischofite testing, the lithium carnallite testing was completed at laboratory and pilot scale and also went through drainage testing. K-UTEC notes that as with the bischofite testing, it is believed that the lithium carnallite utilized in the testing was collected from disposal dumps which had been subject to washing with rainwater and the sample had limited actual lithium-carnallite (19% with predominant bischofite). Wash solution was concentrated brine sourced from the carnallite pond discharge, which should be representative of the targeted wash solution at an operational level. The pilot testing utilized 240 kg of salt, the laboratory sample sizes were around 0.4 to 0.8 kg and the drainage testing utilized 100 kg.
Results from the lithium-carnallite lab testing were similar to the bischofite recovery in that the pilot scale test reported lithium recovery of around 60% and the laboratory test reported recovery of around 76% with lithium/magnesium selectivity of 97% for both types of tests. Drainage testing suggested adhering brine of around 16% lithium versus 9% lithium on the samples received. Similar comments apply in that the lower yield was attributed by K-UTEC to lower centrifuge performance and different lithium content in salt.

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10.1.3Salar Yield Improvement Program Test Commentary
Based on the results of the laboratory testwork, K-UTEC estimates that the implementation of the SYIP will increase lithium recovery in the salar from current levels to around 65%. Albemarle has adopted this estimate for its assumed performance with the SYIP.
In SRK’s opinion, based on the K-UTEC test data, an overall recovery in the 80% range is possible under a best-case scenario for both lithium carnallite and bischofite. However, this is ideal performance and not likely in an operating scenario and therefore a downgrade to the assumption of K-UTEC of 65% is more realistic and a reasonable assumption to use in production forecasts.
Although the improvement to 65% lithium recovery assumed by K-UTEC and Albemarle is reasonable, in SRK’s opinion, the current test data has gaps and does not provide a direct correlation to this result. Therefore, in SRK’s opinion, Albemarle would benefit from updating its test data to better define the current mass balance, current lithium losses and estimates of potential improvement for the SYIP. This will help refine the design of the SYIP and presents an opportunity to improve the performance of the operation if the maximum recovery potential can be realized.
10.2Opinion on Adequacy
In SRK’s opinion, the recovery data provided by for approximately 40 years of historic production is acceptable and representative of the ongoing operation. SRK notes that the SYIP, as described in the previous paragraphs, does have some risk but accepts that data as reasonable for use in the ongoing project.

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11Mineral Resource Estimates
The Mineral Resource estimate presented herein represents the latest resource evaluation prepared for the Project in accordance with the disclosure standards for mineral resources under §§229.1300 through 229.1305 (subpart 229.1300 of Regulation S-K). Although Albemarle produces byproducts from the Salar de Atacama, including potash, SRK has limited its resource estimate to the dominant economic product of lithium.
11.1Key Assumptions, Parameters, and Methods Used
This section describes the key assumptions, parameters, and methods used to estimate the mineral resources. The technical report summary includes mineral resource estimates, effective August 31, 2022. The geologic block model is incorporating all relevant exploration data as of June 2022 and there is no additional data since that date. The resource has been depleted to August 31, 2022.
The coordinate system used on this property is World Geodetic System 1984 (WGS84) Universal Transverse Mercator (UTM) Zone 19S. All coordinates and units described herein are done in meters and metric tonnes, unless otherwise noted. The database used for interpolation of brine characteristics has been compiled by Albemarle from analytical information generated by third party laboratory K-Utec.
The Mineral Resources stated in this report are entirely located on mineral title, surface leases, and accessible locations currently held by Albemarle as of the effective date of this report. Detail related to the access agreements or ownership of these titles and rights are described in Section 3 of this report.
11.1.1Geological Model
To constrain and control the mineral resource, a 3D geological model was required to approximate the geological features relevant to the data and information generated at the current level of study. SRK developed a geological model in collaboration with Albemarle personnel and its consultants (Dr. David Boutt and Dr. LeeAnn Munk). Figure 11-1 shows the geological model’s extent. This was done to leverage the site-based expertise and improve the overall model consistency. Geological information supporting the development of the model was incorporated from multiple public sources including:
•CORFO
•SQM
•Albemarle
The geological model is comprised of multiple features which have been modeled to either be independent of each other or, in some cases, may depend on the results from another modeling process. An example of this, is the way in which a structural model may influence the results of the lithology model or the final resource boundaries.
The combined 3D geological models were developed in Leapfrog Geo software (v6.0.2). In general, model development is based on the following:
•Interpreted geophysical data (historic and modern):
oTEM
oSeismic
oDownhole Borehole logging

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oSurface geologic mapping (historical and modern)
oInterpreted cross sections (historical and modern)
oSurface/downhole structural observations
oInterpreted stratigraphic polylines (surface and sub-surface 3D)
In 2022, SRK updated the geological model using new data and interpretations provided by Albemarle, which included:
•Surface geologic mapping and cross-sections provided by VAI (Vai, 2021); a total of four geologic cross-sections were used to construct the model (B-B’, D-D’, E-E’, and H-H’). The interpretation provided by VAI is simplified compared to the Servicio Nacional de Geologia y Mineria, Carta Geologica de Chile (Niemeyer, 2013) mapping but supports the primary lithologic units identified at Atacama.
•SRK combined similar lithologies into principal groups that correlate the VAI interpretation; these are described in detail in section 6.
•Transition zone boundary that was previously used by SRK for hydrogeologic modeling and displayed in the VAI surface geologic map
•Geophysical section highlighting the location of the Falla Salar and the contacts for UH4 and UH8 (TEM Nano).
As a result, the geological units were redefined, including new volumes, spatial distribution and then, new specific yield values associated to each unit. The main changes are the following:
•Upper halite divided in upper (UH2) and intermediate halite (UH3).
•The new unit Silt, Clay and Salt (UH4) was defined between the upper (UH2) and intermediate halite (UH3).
•The volcanoclastic unit was defined considering the ignimbrite and volcanoclastic deposits.
•Two faults were defined; Falla Los Vientos and Falla Salar, this last one crosses the Albemarle claim area.

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Legend
Transition
UH1
UH2
UH3
UH4
UH5
UH6
UH7
UH8
UH9
UH11
Unknown
Falla Salar
Falla Los Vientos
Claim Area
+7415000
+7410000
+7405000
+7400000
+7395000
+7390000
+7385000
+7380000
+7375000
+7370000
+7395000 N
+7380000 N
+555000 E
+570000 E
+585000 E
Looking down
0
5000
10000
15000

Source: SRK 2022
The extent of the model is the extent of Figure 11-1.
Figure 11-1: Geological Model Extent - Plan View

Lithology
The geological model was developed by first grouping lithology into different hydrogeologic units within Leapfrog Geo: Unconsolidated Sediments (UH1), Upper Halite (UH2), Intermediate Halite (UH3), Silt, Clay and Salt (UH4), Lower Halite (UH5), Silt and Salt (UH6), East Sediments (UH7), Volcanoclastic (UH8), and West Sediments (UH9), Transition zone, and Basement. Geophysical data was digitized to refine upper halite in the eastern zone, ignimbrite, and basement profile contacts. Publicly available cross-sections prepared by SQM were used to digitize the upper surface of the VGC within the regional model. The undifferentiated unit was developed by making a surface constrained by the bottom of all boreholes with geologic data.
The geological model is shown in plan view and cross section view in Figure 11-2 and Figure 11-3 respectively.

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Legend
Transition
UH1
UH2
UH3
UH4
UH5
UH6
UH7
UH8
UH9
UH11
Unknown
B
A
A'
B'
Claim Area

Source: SRK 2022
Figure 11-2: Geological Model in Albemarle Claim Areas- Plan View

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Source: SRK 2022
Figure 11-3: Geological Model - Cross Sections

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11.1.2Exploratory Data Analysis
Lithium concentration data is collected only at certain intervals along the borehole. Figure 11-4 shows plan and section views of the updated raw lithium data (mg/l). The spatial distribution of lithium data varies across the property and is concentrated in the claim area A1.
The vertical section view of Figure 11-4 shows the differences in sample size and location within boreholes. Figure 11-5 presents the log probability plot, histogram and the table of statistics of the raw data of lithium.
Source: SRK, 2022
Scales in meters
Figure 11-4: Distribution of Lithium Samples in Plan View (top) and Section View A-A’ (bottom, Looking to N-NW) – Borehole Lithium Data Projected to Section A-A' - 30x Vertical Exaggeration

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Column	Count	Minimum	Maximum	Mean	Variance	StDev	CV
Li (mg/l)	41	1,354	5,220	2,947	1,499,524	1,225	0.42
Source: SRK, 2022
Figure 11-5: Summary of Raw Sample Statistics of Lithium Concentration – mg/l, Log Probability and Histogram

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Similar irregular distribution and variable lengths of the lithium data are observed in the specific yield (Sy) data (from hydraulic tests). A different set of data from the lithium data set was used to evaluate Sy in each lithological unit, including historical data. Figure 11-6 shows the location of the borehole collars that have Sy tests on the property. Section 7-3 present more details of Sy by hydrogeological unit.
Source: SRK, 2022
Figure 11-6: Specific Yield Samples in Plan View

11.1.3Drainable Porosity or Specific Yield (Sy)
The drainable porosity or Sy measurements do not properly cover all lithologic units and only in two units is there sufficient data to make an estimate, upper halite and volcanoclastic units, where the Sy was estimated. Sy values used for the other lithologic units were based on general information, including studies in Salar de Atacama outside of Albemarle’s claim, and QP’s experience in similar deposits. The Chapter 7 summarize the Sy values measured in Salar de Atacama. . The statistics of the Sy raw data used in the block model estimations of Sy in the Upper Halite and VGC are shown in Table 11-1. Table 11-2 presents the Sy values assigned to the rest of the lithological units based on literature information. Figure 11-7 presents the Sy probability plots for the lithological units UH2 and UH8.
Table 11-1: Drainable Porosity (Sy) Raw Data - Upper Halite and Vulcanosedimentary Units

Column	Count	Minimum	Maximum	Mean[1]	Variance	StDev	CV
Upper Halite (UH2)
Sy	25	0.001	0.55	0.074	0.01	0.093	1.31
Vulcanosedimentary Unit (UH8)
Sy	27	0.0014	0.500	0.123	0.01	0.12	0.98
Source: SRK, 2022
1 Length weighted statistics

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Source: SRK, 2022
Figure 11-7: Probability Plots of Sy - UH2 and UH8 Lithology Units

Table 11-2: Drainable Porosity (Sy) Values Used for Other Lithological Units

Unit	Sy
UH1 (Unconsolidated Deposits)	0.09
UH3 (Intermediate Halita)	0.05
UH4 (Silt, Clay and Salts)	0.02
UH5 (Lower Halite)	0.02
UH6 (Silt and Salt)	0.07
UH9 (Sedimentary West)	0.045
UH11 (Basement)	0.0
Source: SRK, 2022
Values estimated based on available measured data outside of mining claim (if available), literature, comparative values with the other units and QP’s experience in similar deposits.

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11.2Mineral Resources Estimates
The primary factors utilized in developing a brine resource estimate include the following:
•Aquifer geometry and limits (volume)
•Drainable porosity (Sy) of the hydrogeological units in the salar
•Lithium concentration
11.2.1Domains
Resource Domain Model
The resource was calculated and limited to the current Albemarle claim area shown in Figure 11-2 (A1, A2, and A3). The total surface area is 16,725.58 ha, including the aquifers and aquitards present in the subsurface and excluding the bedrock.
Based on the knowledge of the deposit, Li populations analysis and the spatial distribution of the Li concentration in Atacama, SRK defined two sub-domains: High and Low lithium concentrations (HG and LG).
The following criteria was considered to define the limits of the domains HG (Figure 11-8) and LG:
•Two populations observed in the probability plot and histogram at approximately 3,500 mg/l Li threshold.
•Spatial distribution of High Li concentration in Peninsula de Chepica
•Influence of operational ponds
Source: SRK, 2022
Figure 11-8: Spatial Distribution of High Lithium Concentration Sub-Domain

SRK has coded the drilling and block model information into these sub-domains which are stored in the block model under the field “DOMAIN”. The statistical analysis and lithium estimation were completed using hard boundaries for the HG and LG sub-domains. The lithological units are not considered sub-domains as they are not influencing the Li concentrations.

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11.2.2Capping and Compositing
Capping of high-grade outlier data is normally performed where these data points are interpreted to be part of a different population. In SRK’s opinion, capping is appropriate at the Salar de Atacama for dealing with high lithium concentration outlier values for the two sub-domains. This included the review of high-yield outlier data to determine whether top cutting or capping was required that may bias or skew data for statistical and geostatistical analyses. Log-probability plots (Figure 11-9 and Figure 11-10) were assessed and a cap at 5,040 mg/l Li was applied to the HG domain and 2,930 mg/l Li for the LG domain. The tables in Figure 11-9 and Figure 11-10 present the impact of the capping on the population statistics of lithium, resulting in one outlier value capped and a reduction of 0.6% and 1.4% of the mean of lithium for the input data in HG and LG sub-domains respectively. The impact to the coefficient of variation is limited to a slight reduction.

Data	Element	Count	Capped	Cap (Li – mg/l)	Percentile	Lost (Li mean)	Mean (mg/l)	Max (mg/l)	Variance	CV
Raw	Lithium	9					4,501	5,220	317,031	0.13
Capped	Lithium	9	1	5,040	84.74%	0.6%	4,473	5,040	276,597	0.12
Source: SRK, 2022
Figure 11-9: Capping Analysis (Probability Plot of Lithium) and Table of Impact of Capping (Statistics- Length weighted) – HG Sub-Domain

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Data	Element	Count	Capped	Cap (Li – mg/l)	Percentile	Lost (Li mean)	Mean (mg/l)	Max (mg/l)	Variance	CV
Raw	Lithium	32					2,234	3,320	393,414	0.28
Capped	Lithium	32	3	2,930	90.11%	1.4%	2,202	2,930	334,392	0.26
Source: SRK, 2022
Figure 11-10: Capping Analysis (Probability Plot of Lithium) and Table of Impact of Capping (Statistics – Length weighted) – LG Sub-Domain

Previous to the grade interpolation, samples need to be composited to equal lengths for consistent sample support. The raw sampling data for lithium is characterized by variable lengths and discontinuous sampling along the boreholes. Figure 11-11 presents the histogram of the raw sample lengths for the LG domain. Given the nature of the hydraulic sampling and the differences in lengths, SRK carried out a number of tests using different lengths of compositing and determined that 25 m and 50 m composites are appropriate for the LG and HG domains respectively. This is based on the nature of sampling in brine projects, which is effectively still sampling a single horizon in which the brine concentrations are assumed to not vary within the sample interval. As a result, an increasing number of composites compared with the number of raw intervals was obtained. The compositing was performed using the compositing tool in Maptek Vulcan software. Table 11-3 shows the comparative statistics for the raw samples and the composites. In general, SRK aims to limit the impact of the compositing to less than 5% change in the mean value after compositing. Changes below 0.5% in the mean values are observed.

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Source: SRK, 2022
Figure 11-11: Histogram of Length of Samples of Lithium (mg/l) – LG Domain

Table 11-3: Comparison Raw vs Composite Statistics

Data	Element	Count	Minimum (mg/l)	Maximum (mg/l)	Mean (mg/l)	Variance	StDev	CV
HG Sub-Domain
Samples	Lithium	9	3,260	5,040	4,473	276,597	525.9	0.12
Composites (50 m)	Lithium	12	3,260	5,040	4,473	267,772	517.0	0.12
LG Sub-Domain
Samples	Lithium	32	1,354	2,930	2,202	334,392	578.3	0.26
Composites (25 m)	Lithium	39	1,480	2,930	2,204	294,482	542.7	0.25
Source: SRK, 2022
Non weighted statistics

The samples cross geological boundaries but considering that there are not impermeable barriers to limit the groundwater flow, QP considers it unnecessary to break down by geology.
Specific Yield (Sy)
The capping analysis was completed, including the use of probability plots (Figure 11-7) and statistical analysis of the Sy data. As a result, the UH2 raw data was capped to 0.35 and no capping was used for the UH8 data. The capping was applied before the compositing process.
Composites of 25 m were used for the data to estimate Sy into blocks for the Upper Halite and the Volcano sedimentary units, where there is enough data to support the estimation.

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11.2.3Spatial Continuity Analysis
The spatial continuity of lithium at the Atacama property was assessed through the calculation and interpretation of variography in each sub-domain. The variogram analysis was performed in Vulcan Software (version 12.0.5) using the capped and composited data.
The following aspects were considered as part of the variography analysis:
•Analysis of the distribution of data via histograms
•Downhole semi-variogram was calculated and modeled to characterize the nugget effect
•Experimental semi-variograms were calculated to define directional variograms for the main directions defined from the fan variograms analysis. Results were inconclusive to define anisotropy, due in part to the spatial distribution of the samples.
•Omnidirectional variogram was modeled using the nugget and sill previously defined in the downhole/directional variography.
•The total sill was normalized to 1.0
The dominant anisotropy of lithium cannot be appropriately assessed due to the data distribution across the property. The omnidirectional variogram model was preferred for the neighborhood analysis and estimation. The graphical (Figure 11-12) and tabulated (Table 11-4) semi-variogram for lithium (LG Sub-domain) is provided below. Due to the low quantity of data in the HG-Sub-domain, the variopgraphy couldn’t be appropriately completed. The lithium in the HG domain was estimated using the Inverse Distance (power 2) method.
Source: SRK, 2022
Figure 11-12: Experimental and Modeled Omnidirectional Semi-Variogram for Lithium – LG Sub-domain

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Table 11-4: Modeled Omnidirectional Semi-Variogram for Lithium

Variable	Rotation	Type	Variance	Range X (m)	Range Y (m)	Range Z (m)
Lithium	NA	Nugget	0.03
		Spherical	0.45	2,200	2,200	2,200
		Spherical	0.52	6,500	6,500	6,500
Source: SRK, 2022

The nugget effect is 3% with maximum range at 6,000 m.
Specific Yield
The distribution and quantity of Sy tests samples per lithology are not sufficient to support an appropriate spatial analysis per lithology. Inverse distance weighted (IDW) estimation methodology was used to estimate Sy in UH2 and UH8 lithological units.
11.3Neighborhood Analysis
Based on the results of the variography analysis, a neighborhood analysis was completed on the lithium data. This analysis provides a quantitative method of testing different estimation parameters and, by accessing their impact on the quality of the resultant estimate, select the appropriate value of each parameter. The slope or regression value (SOR) and kriging efficiency (KE) were used as the determining factors to optimize the kriging search neighborhood. Factors used in the neighborhood analysis included number of samples (Figure 11-13) and search (Figure 11-14).
Source: SRK, 2022
Figure 11-13: Neighborhood Analysis on Number of Samples for Lithium

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Source: SRK, 2022
Figure 11-14: Outputs from the Search Ranges Optimization Analysis

Based on the results of the optimizations and other factors like the spatial distribution of samples and the characteristics of the hydraulic tests, the neighborhood parameters were defined for estimation of lithium at the Atacama property and are summarized in Table 11-5.
Table 11-5: Summary Search Neighborhood Parameters for Lithium

Variable	Pass	SDIST X (m)	SDIST Y (m)	SDIST Z (m)	Rotation	Min # Composites	Max # Composites	Max # Composites per Drillhole
LG Domain
Lithium	1	4,000	4,000	50	NA	4	10	2
	2	10,000	10,000	100	NA	1	10	2
HG Domain
Lithium	1	4,000	4,000	75	NA	2	8	2
	2	10,000	10,000	100	NA	1	10	2
Source: SRK, 2022

A block size analysis was performed (Figure 11-15). The optimization results with a final block size of 500 m x 500 m x 25 m (X, Y, Z coordinates) used. Besides of this, the analysis considered the distribution and spacing of the data, that is approximately 500 m in the best informed areas. The compositing length of 25 m was an aspect considered to define the extension of the parent cells in elevation, maintaining consistency with it. The block size selected shows reasonable values of slope of regression and kriging efficiency and is appropriate according to the distribution and spacing of the data.

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Source: SRK, 2022
Figure 11-15: Outputs from the Block Size Optimization Analysis

11.3.1Block Model
A block model was constructed using Maptek’s Vulcan™ software (version 12.0.5.18; Maptek Pty Ltd, 2020) for the purposes of interpolating grade and tonnage. The block model was sub-blocked along geological and mineral claim boundaries. The dimensions of the parent cell size used are 500 m in X, 500 m in Y, and 25 m in Z. The minimum sub-blocks sizes used are 10 m x 10 m 1 m. Grade interpolation was performed on parent cells. The block model limits were defined by the mineral claim polygons with the extents of the block model shown in Figure 11-4. Blocks were visually validated against the 3D geological model and the mineral claim boundaries. Table 11-6 contains the block model parameters.
Table 11-6: Summary Atacama Block Model Parameters

Dimension	Origin (m)	Parent Block Size (m)	Number of Blocks	Min Sub Blocking (m)
X	547,500	500	100	10
Y	7,360,000	500	100	10
Z	2,100	25	24	1
Source: SRK, 2022

The blocks were flagged with the geological units and mineral claims identifiers. Figure 11-16 presents the lithology color coded block model. The values of Sy were assigned into the blocks according to the hydrogeological units. For Upper Halite and the Volcanoclastic units, the Sy values were interpolated into the blocks.

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Source: SRK, 2022
Figure 11-16: Plan View of the Atacama Block Model Colored by Lithology (2,275 masl)

11.3.2Estimation Methodology
Interpolation of Lithium
SRK used the composited data to interpolate the lithium grades into the block model using Ordinary Kriging (OK) and inverse distance weighting (IDW2 first pass, IDW3 second pass). Nearest neighbor (NN) estimation was performed for validation purposes only. The grade estimations were completed in Maptek’s Vulcan™ software (version 12.0.5.18; Maptek Pty Ltd, 2020). The dimensions of the second pass are larger than the range of the lithium variogram, which is why it was used the IDW methodology. The power of three (IDW3) was used to limit excessive dispersion of the Li concentrations.
SRK completed OK estimates using the 4,000 m x 4,000 m x 50 m ellipsoid for the first pass and used IDW3 estimates for the second pass using 10,000 m x 10,000 m x 100 m ellipsoid as being most representative of the underlying data and the type of lithium deposit. The power of three was used for IDW to avoid excessive dispersion of Li concentrations.
The images in Figure 11-17 through Figure 11-19 show the results of the estimation in terms of number of boreholes, number of composites and the distances from the blocks to the composites used during the estimation. The majority of the blocks were estimated with two or more drillholes and between four and ten composites. The distance between the blocks and the composites used during the estimation has an average of 3,420 m and in most cases with distances less than 5,000 m. In SRK’s opinion, this provides confidence that the estimation methods are appropriate.

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Source: SRK, 2022
Figure 11-17: Histogram of Number of Boreholes Used to Estimate the Block Model

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Source: SRK, 2022
Figure 11-18: Histogram of Number of Composites Used to Estimate the Block Model

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Source: SRK, 2022
Figure 11-19: Histogram of Average Distance from Blocks to Composites Used in Estimation

It is the QP’s opinion that the methodology used in the lithium OK and IDW3 estimate is appropriate for resource model calculations.
Interpolation of Specific Yield (Sy)
SRK used the 25 m composited data to interpolate the Sy values into the block model using IDW2 and a single search pass with the ellipsoid 8,000 m x 8,000 m x 8,000 m. The search ellipse size in Z is large to make sure the estimation of all the blocks inside each lithological units that are characterized by a flattened shape. the Sy values were interpolated using the data of the lithological units Volcano-sedimentary (UH8)) and Upper Halite (UH2) into the blocks flagged accordingly and defining hard boundaries and using the search neighborhood parameters presented in Table 11-7. Sy values were assigned into the blocks of the lithologies that were not interpolated according to the values presented in Table 11-2. The Sy mean grade of the resulting interpolated blocks in the Volcano-sedimentary and Upper Halite units was assigned to the blocks not interpolated in those units.

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Table 11-7: Summary Search Neighborhood Parameters for Sy (UH2 and UH8 lithologies)

Variable	Pass	SDIST X (m)	SDIST Y (m)	SDIST Z (m)	Rotation	Min # Composites	Max # Composites	Max # Composites per Drillhole
UH2 and UH8 Lithologies
Sy	1	8000	8000	8000	NA	2	6	2
Source: SRK, 2022

11.3.3De-Clustering
A de-clustering cell analysis of the composites was completed to obtain de-clustered statistics for model validation purposes for lithium and Sy. Additionally, the NN estimation of lithium and Sy was used as a spatially de-clustering method for comparative validation.
Figure 11-20 presents an example of the scatter plot (Li average vs Cell Size) obtained for the de-clustering analysis of the lithium composites in the LG domain. Ultimately, a 5,000 m x 5,000 m x 50 m cell size was selected to calculate de-clustered statistics and estimation validation of lithium.
Source: SRK, 2022
Figure 11-20: De-Clustering Analysis Showing Scatter Plot of Cell Size versus Lithium Mean – LG Domain

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11.3.4Estimate Validation
SRK undertook a validation of the interpolated model to check that the model represents the input data, the estimation parameters and that the estimate is not biased. Different validation techniques were used, including:
•Visual comparison of lithium grades between block volumes and raw borehole samples
•Comparative lithium statistics of de-clustered composites and the alternative estimation methods (OK, IDW3, and NN)
•Swath plots for lithium mean block and composite sample comparisons
•Visual comparison and swath plots comparison for Sy in blocks estimated using IDW2 and NN in the lithologies Volcano-Sedimentary (UH8) and Upper Halite (UH2).
Visual Comparison
Visual validation of drilling data to estimated block grades was completed in 3D. In general, estimated block grades compared well with acceptable correlation from drilling data. Figure 11-21 shows examples of the visual validations in plan view at 2,225 mamsl.
Source: SRK, 2022
Figure 11-21: Example of Visual Validation of Lithium Grades in Composites Versus Block Model Horizontal Section - Plan View (2,225 mamsl Elevation)

Comparative Statistics
SRK performed a statistical comparison of the de-clustered composites to the estimated blocks to assess the potential for bias in the estimated lithium grades. The comparison included the review of the histograms for lithium and the mean analysis between the blocks and composites from aquifers (Table 11-8).
The mean interpolated lithium values by OK, IDW2 and NN are similar and are slightly lower grade than the de-clustered lithium grade. The comparison between data and the blocks is better in the areas with higher density of data, as shown in swath plots comparing the means by area. The interpolated lithium concentrations using the combined OK and IDW2 has a better correlation with the data and provides information of the interpolation error and quality.

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Table 11-8: Summary of Validation Statistics Composites Versus Estimation Methods (Lithium-Aquifer Data)

Statistic	Declustered Sample Data Li (mg/l)	Block Model (OK-1st pass, ID3-2nd pass)	Ordinary Kriging - Block Data (Volume Weighted) Li (mg/l)	Inverse Distance - Block Data (Volume Weighted) Li (mg/l)	Near Neighbor- Block Data (Volume Weighted) Li (mg/l)
DOMAIN - LG
Mean	2,091	1,945	1,978	1,938	1,942
Std Dev	544	473	450	472	508
Variance	295,974	224,406	202,089	222,602	258,278
CV	0.26	0.24	0.23	0.24	0.26
DOMAIN - HG
Mean	4,476	4,468	4,471	4,475	4,457
Std Dev	539	278	277	390	468
Variance	290,492	77,146	76,561	151,765	219,245
CV	0.120	0.062	0.062	0.087	0.105
Source: SRK, 2022

Swath Plots
The swath plots of lithium in X and Z coordinates shown in Figure 11-22 represent a spatial comparison between the mean block grades interpolated using alternative methods and the de-clustered composites. The areas of higher variability between the composites and estimates at Atacama occur in the areas of the deposit with lower quantity of data.

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Source: SRK, 2022
Figure 11-22: Lithium (mg/l) – LG Domain - Swath Analysis at Atacama (X and Y Coordinates)

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The QP’s opinion is that the validation through the use of visual comparison, comparative statistics, and swath plots provide a sufficient level of confidence to confirm that the model accurately represents the input data, the estimation parameters are reasonable, and that the estimate is not biased.
11.4Cut-Off Grade Estimates
The CoG calculations are based on assumptions and actual performance of the Salar de Atacama operation. Pricing was selected based on a strategy of utilizing a higher resource price than is used for the reserve estimate. For the purpose of this estimate, the resource price is 10% higher than the reserve price of US$20,000/t technical grade lithium carbonate, the basis for which is presented in Section 16.1.3. This results in the use of a resource price of US$22,000/t of technical grade lithium carbonate. The QP considers this pricing appropriate for resource estimate considering the market study, life of project (20+ years), and current uncertainty in the market.
SRK utilized the economic model to estimate the break-even cut-off grade, as discussed in Section 12.3. Applying the US$22,000/t lithium price to this methodology resulted in a break-even CoG of approximately 800 mg/L lithium, applicable to the resource estimate.
11.5Resource Classification and Criteria
Resources have been categorized subject to the opinion of the QP based on the amount/robustness of informing data for the estimate, consistency of geological/concentration distribution, survey information, and have been validated against long term production information. Other criteria to support the categories of the resource model were based on the normalized variance, sample distribution, lithology (boreholes), and radius of influence from the pumping wells.
•Measured resources were assigned to areas with high confidence in the aquifer, aquitard geometry and historical production behavior. From the kriging distribution quality point of view, the blocks with normalized kriging variance under 0.25 were considered when defining the classification in conjunction with the other criteria mentioned above. Samples collected in a pumping well also represent the brine surrounding at an extent proportional to the hydraulic radius of influence. Considering than several of the production wells have been in operation over 20 years, generating a large radius of influence, the measured resource areas were adjusted to include those zones. Blocks within 25% of the radius of influence are classified as measured. Finally, using the QP’s criteria, the distribution of the measured resource was slightly adjusted considering the coverage of boreholes, distribution of lithium samples and the continuity of measured blocks in 3D (Figure 11-23).
•Classification of Indicated resources is done only for those domains with sufficient confidence in the aquifer and aquitard geometry, and sufficient density of the lithium samples. These volumes are very well correlated with the blocks with normalized variance between 0.25 and 0.5. Local inherent variability in the geometry of the aquifers has been considered in this classification and has been manually limited in areas of greater concern.
•Brine hosted aquifers with no or low drill density, and no or low lithium samples, have been classified as Inferred. Inferred also corresponds to the blocks with normalized variance over 0.5. Areas close to the border between the salar nucleus (halite) and transition zones

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present less confidence in the lithium concentration's continuity, consequently, were also classified as inferred.
Source: SRK, 2022
Figure 11-23: Model Horizontal Section - Plan View – Blocks Colored by Classification (2,250 masl Elevation)

11.6Uncertainty
SRK considered a number of factors of uncertainty in the classification of the mineral resource estimation:
•The lack of availability of site-specific data for Sy values in some units results in uncertainty associated with estimates of brine volume potentially available for extraction. To mitigate this uncertainty, the values were based on literature data of similar lithology units, studies in Salar de Atacama outside of Albemarle claim areas, and considering the QP’s experience in similar deposits. Additionally, the resource area has a high density of boreholes a good interpretation of the geology, which drives Sy estimates.
•The southeastern zone of the Albemarle claim area is close to the transition zone, which partially covers the upper halite (UH2). The presence of undetected lower lithium concentration brines is a potential risk. To mitigate this uncertainty, part of the resources calculated in this zone were classified as inferred.
•Resource in claim area A3 was calculated with a lower density of brine samples which includes data form 2018. Therefore, the indicated and inferred resources in this area have been increased. A brine sampling campaign in this area will help to increase the measured resources.
•The integration of new information recently collected in the geological model causes the redefinition of the distribution of the geological units in the Atacama. The changes in the volumes of each rock unit, which are directly associated with their specific yield distribution, result in the overall metal quality decreasing. Currently, unit UH4 presents the highest degree of uncertainty in its distribution.

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11.7Summary Mineral Resources
SRK has reported the mineral resources for Salar de Atacama as mineral resource exclusive of reserves. The resources are reported above the elevation of 2,200 mamsl and below the measured water table, which corresponds to the zone of brine with better coverage of sampling, geology and Sy data.
Table 11-9 presents the mineral resource exclusive of reserves. Resource from brine is contained within the resource aquifers with the estimated reserve deducted from the overall resource. This calculation was completed by calculating total lithium (as lithium metal) projected as being pumped from the aquifer in the reserve production forecast. This quantity of lithium (as metal) was directly subtracted from the overall mineral resource estimate. Notably, the resource grade was not changed as part of this exercise. This is because the resource, exclusive of reserve, and reserve do not represent discrete areas of the resource due to the brine aquifer (i.e., the resource) being a dynamic system that moves, mixes and recharges. Therefore, the resource, after extraction of the reserve, in reality would be an entirely new resource, requiring new data and a new estimate. As this is not practical with current data, in the QP’s opinion, it is more appropriate to keep the calculation simple and transparent and utilize this approach. Further, as the dynamic resource precludes direct conversion of measured / indicated resources to proven / probable reserves, in the QP’s opinion, the most reasonable and defensible approach to allocating depletion of the reserve from the resource is to deplete measured and indicated resource proportionate to their contribution to the combined measured and indicated resource. As measured resources comprise 56% of the combined measured an indicated resource, 56% of the reserve depletion was allocated to measured, with the remainder subtracted from indicated. For comparison, proven reserves comprise approximately 57% of the overall reserve (i.e., measured resource is deducted proportionate to the proven reserve).

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Table 11-9: Salar de Atacama Mineral Resource Estimate, Exclusive of Mineral Reserves (Effective August 31, 2022)

	Measured Resource		Indicated Resource		Measured + Indicated Resource		Inferred Resource
	Contained Li (Tonnes x 1,000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)	Contained Li (Tonnes x 1000)	Brine Concentration (mg/L Li)
Total	470.8	2,390	362.8	1,943	833.6	2,195	236.8	1,617
Source: SRK, 2022
•Mineral resources are reported exclusive of mineral reserves. Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•Given the dynamic reserve versus the static resource, a direct measurement of resources post-reserve extraction is not practical. Therefore, as a simplification, to calculate mineral resources, exclusive of reserves, the quantity of lithium pumped in the life of mine plan was subtracted from the overall resource without modification to lithium concentration. Measured and indicated resource were deducted proportionate to their contribution to the overall mineral resource.
•Resources are reported on an in situ basis.
•Resources are reported above the elevation of 2,200 masl. Resources are reported as lithium metal
•Resources have been categorized subject to the opinion of a QP based on the amount/robustness of informing data for the estimate, consistency of geological/grade distribution, survey information.
•Resources have been calculated using drainable porosity estimated from measured values in Upper Halite and Volcano-sedimentary units, and bibliographical values based on the lithology and QP’s experience in similar deposits
•The estimated economic cut-off grade utilized for resource reporting purposes is 800 mg/l lithium, based on the following assumptions:
oA technical grade lithium carbonate price of US$22,000 / metric tonne CIF La Negra. This is a 10% premium to the price utilized for reserve reporting purposes. The 10% premium applied to the resource versus the reserve was selected to generate a resource larger than the reserve, ensuring the resource fully encompassed the reserve while still maintaining reasonable prospect for eventual economic extraction.
o Recovery factors for the salar operation increase gradually over the span of 4 years, from the current 40% to the proposed SYIP 65% recovery in 2025. After that point, evaporation pond recovery is relatively constant at 65%. An additional recovery factor of 80% lithium recovery is applied to the La Negra lithium carbonate plant.
oAn average annual brine pumping rate of 414 L/s is assumed to meet drawdown constraint consistent with Albemarle’s permit conditions.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating cost is calculated at approximately US$4,155/metric tonne CIF Asia.
oSustaining capital costs are included in the cut-off grade calculation and post the SYIP installation, average around US$98 million per year.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
oSRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: August 31, 2022.

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11.8    Recommendations and Opinion
It is the QP’s opinion that the aquifers' geometry, brine chemistry composition, and the Sy of the basin sediments have been adequately characterized to support the resource estimate for Salar de Atacama, as classified.
The mineral resources stated herein are appropriate for public disclosure and meet the definitions of measured, indicated and inferred resources established by SEC guidelines and industry standards. Based on the analysis described in this report, the QP’s understanding of resources that are exclusive of reserves, and the project’s status of operating since 1984, in the QP’s opinion, there is reasonable prospects for economic extraction of the resource.
The current lithium concentration data and Sy data is mostly located in claims areas A1 and A2. A3 in the eastern zone has less information. A similar situation occurs below 100 m depth, where few screen intervals exist, therefore few samples were collected.
SRK recommends implementing a drilling campaign in the aquifers within the claim area A3, focused on collecting Sy values and brine sampling. Rapid Brine Release Capacity (RBRC) samples for porosity test in Lower, intermediate and Lower Halite and Silt and salt unit (if possible); and pumping tests in unconsolidated deposits unit. Also, it is recommended a sample collection campaign from 100 to 150 m in all areas (A1, A2, and A3). The qualified person is of the opinion that, with consideration of the recommendations and opportunities outlined below that any issues relating to all applicable technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

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12Mineral Reserve Estimates
This section describes the key assumptions, parameters, and methods used to simulate the movement of lithium-rich brines in Salar de Atacama in the process of their extraction, which is utilized to develop the reserve estimate.
12.1Numerical Groundwater Model
A geologically based, 3D, numerical groundwater-flow and solute transport model was developed to evaluate the extractability of lithium-rich brine from Salar de Atacama. The model construction is based on an analysis of historical hydrogeologic data conducted by ALB and SRK. A 3D geologic model developed by SRK (Local and Regional models), described in Section 11.1, provides the framework of hydrogeologic units used in the numerical model.
The sequence of modeling activities consists of Calibration, Transition, and Prediction simulations. The time period of each model is described below:
•Calibration: October 1997 to December 2021 (data available for model calibration)
•Prediction: January 2022 to December 2041 (Used for the reserve estimate period)
The Prediction model includes the period of time with measured data between the end of data available for calibration and the beginning of the reserve simulation (January to August 2022). The numerical groundwater flow and transport models were developed using the finite-difference code MODFLOW-UGS with the transport module (Panday et.al, 2013) via the Groundwater Vistas graphical user interface 8.30 Build 20 (ESI, 2017). The model was calibrated to available historical water level and lithium concentration data. The calibrated model was used to evaluate different production wellfield pumping regimes.
12.1.1Model Domain and Grid
The model domain includes the Nucleus and marginal zone of Salar de Atacama, including halite units, volcanic, and clastic deposits in an area of 2,389.5 km2 with 899,696 active cells and 19 layers. Model cell sizes vary from 50 m x 50 m to 400 m x 400 m. Model layers vary in thickness having an average of 5 m in the first ten layers to have a good representation for the salar surface units, increasing the thickness for deeper zones. The layers had been adjusted to follow the hydrogeological units (HU) geometry defined in the conceptual model allowing a minimum layer thickness of 2 m and a maximum of 194 m. Figure 12-1 shows the simulated hydrogeological units and breakdown of model layer thicknesses. Model grid and layering was developed to ensure proper representation of the aquifer units within the numerical model and a detail simulation of the pumping well effect within the Albemarle production areas. Figure 12-1 shows an oblique 3D view of the model.

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Source: SRK, 2022
Figure 12-1: Oblique 3D View of Numerical Groundwater Model

12.1.2Flow Boundary Conditions
There are three primary natural groundwater inflow processes at Salar de Atacama: recharge by direct precipitation, indirect recharge on catchments surrounding the salar, and infiltration from lagoon/stream systems. There are two primary natural groundwater outflow processes: groundwater discharges from the salar at lower elevations via evapotranspiration and to surface water bodies (lagoons). A schematic of the key boundary condition types is presented in Figure 12-2. Points in this figure represent locations where lateral inflow and lagoon recharge were simulated, the points are labeled according to the recharge source. Color-shaded areas represent the precipitation-derived recharge areas and rates for the steady state simulation.

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N
Northern Boundary
Sub-Basin 6
Infiltration Soncor
Lagoon (Cola Pez)
1.70e-05 m/day
2.30e-05 m/day
Infiltration Soncor
Lagoon (DSur)
Sub-Basin 15
Sub-Basin 13
Sub-Basin 7
8.00e-06 m/day
1.00e-05 m/day
Sub-Basin 12
Sub-Basin
11a
1.60e-05 m/day
Infiltration Peine
Lagoon
Sub-Basin 8
Sub-Basin
11b
Sub-Basin 10b
5.00e-06 m/day
Sub-Basin 11
4.00e-06 m/day
Sub-Basin
10b Cone
Sub-Basin 9
Sub-Basin
10b South
0 5 10 20
Km
550000
560000
570000
580000
590000
600000
7430000
7420000
7410000
7400000
7390000
7380000
7370000
7360000

Source: SGA, December 2015; SRK 2022
Lateral inflow locations (simulated by injection wells are shown in different colors per Sub-Basin
Figure 12-2: Zones of Direct Recharge and Lateral Groundwater Inflow

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Recharge
Direct recharge and lateral recharge location and rates were assumed from previous hydrogeological studies presented to the environmental agencies of Chile (SGA, 2015; and SGA, 2019) and from second update of the salar de Atacama groundwater model for the RCA 21/2016 (VAI, 2021). Direct recharge was simulated in the uppermost active layer as a transient boundary condition, at a monthly temporal resolution. Lateral groundwater recharge was simulated as a transient boundary condition, as injection wells in layers 1 through 18, depending on the lateral recharge location. Minor adjustments were made in the fluxes reported from sub-basins 10 and 11 to represent in more details the lateral recharge from Cordon de Lila. Figure 12-2 shows the distribution of direct recharge and the injection wells used for the lateral recharge simulation. Table 12-1 presents the infiltration rates and lateral inflows used for natural groundwater flow conditions (no pumping).
Table 12-1: Recharge Rates and Lateral Inflows Under Natural Conditions

Recharge Component	# Injection Wells	Total Inflow (L/s )
Sub-Basin 6	18	200
Sub-Basin 7	43	425
Sub-Basin 8	9	41
Sub-Basin 9	22	348
Sub-Basin 10a Cone	3	32	611
Sub-Basin 10a South	7	579
Sub-Basin 10b	6	5
Sub-Basin 11	9	90.8	92
Sub-Basin 11a	1	0.4
Sub-Basin 11b	1	0.7
Sub-Basin 12	18	10
Sub-Basin 13	7	92
Sub-Basin 15	5	7
Northern Boundary	55	684
Infiltration Peine Lagoon	6	9.1
Infiltration Soncor Lagoon (Cola Pez)	9	25.0	25.0
Infiltration Soncor Lagoon (DSur)	9	0
Total Recharge from Precipitation	-	308
Source: VAI 2021; SRK 2022

Evapotranspiration
Evapotranspiration (ET) rates and spatial distribution were initially assumed from the previous environmental model (SGA, 2015 and VAI 2021) and modified during the calibration process. ET rates varied on a monthly basis, and ET was applied from the topographic surface to an extinction depth ranging from 1 to 2 m below the ground surface. Conservatively, lithium mass was removed with ET, to avoid artificial accumulation of lithium at the ground surface in the model and over-estimation of lithium availability. The spatial distribution of maximum ET rates in the model is shown in Figure 12-3.

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550000
560000
570000
580000
590000
600000
7430000
7420000
7410000
7400000
7390000
7380000
7370000
7360000
N
3.1e-03
m/day
3.6e-03
m/day
4.6e-03 m/day
2.7e-03
m/day
3.7e-03 m/day
2.7e-03
2.0e-04
m/day
4.0e-03 m/day
4.6e-03 m/day
2.8e-03
3.7e-03 m/day
1.0e-04
m/day
4.0e-03
m/day
3.7e-03 m/day
2.8e-03 m/day
2.9e-03
m/day
4.6e-03 m/day
3.0e-04
m/day
3.6e-03 m/day
3.0e-03 m/day
2.9e-03
m/day
4.1e-03
m/day
2.7e-03 m/day
4.0e-03
m/day
2.7e-03
m/day
3.0e-03
m/day
4.3e-03
m/day
0
5
10
20
Km

Source: SGA, December 2015; SRK 2022
Values represent average evaporation rates for natural conditions (no pumping)
Figure 12-3: Zones of Simulated Maximum Evapotranspiration Rate

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Lagoon/Stream Systems
Four lagoon/stream networks are identified in Salar de Atacama: Soncor, Aguas de Quelana, Peine, and La Punta – La Brava as shown in Figure 12-2. Soncor and Peine lagoons include infiltration from the surface water corresponding to 25 L/s and 11 L/s, respectively (SGA, 2015, SGA, 2019, and VAI, 2022). Surface water is not thought to infiltrate from the Aguas de Quelana and La Punta – La Brava lagoons.
The lagoon/stream networks are simulated as drain cells. Groundwater discharge rates into the lagoon/stream networks were simulated using the conceptual water balance model (Table 12-2).
Table 12-2: Conceptual Rates of Groundwater Discharges into the Lagoon/Stream Systems

Lagoon/Stream System	Flow (L/s)
Soncor	76
Aguas de Quelana	172
Peine	79
La Punta – La Brava	113
Source: SGA, 2016

Infiltration from the Soncor and Peine lagoons into groundwater were simulated as injection wells in the top layer of the model. Lagoon and stream areas are not assigned as an evaporation zone since water evaporating through those cells is controlled by the drain cells.
Location of groundwater discharge zones to lagoons, and infiltration from the lagoons are shown in Figure 12-2.
Pumping Wells and Artificial Recharge
Simulation of the historical brine extraction and freshwater wells by Albemarle and SQM are based on the construction details and historical flow rates presented in the environmental reports of Albemarle and SQM (SQM, 2020, SQM 2022 and www.sqmsenlinea.com). Details of the pumping rates in time for calibration and prediction are described in sections 12.1.3 and 12.1.4 below.
SQM brine injection was reported at annual average rates up to 384 L/s (SQM 2022 and www.sqmsenlinea.com). These values were simulated as injection wells in four locations within the SQM property, in layers 1 through 5 of the model.
Albemarle estimates that loss from operational ponds and stockpiles is up to 5% of the total brine pumping rate as leakage to the groundwater system (0.6 to 25 L/s), in addition some ponds has been adjusted with no leakage as part of the calibration process. Figure 12-4 shows locations of pumping wells in Salar de Atacama (historical pumping). The location of artificial injection wells used to simulate leakage from the Albemarle ponds is also shown in Figure 12-4.

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550000
560000
570000
580000
590000
600000
7430000
7420000
7410000
7400000
7390000
7380000
7370000
7360000
N
0 5 10 20 Km
Ponds
Stock Piles
Service Layer Credits: Source: Esri, Maxar, GeoEye, Earthstar Geographics, CNES/Airbus DS, USDA, USGS, AeroGRID, IGN, and the GIS User Community
Legend
Active Pumping Wells
Albemarle Freshwater
Albemarle Saline
SQM Freshwater
SQM Saline
SQM Area
Albemarle Area
Numerical Groundwater Model Boundary

Source: SRK, 2022
Figure 12-4: Location of Simulated Pumping Wells and Artificial Recharge Zones (Historical)

Solute -Transport Boundary Conditions
The following lithium concentration values were assumed in the recharge boundary conditions for the solute-transport simulations:
•Lateral recharge from sub-basins (fresh water): 3 to 10 mg/L
•Flows from the North and Southwest boundaries: 1,000 mg/L
•Infiltration from the Soncor and Peine lagoons/stream systems: 700 and 320 mg/L, respectively
Lithium concentration values mentioned above are constant in time and are based on the hydrochemistry database presented in the environmental reports (SGA, 2019 and SQM, 2020) and in “Hydrogeochemical fluxes and processes contributing to the formation of lithium-enriched brines in a hyper-arid continental basin” (Munk et al., 2018).
Other assumptions for solute transport boundary conditions are as follows:
•Reinjected brines in SQM have concentration 1,000 mg/L of lithium (higher grades are expected in SQM reinjection brines; however, 1,000 mg/L was chosen as a minimum value to limit the “artificial” lithium available for the predicted Albemarle production).

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•Seepage from Albemarle operational ponds has lithium concentrations with annual averages ranging between 6,652 to 9,419 mg/L. The adopted values correspond to the measured concentration operational records provided by Albemarle for this study.
•The effect of the direct recharge on the lithium concentration in the salar is negligible.
•Evapotranspiration removes lithium from the model (analogous to chemical precipitation).
Figure 12-5 shows the distribution of solute-transport boundary conditions.

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550000
560000
570000
580000
590000
600000
7430000
7420000
7410000
7400000
7390000
7380000
7370000
7360000
N
North Boundary: 1,000 mg/L
5 mg/L
Soncor: 700 mg/L
3 mg/L
5 mg/L
SQM Reinjections:
1,000 mg/L
3 mg/L
Alb. Pond
Leakage[1]:
<9,419 mg/L
3 mg/L
5 mg/L
Peine:
320 mg/L
3 mg/L
5 mg/L
Southeast
Boundary:
1,000 mg/L
10 mg/L
5 mg/L
10 mg/L
Boundary Inflows
Brine
Freshwater
0
5
10
20
Km

Source: SRK, 2022
Colors in Albemarle ponds are proportional to the leakage concentration
Figure 12-5: Solute-Transport Boundary Conditions

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12.1.3Hydraulic and Solute Transport Properties
The hydrogeologic zones specified in the model were derived from the geologic model developed using the Leapfrog Geo software and described in Section 11.1. Aquifer parameters of hydraulic conductivity, specific yield, and specific storage in addition to the transport parameter of effective porosity are specified by hydrogeologic zone in the model.
Horizontal hydraulic conductivity values used in the model were derived from historical information from Albemarle, SQM, and CORFO as described in Section 7.3 and because of the calibration processes. A summary of hydraulic conductivity values measured per aquifer unit is shown in Table 12-3. This table also presents the final values defined at the end of the calibration process (calibrated values).
Table 12-3: Hydraulic Conductivity Values Used in the Numerical Model Compared with Measured Data

Horizontal Hydraulic Conductivity (K) (m/d)
Hydrogeological Unit (UH)	Description	Measured				Calibrated
		#	Minimum	Maximum	Median [1]	Minimum	Maximum	Median [1]
Transition	Transition	57	0.001	3000	3	0.2	50	7
UH1	Unconsolidate Sediments	28	0.407	156	15.2	0.01	500	10
UH2	Upper Halite	189	0.005	6000	3	0.51	5987	1018.3
UH3	Intermediate Halite	157	0.00003	600	1	0.1	0.1	0.1
UH4	Silt, Clay, and Salt	127	0.00005	1110	4	0.01	0.01	0.01
UH5	Lower Halite	18	0.00006	21.7	0.1	0.072	0.072	0.072
UH6	Silt and Salt	132	0.005	2590	5	1	10	1
UH7	East Sediments	-	-	-	-	0.05	0.05	0.05
UH8	Volcanoclastic	63	0.005	380	0.4	0.3	24.2	0.33
UH9	West Sediments	13	0.006	8	0.3	0.08	0.08	0.08
Source: SRK 2022
# = number of tests
1 Median is the value in the middle of a set of measurements. Also called 50th percentile

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Specific yield (Sy) values were also available in the historical records mentioned in Section 7. Sy values used in the model were derived from those values and adjusted during the calibration process. These values are shown in Table 12-4.
No specific storage (Ss) values were measured in Salar de Atacama. Specific storage values used in the model were derived from the QP’s experience in similar deposits and as a result of the calibration process.

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Table 12-4: Specific Yield and Effective Porosity Values Used in the Numerical Model Compared with Measured Data

Hydrogeological Unit	Description	#	Specific Yield (Sy)						Specific Storage (Ss) (1/m)		Porosity
			Measured			Simulated			Simulated		Simulated
			Min	Max	Avg	Min	Max	Avg	Min	Max	Min	Max
Transition	Transition		-	-	-	0.05	0.1	0.08	1.00E-06	1.00E-06	0.05	0.1
UH1	Unconsolidated Sediments	10	0.001	0.2	0.05	0.05	0.2	0.13	1.00E-06	1.00E-06	0.05	0.2
UH2	Upper Halite	9	0.001	0.55	0.09	0.08	0.08	0.08	1.00E-06	1.00E-06	0.08	0.08
UH3	Intermediate Halite	25	0.004	0.269	0.07	0.05	0.05	0.05	1.00E-06	1.00E-06	0.05	0.05
UH4	Silt, Clay, and Salt	19	0.003	0.554	0.11	0.01	0.01	0.01	1.00E-06	1.00E-06	0.01	0.01
UH5	Lower Halite	4	0.001	0.32	0.08	0.05	0.05	0.05	1.00E-06	1.00E-06	0.05	0.05
UH6	Silt and Salt	18	0.001	0.34	0.09	0.08	0.08	0.08	1.00E-06	1.00E-06	0.08	0.08
UH7	East Sediments		-	-	-	0.03	0.03	0.03	1.00E-06	1.00E-06	0.03	0.03
UH8	Volcanoclastic	36	0.001	0.558	0.16	0.05	0.2	0.08	1.00E-06	1.00E-06	0.05	0.2
UH9	West Sediments	3	0.003	0.5	0.2	0.03	0.03	0.03	1.00E-06	1.00E-06	0.03	0.03
Source: SRK 2022
# = number of tests, Sy measured values over 0.6 has been discarded

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Simulated K in most cases ranges between measured maximum and minimum. It should be noted that the calibration period represents a large hydraulic stress in the groundwater system. The numerical model was able to reproduce this stress by using the simulated hydraulic parameters presented in Table 12-3 and Table 12-4. On the other hand, measured values from pumping and packer tests produce a significantly smaller hydraulic stress, and do not necessarily represent the long-term K and Sy values.
The groundwater model did not simulate density-driven groundwater flow. Therefore, a low-K zone (K=0.01 m/d) was implemented in the model at the known freshwater/saltwater interface at the margin of the salar, to reduce mixing of lateral freshwater inflows with salt water, according to the conceptual model.
Solute transport properties have no measured values in Salar de Atacama. Dispersion (transversal, longitudinal, and vertical), diffusion and effective porosity were assumed based on the QP’s experience in similar deposits and the calibration process. Table 12-5 present a summary of the simulated solute transport properties. Dispersion and diffusion coefficients were uniformly assigned in the groundwater model.
Table 12-5: Simulated Other Solute Transport Properties

Transport Parameter		Value	Units
Dispersion Coefficient	Longitudinal	50	m
	Transverse	5	m
	Vertical	0.5	m
Molecular Diffusion	Silt, Clay, and Salt	8.64 x 10-5	m2/day, model units
	Lower Halite	1 x 10-9	m2/s, standard units
Source: SRK 2022

12.1.4    Model Calibration
Pre-Development Conditions
Lithium mining activities occurred before 1997; however, there are no reliable data of pumping rates, water levels, or lithium concentration for that period. The pre-development model simulates equilibrium conditions before 1997 considering natural groundwater flow conditions only (no pumping). Even though this steady-state model represents a starting point for the calibration process and does not represent a target of calibration by itself, the conceptual hydrologic fluxes in Salar de Atacama (VAI, 2022) were used as calibration targets in this model. Table 12-6 shows the conceptual and simulated fluxes for the pre-pumping natural conditions. The intermedial marginal zone has 41.0% of discrepancy, however it represents a small part of the total flux in the nucleus, which has 2.7% of discrepancy.

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Table 12-6: Simulated Hydrologic Fluxes for Steady-State Conditions

ZONE	Inflows (L/s)				Outflow (L/s)		Discrepancy /%)
	Conceptual Hydrologic [1] Balance		Simulated [2]		Conceptual Hydrologic Balance [1]	Simulated [2]
Subbasins Reporting to Marginal Zone	Groundwater	Stream / Lagoon	Groundwater	Stream / Lagoon	Total	Total
SubC 6	200	14	200	8.0	214	161	-24.7%
SubC 7	425	7.0	425	6.9	436	388	-11.1%
SubC 8y9	389	9.0	389	5.6	398	384	-3.5%
SubC 10a [1]	611	4.0	611	2.2	615	617	0.4%
Subtotal Marginal Zone	1,625	34	1,625	22.8	1,663	1,550	-6.8%
Nucleus
Intermedial Marginal Zone [2]		59		59	202	285	41.0%
Nucleus [3]		265		262	1,057	1,007	-4.7%
Lateral Recharge from West	207		206
Lateral Recharge from North	684		684
Subtotal Nucleus	891	324	890	321	1,259	1,292	2.6%
Total Model Area	2,516	358	2,515	344	2,922	2,842	-2.7%
Source: 1VAI, 2021 and 2SRK, 2022
1 Sub-basin 10b is not included in the original Hydrologic Balance
2 Infiltration form Soncor Lagoon (25 L/s) is included
3 Infiltration form Peine Lagoon (11 L/s) is included

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The 3D distribution of lithium concentrations in the model domain, as initial conditions for the transient calibration simulation, were calculated from interpolation of available concentration data. Geochemical data at the Albemarle property are not available prior to the year 1999. Moreover, most monitoring locations had continuous lithium concentration data from recent years only. To achieve a salar-wide distribution of lithium outside the Albemarle claims, a few data points in the shallow subsurface were available from Kunasz and Bell (1979) and several wells from SQM (SQM 2020) with data of 2011.
Samples from years 2011, 1999 and 1979 shows good correlation between them, showing small variation on lithium concentration. For the western area of Albemarle Property (in Chepica Peninsula) data from recent years were included considering information from 2018, 2019 and 2020. This data was included to show the different concentration between upper and lower system which has been exploited in the last years. A total of 448 values were interpolated in 3D space using a kriging technique via the Leapfrog software, considering different interpolations between the upper and lower system. Final lithium distribution for initial concentration conditions was chosen based on the calibration results. Similar procedures were used for initial concentration of Ca and SO4.
Simulated Historical Operations
The transient calibration model of historical lithium mining activities was simulated from November 1997 through December 2021. Historical water levels, lithium concentration, and achieved pumping rates served as calibration targets.
Groundwater levels from 176 monitoring wells across the entire Salar de Atacama were used for water level calibration, with a total of 48,265 individual water level measurements during the transient calibration period. The total number of monitoring wells has been reduced since previous report because duplicated names have been removed These water level measurements were obtained from an Albemarle historical database included in the 2019 environmental report (SGA, 2019) and Albemarle operational database; and from an SQM environmental report (SQM, 2020).
Lithium concentrations in groundwater were available for 143 monitoring locations, with a total number of 7,038 individual concentration measurements during the transient calibration period. The earliest available concentrate on data was from January of 1999. Lithium concentration data were obtained from the Albemarle historical database (Albemarle, 2022).
Historical brine pumping from 108 wells and 9 trenches (the number of trenches has been reduced since previous report because duplicated names have been removed) on the Albemarle property were available through December 2021, and from 199 wells on the SQM property through December 2021. Albemarle freshwater withdrawal from three wells was available through December 2021 and SQM freshwater withdrawal from five wells through December 2021. A timeline of historical Albemarle and SQM pumping rates is provided in Figure 12-6, along with SQM brine injection rates (four locations). The total simulated Albemarle pond seepage did not surpass 5% of the total brine pumping rate.

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Source: SRK 2022
Figure 12-6: Pumping Rates used for Transient Calibration

Figure 12-7 presents the comparison between observed and simulated water levels at the year 2021 (average data in form of a quality line), i.e., at the end of the transient calibration period. Table 12-7 lists calibration statistics for this period. A notable statistic is the scaled root mean square error (RMSE) of 4.8%. An RMSE statistic below 10% is generally considered as adequate calibration. Several representative hydrographs showing observed and simulated water levels over time are included in Figure 12-8. The top 12 hydrographs are from monitoring locations on the Albemarle property, while the bottom three are from other locations in the salar. Overall, in the QP’s opinion, simulated water levels replicate observed water levels well.

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Observed vs Simulated at Average 2021
Simulated Water Level (m amsl)
Observed Water Level (m amsl)
2,290
2,295
2,300
2,305
2,310
2,315
2,320
2,325
Albemarle Property
Salar East of Alb. Property
Salar North of Alb. Property
Salar North of SQM
Salar West
Sediments East
SQM Property
Transition North / East
Transition South/East of Alb. Property

Source: SRK 2022
Figure 12-7: Comparison of Simulated and Observed Water Levels in the Year 2021 (Average Data)

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Table 12-7: Statistics of Transient Model Calibration to Observed Water Levels, 2021 Average

Statistical Measure	Definition	Formula	Value
Number of Observations	Number of calibration targets used to guide calibration		167
Residual Mean [1] (m)	Arithmetic mean of head residuals		0.59
Absolute Residual Mean (m)	Arithmetic mean of the absolute value of head residuals		1.03
Root Mean Square Error (RMSE, m)	Square root of the mean of squared residuals (representing the standard deviation of residual dataset)		1.47
Minimum Residual (m)	Minimum value of all residuals in the dataset	Rmin	-4.65
Maximum Residual (m)	Maximum value of all residuals in the dataset	Rmax	5.42
Range in Observations (m)	Difference between highest and lowest observed values	(Hobs)max - (Hobs)min	30.80
Scaled RMS Error (%)	Root mean square error normalized to the range in observations		4.77%
Source: SRK, 2022
1 Where R is the residual (observed minus simulated)

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CL-10
CL-12
CL-13
CL-6
CL-26
CL-18
CL-17
CL-34
CL-11
S-1
S-2
S-3
M2-C
ZAR-C-S
SAMPLE-4
Hydraulic Head (m)
Observed
Simulated
Monitoring Location Properties:
Albemarle Property, Upper Halite
Albemarle Property, Volcanics
SQM Property, Upper Halite
Salar South-West, Upper Halite

Source: SRK 2022
Figure 12-8: Water Level Comparison Hydrographs in Select Wells

The overall groundwater budget for the end of the transient simulation is presented in Table 12-8. The overall water balance error is 0.86% for the transient calibration period, which support a valid solution for the numerical simulation.

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Table 12-8: Water Balance at End of Transient Calibration (Dec 2021)

Flow Component	Flow Rate (L/s)
Inputs to Groundwater System
Recharge
Lateral	2,386
Direct Precipitation	-
Lagoon	-
Artificial Injection
SQM Injection	312
Albemarle Pond Leakage	22
Groundwater Storage Release	1,395
Total	4,116
Outputs from Groundwater System
Evapotranspiration	1,753
Surface Water Outflow	68
Pumping
Albemarle Freshwater Extraction	8
Albemarle Brine Extraction	498
SQM Freshwater Extraction	120
SQM Brine Extraction	1,556
Lagoon	5
Groundwater Storage Replenishment	107
Total	4,115
Percent Difference	0.02%
Source: SRK 2022

Figure 12-9 A presents calibration to lithium concentrations for the year 2021, with data points grouped by the monitoring location according to Albemarle productive properties (A1 and A2), and outside the Albemarle property. Figure 12-9 B shows circle sizes corresponding to average operational pumping rates in 2021 at each location (smallest circle sizes indicate monitoring wells without pumping). Table 12-9 provides a statistical summary for this calibration. Overall, the model tends to underpredict lithium concentrations on the Albemarle property for 2021, which suggests a conservative starting point for the predictive simulations.

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A
Observed vs Simulated at Average 2021
Simulated Lithium Concentration (mg/l)
Observated Lithium Concentration (mg/l)
A1
A2
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

B
Observed vs Simulated at Average 2021
Simulated Lithium Concentration (mg/l)
Observated Lithium Concentration (mg/l)
A1
A2
0
1,000
2,000
3,000
4,000
5,000
6,000
7,000

Source: SRK 2022
A) Calibration Targets on Albemarle Property, B) Targets on Albemarle Property, Circle Size 2021 Averages. A Weighted by Historical Operational Pumping Rate.
Figure 12-9: Observed vs Simulated Lithium Concentrations

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Table 12-9: Statistics of Transient Model Calibration to Lithium Concentrations, 2018 Average

Statistical Measure	Definition	Formula	Value
Number of Observations	Number of calibration targets used to guide calibration	n	167
Residual Mean(1) (m)	Arithmetic mean of head residuals		0.59
Absolute Residual Mean (m)	Arithmetic mean of the absolute value of head residuals		1.03
Root Mean Square Error (RMSE, m)	Square root of the mean of squared residuals (representing the standard deviation of residual dataset)		1.47
Minimum Residual (m)	Minimum value of all residuals in the dataset	Rmin	-4.65
Maximum Residual (m)	Maximum value of all residuals in the dataset	Rmax	5.42
Range in Observations (m)	Difference between highest and lowest observed values	(Hobs)max - (Hobs)min	30.80
Scaled RMS Error (%)	Root mean square error normalized to the range in observations		4.77%
Source: SRK 2022
1 Where R is the residual (observed minus simulated)

Figure 12-10 A, shows simulated cumulative mass of historically extracted lithium by Albemarle compared to known calculated produced mass from two water quality data databases provided to SRK, showing that simulated value follows the historic accumulated mass. Another measure of the calibration is shown in Figure 12-10 B, where average lithium concentration in the extracted brine is compared in both historical and simulated. The model tends to overpredict concentrations in the beginning of the simulation, when overall pumping rates are low, and underpredicts average concentrations starting in 2014. This underestimation is interpreted to reflect a conservative starting point for the predictive simulations. Figure 12-10 C presents the calibration of the SO4/Ca ratio, where the simulated and measured curves show a high correlation.
The average lithium mass transfer rates in the calibration period are shown in Table 12-10. As expected, pumping wells represent the main loss of lithium mass from groundwater (199,624 kilograms per day [kg/d]), followed by evaporation (79,154 kg/d). The main source of lithium gains in groundwater is groundwater storage, and to a minor degree, the artificial injection and natural lateral recharge.

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Table 12-10: Average Lithium Mass Transfer Rate for Calibration Period

Component	Mass Rate (Kg/day)
Lithium Gain in Groundwater
Boundary Recharge and artificial recharge (ALB ponds and SQM Injection)	95,170
Storage Release	287,440
Total Gain	382,610
Lithium Loss in Groundwater
Pumping wells	199,624
Surface Water (Drain cells)	3,766
Plant Uptake and Chemical Precipitation	79,154
Storage Replenishment	100,036
Total Loss	382,609
Percent Difference	0.00%
Source: SRK 2022

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A
Cumulative Li Mass Extraction
Cumulative Extraction (kg)
350,000,000
300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021
Chemistry_dt Cumulative Mass
Brinechem Cumulative Mass
Simulated
B
Average Extracted Li Concentration
Average Li Conc. (mg/L)
3,500
3,000
2,500
2,000
1,500
1,000
500
0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021
Average Brinechem Conc (mg/L)
Simulated
C
So4/Ca Ratio
Ratio (-)
7
6
5
4
3
2
1
0
1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021
SO4/Ca Brinechem
SO4/Ca simulated

Source: SRK 2022
Brinechem is the primary hydro-chemical database prepared by Albemarle. Chemistry_dt is the alternative hydro-chemical data base prepared by Albemarle.
Figure 12-10: Comparison of Measured and Simulated A) Cumulative Lithium Mass Extraction B) Average Lithium Concentration and C)Sulfate Calcium Ratio

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Calibration of the model to mass extracted by the production wellfield annually and comparison of simulated to observed lithium concentration versus cumulative production pumping are both reasonable. Calibration of the model to the mass extraction rate at the end of 2021, and to the SO4/Ca ratio also look reasonable. It is SRK’s opinion that the numerical model adequately represents the historical and current wellfield production of lithium from the basin and can be used for future production plans to support a reserve estimate.
12.1.5    Predictive Simulations
Predictive simulations include the period from January 2022 to September 2022, where measured values are available, and a production plan period from October 2022 to December 2043. The end of the pumping simulation time was defined for modeling purposes and does not represent the legal deadline of pumping (December 2041).
Projected Albemarle brine pumping includes up to 76 active wells, with pumping rates up to 30 L/s for a given well location and from 268 to 540 L/s for the entire system with an annual average of 414 L/s (Albemarle, 2022). Notice that the Albemarle’s pumping plan considered a reduction from the maximum legal pumping rate (442 L/s), due to environmental restriction. Details of well location and screen intervals are explained in Section 13.
Projected SQM brine pumping rates were used in the predictive model starting in January 2022 and are scheduled to terminate at the end of December 2030 (SQM, 2022). Projected SQM brine pumping includes 199 wells (equivalent pumping wells), with pumping rates up to 152.4 L/s for a given location and from 1600 to 1700 L/s for the entire system.
Brine pumping rates for the Albemarle and SQM properties are shown in Figure 12-11 and well locations are shown in Figure 12-12. Seepage from the Albemarle processing ponds and direct brine injections at the SQM property were not included in the base case predictive simulation. Indirect brine injections at SQM property were considered with values from 312.8 to 388.3 L/s (SQM, 2021).

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Prediction: Alb + SQM
Prediction: Alb Only
Flow Rate (L/s)
3,000
2,500
2,000
1,500
1,000
500
0
2022
2023
2024
2024
2026
2027
2028
2028
2030
2031
2032
2032
2034
2035
2036
2036
2038
2039
2040
2040
2042
2043
Pumping: Albemarle Brine
Pumping: SQM Brine

Source: SRK 2022
The end of pumping date for resource estimate purposes is December 2041
Figure 12-11: Simulated Brine Total Planned Pumping Rates for The Albemarle and SQM Properties

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N
CL-136
CL-155
CL-15
CL-137
CL-151
CL-185
CL-181
CL-9
CL-37
CL-163
CL-27
CL-106
CL-120
CL-122
CL-126
CL-124
CL-45
POZO_ZANJA-102
CL-135
CL-153
CL-134
CL-107
CL-19
CL-154
CL-175
CL-187
CL-100
CL-115
CL-159
CL-172
CL-92
CL-162
CL-112
CL-113
CL-188
CL-168
CL-173 A
CL-173
CL-177
CL-182
CL-93
CL-86
CL-23
CL-65
CL-97
CL-90
CL-94
CL-60
CL-80
CL-140
CL-183
CL-157
CL-101
CL-142
CL-143
CL-171
CL-24
CL-79
CL-78
CL-180
CL-104
CL-178
CL-164
0
1,25
2,5 Km
Albemarle Freshwater Extraction
Albemarle Brine Extraction
SQM Freshwater Extraction
SQM Brine Extraction
0
5
10 Km

Source: SRK 2022
Figure 12-12: Location of the Pumping Wells at Albemarle and SQM Properties Used for Predictive Simulations

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Projected Albemarle freshwater withdrawals were assumed to be constant throughout the predictive simulations (18.0 L/s). Projected SQM freshwater withdrawals correspond to maximum legal flowrate (240 L/s). Projected freshwater pumping rates are listed in Table 12-11.
Table 12-11: Simulated Predictive Freshwater Withdrawals

Owner	Projected Pumping Rate (L/s)
Albemarle	18.0
SQM	240.0
Source: SRK, 2022

A summary of groundwater inflows and outflows at the end of the transient calibration, the end of SQM brine pumping, and at the end of Albemarle pumping are presented in Table 12-12. Recharge inputs to the groundwater system and evapotranspiration outputs vary among the time snapshots because they represent different months of the year. However, decline in evapotranspiration and surface water outflows from December 2021 to December 2041 can be attributed to the decline in water levels in the salar and along its margins. The water balance error averages 0.03% for the predictive model period. Figure 12-13 shows all the components of the water balance in the calibration and predictive periods.
Table 12-12: Groundwater Balance Summary

Flow Component	End of Transient Calibration (Dec 2021)	End of SQM Extraction (Dec 2030)	End of Albemarle Extraction (Dec 2041)
Inflows to Groundwater System
Recharge
Lateral	2,386	2,341	2,286
Direct Precipitation	-	-	-
Infiltration from Lagunas	50	-	-
Artificial Injection/Infiltration
SQM Injection	312	-	-
Albemarle Pond Leakage	22	-	-
Groundwater Storage Release	1,395	1,648	328
Total	4,116	3,989	2,613
Outflows from Groundwater System
Evapotranspiration	1,753	1,541	1,599
Surface Water Outflow	68	52	56
Lagoon	5	5	5
Pumping
Albemarle Freshwater	8	18	18
Albemarle Brine	498	520	536
SQM Freshwater	120	176	-
SQM Brine	1,556	1,636	-
Groundwater Storage Replenishment	107	41	401
Total	4,115	3,988	2,614
Percent Difference	0.02%	0.03%	-0.04%
Source: SRK 2022

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Simulated Groundwater Budget: Inflows
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Flow Rate (L/s)
Recharge: Lateral
Recharge: Direct Precipitation
Recharge: Lagunas
Artificial Injection: SQM
Artificial Injection: Alb Pond Leakage
Storage In

Simulated Groundwater Budget: Outflows
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Flow Rate (L/s)
Evapotranspiration
Surface Water Outflow
Pumping: Albemarle Freshwater
Pumping: Albemarle Brine
Pumping: SQM Freshwater
Pumping: SQM Brine
Storage Out

Simulated Groundwater System Flow Summary
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Flow Rate (L/s)
Mass Balance Error (%)
Total In
Total Out
Mass Balance Error

Source: SRK, 2022
The end of pumping date for resource estimate purposes is December 2041
Figure 12-13:Components of Water Balance for All Simulated Periods

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Lithium mass flux components throughout all simulated periods are shown in Figure 12-14 and the distribution of the simulated lithium concentration in Figure 12-15. Solute transport simulation presents a percent difference lower than 0.01% during calibration and predictive model periods.

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Lithium Gains in Groundwater
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Lithium Mass Transfer Rate (Kg/day)
Groundwater Storage
Lateral Flows and Artificial Injections
Lithium Losses from Groundwater
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Lithium Mass Transfer Rate (Kg/day)
Groundwater Storage
Freshwater Pumping Wells
Drains
ET
Brine Pumping Wells
Lithium Mass Balance Summary
Transient Calibration
Prediction: Alb + SQM
Prediction: Alb Only
Lithium Mass Transfer Rate (Kg/day)
Mass Balance Error (%)
Total In
Total Out
Lithium Mass Balance Error

The end of pumping date for resource estimate purposes is December 2041
Source: SRK 2022
Figure 12-14: Components of Lithium Mass Transfer Rate for All Simulated Periods

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Dec 2021
Dec 2041
N
0
10
20 Km
Legend
SQM OMA
ALB Mining Property
Dry cells
Lithium Concentration
(mg/L)
0 - 500
500 - 1000
1000 - 1500
1500 - 2000
2000 - 2500
2500 - 3000
3000 - 3500
3500 - 4000
4000 - 4500
4500 - 5000
5000 - 5500

Figure 12-15: Distribution of Simulated Lithium Concentration in the beginning and End of the Prediction Pumping Period

12.2    Mineral Reserves Estimates
Using the hydrogeologic properties of the salar combined with the wellfield design parameters, the rate and volume of lithium projected to be extracted from the Project area was simulated using the predictive model. The predictive model output generated a brine production profile appropriate for the salar based upon the wellfield design assumptions with a maximum pumping rate of 442 L/s (i.e., maximum authorized extraction rate) over a period of 20 years (through March 2042). Albemarle’s pumping plan considers 414 L/s to meet the regulatory limits for drawdown. The use of a 20-year period reflects the timing required to extract the full, authorized quota of lithium production. Given the approximately two years delay in timing from pumping to final production, this also is the last year that extraction from the salar can be reasonably expected to still result in lithium produced by the January 1, 2044 expiry of Albemarle’s production quota. See Section 16.3.1 for more discussion of the quota and regulatory limits on lithium extraction.
The predicted monthly and annual average extracted lithium concentrations, and the predicted cumulative mass of lithium extracted from groundwater at the Albemarle property are plotted in Figure 12-16. The annual-average lithium concentrations, mass lithium in extracted brine, annual-average pumping rates and annual volumetric brine pumping are summarized in Table 12-13. Additional details on the wellfield design and pumping schedule are discussed in Section 13.

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SRK cautions that this prediction is a forward-looking estimate and is subject to change depending upon operating approach (e.g., pumping rate, well location/depth) and inherent geological uncertainty. The schedule includes summaries for observed pumping rates and lithium concentration from September 2020 through the end of August of 2022 as this production is required to support the first 24 months of production in the economic model. This brine is currently going through the evaporation process, is treated as work in process inventory and is reported separately on the reserve table for clarity.
The seasonal concentration fluctuations in Figure 12-17 correspond to seasonal fluctuations in pumping rates. The predictive model simulates a decline of annual-average lithium concentrations from 2,575 mg/L in the last trimester of 2022 to 1,990 mg/L at the end of pumping (December 2041). Annual lithium mass extraction from groundwater is predicted to decline from 33,277 metric tonnes in the year 2023 (first full year of pumping) to 25,536 metric tonnes in the year 2041. The predicted cumulative lithium mass extraction, from September 2022 to December 2041, is 556,850 metric tonnes. Figure 12-17 shows the projected annual mass of lithium extracted by production wellfield.

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Source: SRK, 2022
Figure 12-16: Projected Wellfield Average Lithium Concentration

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Table 12-13: Predicted Lithium and Brine Extractions

Period	Li Mass (Metric Tonnes)	Pumping Rate (L/s)	Pumping Volume (m3)	Lithium Concentration (mg/L)
Sep-Dec 2022	12,916	460	5,064,910	2,550
2023	33,277	412	13,013,766	2,557
2024	32,909	411	12,996,335	2,532
2025	32,324	411	12,959,754	2,494
2026	31,732	411	12,956,289	2,449
2027	31,242	409	12,921,810	2,418
2028	30,695	407	12,872,642	2,385
2029	29,740	402	12,675,570	2,346
2030	29,106	399	12,591,690	2,312
2031	28,599	398	12,550,719	2,279
2032	27,381	399	12,608,464	2,172
2033	27,214	400	12,624,101	2,156
2034	27,000	401	12,664,693	2,132
2035	26,692	402	12,685,002	2,104
2036	26,552	402	12,734,408	2,085
2037	26,227	404	12,756,126	2,056
2038	26,086	405	12,781,127	2,041
2039	25,865	407	12,843,823	2,014
2040	25,757	407	12,892,951	1,998
2041	25,536	410	12,930,330	1,975
Total	556,850	407	248,124,509	2,244
Source: SRK 2022

Source: SRK, 2022
Figure 12-17: Projected Annual Mass of Lithium Extracted by Production Wellfield

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12.3    Cut-Off Grades Estimates
Due to the extraction of lithium from the aquifer, combined with mixing of freshwater inflows or low-grade brines, the concentration of lithium in brine pumped from the mineral resource decreases over time. While there is some ability to selectively extract areas of the mineral resource with higher grades by targeting the location of new extraction wells, the impact of dilution cannot be fully avoided. Therefore, as the brine concentration declines over time, the quantity of lithium production, for the same pumping rate, also declines. As lithium brine production operations have relatively high fixed costs, eventually the quantity of lithium contained in the extracted brine is not adequate to cover the cost of operating the business.
As discussed in Section 19, the economic model provides positive operating cash flow for the entire life of the reserve, so it is clear that the entirety of the reserve estimated herein is above the economic cut-off grade, utilizing the assumptions described in that section. This includes the use of a long-term price assumption for technical grade lithium carbonate of US$20,000/t (see Section 16 for discussion on the basis of this assumption).
While the pumping plan supporting this reserve estimate is above the economic cut-off grade for the operation, for the purposes of disclosure and resource estimation, SRK calculated an approximate breakeven cut-off grade for the operation. To calculate the breakeven cut-off grade, SRK utilized the economic model and manually adjusted the input brine concentration downward until the after-tax cash flow hit a value of zero. This estimate effectively includes all operating costs in the business as well as sustaining capital with other inputs such as lower process recovery with lower concentration also being accounted for.
Based on this modeling exercise, SRK estimates that the breakeven cut-off grade at the assumptions outlined in Section 19, including the reserve price of US$20,000 / metric tonne of technical grade lithium carbonate, is approximately 858 mg/l Li (for comparison, the last year of pumping in the approximately 20-year life of mine plan has a lithium concentration of 1,974 mg/l).
12.4    Reserves Classification and Criteria
When estimating brine resources and reserves, different models are utilized to define those resources and reserves. The resource model presents a static, in situ measurement of potentially extractable brine volume whereas the reserve model (i.e., the predictive model) presents a dynamic simulation of brine that can potentially be pumped through extraction wells. As such, the predictive model does not discriminate between brine derived from inferred, measured, or indicated resources. Further, a brine resource is dynamic and is constantly influenced by water inflows (e.g., precipitation, groundwater inflows, pond leakage, etc.) and pumping activities which cause varying levels of mixing and dilution. Therefore, direct conversion of measured and indicated classification to proven and probable reserves is not practical. As the direct conversion is not practical, in the QP’s opinion, the most defensible approach to classification of reserves (e.g., proven versus probable) is to utilize a time-dependent approach as the QP has the highest confidence in the early years of the predictive model results, with a steady erosion of that confidence over time.
Therefore, in the context of time-dependent risk, in the QP’s opinion, the production plan through the end of 2032 approximately 10.3 years of pumping) is reasonably classified as a proven reserve with the remainder (10.3 years) of production classified as probable. Notably, this results in approximately 57% of the reserve being classified as proven and 43% of the reserve being classified as probable.

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For comparison, the measured resource comprises approximately 56% of the total measured and indicated resource. In the QP’s opinion, this is reasonable as the overall geological and technical uncertainty for the Salar de Atacama resource and reserve are similar.
12.5    Summary Mineral Reserves
The estimation of mineral reserves herein has been completed in accordance with CFR 17, Part 229 (S-K 1300). Mineral reserves were estimated utilizing a lithium carbonate price of US$20,000/t of technical grade Li2CO3. Appropriate modifying factors have been applied as discussed through this report. The positive economic profile of the mineral reserve is supported by the economic modeling discussed in Section 19 of this report.
Table 12-14 presents the Salar de Atacama mineral reserves as of August 31, 2022.

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Table 12-14: Salar de Atacama Mineral Reserves, Effective August 31, 2022

	Proven Reserve		Probable Reserve		Proven and Probable Reserve
	Contained Li (Metric Tonnes x 1000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes x 1000)	Li Concentration (mg/L)	Contained Li (Metric Tonnes Li x 1000)	Li Concentration (mg/L)
In Situ	319.9	2,407	236.9	2,069	556.8	2,247
In Process	23.1	2,741	0	0	23.1	2,741
Source: SRK, 2022
•In process reserves quantify the prior 24 months of pumping data and reflect the raw brine, at the time of pumping. These reserves represent the first 24 months of feed to the lithium process plant in the economic model.
•Proven reserves have been estimated as the lithium mass pumped during Years 2020 through 2030 of the proposed Life of Mine plan
•Probable reserves have been estimated as the lithium mass pumped from 2031 until the end of the proposed Life of Mine plan (2041)
•Reserves are reported as lithium metal
•This mineral reserve estimate was derived based on a production pumping plan truncated in December 31, 2041 (i.e., approximately 20 years). This plan was truncated to reflect the projected depletion of Albemarle’s authorized lithium production quota.
•The estimated economic cut-off grade for the Project is 858 mg/l lithium, based on the assumptions discussed below. The truncated production pumping plan remained well above the economic cut-off grade (i.e., the economic cut-off grade did not result in a limiting factor to the estimation of the reserve).
oA technical grade lithium carbonate price of US$20,000 / metric tonne CIF Asia.
oRecovery factors for the salar operation increase gradually over the span of 4 years, from the current 40% to the proposed SYIP 65% recovery in 2025. After that point, evaporation pond recovery remains relatively constant at 65%, An additional recovery factor of 80% lithium recovery is applied to the La Negra lithium carbonate plant.
oAn average annual brine pumping rate of 414 L/s is assumed to meet drawdown constraint consistent with Albemarle’s permit conditions.
oOperating cost estimates are based on a combination of fixed brine extraction, G&A and plant costs and variable costs associated with raw brine pumping rate or lithium production rate. Average life of mine operating cost is calculated at approximately US$4,155/metric tonne CIF Asia.
oSustaining capital costs are included in the cut-off grade calculation and post the SYIP installation, average around US$98 million per year.
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the mineral reserves with an effective date: August 31, 2022.

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In the QP’s opinion, key points of uncertainty associated with the modifying factors in this reserve estimate that could have a material impact on the reserve include the following:
•Resource dilution: the reserve estimate included in this report assumes that the salar brine is replenished at its boundaries at certain rates and with certain chemical composition. Changes in the rate of inflows, versus those assumed, will impact the reserve. For example, an increase in the magnitude of lateral flows into the salar could act to dilute the brine and reduce lithium concentrations in extraction wells, primarily in the southwest area of the Albemarle property. Figure 12-18 compares simulations with a decreasing in the lithium concentration in the inflows from sub-catchment 11 (scenarios 2). This scenario shows minimum changes in the predicted average lithium concentration (<1%).
•Initial lithium concentration: The current initial concentration was estimated based on the best historical data available by space distribution and date (up to 2020 sampling campaign), and the calibration process. In order to illustrate the effect of the initial lithium concentration in the predictions, the lithium distribution mentioned above was decreasing by 10%. As a result, the average lithium concentrations decreased by 9 to 10% (Figure 12-18, scenario 3).
•Seepage from processing ponds: the predictive simulations did not consider potential seepage of concentrated brine from the processing pond. Such seepage may have two opposing effects: on one hand loss of lithium mass between extraction from groundwater and production of lithium carbonate at the end of the concentration process, and on the other hand replenishing groundwater with lithium that could be captured by extraction wells. Figure 12-18 compares the annual-averaged lithium concentration in extracted brine, between the base estimate, which does not include pond seepage, and a predictive simulation with pond seepage up to 5% of extracted brine (scenario 9). This example sensitivity simulation predicts that pond seepage would result in average lithium concentrations increase of approximately 12% at the end of production as compared to the base case.
•Freshwater/brine mixing: the numerical model implicitly simulated the density separation of lateral freshwater recharge and salar brine by imposing a low-conductivity zone at the brine-freshwater interface. It is possible that lateral recharge of freshwater into the salar may increase without this restriction, as the water table declines as a result of pumping and reducing the amount of freshwater lost to evaporation at the periphery of the salar. Figure 12-18 compares the base case annual-averaged lithium in extracted brine with a scenario where the hydraulic conductivity at the freshwater/brine interface was increased by half an order of magnitude (scenario 4). This scenario resulted in no material change compared to the base case.
•Hydrogeological assumptions: factors such as specific yield, hydraulic conductivity, and dispersivity play a key role in estimating the volume of brine available for extraction in the wellfield and the rate it can be extracted. Actual contacts between hydrogeological units may not be exactly as represented in the numerical model. These factors are variable through the salar and are difficult to directly measure. Hydraulic conductivities and specific yields lower than assumed in the numerical model would result in reduced pumpability and reduced lithium mass extraction. Specific yields and porosities lower than assumed in the model would lead to faster migration of fresh / brackish water from the edges of the salar and dilution of lithium concentrations in extraction wells. Figure 12-18 compares the base case estimate of annual-averaged extracted lithium with a scenario where the effective porosities in the Chepica peninsula area and the Lower Halite (UH5) were reduced by 25% (scenario

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7) and 40% (scenario 5) respectively; the hydraulic conductivity in the Silt, Clay and Salt (UH4) was reduced by 50% (scenario 6); and dispersivity was decreased by 50% (scenario 8) . These scenarios resulted in average lithium concentrations reduction of less than 3% at the end of production as compared to the base case.
•Lithium carbonate price: although the pumping plan remains above the economic cut-off grade discussed in Section 12.3, commodity prices, can have significant volatility which could result in a shortened reserve life.
•Change to SQM pumping plan: the numerical model makes certain assumptions regarding the SQM pumping plan (which terminates at the end of 2030). Overall, SQM has extracted – and is expected to extract – brines at greater rates than Albemarle. SQM pumping has resulted in drawdowns at the salar of up to approximately 14 m in the southwest region of the salar. Enhanced pumping by SQM, or lengthening of the pumping period, may have two effects: reduce available resource in the salar, and draw freshwater at greater rate from the periphery of the salar (dilution effect). Conversely, reduced extraction by SQM would keep available the resources, reducing the dilution effect. Figure 12-18 compares the base case annual-averaged lithium in extracted brine with a scenario where SQM pumping plan continues until December 2041. As a result, the average lithium concentrations decreased by 4% to 5 % at the end of production (Figure 12-18, scenario 1).
•Process recovery: the ability to extract the full lithium production quota within the defined production period relies upon the ability to increase recovery rates of lithium in the evaporation ponds from historic levels of approximately 40% to a target of approximately 65%. This will require updating the process flow sheet at the salar to reduce lithium losses to precipitated salts. In the QP’s opinion, the assumed recovery rates are reasonable; however, there remains uncertainty in performance of the new process and any material underperformance to these targets could limit Albemarle’s ability to extract its full lithium quota prior to expiry of the quota.
•Lithium production quota: the current production quota acts as a hard stop on the estimated reserve both from a total production mass and time standpoint. The expiry date for production of this lithium is December 31, 2043. If raw brine grades, pumping rates or process recoveries underperform forecasts and Albemarle cannot produce the full quota by 2043, this potential reserve will be lost (i.e., it cannot recover lost production in later years and cannot pump faster than the regulatory limit of 442 L/s to offset any underperformance). Conversely, with lithium grades well above economic cut-off and approximately 30% of the estimated mineral resource converting to reserve, the potential to negotiate an additional production quota with the government of Chile presents an opportunity to increase the current reserve, which is artificially constrained by the current quota.

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Source: SRK 2022
Figure 12-18: Comparison of Predicted Extracted Lithium Concentration between Base Case and Sensitivity Scenarios

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13Mining Methods
The extraction method for the reserve is pumping of the raw brine from the aquifer utilizing a network of wells and trenches. This method of brine extraction has been used at the Salar de Atacama since 1984. As will be discussed in detail in Section 14, the extracted brine is concentrated using solar energy in a series of evaporation ponds prior to final processing in the lithium carbonate production plant at La Negra.
The brine extraction equipment includes a number of submersible pumps installed inside the production wells whose diameter is variable, generally between 10 inches and 14 inches. The pumps extract a brine with at rate between 5 and 30 L/s.
Shallow wells generally have a depth between 25 and 50 m. The wells walls are stable and have low risk of collapse, which facilitates the entry of brine into the well, thus reducing load losses. In deep wells, which typically have a depth of around 90 m, a seal is normally installed in the annular space of the upper part to a depth of about 25 to 40 m. A screen section is typically installed at the bottom well interval from around 50 to 90 m.
In RCA 21/2016, which authorized the rate of brine extraction to increase to 300 L/s (achieving the combined 442 L/s combined in areas A1 and A2), the position of pumping wells is not set to pre-determined coordinates. The reason that the coordinates are not fixed in advance is that, as wells degrade from flow depletion, excessive dynamic levels or operational problems, they are replaced and they may be set at the same location or moved if desired to optimize pumping results.
For the deep wells, the provisional authorization to pump 120 L/s up to 200 m deep, which originally was to end in August 2023, has been eliminated by regulators there are therefore no restrictions on the pumping rates on shallow versus deep wells were applied.
HDPE lines, typically 8 inches in diameter from the pumping system feed the pre-concentrator ponds, which are large ponds that regulate the brine chemistry (calcium and sulfate). Another set of HDPE lines, generally 8 inches in diameter, move brine by pumping from the pre-concentration ponds to feed the five evaporation pond systems.
The following elements can be found in the typical scheme of a pumping well:
•Pump
•Impulse pipe
•Valve
•Flow meter
•Split valve
•Backflow valve
•8-inch HDPE pipe to the ponds
Additional equipment at the pump site include a diesel generator, a pump control panel that monitors the pump's working frequency, perimeter fencing, and a telemetry system. Figure 13-1 and Figure 13-2 show the detail of the pumping equipment.

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Source: GWI, 2019
Figure 13-1: Pumping Well Installation

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Lureye
NU 1202
PETROLEO
DIESEL
1000 LTS
www.lureye.cl
380

Source: GWI, 2019
Figure 13-2: Surface Pumping Equipment

Other equipment utilized at site to support mining operations is drilling and salt harvesting equipment. Drilling and installation of new production wells is completed by contractors and Albemarle does not own this equipment. Approximately 250 people are assigned to the salar operations, 100 of them directly to the processing operation.
13.1Wellfield Design
A total of 72 to 76 production wells are modeled to support the annual average permitted brine pumping rate of 442 L/s from 2022 to 2041. The permit details extracting an annual average of 360 L/s from extraction area A1 and an annual average of 82 L/s from the extraction area A2. For reference the A1 and A2 areas can be seen in Figure 7-6.
The schedule of active production wells is shown in Table 13-1.
Based on information provided by Albemarle, existing production wells require periodic replacement of approximately 10 wells per year, on average, for the current wellfield. For the purposes of this reserve estimate, SRK has assumed replacement of 10 wells for each full year of production (2021 and 2041 as a trimester assumes three wells). A map showing the predicted locations for the LoM production wells is presented in Figure 13-3.

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Table 13-1: Wellfield Development Schedule

Period	Number Active Wells at Start of Period	Number Replacement Wells	Number Wells Removed	Number New Wells	Total Number Wells Drilled	Number Active Wells at End of Year
Sep-Dec 2022	72	3	0	3	6	75
2023	76	10	0	0	10	76
2024	76	10	0	0	10	76
2025	76	10	0	0	10	76
2026	76	10	0	0	10	76
2027	76	10	0	0	10	76
2028	76	10	0	0	10	76
2029	76	10	0	0	10	76
2030	76	10	0	0	10	76
2031	76	10	0	0	10	76
2032	76	10	0	0	10	76
2033	76	10	0	0	10	76
2034	76	10	0	0	10	76
2035	76	10	0	0	10	76
2036	76	10	0	0	10	76
2037	76	10	0	0	10	76
2038	76	10	0	0	10	76
2039	76	10	0	0	10	76
2040	76	10	0	0	10	76
2041	76	10	0	0	10	76
Source: SRK 2022

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Shallow
Deep
SQM Property
Albemarle Property
L/s
0 - 5
5 - 10
10 - 15
15 - 20
0
2.5
5 Km
N

Source: SRK 2022
Figure 13-3: Predicted Life of Mine Well Location Map and Average Pumping Rate

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13.2Production Schedule
A total of 76 wells locations were used to simulate brine production at the Salar de Atacama. The pumping schedule for the simulation is shown on Figure 13-4. Production was maintained at 76 of the wells from year 2024 to end of 2041.
Source: SRK 2022
Figure 13-4: Operational Schedule of Production Wells

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Pumping rates per well range from being turned off with no flow up to 30 L/s: only 9 wells pump above 10 L/s. The yearly average total pumping rate for the combined wellfield is 414 L/s. Maximum pumping occurs in January (up to 540 L/s) and minimum pumping in June (268 L/s). Figure 13-5 shows the pumped volume per year.
Source: SRK 2022
Figure 13-5: Pumped Volume and Predicted Lithium Concentration

Factors such as mining dilution and recovery are implicitly captured by the predictive numerical model. Reporting of these factors is not practical due to the disconnect between the static resource model and the dynamic predictive model utilized for reserve estimation as well as other factors such as mixing of brine during production.
Simulated pumped volume generates a drawdown of less than 10 m in the pumping wells, it includes simulated drawdown in the model cells and accounts for corrections due to cell-size and estimated well efficiency. Considering the minimum screen bottom in the shallow wells is around 25 m, and that it could be deepened up to 200 m, there is a sufficient saturated thickness to support the planned pumping rate. The open drains in operation with total bottom around 10 m depth must be deepened in the next five years to maintain their pumpability.

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14Processing and Recovery Methods
Albemarle's operations in Chile are in two separate areas, the Salar de Atacama and La Negra. The Salar de Atacama operation extracts lithium brines from groundwater wells. These brines are discharged to solar evaporation ponds to concentrate the lithium brine, which is then transferred to the La Negra plant by tanker truck for processing. The La Negra plant refines and purifies the lithium brines, producing both technical and battery grade lithium carbonate. Albemarle has also historically produced lithium chloride product although it does not forecast this production in the future.
At the salar, the lithium chloride brine concentration process is carried out by solar evaporation in concentration ponds. The objective of the process is to obtain a concentrated lithium chloride brine of around 6% lithium, which is transported to the La Negra chemical plant for further processing. A basic flowsheet for the salar is presented in Figure 14-1. As seen in this figure, beyond the concentration of lithium, there is also a potash (KCl) plant for byproduct potash production. Albemarle also harvests halite and bischofite salts as byproduct production for third party sales.
Source: Albemarle, 2019
Figure 14-1: Salar Process Flow Sheet

The La Negra plant receives the concentrated brine from the salar, and the brine is further processed with several purification steps followed by the conversion of the lithium from a chloride to a lithium carbonate. A basic flow sheet for the La Negra process is presented in Figure 14-2.

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Source: Albemarle, 2021
Figure 14-2: La Negra Process Flow Sheet

14.1Salar de Atacama Processing
The process of concentrating the raw brine pumped from the aquifer to the concentrated brine shipped to La Negra is made possible by the favorable weather conditions of the Salar de Atacama (the area’s evaporation rate is 1,270 to 1,780 millimeters (mm) (50 to 70 inches per year) with very little rainfall most years (10 to 30 mm), but on rare occasions there are heavy storms. The solar radiation in the area is high, the relative humidity as low as 5% and moderately intense winds rise in the afternoons) and the high solubility of the lithium in this type of brine. The process consists of evaporating water from the brine utilizing solar energy, resulting in a fractional crystallization of salts and the progressive increase in the lithium concentration in the brine until reaching the final stage. Figure 14-3 shows a typical evaporation pond.

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Source: GWI, 2019
Figure 14-3: Evaporation Ponds

14.1.1Solar Evaporation
Evaporation ponds are arranged in “systems” of 15 ponds, with five total systems at the operation, for a total of 75 ponds. As the brine progresses through the pond system, sequential evaporation and precipitation removes unwanted deleterious elements and by products through five stages of fractional precipitation (Figure 14-4). The evaporation sequence essentially follows a process of increasing brine concentration from approximately 0.2% Li in the raw brine to 4.3% Li in a series of solar ponds with only limited formation of complex lithium-bearing salts (i.e., limited loss of lithium with most of the losses to bischofite) through precipitation, as shown in Stages 1 through 4 in Figure 14-4. During concentration from 4.3% Li to the final target of around 6% Li (Stage 5), a lithium carnallite salt forms and precipitates. Lithium-rich brines entrained in the bischofite harvest (Stage 4) are drained and recovered and a portion of the entrained lithium-rich brine as well as lithium sulfate precipitate from Stage 5 (lithium carnallite precipitation) is recovered through washing and dissolution with a natural brine.
Source: Albemarle, 2019
Figure 14-4: Lithium Brine Evaporation Stages

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During the course of solar evaporation, almost all of the sodium and potassium are precipitated and about 95% of the magnesium. By concentrating up to 6% of lithium, saturation of all salts is achieved, and the brine behaves like molten salt of lithium carnallite and bischofite. The 6% Li brine is loaded into trucks and transported to La Negra.
Four km2 of solar evaporation ponds are required for the current annual production rate of approximately 45,000 t/y of LCE. Expansions to 8.4 km2 (836 ha) of solar ponds are underway for a brine input flow of 442 L/s with a target of more than 80,000 t/y LCE production, when incorporating the SYIP. The brine concentration process takes 18 to 24 months and is characterized by changing brine colors as the concentration of the desired salts increases and by-products drop out and are harvested (Figure 14-5). Salts that will not be processed for muriate of potash (MOP) are stacked as waste near the ponds.
Source: Albemarle, 2018
Figure 14-5: Aerial View of ALB Evaporation Ponds

One of the key features of the concentration strategy at the salar is the ratio of calcium to sulfate in the brine that is processed in the ponds. The Salar de Atacama brine is generally sulfate-rich although it has areas that are calcium-rich. To limit losses of lithium during the concentration process, a blend of these calcium and sulfate-rich brines must be maintained. By blending the calcium-rich

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brine with the sulfate-rich brine an initial precipitate of gypsum is formed, removing much of the calcium and reducing the sulfate to a level that prevents significant losses of lithium to sylvinite as KLiSO4. Going forward, based on the life of mine pumping plan, SRK predicts this balance of calcium-rich to sulfate-rich brine will not be maintained. This pumping plan shows a lack of calcium-rich brine starting in 2037. Based on this prediction, SRK has assumed a liming plant will be required at the start of 2037 to add calcium to the system to offset this reduction in calcium content in the blended brine feeding the evaporation ponds, however this could be also solved by optimizing the pumping plan for next years instead of keeping it fixed. SRK notes that modification of this years pumping plan deferred the liming plant 10 years. Given the extended time until this assumed liming plant is required (i.e., five years), Albemarle has yet to complete the metallurgical testwork supporting this addition and the use of lime versus other alternatives (e.g., CaCl2) has not been set as a final decision. However, given the use of lime to reduce sulfate content in lithium brine operations is standard technology (in use at Albemarle’s Silver Peak operation as well as Orocobre’s Olaroz operation), in SRK’s opinion, this approach presents limited risk to future Salar de Atacama operations and this reserve estimate. Further, the current pumping plan has only been optimized to manage the Ca:SO4 ratio for the next 10 years and it may be possible to further delay the need to add calcium to the system with further evaluation (to date, this has not been a priority given it is still a longer-term issue).
Potash Production
The potash precipitated as sylvinite and carnallite is harvested from the ponds to produce MOP. The production of KCl from the Potash Plant has historically averaged around 136,000 t/y. The production capacity was authorized environmentally through resolutions issued by the Regional Environment Commission of the Second Region. Potash is not included in this reserve estimate or the project economics and therefore the potash plant is not described herein.
14.1.2Salar Yield Improvement Program
As part of Albemarle’s strategy to expand lithium production rates from the current level of around 45,000 t LCE/yr to the targeted level of more than 80,000 t LCE/yr, Albemarle is targeting reducing lithium losses in evaporation ponds from current recovery. Albemarle refers to this strategy as the salar yield improvement program or SYIP. In support of this effort, in 2017, one of which targets recovering lithium from bischofite salts and the second targets recovering additional lithium from the lithium-carnallite salts. Both options utilize a similar strategy, including crushing/milling of the harvested salts before vat leaching with a dilute brine to recover a portion of the entrained lithium while limiting dissolution of the contained magnesium. Figure 14-6 presents the design layout for this facility. Section 10 presents summary information on the metallurgical testwork completed to support this project, but the expectation is that the SYIP will increase process lithium recovery up to a target of around 65%.
The SYIP construction activities are ongoing with the construction completion planned for late Q1 2023 or early Q2 2023. Ramp up is planned to begin in 2024 with the facility fully operational in 2025. Recovery ramp up will be through 2026.

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Source: Albemarle, 2019
Figure 14-6: SYIP Facility Layout

14.2La Negra Plant
The last stages of brine purification and the conversion stage to lithium carbonate are carried out at the La Negra Plant. Lithium chloride and both battery and technical grade lithium carbonate have been historically produced at La Negra. Going forward, Albemarle does not plan to produce lithium chloride and will limit future production to technical and battery grade lithium carbonate.
There are currently two process trains in production, La Negra 1 and La Negra 2 which have a production capacity of approximately 45,000 t LCE per year. A third production train, La Negra 3, has been constructed and is forecast to increase the La Negra production capacity to around 84,000 t LCE per year. All three production trains utilize a similar flow sheet. The plant will ramp up through 2024 and 2025 as brine production limitations are debottlenecked.
The primary process steps that occur at La Negra include boron removal with solvent extraction, impurity removal through chemical precipitation, lithium production utilizing chemical precipitation and final washing/drying/packaging (Figure 14-7).

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Source: Adenda EIA, SGA, 2015
Figure 14-7: La Negra Flow Sheet

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The mass balance for La Negra in its current configuration (i.e., La Negra 1 and La Negra 2) and associated with Figure 14-7 is presented in Table 14-1. As the La Negra 3 flow sheet is similar to La Negra 1 and La Negra 2, scaling up to the future targeted 84,000 tonne per year production rate would generally scale these mass flows proportionately.
Table 14-1: La Negra Mass Balance

Process	Figure 14-7 Reference	Annual Mass Flow (tonnes)
Brine for solvent extraction	A1	180,000
Hydrochloric Acid HCl for solvent extraction	A2	1,957
H2SO4 Sulfuric Acid for solvent extraction	A3	468
Solvent	A4	131
Extractant	A5	56
Water for solvent extraction	A6	156,000
Lime for purification	A7	7,322
Soda Ash	A8	79,966
HCl Hydrochloric Acid	A9	627
Industrial water	A10	19,021
Sulfuric Acid H2SO4	A11	264
Water dilution	A12	5,430
Water for the treated water system	A13	440,235
Flow	1	182,613
Flow	2	169,297
Flow	3	88,925
RIL Water with Boron	B1	156,000
RIS Mg (OH) 2 / CaCO3	B2	32,629
Water vapor drying Lithium Carbonate TG	B3	16,920
Technical Grade Lithium Carbonate (TG)	B4	25,380
Dried Water Steam Lithium Carbonate BG	B5	3,526
Battery Grade Lithium Carbonate (BG)	B6	19,980
Mother Liquor Purge	B7	83,329
Mother Liquor Purge	B8	105,713
Purge Liquor Mother of the wash	B9	463,356
Emissions of Hydrochloric Acid HCl 32%	B10	0.44
Hydrochloric Acid HCl 32%	C1	1,024
50% NaOH Sodium Hydroxide	C2	328
Water for dilution of NaOH and HCl	C3	27,314
Disposal water from the neutralization pond	D1	13,312
Source: Adenda EIA, SGA, 2015

14.2.1    Boron Removal
The concentrated brine from the salar is received at La Negra with a nominal concentration of 0.8% by weight of boron. Boron is considered a contaminant and this boron content needs to be reduced to a value less than 10 ppm. This boron removal stage is completed utilizing a solvent extraction (SX) process (Figure 14-8).

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Source: GWI, 2019
Figure 14-8: Boron Removal Scheme by Solvent Extraction

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The concentrated brine is acidified using hydrochloric acid. The acidified brine is mixed with an organic solution of an extractant and a solvent in mixing tanks that maximize the contact between the phases, where the boron is selectively extracted from the aqueous phase of the brine. After the stirring time between the aqueous and organic phases, both immiscible with each other, they are separated in a settler tank.
The purified brine obtained from the settlers goes to the next stage of brine purification. The organic is treated with extraction water in a stripping unit to remove the boron. The low boron organic stream is reused in the extraction stage, with a solvent and extractant make up to compensate for the organic and carryover losses. The wastewater is collected in evaporation ponds.
14.2.2    Calcium and Magnesium Removal
The refined brine obtained in the SX stage must be processed to eliminate the remaining impurities, which are mainly magnesium and calcium. These impurities are removed from the brine through chemical precipitation, settling, filtration (Figure 14-9).

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Source: GWI, 2019
Figure 14-9: Scheme Removal of Calcium and Magnesium by Precipitation with CaO and Na2CO3

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The refined brine from the boron SX enters the magnesium reactor, where it is mixed with lime in a stirred tank to precipitate magnesium as magnesium hydroxide. Then, the suspension is pumped to the calcium reactor, which is also stirred, where it is mixed with a recirculating solution from the carbonation process (mother liquor) and a sodium carbonate solution to precipitate calcium carbonate.
The resulting pulp is sent to a clarifier and the underflow is filtered to recover the lithium chloride solution which feeds the lithium carbonate plant. The overflow goes directly to a finishing filter to remove fine solids. The purified brine is sent to storage tanks for later use. The filtered cake is disposed of as a solid residue.
14.2.3    Lithium Carbonate Precipitation and Packaging
With the boron, calcium and magnesium impurities removed, the brine is ready for the carbonation process, which is utilized to produce lithium carbonate.
The purified brine is divided into a series of trains, each having three stirred reactors in series where the purified brine reacts with sodium carbonate in solution. Each reactor train has a fourth tank at the end that serve as homogenizers, from which the slurry is sent to a solid-liquid separation system utilizing hydrocyclones / filters or centrifuges before drying (Figure 14-10).

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Source: GWI, 2019
Figure 14-10: Scheme of Obtaining Lithium Carbonate by Precipitation with Na2CO3

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Subsequently, the dry product is stored in silos and distributed in the dry area for the manufacture and packaging of the different product formats, both technical grade (TG) and battery grade (BG):
•Li2CO3 TG Compacted
•Li2CO3 TG Compacted Pharmaceutical Grade
•Li2CO3 TG Granule
•Li2CO3 TG Fine-60
•Li2CO3 TG Fine-140
•Li2CO3 BG Fine-40
•Li2CO3 TG 1040 Extra Fine Grade
•Li2CO3 TG 1040 Fine Grade
•Li2CO3 TG Coarse Crystals
14.3    Process Design Assumptions
One of the key limiting factors for Albemarle is the permitted brine extraction rate. Historically, the brine extraction permit allowed for an annual average of 142 L/s. In October 2016, a quarterly increase of 60 L/s began until the new annual average of 442 L/s was reached, which corresponds to the current extraction rate. With this flow, for a 365-day year, approximately 14 million m3 are extracted from the aquifer, equivalent to 171 kt LCE with an average lithium concentration of 0.20%.
Historically, the recovery of lithium in the salar has been around 50% although this has ranged from 40% to closer to 55%. For the purposes of this reserve estimate, SRK has assumed the current recovery rate of 40% will be maintained through 2023. In 2024, SRK assumes the two salt treatment plants associated with the SYIP will come into operation and forecasts an increase in the lithium recovery rate to 65%. Notably, Albemarle has already added a process to drain the bischofite salts which should improve short-term recovery beyond historic performance. However, data is not available to quantify the performance increase for this drainage process and SRK has therefore maintained historic recovery levels as a conservative approach.
At La Negra, the current process recovery is approximately 80% and SRK has assumed that La Negra maintains this recovery rate. The production of lithium carbonate at La Negra is driven by the concentrated brine dispatched from the salar. As noted above, the current combined La Negra 1/La Negra 2 production capacity is approximately 45,000 t LCE per year. Construction on La Negra 3 is complete with commissioning and ramp-up ongoing. La Negra 3 is forecast by SRK to achieve a full, targeted production capacity of 84,000 t lithium carbonate in 2027 (Figure 14-11). Prior to that time the plant is in ramp up. The 84,000 t/y maximum production capacity is held constant for the remainder of the mine life through 2043.

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Source: SRK
Figure 14-11: Forecast La Negra Annual Production Capacity

1.3.1Process Consumables
Key reagents and associated forecast consumption rates are provided in Table 14-2. Note that these reagents are all utilized at La Negra and can vary depending upon the final product mix produced. While some reagents are consumed at the salar, these are all currently utilized in potash production (excluded from this reserve estimate). In the future, if lime addition is required at the salar to maintain lithium recovery rates, as assumed by SRK (see Section 14.1.1), additional lime will be required beyond that reported in the table. This assumed future lime consumption is variable and based on the forecast SO4/Ca ratio.
Table 14-2: Current Process Consumables

Item	Consumption Rate
Soda Ash	2.27 tonne/tonne LCE sold
Lime	0.21 tonne/tonne LCE sold
HCl	0.11 tonne/tonne LCE sold
Water	14.3 tonne/tonne LCE sold
Source: SRK, 2022

Other reagents/consumables utilized in the process include the following:
•Caustic soda
•Sulfuric acid
•Solvent
•Extractant
•Flocculants
•Diatomaceous earth
•Oxalic acid

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•Barium chloride
•Carbon dioxide
•Lithium hydroxide
•Energy consumption is covered in Section
Personnel at the salar currently utilized in the process component of the operation average around 100 and those at La Negra average around 250.

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15Infrastructure
The project is a mature functioning operation with two separate sites that contain key facilities. Access is fully developed, with the majority accessible by paved major highway and local improved roadways on site. A local air strip services the salar operations. The Antofagasta airport is the nearest major commercial airport servicing the La Negra operation (the Calama airport is the closet major commercial airport to the salar). The infrastructure is in place, operating and provides all necessary support for ongoing operations as summarized in this report.
The salar site contains the brine well fields, brine supply water pipelines to evaporation ponds, primary processing facilities to create a concentrated brine, a phosphate plant that creates a potassium chloride product, camps; including a new camp that is partially constructed and functional with a second phase planned, airfield, access and internal roads, diesel power generated supply and distribution, water supply and distribution, shop and warehouse facilities, administrative offices, change houses, waste salt storage areas, fuel storage systems, security and communications systems. The concentrated brine product is trucked approximately 260 km to the La Negra facility. Future additions to the infrastructure include substation and powerline additions to connect to the local Chilean power system in Q1 or Q2 2023.
The La Negra plant purifies the lithium brine from the Salar Plant and converts the brine into lithium carbonate and lithium chloride. Facilities at the site include the boron removal plant, calcium and magnesium removal plant, lithium carbonate conversion plants, lithium chloride plant, evaporation sedimentation ponds and an “offsite” area where raw materials are warehoused and combined as needed in the processing facilities. Power to the facility is provided by the regional power company via a 110 kV transmission line and distributed throughout the plant to load centers. Piped natural gas provides the energy for heating and steam needs at the facilities. The project is security protected and has a full communication system installed.
Final products from the La Negra plant are delivered to clients by truck, rail, or through two port facilities near the plant.
15.1Access, Roads, and Local Communities
15.1.1Access
The project is located in north central Chile in the Antofagasta region. Primary access is from Antofagasta or Calama, the major cities in the region. The major plant facilities are at two separate sites. The refining plant site (La Negra) is closest to Antofogasta, near the small community of La Negra. Travel from Antofogasta to the La Negra refining plant site is approximately 20 km southeast on the major paved, four-lane, Chile Route 28. At La Negra, the Albemarle La Negra site is approximately 2 km north from the intersection of Route 28 on the multi-lane, paved, Chile Route 5 (the Panamerican Highway).
From the La Negra plant to the source of the lithium brine at the Salar de Atacama, where the Albemarle salar facilities are located, is approximately 250 km to the east. Access from La Negra is north via Route 5, approximately 75 km, and then east on paved highway B-385 for approximately 175 km. The Albemarle salar site is on the south-central area of the Salar de Atacama.
Figure 15-1 shows the general location of the project.

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Source: SRK, 2020
Figure 15-1: General Project Major Facility Location

15.1.2Airport
Antofagasta has an international airport, but primary flights are national, and it is the primary airport for the region. The city of Calama, located approximately 190 km to the northwest of the salar, has the closest commercial airport to the salar. A smaller airport is located at the salar for direct access. This air strip is located at the south end of the salar facilities. The site air strip is for smaller jets and prop planes and is approximately 2,235 m in length and has a clay surface.
15.1.3Rail
A rail owned and operated by Ferrocarril de Antofagasta a Bolivia (FCAB) exists about 80 km south of the salar site at Pan de Azucar, connecting to La Negra, approximately 170 km away, that had been used historically for moving concentrated brine. It is no longer used as all brine is trucked directly to La Negra. The La Negra facility does not have access to the rail system as this time.
15.1.4Port Facilities
Port facilities are located in Antofagasta within 20 km of the La Negra plant. The medium size coastal breakwater port has facilities for both container and bulk transport. The port can accommodate ships over 150 m in length. Figure 15-2 shows the port facilities. An additional port facility is the Port of Mejillones 80 km from La Negra to the south.

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Source: Google Earth/SRK, 2020
Figure 15-2: Antofagasta Port

15.1.5Local Communities
The majority (nearly 95%) of the approximate 450 employees who work at La Negra live in the City of Antofagasta and its suburbs. Antofagasta is the regional capital and major population center, with approximately 440,000 people living there. Employees are bussed approximately 25 km to the La Negra plant.

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Personnel who work at the Salar Plant travel from around the region. Table 15-1 shows the regional communities, population, distance to the Salar Plant and approximate number of employees in each community. Nearly 85% of the employees live in Antofagasta, San Pedro de Atacama or Calama. There are 27 communities in the Other Communities category where employees reside with one to four employees living in each community. Figure 15-3 shows the communities where most employees reside. Most employees travel to site by company bus.
A company camp is located in Peine approximately 30 km east of the Salar Plant. The camp consists of 10 houses with a capacity of 77 persons. There are also 34 single room modules. The 250 people that work on site on various rotations stay at the camp along with approximately 51 contractor personnel. A company bus provides transportation from the camp to site and back.
A second camp known as the Chépica Camp permitted for approximately 600 people is permitted and the first phase has been constructed (350 people) and is use with a second phase (250 additional people) planned as needed with future expansions. The camp is located approximately 2 km to the east of the Salar Plant.
Table 15-1: Regional Community Information for the Salar Plant

City	Number of Employees	Population	Distance to Salar Plant (km)
Antofagasta	101	440,000	250
San Pedro de Atacama	80	4,000	130
Calama	28	150,000	190
Other Communities	41	Varies	Varies
Total	250
Source: SRK, 2020

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Source: Albemarle, 2020
Figure 15-3: Regional Communities

There are approximately an additional 50 people that work in the corporate offices in Santiago and support the production activities. Santiago is the capital of Chile and the major population center for the country with a population of approximately 6.8 million in the metro area. Santiago is approximately 1,600 km south of the Salar Plant, traveling through Antofagasta.
15.2Facilities
15.2.1Salar Plant
The Salar Plant located in the mining concession area consists of lithium-rich brine recovery wells, pipeline delivery system to the concentration/evaporation pond systems and two leaching plants that create a concentrated brine product that is shipped by truck to La Negra for further processing. Additionally, a potassium processing and drying plant creates a co-product, potassium chloride also commonly referred to a muriate of potash (MOP).
Other site facilities include the salt harvest storage areas, fuel storage and fueling systems, electrical delivery and distribution systems, airfield, security guard house, warehouses, change room, dining room, administrative office building, maintenance facilities, operations building, and laboratory.
Figure 15-4 shows the Salar Plant layout.

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Evaporation Ponds
N
SYIP - future
Administrative/Shops/Warehouse
Salt Storage
(multiple locations)
B-385
Power Plant
Chépica Camp
Potassium Chloride Plant
Airstrip
B-367
Evaporation Ponds
Image © 2020 Maxar Technologies

Source: SRK, 2020
Figure 15-4: Salar Plant Facilities

Future expansion work includes the addition of the SYIP (described in Section 14 and a power system upgrade that will add a new 23kV powerline from the Sistema Eléctrico Nacional (SEN) transmission system to a new substation located north of the power plant. The power upgrade is further discussed in Section 15.4.1.
15.2.2La Negra Plant
The La Negra plant purifies the lithium brine from the Salar Plant and converts the brine into lithium carbonate and lithium chloride. Facilities at the site include the boron removal plant, calcium and magnesium removal plant, lithium carbonate conversion plants, lithium chloride plant, evaporation sedimentation ponds and an “offsite” area where raw materials are warehoused and combined as needed in the processing facilities. Figure 15-5 shows the La Negra Plant facilities.

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N
Evaporation Ponds
Evaporation Pond
Evaporation Pond
Evaporation Pond
La Negra Facilities
Highway 5
Chloride Plant
Ca & Mg Removal
Boron Removal Plant
La Negra Plant 1
La Negra Plant 2
La Negra Plant 3
"Off-site" Area
Panamericana Norte
Highway 5

Source: SRK, 2020
Figure 15-5: La Negra Plant Facilities

Lithium Chloride Conversion Plant
The lithium chloride conversion plant consists of a three-level building, service buildings, control room and supporting equipment buildings. Inside the main building is a system of four reactors with "scrubber", a press filter, storage ponds, a distiller and four cooling towers, a crystallizer, a centrifuge, a rotary dryer and a cooler.
Calcium and Magnesium Removal Plant
The calcium and magnesium removal plant has four reactors for the treatment of calcium and magnesium. In addition, it has a clarifier and solid-liquid separation equipment.
Boron Removal Plant
The plant consists of a multilevel process tower, service buildings, control room, maintenance shop and other minor facilities.
Lithium Carbonate Conversion Plants
The carbonate conversion plant consists of six reactor trains and a serial homogenization reactor, referred to as LAN 1, LAN 2 and LAN 3. In particular, for LAN 1 there is a hydrocyclone plus a filter press. While for the other trains (LAN 2 and LAN 3) there are centrifuges. Rotary-type drying systems are also included in the plant.

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Evaporation-Sedimentation Ponds
Five ponds are located on-site for storage of industrial waste (three evaporation and two sedimentation). The ponds cover a total area of 60 ha.
"Off Site" Area
The “Off Site” area includes liquid storage ponds, reverse osmosis plant and preparation reactors.
Dry Area
The dry area of the process facility includes grinding systems, compactors, granulators and storage silos.
Support Facilities
The support facilities include a container yard, water reservoirs, access roads, smaller sheds and maintenance workshops, among others.
15.3Energy
15.3.1Power
Salar Area
Power is supplied to the Salar Plant area via on site generation by a central diesel fueled generation plant. The generating plant is 2.4 MW. The generation plan is made up of three Caterpillar C-18 generator sets rated at 508kW each and one Caterpillar C-32 with a capacity of 880 kW. The gensets operate based on load requirements, typically with two to three units operating and one unit on standby. Additionally, 1.7 MW of distributed generation is used on the site with 70 separate small generators used for the individual well pumps. The individual generator sets range from 16 kW to 63 kW in size. The largest number of units are either 16 kW or 24 kW. Finally, there are two 421 kW generator sets located at the Chépica Camp site. This brings the total installed generating capacity to 4.9 MW.
The primary electricity consumption is the potassium plant using nearly 90% of the total electricity on site. Annual consumption for the last three years averaged just over 6 million kWh per year. The Phase 1 addition of the SYIP will add approximately 2 MW additional load.
Table 15-2 shows the percentage use by load center.
Table 15-2: Salar Plant Electricity Consumption by Load Center

Primary Loads	Percent of Total (%)
Potash Plant	87
Carnalite Conversion Plant	0
Lithium Plant	2
Peine	9
Lixiviation Number 1	1
Total	100%
Source: Albemarle, 2020

The power system will be upgraded with the addition of a new substation, a 35 km 23 kV transmission line that will tie into the local SEN system at the SS Tap Off West owned by AES Gener, and 6 km of 13.8 kV transmission line on site to support the local distribution system, once this

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system is connected the diesel power plant will perform as a backup. Construction occurred in 2021/2022 with the tie in scheduled for March of 2023. The connection will reduce the use of diesel significantly.
La Negra
Power is available from the 110 KVA Norte Grande Interconnected System (SING) Network. Local diesel generation is available as a backup system for critical systems. The total installed load on site is approximately 29 MVA.
Table 15-3 shows the primary loads.
Table 15-3: La Negra Primary Electrical Loads

Primary Loads	Installed Capacity (MVA)
Evaporator Terminal	6.5
LAN 3, PF 5.1, PF 5.2, PF 6.1	4.5
LAN 1, Two Step, PF 3, PF 3.5, Central Lab	4.5
LAN 2, PF 4	4
One Step 2	2
One Step , SAS Wetting System	2
SAS Phase Thickening/Dilution, SX3, North Tank Farm, Brine unloading	2
Chloride Plant, SX1	1.5
Sodium Plant, SX 2	1
Cafeteria, Admin offices, contractor facilities, training room, project offices, investigation laboratory	0.5
Truck shop, North Guard Shack, North dining room	0.15
Water Treatment Plant	0.075
Hazardous Waste Storage	0.075
Total	28.8
Source: Albemarle, 2020

15.3.2Natural Gas
Salar Plant
The Salar Plant does not use natural gas or propane.
La Negra Plant
The primary source for process and heating at La Negra is natural gas. The gas is supplied by pipeline. The primary use is for drying and water heating/steam generation. The primary loads are summarized in Table 15-4.

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Table 15-4: Primary Natural Gas Loads

			Energy					Natural Gas Consumption
Location	Equipment	Make	Min	Max	Units	Gas Pressure	Units	Min	Max	Units
Chloride Plant	Direct Dryer	Cleaver Brooks	2,041	20,412	MBTU/h	200	psi	17	18	Nm3/h
	Boiler	Maxon	750	1,600	MBTU/h			21	45	m3/h
Plant 1	Hurst Water Boiler	John Zink Co.	12,320	12,600	MBTU/h			349	357	m3/h
	Terminco Thermopack oil fluid heater	Fulton	0	800	MBTU/h			23	28	m3/h
	Direct Dryer 1	S/I	0	7,931	MBTU/h				57	m3/h
	Direct Dryer 2	Etchegoyen	0	3,470	MBTU/h				25	m3/h
Plant 2	Water heater	North American	0	46,200	MBTU/h	125	psi	330	1308	US gph
	Indirect heater	Cleaver Brooks	3,999	4,000	MBTU/h				113	m3/h
Plant 3/4	Indirect heater	Stelter & Brinck	2,650	11,400	MBTU/h	11	psi	71	306	Nm3/h
Total			21,760	108,413	MBTU/h
Source: Albemarle (modified by SRK), 2020

Propane is not used at the La Negra plant. It is available as a backup fuel sources from Antofagasta by tanker truck.
15.3.3Fuel
Salar Plant
The Salar Plant has fuel storage on site including two diesel tanks that are 120,000 liters and 60,000 liters. A smaller 15,000 liter tanks hold gasoline. Fuel is supplied by a regional supplier. The fuel is delivered to site by over the road tanker trucks from Antofagasta every other day.
La Negra Plant
The La Negra site has a 20 m3 diesel tank and several smaller tanks for backup during power outages.
15.4Water and Pipelines
Albemarle has water rights granted by the General Water Directorate (DGA) for those wells and spring water where fresh water is extracted, which is used as industrial water for the process. The water rights correspond to the water sources located in Tilopozo (8.5 L/s), Tucucaro (10 L/s), and Peine (5 L/s), with a total right to extract 23.5 L/s, of which the Tilopozo spring water and Tucucaro well are currently authorized, for a total of 16.9 L/s. Water from the Peine well is provide by 6 inch HDPE pipe to the Peine camp 20,000 m3 covered storage pond. The Tilopozo spring water discharges into an 8 inch pipe that reports to a 2,000 m3 post-processing thickening pond. The Tucucaro well feeds a 6 inch pipe that also discharges to the same post-processing thickening pond. It should be noted that, for brine extraction wells, no groundwater rights are required, as this corresponds to the extraction of a mineral resource.
In La Negra there are two wells that have water rights granted by the DGA for the extraction of 13 L/s. Well 1 North is permitted at 6 L/s and Well 2 South is permitted at 7 L/s. Additional water can be supplied by a local water system.

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16Market Studies
Fastmarkets was engaged by Albemarle through SRK to perform a preliminary market study to support resource and reserve estimates for Albemarle’s mining operations This report covers the Salar de Atacama and associated La Negra processing facility. The combined Salar de Atacama/La Negra facilities primarily produce lithium products and the market study supporting this reserve estimate is specific to lithium production.
16.1Market Information
This section presents the summary findings for the preliminary market study completed by Fastmarkets on lithium.
16.1.1Lithium Market Introduction
Historically, (i.e., prior to the 2000s), the dominant use of lithium was in ceramics, glasses, and greases. The current lithium market is driven by the battery electric vehicle industry. Demand from lithium-ion batteries currently contributes 81% of total demand. Split into EV’s (70%), ESS (4%) and consumer electronics (7%) The remainder (19%) is from ceramics and other traditional applications.
Lithium is currently recovered from hard rock sources and evaporative brines. The predominant hard rock mineral is spodumene, whilst most production from brine operations occurs as lithium chloride (LiCl). For the rest of this document, unless specifically noted, when referring to brine production Fastmarkets will be referring to chloride brines, and when referring to hard rock, again unless specifically noted, Fastmarkets will be referring to spodumene. This is to minimize the complexity of this explanation and given these are the dominant forms of production from both sources, this simplification covers the majority of current and future production sources.
For use in batteries appropriate for electric vehicles, lithium is generally used in either a carbonate or hydroxide form. Current practice allows direct production of lithium carbonate from either brines or hard rock sources, whereas only hard rock sources directly produce lithium hydroxide (brine operations all first produce lithium carbonate which is then converted to hydroxide, if desired). However, there is a reasonable probability that lithium hydroxide will be produced directly from a brine source in the future. For existing producers, the major differences in cost between brine and hard rock include the following:
•Hard rock sources require additional mining, concentrating, and roasting/leaching costs.
•For a final hydroxide product, brine sources first produce a lithium carbonate that requires further conversion costs, whereas hard rock sources can be used to directly produce a lithium hydroxide from a mineral concentrate.
•Brine sources require concentration prior to production, as natural brine solutions are generally too diluted to allow for precipitation of lithium in a salable form.
•Brine sources generally have a higher level of impurities (in solution) that require removal.
Historically, brine producers have had a significant production cost advantage over hard rock producers for lithium carbonate and a smaller cost advantage for lithium hydroxide. New brine producers have relatively high operating costs when compared to traditional hard rock production, especially with respect to the production of lithium hydroxide, so the prior landscape is evolving.

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16.1.2Lithium Demand
In recent years, the lithium industry has gone through an evolution. The ceramic and glass sectors were traditionally the largest source of demand for lithium products globally. However, the development boom in demand for mobile consumer applications reliant upon lithium-ion batteries structurally changed the industry. Much of this change, 2000-2015, was driven by devices such as phones, laptop computers, tablet computers, and other devices (e.g., speakers, lights, drones and wearables, etc.), as well as small mobility devices (e.g., electric bikes). However, the use of lithium in EV’s) has quickly become the most important aspect of overall lithium demand, not just within the battery sector of demand, but for lithium demand on whole. This is seen in Figure 16-1, with EV market share rapidly growing in importance and driving overall demand growth in the lithium industry.
Source: Fastmarkets
Figure 16-1:Historic Lithium Demand

The potential future demand scenarios look extremely strong as the adoption of EV’s is happening at a fast pace, governments have accelerated their zero-carbon agendas, towns and cities are introducing emission charges, which is accelerating uptake of EV, especially light commercial EV’s and as more power generation comes from renewables, the need for Energy Storage Systems (ESS) will also need to grow at a fast pace. Indeed, lithium demand from ESS application is expected to be bigger than EV’s.
But the future landscape could also change, instead of households owning cars, autonomous vehicles may lead to ride hailing and car sharing usage models, battery chemistries are likely to change and different power trains, such as hydrogen, could be adopted.
Nonetheless, acceleration in the growth of the EV industry appears to be unstoppable. Demand growth in 2019 and 2020 were relatively disappointing but were likely driven by external factors (e.g., changes in EV subsidies in jurisdictions such as China, as well as the global COVID-19 pandemic) that have largely moved through the system. Indeed, EV demand in China in the second half of 2020 and throughout 2021 accelerated at a fast pace and have remained strong in 2022 (Figure 16-2). In

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the first three quarters of 2022, BEV sales were up 89% in China, 69% in the US and 26% in Europe. Figure 16-2 shows the sales in China by year.
Source: CAAM, Fastmarkets
Figure 16-2: China Historic PEV Sales

Ironically, the pandemic and the lockdowns led to significantly less polluted cities and clear skies, which has changed public perceptions about climate change, which combine with government incentives to buy EV’s, in an effort to boost economic recovery, have further boosted demand for EV’s. Most auto makers and other industry participants have invested heavily to expand into EV production and have accepted that the future is EV’s, with many already signaling when they will stop producing internal combustion engine (ICE)- based vehicles. Interestingly, many of Japan’s OEMs were reluctant to adopt EV’s wholeheartedly, given they had to import energy to produce electricity, but in recent years they have signaled their intent to switch to electric. In Fastmarkets’ opinion, many of the barriers to EV’s becoming the dominant type of vehicle sales have been lifted, although there are still concerns about availability of raw materials and the cost of EV’s.
Several barriers for mass EV adoption persist, with cost being the most significant one. In 2020, Bloomberg New Energy Finance (BNEF) estimated that the battery pack makes up 33% of the total BEV cost. At that time, the cells within the pack made up 75% of the battery pack cost and the cathode active material (CAM) made up around 51% of the cell cost. The CAM is the most expensive component of the entire battery pack. These proportions will now have changed due to high commodity prices and other global economic factors.
Due to a lack of maturity of the lithium battery market, current contract prices are significantly lower than spot market prices. This is expected to change with time. Fastmarkets expects that a move to market-based pricing mechanisms will result in raw material prices settling at a level that is mutually beneficial for both producers and consumers.
For higher-end vehicles, this cost is manageable in the context of the overall vehicle cost. However, for entry level vehicles, the cost of the battery pack remains a hurdle to BEV’s being competitive with ICE cars. BNEF state that US$68 per kWh is a rough global benchmark for BEV’s becoming cheaper than ICE vehicles.

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Fastmarkets’ modeling, which considers spot prices for lithium, nickel, manganese, cobalt, and iron phosphate, showed battery pack costs peaked at US$180 to US$190 per kWh for nickel-based chemistries in March 2022 following high lithium hydroxide prices and the nickel price spike. The LFP battery pack cost peaked near US$155 per kWh around the same time, driven by high lithium carbonate prices.
We expect a greater penetration of vehicles fitted with LFP/LMFP battery packs outside of China. LFP/LMFP is a lower cost on a kWh basis, helping to reduce the average fleet battery pack cost and improve cost parity in budget vehicle segments. Improvement in technologies will also help reduce battery pack costs by reducing material intensity (less material = reduced cost) and increasing energy density (higher kWh for the same cost).
We have seen EV’s become increasingly popular across developed markets in 2021 and 2022. We expect to see this level of growth sustained due to two factors. Firstly, the variety and availability of EV models have expanded since 2021, making EV’s attractive to a greater number of consumers. The second is the introduction, or expansion, of EV-related subsidies and electric mobility strategies by governments in order to increase local EV adoption rates.
That said, two headwinds pose a downside risk to EV adoption in the near term, namely EV prices and range anxiety. Data from Fleet Europe shows that, although EV prices have fallen in China by 52% since 2015, they have risen in the US and Europe by 20% and 14% respectively, making EV’s 43% and 27% more expensive than ICE cars in these markets. EV’s also remain unaffordable for most consumers in emerging markets where average household incomes are lower, making ICE and used vehicles more attractive. We also expect that range anxiety will continue to limit battery-only-EV (BEV) sales in the near term, particularly in markets where vehicle ownership is necessary for travel, until battery range and charging infrastructure improves. But, where range anxiety is an issue, plug-in-hybrid EV (PHEV) sales are expected to do well.
In Fastmarkets’ opinion, raw materials and supply chain limitations are the other potential major risk to widespread EV adoption, given how much longer it takes to build new mine supply, compared with downstream manufacturing capacity. Out of all the battery raw materials, Fastmarkets expects graphite and lithium are the materials that are most likely to constraint battery production, but it is not a given. The risks are generally considered to exist in the nearer term period, as the further out you look, a broader base of producers, who will by then have better knowhow, will be better placed to expand production or use their expertise to help, by partnership or acquisition, other junior miners get into production. In addition, longer term, widespread recycling will likely mitigate this risk. Downstream production (e.g., battery-grade lithium carbonate/hydroxide, cathode precursor, cathodes, batteries, etc.) also appears to have a low risk of creating a bottleneck, as an extensive investment in this manufacturing capacity has already happened and continues. Technological improvements, including direct lithium extraction, DLE, and mining different ore types, like lepidolite and clays, are also expected to speed up the bringing of new supply to the market as well as expand the availability of lithium units, in the case of lepidolite.
Fastmarkets expects near- to mid-term growth in the EV market to remain robust, the biggest near-term threats are the cost-of-living crisis, the higher interest rate environment and the prospect of widespread recession. The International Monetary Fund (IMF) expects one third of the world’s economy to be in recession in 2023. Normally, such an economic outlook would dampen the outlook for new vehicle sales, but while Fastmarkets expects total vehicle sales to be negatively impacted, it does not expect EV sales to be impacted. Reasons being, first there are long waiting lists to buy

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EV’s, these range 3-24 months. Second, EV production that has been constrained by the parts shortages, especially the semiconductor shortage, is expected to recover as more capacity has been built and supply lines have had time to adjust to the disruption caused by Russia’s invasion of Ukraine, the latter being a significant manufacturer of auto parts. In addition, the EV market has moved on from being a niche market to being much more mainstream. In addition, it needs to be remembered that EV growth will run parallel with ESS growth, and both will be driving demand for lithium-ion batteries. While Fastmarkets has little doubt the electrification era will unfold at a fast pace, there is no room for complacency. There are risks - technological changes could see hydrogen power trains, with hydrogen being used as a fuel to combust, or to power fuel cells, and other battery chemistries could evolve, such as sodium-ion. In addition, advances in charging could mean EV’s could operate with significantly smaller batteries, which in turn would mean the global vehicle fleet needs less battery raw materials. Under these scenarios, demand for lithium from EV’s would be curtailed. Overall, Fastmarkets expects lithium-ion batteries will remain essential as the electrification era unfolds at a fast pace.
To quantify potential demand growth, Fastmarkets has constructed a bottom-up demand model, forecasting BEV sales by region, by EV type (BEV, PHEV, Mild-hybrid (MHEV)), which is further broken down by battery size and battery chemistry, from which we calculate the volume of demand for each battery material. The demand side remains extremely dynamic, different battery chemistries, including sodium-ion, LFP LMFP, high nickel, high manganese and others are expected to be utilized by different applications going forward. The main risk for lithium would be if a non-lithium-ion battery gained traction. Again, while we expect non-lithium batteries will find some applications, we expect lithium-ion batteries will dominate.
With governments imposing targets and legislation as to when the sale of ICE vehicles will be banned, strong growth in EV uptake is expected over the next 10-15 years. Fastmarkets’ forecast is by 2032, EV sales will reach 50 million, which will mean about 55% of global sales will be EV - highlighting there will still be a lot of room for organic growth ahead.
While the is a lot of focus on EV growth, there is a likely cap on how big the EV market can be. But given the potential for grid scale energy storage, the ESS market is likely to surpass the EV market in the future.
16.1.3Lithium Supply
Lithium supply is currently sourced from two types of lithium deposit: hard rock (spodumene, lepidolite, and petalite minerals) and concentrated saline brines hosted within evaporite basins (largely salt flats in Chile, Argentina, China and Bolivia). Exploration and technical studies are currently ongoing on three additional types of deposits: hectorite clay deposits, a unique hard rock deposit with a lithium- boron mineral named Jadarite, and other deep brines (e.g., geothermal and oil field). Although extensive study has been completed and much is being invested in these alternate lithium sources, they have not yet been commercially developed, although some are expected to be commercially developed in the not-too-distant future.
Currently (i.e., 2022 production), approximately 45% of lithium produced comes from brines and 55% from hard rock deposits.
Up until 2016, global lithium production was dominated by two deposits: Greenbushes in Australia (hard rock) and the Salar de Atacama in Chile (brine), the latter having two commercial operations on it, Albemarle and SQM. Livent, formerly FMC, was the third main producer in South America with their operation in Argentina. Tianqi Lithium and Ganfeng Lithium were the two main Chinese lithium

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players, growing domestically and overseas with Tianqi buying a 51% stake in Greenbushes and Ganfeng developing lithium mining and production facilities in China, as well as investing in mines and brine operations in Australia and South America. Since then, many more producers have emerged on the scene, first with the restart of the Mt Cattlin mine in Australia, the brief restart of North American Lithium’s La Corne mine in Canada, the expansion at Mt Marion and the start-up of Allkem (formerly Orocobre) brine operation in Argentina. These were then followed by a rush of new production in 2017/18, with AMG’s Mibra in Brazil and four new starts in Australia, including Tawana Resources’ (later Alita Resources) Bald Hill mine, Altura Mining’s Pilgangoora mine, Pilbara Minerals’ Pilgangoora mine and Mineral Resources’ Wodgina mine. In addition, there were start-up in China, including Qarhan, Taijinaier and Yiliping. In addition, a number of existing producers have expanded production in recent years, including at Albemarle, SQM, Pilbara Minerals, Allkem and Mineral Resources’ Mt Marion mine. The result is that production climbed to 528,000 tonnes LCE in 2021, from 186,000 tonnes LCE in 2016. As of mid-2022 there were 27 miners, operating 30 mines/salars, with the average size of production being 16,500 tonnes per year LCE. In 2021, brine accounted for 46%, spodumene 45% and lepidolite and clays 9%. Geographically, in 2021, 41% of lithium raw material was mined in Australia, 32% in South America, 24% in China, with 3% from other countries.
Looking forward, as discussed above, Fastmarkets forecasts that demand will grow significantly. However, supply is also rapidly increasing. Based on Fastmarkets’ knowledge of global lithium projects in development, it forecasts that mine supply will grow by 165% between 2021 and 2025, with estimated mine supply reaching 1.4 million tonnes in 2025, from 0.58 million tonnes in 2021. This potential growth in supply is limited to projects that are near production (i.e., projects that are either producing, under construction, or at an advanced stage of development, such as operating demonstration plants and at the point of financing construction). The current price environment and political climate is extremely supportive of bringing on new production, with many governments giving grants, tax breaks and downstream consumers keen to provide support by offering partnerships and offtake agreements. The main headwinds today are social and environmental opposition, while planning and permitting still take time. Given the demand outlook discussed above, Fastmarkets believes it is likely the next-in-line projects come into production and other junior miners will be incentivized to get into production as fast as they can. Our forecast is that there are more than enough potential lithium mines to provide enough supply, the big question is whether the supply can be commercially available in a timely manner.
Beyond 2025, the supply pipeline is well stocked with junior miners and their journey to market may well be accelerated as existing miners invest in them, bringing with them their knowhow, finance and management expertise.
16.1.4Pricing Forecast
Lithium prices reacted negatively to the supply increases that started in 2017/18, with spot prices for battery grade lithium carbonate, CIF China, Japan, Korea (CJK) falling from a peak of US$20 per kg in early 2018, to a low of US$6.75 per kg in the second half 2020. They have since been catapulted higher, averaging US$16.60 per kg in 2021 and US$70.66 in the first eleven months of 2022, with the high price range so far in 2022 being US$80 to US$82 per kg. This surge in prices has been driven by stronger-than-expected demand and a far-from-optimal supply response, which was hampered by the negative fallout from the pandemic and a much slower-than-expected restart of idle production capacity, while new capacity and restarts have suffered the usual ramp-up issues.
But, as 2022 turns into 2023, another supply response is underway, with some idle capacity restarting, expansions and new mines starting up. This new capacity has been ramping up during

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2022 and is expected to continue to do so in 2023, bringing with it much needed additional supply that should alleviate the current supply shortage. Fastmarkets does, however, expect the market to end up being in a small supply surplus in 2023, which should take pressure of prices. Figure 16-3 shows the historic lithium carbonate and lithium hydroxide prices. Figure 16-4 shows the forecast demand-supply balance.

Fastmarkets lithium carbonate & hydroxide spot prices, $/kg, cif China, Japan & Korea
90
80
70
60
50
40
30
20
10
0
Jan-18
Apr-18
Jul-18
Oct-18
Jan-19
Apr-19
Jul-19
Oct-19
Jan-20
Apr-20
Jul-20
Oct-20
Jan-21
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Lithium carbonate 99.5% Li2CO3 min, battery grade, spot prices cif China, Japan & Korea, $/kg
Lithium hydroxide monohydrate LiOH.H2O 56.5% LiOH min, battery grade, spot price cif China, Japan & Korea, $/kg

Source: Fastmarkets
Figure 16-3: Historic Lithium Carbonate and Lithium Hydroxide Prices

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Lithium supply-demand balance, 2018-2030
kt LCE
Apparent demand
Balance
Avaliable production
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030

Source: Fastmarkets
Figure 16-4: Forecast Lithium Supply-Demand Balance

After two years of a deficit market, 2023 is expected to see a significant supply response and the market tightness is expected to ease. Although Fastmarkets expects the market to move into a small surplus of 11,500 tonnes LCE in 2023, the market will still feel tight, and as such the price is expected to remain elevated. Thereafter, the market is expected to be tight and mainly in deficit until 2026, as we move further away from the parts shortages that have been constraining EV production, and therefore lithium demand.
Given the strong demand outlook we envisage a challenge for producers to keep up and bring supply online in a timely manner. Given this challenge, Fastmarkets does not expect prices to drop down below the incentive price anytime soon. In Fastmarkets’ opinion, the lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify developments.
Near to medium term supply increases will be fueled by traditional sources, including spodumene units from Australia, Africa and the Americas, as well as salar brines in Argentina, Chile and China. Post 2025, an increasing portion of new supply is forecast to come from lower-grade unconventional resources such as lepidolite, geothermal brines and oilfield brines. Based on how Chinese companies have rapidly developed the nickel/cobalt sector in Indonesia, as it strived to secure battery raw materials, Fastmarkets is confident in the ability of the Chinese to do the same in lithium by ramping-up domestic lepidolite production and developing lithium mines in Africa. Both of these are expected to become a significant contribution to global supply.
There is expected to be a period of surplus in the second half of the decade, but as mentioned, a significant amount of new capacity is reliant on the successful implementation of yet mostly unproven DLE technology at unconventional resources, so the forecast presence of some surpluses is not a bad thing. While an 87,100-tonne surplus in 2031 seems a lot now, it will only represent around 3%

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of forecast demand. Surpluses will also likely be absorbed by restocking. In addition, experience tells us that even though we have allowed for delays, we are likely to see more issues affecting the delivery of new material into the market - as such, prices are expected to remain elevated. The emergence of more recycled material will provide an extra boost to supply in the later years.
Fastmarkets has provided price forecasts out to 2030 for the most utilized market prices (Table 16-1). These are the battery grade carbonate and hydroxide, CIF China, Japan and Korea. Fastmarkets recognizes that Albemarle’s current operations are expected to continue for at least another 20 years, but due to a lack of visibility beyond 2030, there is little reward in attempting to forecast a supply-demand balance and therefore a price forecast beyond this period. We have therefore flatlined our forecast from 2030. Below are the forecasts, provided in both nominal and real terms.
Table 16-1: Forecast Lithium Carbonate and Hydroxide Prices

Prices and Forecast (Base case)	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030
Lithium carbonate BG CIF China, Japan And Korea spot US$/kg (nominal)	16.6	71.2	63.5	59.0	61.0	42.0	47.8	28.0	33.0	24.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	71.2	61.3	55.8	56.4	37.9	42.7	24.7	28.6	20.5
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (nominal)	17.4	72.9	65.5	61.0	60.0	40.0	48.0	28.0	33.0	24.0
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (real 2022)	18.8	72.9	63.2	57.7	55.5	36.1	42.8	24.7	28.6	20.5
Prices and Forecast (High case)
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (nominal)	16.6	70.8	76.0	76.0	70.0	65.0	65.0	55.0	55.0	55.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	70.8	73.4	71.9	64.7	58.7	58.0	48.4	47.7	47.1
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (nominal)	17.4	72.2	76.0	76.0	70.0	65.0	65.0	55.0	55.0	55.0
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (real 2022)	18.8	72.2	73.4	71.9	64.7	58.7	58.0	48.4	47.7	47.1
Prices and Forecast (Low case)
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (nominal)	16.6	70.8	60.0	43.0	40.0	20.0	16.0	12.0	12.0	12.0
Lithium carbonate BG CIF China, Japan and Korea spot US$/kg (real 2022)	17.9	70.8	57.9	40.7	37.0	18.1	14.3	10.6	10.4	10.3
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (nominal)	17.4	72.2	60.0	43.0	40.0	20.0	16.0	12.0	12.0	12.0
Lithium hydroxide BG CIF China, Japan and Korea spot US$/kg (real 2022)	18.8	72.2	57.9	40.7	37.0	18.1	14.3	10.6	10.4	10.3
Source: Fastmarkets

Tightness is expected to keep prices well above incentive prices for the whole forecast period, albeit at lower levels than the peaks seen in 2022. Volatility will remain a key theme, as supply increases in waves, we expect periods when supply will be greater than that year’s demand, leading to surpluses, and downward pressure on prices.
Post 2030, the continued growth of demand for lithium from EV’s and ESS, will require a lithium price that incentivizes new supply to come online to meet this demand. The lithium price will need to exceed the production cost for new projects and provide an adequate rate of return on investment to justify development. Based on our understanding of the cost of bringing new supply online, especially higher-cost units such as lepidolite, whilst also ensuring an adequate rate of return, we believe prices long-term will settle around the US$20 per kg mark. Due to typical price volatility, Fastmarkets expects prices may spike well above or fall well below this level, but from an average pricing perspective, Fastmarkets views this forecast as reasonable.

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Fastmarkets recommends that the above price of US$20 per kg for lithium carbonate cf China, Japan and Korea should be utilized by Albemarle for the purpose of reserve estimation.
Our high-case scenario could pan out either if the growth in supply is slower than we expect, or demand growth is faster than expected. The former could happen if the Chinese struggle to make lepidolite mining economically viable, or if DLE technology takes longer to be commercially available. The latter could be seen if the adoption of EV’s continues to accelerate, or if demand for ESS grows at a faster pace. However, we do think prices over US$55 to US$60 per kg would be unsustainable over the long term when most of the market is priced basis market prices.
Our low-case scenario could unfold if the current price regime prompts a much faster reaction from producers. This is most likely to be achievable by Chinese producers both domestically and in Africa, considering the strict permitting process in western economies is already delaying project development timelines. Alternatively, or possibly in tandem, we would expect a fast return towards incentive prices if demand did end up being hit by either a recession, a massive escalation in geopolitical events, or a more incapacitating pandemic.
As noted above, Fastmarkets views it likely that there will be short-term volatility in pricing. However, from a longer-term viewpoint, the key points of uncertainty to the average spodumene or lithium carbonate price in this forecast follow:
•EV sales growth – The rate at which EV’s are accepted by the general population will be the biggest driver of lithium prices. In the high case scenario, Fastmarkets believes prices of US$30/kg for battery-grade lithium and US$3,000/t for spodumene are realistic for a sustained period to support the almost exponential supply growth required for this scenario beyond 2030.
•Fundamental battery technology – Even with very strong EV demand, if the industry substitutes away from lithium-based technology, it could materially reduce lithium demand resulting in a similar pricing situation to the low-scenario noted above. However, in Fastmarkets’ opinion, the probability of this occurring within the forecast period is low considering the performance, practicality and versatility of lithium-based battery technologies and chemistries. Given the very long time to commercialize battery technology, it appears highly unlikely the industry will substitute away from lithium-ion in the forecast period.
•Supply growth beyond 2025 – As shown in Figure 16-3, Fastmarkets expects supply growth to broadly match demand in the period. There is a healthy number of potential projects in the pipeline but there remains uncertainty in the ability for these to come online in a timely manner. We have placed faith in the markets ability to develop alternative deposit types, such as the hectorite clay deposits in Nevada and Mexico, some of the largest occurrences of lithium in the world. At this stage, the only question around development of these deposits is the ultimate timeline on when they can start, especially projects in the US, which are being continually delayed due to NIMBYism and delays in permit issuance. We have allowed for delays, but experience tells us that we are likely to see more issues affecting the delivery of new material into the market. Toward the end of the decade, recycling will become an increasingly important component in filling potential supply gaps, especially in areas which lack inadequate raw material supply (Europe and US).

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16.2Product Sales
The Salar de Atacama is an operating lithium mine. The mine pumps a subsurface brine that is rich in elements targeted for commercial production (e.g., lithium and potassium) as well as other elements generally viewed as deleterious to production but some of which may have some commercial value (e.g., magnesium) to evaporation ponds on the surface of the salar. These evaporation ponds concentrate the brine utilizing solar energy. During the evaporation process, potassium chloride and other byproduct salts (e.g., bischofite) precipitate from the concentrated brine and is harvested on the salar where it is further processed prior to sale. Lithium chloride is concentrated to approximately 6% lithium at which point it is trucked to the La Negra processing facility, located near Antofagasta, Chile where it is further processed into lithium chemicals that include technical grade lithium carbonate and battery grade lithium carbonate. Historically, La Negra has also produced technical grade lithium chloride although it is not currently producing this product.
Specifications for each of these products is provided in Table 16-2 through Table 16-3.
Table 16-2: Technical Grade Lithium Carbonate Specifications

Chemical	Specification
Li2CO3	min.	99.00%
Cl	max.	0.015%
K	max.	0.001%
Na	max.	0.08%
Mg	max.	0.01%
SO4	max.	0.05%
Fe2O3	max.	0.003%
Ca	max.	0.016%
Loss at 550°C	max.	0.75%
Source: Albemarle, 2022

Table 16-3: Battery Grade Lithium Carbonate Specifications

Chemical	Specification
Li2CO3	min.	99.30%
Cl	max.	0.015%
K	max.	0.001%
Na	max.	0.065%
Mg	max.	0.007%
SO4	max.	0.05%
Fe2O3	max.	0.001%
Ca	max.	0.016%
H2O (110°C)	max.	0.35%
Source: Albemarle, 2022

Historic production rates for each of these products, with brine sourced from the Salar de Atacama, as processed at the La Negra facility are presented in Table 16-4.

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Table 16-4: Historic La Negra Annual Production Rates (Metric Tonnes)

	2015	2016	2017	2018	2019	2020	2021
Technical Grade Lithium Carbonate	10,945	10,581	9,822	8,628	5,658	6,829	6,829
Battery Grade Lithium Carbonate	13,323	16,573	20,324	27,998	32,874	35,256	35,895
Technical Grade Lithium Chloride	2,143	1,900	3,209	3,821	1,824	-	-
Source: Albemarle 2021
2015-2020 data reflects actual production, 2021 production is an estimate

Looking forward, Albemarle has recently significantly expanded its production facilities at the salar and La Negra 3 and 4 expansions are operational and ramping-up. The new production capacity for each lithium chemical is provided in Table 16-5. The ability to run La Negra 3 and 4 at full capacity will be dependent on completing the Salar Yield Improvement project at Atacama. Production at capacity is expected to be achieved in 2024.
Table 16-5: Current and Forecast La Negra Production Capacity by Product

	Current Annual Capacity (Tonnes)	Forecast Annual Capacity (Post Completion of La Negra 3) (Tonnes)
Technical Grade Lithium Carbonate	5,925	6,000
Battery Grade Lithium Carbonate	38,576	78,000
Technical Grade Lithium Chloride	3,600	0
Source: Albemarle 2020

To simplify the analysis for the purposes of this reserve estimate, Fastmarkets has assumed that all lithium production from the combined Salar de Atacama/La Negra operation is sold as technical grade lithium carbonate. This is the lowest value product forecast for production and adds a layer of conservatism to the reserve estimate.
The three lithium products from the Salar de Atacama/La Negra operation are all marketable lithium chemicals that can be sold into the open market. However, Albemarle is an integrated chemical manufacturing company that operates multiple downstream lithium processing facilities. Therefore, a proportion of the production from the Salar de Atacama/La Negra operation is utilized to as source product for Albemarle’s downstream processing facilities. A breakdown of the volume of Salar de Atacama/La Negra product that is consumed internally for further downstream processing versus sales to third parties is presented in Table 16-6.
Table 16-6: Historic Salar de Atacama Product Consumption

	Production Consumed Internally (Tonnes LCE)	% Production Sold to Third Parties (Tonnes LCE)
Technical Grade Lithium Carbonate	870	6,031
Battery Grade Lithium Carbonate	0	33,154
Technical Grade Lithium Chloride	0	0
Source: Albemarle 2020

While a portion of the production may be consumed internally, for the purposes of this reserve estimate, Fastmarkets has assumed that 100% of the production from the Salar de Atacama/La Negra operation will be sold to third parties. Further, as noted above, although the Salar de Atacama/

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La Negra can and does produce higher value battery grade lithium carbonate, Fastmarkets’ assumption for the purpose of this reserve estimate is that all production will be sold as the lower value technical grade lithium carbonate. This simplifies the assumptions for the estimate and does not materially impact the magnitude of the reserve estimated herein as the reserve is contract constrained (see Section 16.3.1) and not economically constrained.
16.3Contracts
As outlined above, the lithium chemicals produced from the Salar de Atacama/La Negra operations are either consumed internally for downstream value-add production or sold to third parties. These sales may be completed in spot transactions, or the chemicals may be utilized to satisfy sales contracts for lithium chemicals held at the consolidated corporate Albemarle level or its affiliates. These contracts are not generally specific to sourcing product from the Salar de Atacama/La Negra, although product sourced from other operations would need to be certified to meet customer quality requirements. Therefore, these contracts are not included in this analysis of reserves at the Salar de Atacama, and this analysis instead assumes a typical market price.
Salar de Atacama/La Negra sell all lithium products to its foreign related party Albemarle US Inc., where their sales and marketing teams provide instructions about specified locations where Chile should deliver the products. Extraction and sales of lithium and other products are regulated by contracts agreed with the Chilean Nuclear Energy Commission (CCHEN) and the Chilean Economic Development Agency (CORFO). These contracts are summarized in Section 16.3.1.
Fastmarkets is not aware of any other material contracts for the Salar de Atacama / La Negra operation.
16.3.1CCHEN and CORFO Agreements
Decree Law No. 2,886, published on November 14, 1979 and effective January 1, 1979, reserved lithium extraction for the State of Chile. However, the concessions held by Albemarle, for the purposes of producing lithium from the Salar de Atacama were registered in 1977 and therefore are exempt from this law. Nonetheless, under Law No 16,319, establishing the CCHEN, lithium can only be mined by CCHEN or with prior authorization from CCHEN. Under this law, producers of lithium are subject to a production quota that caps total production from the concessions and Albemarle is subject to such a CCHEN production quota. CCHEN also limits the extraction rate of brine from the Salar de Atacama.
In 2016, CCHEN increased the allocated pumping rate for Albemarle at the Salar de Atacama from the prior 142 liters/second (l/s) to 442 l/s. As part of the same agreement, the CCHEN production quota was increased from 200,000 tonnes lithium (as lithium metal), inclusive of historic production to 540,240 tonnes lithium (as lithium metal), again inclusive of historic production.
Further, CORFO was the original owner of the concessions in the Salar de Atacama from which Albemarle’s resources and reserves are derived. A predecessor of Albemarle (Foote Mineral Company) entered into an agreement with CORFO in August 1980 to establish production of lithium and other products from these concessions. From this original contract, Albemarle was limited to a total production quota of 200,000 tonnes of lithium (as lithium metal), without an expiry date, and was not required to pay royalties on lithium production. A 1987 agreement with CORFO establishing production of potassium byproduct salts includes a royalty on the production of this product equal to

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3% of the sales price for potassium products. The 1980 agreement for lithium extraction was subsequently amended in 2016 to allow for an increase in the production quota of lithium from these concessions. This amendment increased the company's authorized lithium production quota by an additional 262,132 tonnes of lithium (as lithium metal). With approximately 69,083 t remaining from the original quota (as of August 31, 2022), this additional quota results in a total remaining production quota of 331,215 t lithium as lithium metal (1.81 Mt LCE). As the CORFO quota has less allowable lithium production than the CCHEN sales quota, SRK has used the CORFO quota numbers as the limiting factor on this reserve estimate.
As part of the 2016 amendment to the CORFO agreement, Albemarle agreed to additional conditions around its production of lithium, including the following:
•A quota expiry of January 1, 2044 (i.e., any quota not utilized by this date will be forfeited).
•Albemarle agreed to invest in a third lithium carbonate plant in Chile with production capacity of at least 20,000-24,000 t battery grade LCE per year no later than December 31, 2022. If this new battery grade production facility is not in production by December 31, 2022, the new quota will be reduced from 262,132 t to 43,132 t LME. In addition, the quota will expire on December 31, 2035 (i.e., any quota not utilized by this date will be forfeited). Albemarle is completing the new battery grade production facility in the third quarter of 2022 and expects to meet the deadline.).
•Provides for an additional quota of 34,776 t (as lithium metal) to feed a lithium hydroxide plant with production capacity of at least 5,000 metric tons/year should Albemarle construct a lithium hydroxide plant in Chile. Note Fastmarkets has not assumed the development of a lithium hydroxide plant and therefore has not included this quota in its analysis.
•Establishes royalties or commissions paid to CORFO on every tonne of product sold from the Salar de Atacama/La Negra according to the schedule presented in Table 16-7.
•Commencing on January 1, 2017 and continuing for approximately five years (until 31,559 t LME are produced), Albemarle will pay a commission on the production still remaining under the original quota, Thereafter, Albemarle will no longer pay any commissions on the lithium produced at the original 24,000 Mt carbonate plant, allowing Albemarle to produce the then-remaining metric tons of the original quota on a commission-free basis as per the terms of the original agreement with CORFO.
•If Chile develops a local downstream industry that requires battery grade lithium salts, Albemarle agrees to allocate a portion of its production (up to 25%) of those salts for sale to those local downstream producers at a discounted price (relative to Albemarle's export sales price). To date, development of downstream industry has not occurred, and Albemarle is therefore not selling any production at this discounted rate. Fastmarkets has not assumed any future discounted sales associated with this clause in this TRS as it is not aware of any planned or established downstream development.
•Albemarle will annually pay into a fund that will be used to develop R&D to benefit the Atacama, the country of Chile, and local industry. This payment is a fixed amount, inflated each year through the expiry of the quota at the end of 2043.
•Albemarle Limitada makes certain commitments to the local communities in the Atacama to use in local development projects equal to 3.5% of sales from Chilean production.
•Prohibits the sale of products with low value-add (e.g., raw brine, concentrated brine and/or refined brine in any degree of concentration).

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•Royalty rates on potassium chloride will follow a sliding scale ranging from 3 to 20% of the sales price.
•Royalty rates on magnesium chloride, bischofite, carnalites, silvenites and halites is set at 10% of sales.
Table 16-7: Updated CORFO Royalty/Commission Rates

Lithium Carbonate		Lithium Hydroxide
Price Range (US$/tonne)	Progressive Commission Rate (%)	Price Range (US$/tonne)	Progressive Commission Rate (%)
0-4,000	6.8%	0-4,000	6.8
4,000-5,000	8%	4,000-5,000	8
5,000-6,000	10%	5,000-6,000	10
6,000-7,000	17%	6,000-9,000	17
7,000-10,000	25%	9,000-11,000	25
Over 10,000	40%	Over 11,000	40
Source: Albemarle 2017

The royalty/commission rate agreed with CORFO on Albemarle’s lithium production (lithium carbonate and other salts, excluding lithium chloride sales) from the combined Salar de Atacama/La Negra operation is calculated on the weighted average of third-party sales (i.e., royalty is calculated based on end-customer price). For the purposes of this reserve estimate, SRK has utilized the US$20,000 per tonne price for technical grade lithium carbonate forecast in Section 16.1.4 and applied the above royalty formula. Note that while the combined Salar de Atacama/La Negra operation will have the capacity to produce approximately 44,000 t of battery grade lithium carbonate (for LN1 and LN2 – 84,000 t considering LN3), for the purpose of simplifying the reserve modeling, SRK has assumed all production is technical grade product. Given Albemarle’s production and therefore reserve is limited by its production quota and not economic factors, in SRK’s opinion, this simplification will not impact it estimation of reserves for the operation.

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17Environmental Studies, Permitting, Social Factors
The following discusses reasonably available information on environmental, permitting, and social or community factors related to the Salar de Atacama and La Negra operations. Where appropriate, recommendations for additional investigation(s), management actions, or expansion of existing baseline data collection programs are provided.
The section was developed through a desktop review, including information provided by Albemarle, and meetings with relevant Albemarle environmental staff. A site visit could not be conducted due to COVID-19 restrictions.
17.1Environmental Studies
Baseline studies of environmental conditions, in both operational areas, have been developed since the first permitting efforts were undertaken; 1998 in La Negra, and 2000 at Salar de Atacama. The latest environmental baseline studies at La Negra were for the "Modification Project La Negra Plant Expansion Phase 3" in 2018, and the latest studies for Salar de Atacama " include the EIA for “Modification and improvement solar evaporation system” in 2016. With the ongoing monitoring programs in both locations, environmental studies, such as hydrogeology and biodiversity, are regularly updated.
17.1.1General Background
La Negra is located in a normal desert climate, characterized by low relative humidity and large variability in daily temperatures. Average annual rainfall is less than 5 mm, and maximum daily rainfall is 48 mm on a return period of 100 years. Although precipitation is scarce, storm events of considerable magnitude can occur.
There are no perennial streams or drainages in the area of La Negra. However, some intermittent or ephemeral drainages occur in the northern area where the process facilities are located. These ephemeral drainages typically only flow following extreme precipitation events.
Salar de Atacama is located in a Marginal High Desert climate. The rainfall regime corresponds to summer rains, and also cyclonic origin rains, although both cases are rare events. Due to the altitude, temperatures are generally colder, with nominal annual temperature fluctuations, but larger daily low and high temperature ranges. Relative humidity is very low.
Average rainfall in Salar de Atacama is around 13 mm, with a maximum daily rainfall of 45 mm on the 100-year events. The Albemarle facilities are located entirely inside the Salar de Atacama, with few to no discernable surface water drainages, as rainwater quickly infiltrates the highly permeability flat saline crust.
Vegetation and wildlife are scare at La Negra. It is located within an industrial area which is in saturation conditions for the daily and annual standard of inhalable particulate matter (PM10). Although there are no surface water courses, there is an aquifer that could be affected by surface water infiltration from the plant facilities. As such, a water quality monitoring program is in place. Air quality, hydrogeology, and water quality have been deemed as key environmental characteristics of the La Negra area and are carried forward for additional discussion below.
The Salar de Atacama basin presents a unique system due to the biodiversity associated with lake and wetland systems that depend on the hydrogeological conditions of the area. There are also

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indigenous areas and communities in the sector. As such, the key environmental issues at Salar de Atacama include biodiversity, hydrogeology, and socioeconomics, which have been carried forward for additional discussion below.
No cultural inventories of relevance have been registered within the areas of disturbance for either La Negra or Salar de Atacama.
17.1.2La Negra
Air Quality
As the La Negra plant is located in an industrial area, there are several sources of air pollutant emissions. As noted above, the general area is in saturation conditions for PM10 in relation with the Chilean primary daily and annual standards.
For the projects that have been submitted for environmental evaluation at La Negra, the concentrations of inhalable (PM10) and fine particulate matter (PM2.5), and combustion gases (COx, NOx, and SOx) have been modeled, and the conclusions indicate that emissions from the La Negra Plant are not significant in relation to the other activities located within the industrial area. Emissions from the La Negra Plant are related to vehicle traffic and emissions from fixed sources associated with the plant's processes.
Air quality is monitored at the existing Coviefi, La Negra, and Inacesa stations independent of Albemarle.
Hydrogeology and Water Quality
The La Negra area contains four major hydrogeological units that are composed of alluvial and fluvial deposits of varying ages, and that represent different types of aquifers. In the upper level, the aquifer is of the semi-confined type and thick lithologies predominate in it with alternating levels of silts, clays, and saline layers. In the underlying unit, fines predominate in relation to the other units. In the base, the unit of Old Gravel presents a high hydraulic conductivity since it is formed mainly by gravelly sands and sandy gravels, and whose confinement is defined by the content of fines and the thickness of the superjacent unit in the sector. A lower sedimentary unit, corresponding to the Caleta Coloso Formation and with aquitard characteristics, outcrops mainly to the west of the fault zone, and is not represented in the profiles. The aquifer system overlies a more impermeable unit consisting of slightly fractured rocks of igneous origin belonging to La Negra Formation and Palaeozoic granitic rocks.
As a commitment of the environmental approval resolutions, monthly monitoring of an extensive list of physical and chemical parameters was developed, along with piezometric levels in two wells. (Figure 17-1) The monitoring points are:
•La Negra well (Pozo 1): which corresponds to a groundwater exploitation well located at the La Negra Plant, in compliance with the resolution of water extraction, RE N°354/1989 of the General Water Directorate (DGA).
•Inacesa monitoring well (Pozo 4): which is located in the plant of the same name of the cement company of the same name. It is a large diameter and shallow well. This well is in intermittent operation.
•Quebrada Carrizo: which corresponds to a surface water sampling location at the confluence of the Carrizo spring with the La Negra creek.

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Source: Albemarle (2020). Informe de Seguimiento Ambiental. Monitoreo Mensual de Agua Subterránea y Superficial. Sector La Negra – Enero 2020. (Environmental Monitoring Report. Monthly Ground Water Monitoring La Negra Area – January 2020)
Figure 17-1: La Negra Water Quality Monitoring Points

No anomalies or exceedances of Chilean regulations where identified. Notwithstanding this, and according to information provided by Albemarle and historical information, elevated concentrations of some parameters have been detected in the past, mainly in the Quebrada Carrizo, where the groundwater and soils both contain elevated concentrations of several constituents (e.g., arsenic, boron, lithium salts). It has not been established whether these concentrations are the result of Albemarle’s operations, third parties’ discharges, or natural sources.
17.1.3Salar de Atacama
Hydrology - Hydrogeology
The Salar de Atacama is located in an endorheic basin with elevations ranging between 2,300 mamsl and 6,200 mamsl, covering an area of approximately 17,300 km2.
The area of lowest elevation in the basin corresponds to the salt flats (2,300 masl), which has an area of approximately 1,600 km2. Around the core, there are wetlands and lagoons that cover an

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area of approximately 1,100 km2. This area is known as the Marginal Zone. The lagoons are fed by limited surface runoff that reaches them through ephemeral surface drainages and groundwater springs.
The Salar de Atacama basin, and in the area surrounding the Albemarle facilities, there are areas of high sensitivity and ecological value. These are the lagoons located in the Salar's Marginal Zone. These lagoon systems mainly depend on the water contributions mostly coming from the aquifers, which in turn are recharged by the rainfall in the upper part of the basin. These sensitive areas include:
•La Punta-La Brava Lagoon System
•Peine Lagoon System
•Quelana Lagoon System
•Soncor Lagoon System
The brine of the Salar de Atacama is currently being exploited by two mining companies: SQM (at a rate of 1,700 L/s) and Albemarle (at a rate of 442 L/s). This exploitation lowers brine water levels in the salar, which are measured in several monitoring locations. As expected, the brine level drawdown is greatest in those areas closest to the extraction wells, reaching several meters in some cases, and decreasing as the monitoring points move away.
Freshwater in the basin is also exploited. The largest exploitations are linked to mining activity by companies like Minera Escondida (stopped in 2019) and Zaldívar, in the Negrillar and Monturaqui aquifers, in the south of the basin, and SQM along the eastern edge. Albemarle's freshwater rights represent less than one percent of the water rights granted in the basin.
Because of the sensitivity of these hydrologic systems, the environmental analysis of the EIA “Modification and improvement solar evaporation system” required the development of a conceptual and numerical hydrogeological model (SGA, 2015) to evaluate both the direct effects of the project's brine extraction as well as the cumulative effects with other operations in the area. The results of the modeling effort concluded that the EIA “Modification and improvement solar evaporation system” would not have significant effects on the sensitive areas, even under a non-favorable scenario of reduced recharge over the next 25 years.
In general, monitoring data of freshwater aquifer levels indicate that the levels in the system remain within their historical values, allowing for the seasonal fluctuations typical of the Marginal Zone due to the seasonal variation of the evaporation rate. Albemarle’s reports indicate that, in some areas, the above-mentioned larger exploitations of freshwater have produced some reductions in water levels in the vicinity of the Soncor and Aguas de Quelana systems, and upstream of the La Punta-La Brava lagoon system, though without significant effects on the lagoon systems or protected ecosystems being observed thus far.
Considering that the last hydrogeological model available for review that assessed impact to water levels was conducted in 2019, SRK recommends that this assessment be updated, as needed, based on monitoring information available to date.
It is important to note that the water authority is seeking to generate an integrated hydrogeological model of the entire basin, which will be fed by the monitoring information collected by all the companies in the area, and which will allow a comprehensive follow-up of the effects of brine and freshwater extractions on water levels in ecologically sensitive areas.

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Biodiversity
Lagoons, wetlands, and saltwater ecosystems have developed in the lower part of the Salar de Atacama basin, particularly on the margins of the salar. These ecosystems contain a high degree of biological diversity in relation to their surroundings. These systems are made up of interconnected lagoons that possess unique characteristics and properties.
The systems of La Punta-La Brava and Peine in the south, and Aguas de Quelana and Soncor in the east (lagoon systems Soncor, Aguas de Quelana, Peine, La Punta and La Brava) constitute singular areas, given their importance in reproductive terms, their richness and proportion of species with conservation challenges, since inside these areas there occur species whose requirements of habitat are restricted, presenting a high sensitivity to changes in the environment.
Currently, this area has three types of protection, focused on preserving different components of each system. The first is focused on the protection of flamingos and includes the Soncor and Aguas de Quelana lagoon systems. It is established as the Los Flamencos National Reserve managed by the National Forestry Corporation (CONAF), created in 1990. The second is the site protected by the Convention on Wetlands (RAMSAR), which corresponds to the area of Soncor, which was incorporated in 1996, mainly because it is a nesting area for flamingos and migratory species. And finally, the third is Resolution No. 529 of the DGA of the Antofagasta region, which protects 17 wetlands within the Salar de Atacama.
In the Salar de Atacama, surfaces have been identified as having ecological elements and/or attributes, which could be negatively affected by any threat. These include:
•Presence of biological species in conservation category
•Presence of species with local and/or regional endemism
•Unique components
•Breeding areas of endangered species
Figure 17-2 shows the ecologically important areas, according to these criteria. All of the areas associated with the lagoon systems and wetlands of the Salar de Atacama are highly vulnerable, as they represent a significant number of sensitive and endemic species, with the presence of breeding areas for threatened species and the presence of sensitive elements, such as the wetlands.

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Legend
Sensitive components
Meadow
Nesting area - Phoenicopteridae
Species by Category
Heleobia atacamensis (Critically endangered)
Liolaemus fabiani (Endangered)
Phoenicopteridae (Vulnerable)
Chroicocephalus serranus (Vulnerable)
Ctenomys fulvus (Vulnerable)
Additional Information
Reference areas
Waterbody (Wetlands inventory MMA-CEA, 2012)
Roads
Salar limits
Los Flamencos National Reserve Area
Meadows protected by the DGA
Soncor
Quelana
B-355
B-379
SQM MOP
Albemarle
Peine
La Punta y La Brava
Tilopozo
560000
570000
580000
590000
600000
7420000
7410000
7400000
7390000
7380000
7370000
Km
0
2.5
5
10

N W E S

Áreas de Importancia Ecológica

ROK_II_2015_02_14_A4_rev2

Source: Centro de Ecología Aplicada (2015). Plan de Manejo Biotico. Prepared for Rockwood Lithium. December 2015. (Biodiversity Management Plan)
Figure 17-2: Sensitive Ecosystems in Salar de Atacama

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The ecosystems and organisms found in the various wetlands are dependent on the contribution of groundwater that was structured in the Salar de Atacama basin. Therefore, any extraction that generates significant fluctuations in that water supply, particularly in the freshwater-salt aquifer, has the potential to impact these ecosystems and overall biodiversity.
From the point of view of species in conservation status, the mentioned systems present a high degree of sensitivity due to the presence of threatened species (according to the regulations for the classification of wild species Supreme Decree Nº 29/2011 from the Environment Ministry). Such is the case of the aquatic snail Heleobia atacamensis (Critically Endangered), the Yanez's tree iguana a.k.a. Fabian’s lizard Liolaemus fabiani (Endangered), the camelid Vicugna (Endangered), and eight species in the Vulnerable category (Lama guanicoe, Ctenomys fulvus, Vultur gryphus, Rhea pennata tarapacensis, Phoenicoparrus andinus, Phoenicopterus chilensis, Phoenicopterus jamesi, and Chroicocephalus serranus).
Albemarle has developed a functional ecological model of the area, from which it has defined a biological environmental monitoring plan.
In the monitoring report available for review (winter 2018 to summer 2019), the state of the ecosystem is evaluated in the period 2016 to 2019). The results indicate that, in general terms, there is a maintenance of the current ecological state, without variations that constitute significant changes, which could be framed in the cycles of historical variation of the salar ecosystem. SRK recommends that this monitoring report be updated to include more recent data.
In addition to the biological monitoring plan, a Water Monitoring Plan and an Early Warning Plan have also been implemented. The details of these plans are discussed in the environmental monitoring section.
Social Issues and Communities
Salar de Atacama is located in the Antofagasta Region, municipality of San Pedro de Atacama, south-east of the city of Calama. Albemarle facilities at Salar de Atacama are located within an Indigenous Development Area (ADI) called “Atacama La Grande”, which has a population belonging to the Atacameña ethnic group.
The economy of the indigenous population is mainly based on primary and secondary economic activities. Cattle raising and agriculture, linked to the ancestral uses and customs of the Atacameña ethnic group, tourism, and handicrafts.
In the municipality of San Pedro de Atacama, the most representative organizations are the indigenous organizations, which have been articulated around the ancestral ayllus of the Atacama ethnicity. There are 21 indigenous communities with legal status in San Pedro de Atacama.
Another category of indigenous associativity is that of indigenous associations or groups, which bring together different individuals or communities, from different territories, to develop areas of common interest. There are a total of 18 indigenous associations or groups in the San Pedro de Atacama municipality.
In general, and according to official surveys, the communities and people who live in the villages, identified as Atacameños, are below the poverty level or slightly above it. However, when making a detailed analysis of the situation in each locality, there is an important impact on the local economy

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produced by tourism (which provides direct resources in the villages), and above all, by the mining activity, where the inhabitants of Toconao, Socaire, and Peine (mainly) work as employees.
The town of Peine is located 27 km from the Albemarle facilities and 108 km from the town of San Pedro de Atacama, at the southern end of the Salar de Atacama. Peine is a town that works as a residential site and as an agricultural production area.
The Salar de Atacama area is also a relevant sector for tourism and is part of the Zone of Tourist Interest (ZOIT) San Pedro de Atacama Area - El Tatio Geothermal Basin.
Albemarle maintains agreements and relationships with all communities and groups in its area of influence.
Considering the presence of indigenous communities in the area, the development projects, that are submitted into the environmental impact assessment system, may require the development of an Indigenous Consultation Process according to Chilean legislation and regulation.
17.1.4Known Environmental Issues
Any requirement of a brine extraction greater than the one approved (442 L/s) has an uncertain approval success, considering the multi-user conditions in the Salar de Atacama, the sensitivity of the ecosystem, and the synergistic impacts on this ecosystem which concern the environmental and water authorities.
To prevent any unforeseen potential risk, the Early Alert Plan (PAT) could be activated because of the exceedance of an established threshold, which could result in the reduction of the amount of brine authorized for extraction. During the year 2022 the PAT in the aquifer sector was activated.
Albemarle Limitada was sued for environmental damage by the Chilean State Defense Council ("Consejo de Defensa del Estado"), together with two other copper mining companies. The lawsuit seeks to remedy an alleged damaged caused to a wetland area in the Salar the Atacama caused by water extraction. However, this lawsuit does not jeopardize Albemarle's capacity to extract the lithium resources or reserves of the Salar de Atacama.
The Superintendence of the Environment filed charges against Albemarle Limitada alleging non-compliance with conditions, standards and measures established in the Environmental Qualification Resolution No. 21/2016.
Neither litigation is expected to impact Albemarle’s capacity to extract the lithium resources or reserves of the Salar de Atacama.
17.2Environmental Management Planning
The environmental management of the operations in La Negra and Salar de Atacama are developed according to their environmental commitments that have emerged from the projects evaluated and approved by the environmental authority (SEA) and supervised by the Environmental Superintendence (SMA).
Chilean environmental legislation does not consider additional environmental management plans, with the exception of Hazardous Waste Management Plans, required by the health authority, for operations that annually generate more than 12 t of hazardous industrial waste.

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According to each operation, and their environmental commitments, the following are the management plans for La Negra and Salar de Atacama facilities:
•La Negra:
oWater Quality Monitoring Plan
oEmergency and Contingency Prevention Plan
oHazardous Waste Management Plan
•Salar de Atacama:
oBiodiversity Monitoring Plan
oEnvironmental Water Monitoring Plan
oEarly Warning Plan
oEmergency and Contingency Prevention Plan
oHazardous Waste Management Plan
The main environmental management issues for the La Negra and Salar de Atacama facilities are summarized below.
17.2.1Tailing Disposal
Although Albemarle's operation does not have tailings, per se, it does generate liquid waste at La Negra, which is managed as follows.
The process at the La Negra Plant up to Phase 2, collects solid/liquid waste together (in a wet state) in the existing system of evaporation and sedimentation ponds. Phase 3 considers a waste disposal system that includes the segregation of liquid and solid waste. The solid waste is stored as low moisture solids (collection sites) and the liquid waste is treated as recovery waste to be recycled to the plant using the La Negra Evaporation and Sedimentation Ponds system.
The Lithium Carbonate Plant generates liquid waste, mainly from the SX process. The operation incorporates technology to reuse the mother liquor and thus optimize the use of process water and in turn recover lithium. The water generated in the different stages of the process, including the solutions coming from the cleaning of equipment (HCL or H2SO4), is taken to the thermal evaporator and then returned to the process for reuse.
The mother liquor is sent to the thermal evaporation plant or to the solar evaporation system. From the thermal system, a high purity water stream (condensate) is recovered for recycling into the process. The by-products of the thermal evaporation plant are NaCl (salt) and a weak LiCl brine stream that is recycled to the process. In the solar evaporation system, the water is evaporated by solar radiation and the by-product salt is precipitated and accumulated in ponds.
The process of brine concentration by means of solar evaporation ponds generates the precipitation of waste salts that are extracted from the ponds and are currently accumulated in stockpiles. (See waste discussion)
The evaporation/sedimentation ponds are lined with low-permeability PVC geomembrane.
The operation at La Negra has a system of trenches to monitor infiltration. In the event that infiltration is detected, either due to an increase in the piezometric level or changes in the chemical quality of the water attributable to such infiltration, these are captured by the wells, and the relevant studies will be carried out. At the same time, the possible point of infiltration from the pond will be located in order to conduct repairs (as needed).

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According to information provided by Albemarle, the plant's water balance was recently updated, and the results indicated that the current and approved facilities may not be enough to handle the future process' liquid waste solutions. As such, a work plan has been defined to provide a solution to this issue in the long term, along with defining and implementing measures in the short term to manage the liquid waste until a final solution is identified and developed. Albemarle is progressing these plans and SRK sees this as a low risk.
17.2.2Waste Management
La Negra
Process Reagents
The chemical reagents used at Salar de Atacama include: HCl, methyl iso-butyl carbonyl (foaming agent), Crisamine (collector) and Cricell (depressant). These are stored in warehouses authorized by the Health Service, and which comply with the conditions established in the legislation applicable to hazardous substances, where applicable.
Fuels
Salar de Atacama maintains a plant fuel supply, operated by an authorized outside company, which consists of a tank, which complies with the regulations for the storage of liquid fuels for self-consumption ((Supreme Decree Nº 379/86 of the Ministry of Economy)) and is authorized by the Superintendence of Fuels.
Disposal of Non-Hazardous and Hazardous Waste
Domestic solid waste is temporarily stored at a site authorized by the Health Service and transferred for final disposal outside the facilities to an authorized landfill in the region. Non-hazardous waste is segregated at its source and disposed of in a yard (salvage yard) authorized by the Health Service. From here, it is disposed of in authorized locations or reused. Hazardous industrial waste, which includes mainly vehicle batteries, oil filters, rags contaminated with grease and oil, waste oils, paints, contaminated personal protective equipment (PPE), among others, are temporarily disposed of in a warehouse authorized by the Health Service, and then transported to authorized off-site disposal sites.
Residual Salts
The process of brine concentration by means of solar evaporation ponds generates the precipitation of waste salts that remain in the ponds.
The process generates three types of solid salt wastes:
•Ca and Mg carbonates and hydroxides from the brine purification stage
•Ca/Na borates from the boron precipitation (removal) process
•NaCl from the thermal evaporation system
Salar de Atacama
Process Reagents
The chemical reagents used at Salar de Atacama include: HCl, methyl iso-butyl carbonyl (foaming agent), Crisamine (collector) and Cricell (depressant). These are stored in warehouses authorized by the Health Service, and which comply with the conditions established in the legislation applicable to hazardous substances, where applicable.

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Fuels
Salar de Atacama maintains a plant fuel supply, operated by an authorized outside company, which consists of a tank, which complies with the regulations for the storage of liquid fuels for self-consumption (Supreme Decree Nº 379/86 of the Ministry of Economy) and is authorized by the Superintendence of Fuels.
Disposal of Non-Hazardous and Hazardous Waste
Domestic solid waste is temporarily stored onsite at a location authorized by the Health Service and later transferred offsite to an authorized landfill in the region for final disposal. Non-hazardous waste is segregated at its source and disposed of in a yard (salvage yard) authorized by the Health Service. From here, it is disposed of in authorized locations or reused. Hazardous industrial waste, consisting of mainly vehicle batteries, oil filters, rags contaminated with grease and oil, used oils, paints, contaminated PPE, among others, are temporarily stored in a warehouse authorized by the Health Service, and then transported to authorized final disposal sites.
Residual Salts
At Salar de Atacama, brine is extracted from wells, and the brine concentration process is through solar evaporation ponds, where the precipitation of waste salts is generated, these waste salts are excavated from the ponds and deposited in stockpiles. As the lithium chloride solution is concentrated, different salts precipitate in each pond, among which include halite, bischofite, carnallite and sylvite. The latter is entered into the Potash Plant to produce KCL and carnallite. Once the brine is concentrated at 6% Li, the brine is sent to La Negra Plant.
17.2.3Water Management
La Negra
The industrial water used in the operation comes from water acquired from third parties and, to a lesser extent, from two existing wells at the facilities with water rights for up to 6 L/s for one and 7 L/s for the other.
At La Negra, the brine from Salar de Atacama is purified for the extraction of lithium. All solutions are evaporated and/or recirculated to the process. As indicated in the waste section, the updated process water balance indicates that the current facilities are not sufficient to handle the residual solutions, and a long-term solution needs to be identified.
Stormwater runoff, though infrequent, is managed through a series of diversion channels around the plant, ponds, and stockpiles areas.
Salar de Atacama
The freshwater used in the process at Salar de Atacama is extracted from spring water in Tilopozo and wells in, Tucucaro and Peine, with a total water right granted by the DGA of 23.5 L/s. Currently, 16.9 L/s are being consumed in the process.
Albemarle exploits brine from the Salar de Atacama by means of extraction wells, with an authorized exploitation extraction rate of 442 L/s.
As noted above, the extraction of brine and freshwater by Albemarle and other companies in the basin, has the potential to cause groundwater levels to drop which could impact lagoon and wetland

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systems of high ecological value. Albemarle has an Environmental Water Monitoring Plan (EWMP), a Biodiversity Monitoring Plan, and an Early Warning Plan, oriented to follow up on critical variables, and prevent unexpected effects on these systems that are being monitored. These plans are described in the monitoring section.
17.2.4Monitoring
La Negra
The monitoring at La Negra is related with the commitments from the main environmental approvals (RCA Nº46/1999 and RCA Nº 278/17). There is an eight-point monitoring program, seven for underground water and one for surface water. For RCA Nº46/1999, monitoring points are La Negra well, Well Nº4 of INACESA, and a spring in Carrizo drainage. Five new wells were added to the monitoring program, with the objective of monitoring eventual infiltrations from the ponds. The parameters measured at these monitoring points are presented in Table 17-1.
Table 17-1: La Negra Water Monitoring Parameters

Parameters	Number of Monitoring Points	Frequency
In situ Parameters
Water Level
pH (s.u.)
Electrical Conductivity (EC)
Temperature [1]
In Laboratory
pH [1]	8 [1]	Monthly
EC
Total Dissolved Solids (TDS)
Density [1]
Total alkalinity [1] (reported expressed as CO3)
Cl dissolved
SO4 dissolved [1]
HCO3 dissolved
NO3 dissolved
Ca total [1] and dissolved
Na total [1] and dissolved
Mg total [1] and dissolved
K total [1] and dissolved
Li total [1]
B total [1]
Strontium (Sr) total
Iron (Fe) total
Iron (III) [1] (expressed as Fe2O3)
Source: Albemarle (2020)
1 Parameters measured for the sample points associated to RCA 46/1999.

Salar de Atacama
Environmental Water Monitoring Plan
At Salar de Atacama, an EWMP has been implemented which includes meteorological, hydrological, and hydrogeological data from both the Salar de Atacama core and its eastern and southern edges, and the Marginal Zone, where the Soncor, Aguas de Quelana, Peine and La Punta-La Brava lagoon systems are located. These data are used to update the numerical model developed to evaluate the behavior and cumulative effects of the different brine and freshwater extraction projects that coexist in Salar de Atacama area.

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Monitoring is carried out in four sectors, determined according to their hydrological and hydrogeological characteristics:
•La Punta-La Brava areas
•Peine area
•North and east side of Salar de Atacama
•Salar de Atacama area
A summary of the environmental variables and parameters are presented in Table 17-2.
Table 17-2: Salar de Atacama Environmental Monitoring Points

Environment Component	Environment Variable	Parameters	Number of Measurements	Frequency
Climate and Meteorology	Meteorological Variables	Daily precipitation [mm], Atmospheric temperature [ºC], Evaporation [mm], Atmospheric pressure [mbar]	1	Diary (Continuous)
Hydrology	Surface covered by lagoons	Area in [m2] of lagoon systems	4	Biannual
	Limnimetric Level of the Lagoons	Water level [meters amsl]	20	Monthly
	Surface flow rate	Flow rate [L/s]	6	Quarterly
Hydrogeology	Evapotranspiration	Evaporation rate [mm/day]	22	Quarterly
	Phreatic levels in brine and freshwater	Depth Level [meters amsl]	125	Monthly
	Saline Interface Position	Electrical Conductivity [µS/cm] v/s Depth [meters amsl]	13	Quarterly
	Brine and Freshwater Pumped Flow	Brine flow rate [L/s]	74	Monthly
		Industrial water flow rate [L/s]	3	Monthly
Water Quality	Chemical quality of surface and groundwater	Physical parameters in situ: pH, EC, temperature, TDS and Dissolved Oxygen (DO). Laboratory physical-chemical parameters: pH, EC, TDS and density. Major elements: Cl, SO4, HCO3, NO3, Ca, Mg, Na, and K. Minor elements and dissolved traces: B, Li, Sr Minor elements and total traces: Al, As, B, Fe, Li, Si, Sr.	40	Quarterly
Source: Albemarle (2020): Answers for internal audit by SRK Consulting

The results database of the water environmental monitoring plan is submitted to the SMA on a quarterly basis, and a consolidated report is delivered annually. In addition, data on brine and freshwater extraction rates are reported online.
Early Warning Plan
The operation has an Early Warning Plan (PAT) whose objective is to timely detect any deviation from baseline conditions. The plan includes status indicators and activation levels or thresholds at specific points, from which measures are activated to mitigate potential impacts.
The PAT is focused on the prevention and control drops in groundwater levels in the Salar de Atacama (brine levels) in points located in front of the Peine and La Punta-La Brava lagoon systems, as well as in the areas that feed these systems, located in the Marginal Zone. The plan also considers the adoption of preventive measures in relation to the activation of some of the Phases

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foreseen by SQM's PAT in the brine level control points in the in front of the Soncor and Aguas de Quelana systems, where the cumulative effects of the different existing extractions have to be evaluated, if a threshold is exceeded. For this purpose, a specific tool to verify the cumulative effect has been defined in order to validate the overlapping effects on the levels of the basin, considering the extraction of all the operators in the basin.
The execution of the EWMP, together with the actions or preventive measures included in the PAT and the activation of the cumulative effect tool, are used to monitor and mitigate any groundwater level issues in the Salar de Atacama basin and, more importantly, any effect beyond that which has already been predicted through hydrogeological modeling strictly and decisively.
Biodiversity Environmental Monitoring Plan
The Biodiversity Environmental Monitoring Plan (PMB) aims at early detection of any changes in the ecological status in the area of influence of the operation as a result of local, regional, and/or global phenomena. The PMB includes monitoring in the following areas:
•La Punta and La Brava System, including La Punta and La Brava lagoons
•Peine System, including Salada, Saladita and Interna lagoons
•Tilopozo System, formed by the Tilopozo wetlands
•The plan also includes two areas located in the north and east zone of the Salar de Atacama for which lagoon surface areas and flora are monitored:
oSoncor system, including Barros Negros and Chaxa lagoons
oQuelana and Aguas de Quelana (both located in the Los Flamencos National Reserve)
Table 17-3 summarizes the parameters and frequency for each of the monitoring points in the PMB.
Table 17-3: Salar de Atacama Biodiversity Monitoring Plan

Component	Sub-component	Frequency	General Variables	Number of Points
Biota	Terrestrial Flora	Biannual	Species composition and coverage	31
	Terrestrial Vegetation	Biannual/ Annual	Distribution and coverage of azonal vegetation	59
	Wildlife	Biannual	Composition, Richness and Abundance	25
	Aquatic flora and fauna	Biannual	Composition, Richness and Abundance	14
	Microbial Mats	Biannual	Characterization/Presence of evaporites and microbialites	16
Soil	Substrate	Biannual	Physics and Chemistry	14
	Sediment	Biannual	Physics and Chemistry	14
Water	Water Quality	Biannual	Physics and Chemistry	14
	Lagoons	Biannual	Phreatic level lagoons	5
	Lagoons	Biannual	Surface of water bodies	-
Source: Albemarle, 2020 (Respuestas para auditoría interna realizada por SRK Consulting

Monitoring is conducted on a semi-annual basis (winter and summer), except for active vegetation coverage (according to the NDVI index estimation), which is annual and must be done in post-rain periods, typically after the Altiplanic Winter. With respect to lagoon coverage, the surveys are carried out in the months of August (together with the winter field survey) and December of the calendar year (summer analysis).
A report of each winter and summer survey, and an annual report, are sent to the SMA.

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17.2.5Air Quality
Based on atmospheric emissions studies conducted for various Albemarle projects, the contributions of the La Negra Plant to the total emissions in the area are low in proportion to the other industrial activities.
The environmental management measures to minimize air emissions from the operation at La Negra include:
•Dust collectors in the equipment of Planta La Negra
•Paving of access road (7 km) to the stockpile area
•Installation of bischofite in interior roads
•Waterproofing of salt collection sites and ponds
•Transfer of residual salt in trucks
•Transfer of the final product in airtight containers
•Transfer of brine in watertight cistern trucks
•Paving of 1,002 m of streets in the project's area of influence
An isokinetic measurement for Particulate Matter of 10 microns (PM10) is performed annually by means of the CH-5 method, in at least five emission control equipment per year (four from the Lithium Carbonate recovery section and one from the Soda Ash preparation section), alternating until completing the 15 equipment and continuing with the cycle.
17.2.6Human Health and Safety
Albemarle has an Occupational Health and Safety Management System. The framework of this system was taken from the System Manual, applicable to the plant at Salar de Atacama. The Salar Plant has a Safety Department and a Joint Hygiene and Safety Committee in accordance with the regulations for mining and safety in Chile. Albemarle also has an integrated management policy for Quality, Environment, Safety and Occupational Health and Sustainability. The system includes an annual audit to verify compliance with the regulations associated with the relevant occupational health and safety regulations, and includes the following preventive management tools:
•Safety meetings
•Inspections and planned observations
•Safe Work Permit
•Safe Work Analysis
•Executive monthly report from the Safety Department
•Hazard Identification and Risk Assessment
•Emergency Plan
Albemarle has an annual risk management program for its contractors and subcontractors, in which all elements of the management system are applied and monitored, including a program for the accreditation of contractors and subcontractors.

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17.3Project Permitting
17.3.1Environmental Permits
SCL began operating in the Salar de Atacama in 1981 when there was no environmental legislation in Chile. It was not until 1998 that SCL projects were submitted to the Chilean environmental evaluation system, with the facilities in La Negra, and in the year 2000 for the facilities in Salar de Atacama. In 2012, SCL became Rockwood Lithium, which was acquired by Albemarle Corporation three years later (2015).
The environmentally approved operation includes a brine extraction of 442 L/s, the production of 250,000 m3/year of brine concentrated in solar evaporation ponds with an approximate surface area of 1,043 ha, for a production of 94,000 t/year of LCE. Brine exploitation is authorized until 2043. Any modification of the production and/or extraction, or to any approved conditions, will require a new environmental permit.
The subsequent environmental approvals at La Negra and Salar de Atacama are presented in Table 17-4. The table also provides information about the instrument submitted to the Chilean Environmental Impact System (SEIA). According to Chilean legislation, an Environmental Impact Study (Estudio de Impacto Ambiental or EIA) is required to be submitted by the proponent for new projects or project modifications where significant environmental impacts are expected to occur, and where specific measures for impact avoidance, mitigation, and/or compensation will need to be agreed upon. Alternatively, an Environmental Impact Declaration (Declaración de Impacto Ambiental or DIA) is required to be submitted by the proponent for projects or project modifications that are significant enough to warrant environmental review, but which are not expected to result in significant environmental impacts, as these are defined legally. A Relevance Consultation (Consulta de Pertinencia) must be submitted when the project proponent has doubts or needs clarification on whether a project, activity, or modification must submit to the SEIA.

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Table 17-4: Albemarle Projects in the Antofagasta Region with Environmental License

Project Name	Instrument	Location	Legal Approval	Description
Lithium Chloride Plant	EIA	La Negra	RCA N° 024/1998	Diversification of the product portfolio offered to the market through the production of anhydrous lithium chloride, with a production of 3,628 tonnes/year of lithium chloride.
Lithium Chloride Plant Modification	DIA	La Negra	RCA N° 046/1999	Change of the raw materials (lithium carbonate and hydroxide) that feed the Lithium Chloride Plant to refined brine and purified lithium carbonate, in order to reduce the consumption of both hydrochloric acid and lithium hydroxide.
Construction of solarevaporation ponds	DIA	Salar de Atacama	RCA N° 092/2000
Construction of 10 additional wells to the 17 already existing ones, comprising a total area of 680,000 m2. The project will allow for an increase in brine production from 60,000 tonnes/year to 80,000 tonnes/year, due to the increase of brines treated, because of the expansion of the well system with a total extraction flow of 113 L/s distributed in 12 pumping wells. Monitoring commitments were established.

Conversion to natural gas	DIA	La Negra	RCA N° 200/2000	Change of the supply of the La Negra Plant from diesel to natural gas by pipeline connection.
Modifications related to the monitoring of lake systems and the project "Construction of solar evaporation ponds"	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 165/2003	Resolves that the modifications related to the monitoring of lake systems and the project "Construction of solar evaporation ponds" is not a change of consideration and does not require entering the Environmental Impact Assessment System.
Modification of the “Construction of solar evaporation ponds” project	DIA	Salar de Atacama	RCA N° 3132/2006
The amount of brine production of 80,000 m3 was not achieved, so 3 wells are added to complete two systems of 15 wells each, adding an area of 37 ha and additional brine extraction of 29 L/s, reaching a total of 142 L/s.
Monitoring commitments were established.

Modification and improvements of the Operations of La Negra Plant Phase 1	DIA	La Negra	RCA N° 264/2008
Consider the regularization of the increase in the production capacity of the lithium carbonate plant from 45 to 53 million pounds/year and the construction of 5 sedimentation and evaporation ponds with a capacity of 1,330,000 m3 for the disposal of liquid and solid waste.
Use of new technologies for process automation.

Construction and habilitation of a pre-concentrator pond.	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 373/2008	Resolves that the project presented for the construction and habilitation of a pre-concentrator pond, modification of the projects "Construction of Solar Evaporation Ponds" and "Modification to the Construction of Evaporation Ponds Project", does not require entering the Environmental Impact Assessment System of the Regional Environmental Commission, Antofagasta Region.
Expansion of La Negra Lithium Chloride Plant Phase 2	DIA	La Negra	RCA N° 236/2012	Increase in the production capacity of the Lithium Carbonate Plant from 53 million pounds per year authorized to reach 100 million pounds per year, through the expansion and improvement of the processes of the La Negra Plant.
Recovery of Lithium Brine from the Decanting Ponds	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 316/2012	Resolves that the submitted project "Recovery of Lithium Brine from the Decanting Ponds" does not constitute a change of consideration and does not require entering the Environmental Impact Assessment System.
Potash Plant Rockwood Litio Ltda.	DIA	Salar de Atacama	RCA N° 0403/2013	Operation of the Dryer and the construction and operation of a Granulation Plant, both of which will form part of the process to obtain the product potassium chloride.
Removal of nitrate from lithium chloride brine, La Negra Plant	Consulta de Pertinencia	La Negra	Extent Resolution Nº 400/2013	Considers standardizing the removal of nitrate from lithium chloride brine by incorporating a second stage of solvent extraction (SX) from refined brine following the boron extraction process, using tributyl phosphate (TBP) as the extractant and a solvent, both of which are confined to a closed system, to be subsequently recirculated to the extraction process.
Research drilling in the Southwest of Salar de Atacama	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 614/2013	Drilling of research wells in the protected area, specifically in the aquifer that feeds the wetlands of the southern sector of the Salar de Atacama.

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Research drilling in the Southern Sector of the Nucleus of the Salar de Atacama.	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 422/2014	Resolves that the project presented “Research drilling in the Southern Sector of the Nucleus of the Salar de Atacama” does not constitute a change of consideration and should not enter the environmental impact assessment system.
Research drilling in the Salar de Atacama Core area	Consulta de Pertinencia	Salar de Atacama	Extent Resolution Nº 673/2014	Drilling of research wells and observation wells or piezometers in the Salar de Atacama core area, in addition to the execution of pumping tests to determine the hydraulic properties of the medium.
Use of weak brine from Planta La Negra in process Planta el Salar process.	Consulta de Pertinencia	Salar de Atacama y La Negra	Extent Resolution Nº 673/2014
Re-use of 8,030 m3/m of the supernatant of the solution arranged in the evaporation pond of the La Negra plant towards the productive process of the Salar de Atacama Plant, to be reincorporated in the existing system of solar evaporation ponds. In this way, this brine is concentrated up to 6% of lithium, which will be sent to the La Negra plant to be used in the process.

Modification and improvement solar evaporation ponds system	EIA	Salar de Atacama	RCA N° 021/2016
Considers the increase of the brine extraction flow rate in 300 L/s (total 442 L/s), pumping of 16.9 L/s of water from the Tucucaro and Tilopozo wells, the construction of 2 well systems and 4 pre-concentration wells. The project has a useful life of 25 years.
Includes the construction of new solar evaporation surfaces. The project considers increasing the current 326 hectares in an area of 510 hectares, to reach a total area of 836 hectares.
Monitoring and an early monitoring plan were committed.
The operation of this project started on September 28, 2016.

Phase 3 La Negra Plant Expansion	DIA	La Negra and Salar de Atacama	RCA N° 0279/2017
Increases the production capacity of the Lithium Carbonate Plant located in the La Negra from 45,300 tonnes/year to reach a production of 88,000 tons/year of lithium carbonate, maintaining the production capacity of 4,500 tons/year of lithium chloride (equivalent to 6,000 tons/year of lithium carbonate equivalent (LCE)), thus achieving a total production of 94,000 tonnes/year LCE. In order to achieve this increase in production, modifications are required in the La Negra and Salar de Atacama Plants. The changes in the Salar de Atacama are:
New pre-concentrator and a new system of evaporator wells, which will allow a production of 250,000 m3/year of concentrated lithium brine at 6%, without modifying the amount of brine extraction authorized from the Salar de Atacama (442 L/s).
Twelve new salt collection sites, which will allow the precipitated salts of the current evaporation pool systems and the new evaporation pool system (System N° 5) to be disposed of.

Optimizing Efficiency and Sustainability Lithium Recovery Salar de Atacama Plant	Consulta de Pertinencia	Salar de Atacama	Extent Resolution 052/2018	Introduces improvements in the process of obtaining concentrated brine through the treatment processes of Bischofite and Li Carnalite, to improve efficiency in the recovery of lithium from 55% to a value in the order of 67%.
Modifications Phase 3 La Negra Plant Expansion	Consulta de Pertinencia	La Negra	Extent Resolution 89/2018	Makes modifications in the lithium carbonate processing lines and related services, with the aim of achieving the authorized processing capacity.
Exploration campaign for A2 area and the polygon South-East of the Salar de Atacama	Consulta de Pertinencia	Salar de Atacama	Extent Resolution 113/2018	Well drilling and pumping tests for exploration and geotechnical and hydrogeological knowledge of the surrounding of the exploitation areas.
Albemarle Camp, Planta Salar de Atacama	Consulta de Pertinencia	Salar de Atacama	Extent Resolution 158/2018	Installation of a new camp to serve a total population of 600 people in 2 phases.
Deepening of brine extraction wells in the Salar de Atacama	Consulta de Pertinencia	Salar de Atacama	Extent Resolution 947/2018	Pumping of 120 L/s of brine authorized in zone A1, up to a depth of 200 m, for a period of 5 years.
Modification of the project Phase 3 La Negra Plant Expansion	DIA	La Negra	RCA N° 077/2019	Incorporation of new equipment in La Negra, in order to have an operational improvement and reach the approved production. Regularization and modification of the contour channel.

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Expansion of the Salar de Atacama water monitoring network	Consulta de Pertinencia	Salar de Atacama	Extent Resolution 323/2019	Construction of 16 boreholes to obtain information on freshwater-salt water levels in order to better understand the hydrogeological behavior in some sensitive sectors, where there is not enough information.
Deep well pumping letter	Consulta de Pertinencia	Salar de Atacama	Exempt Resolution 2202299101134	Allows pumping 120 l/s up to 200 m deep from zone A1, until the end of the operation.
Source: Prepared by SRK based on information from Albemarle projects submitted into the Chilean Environmental Impact Assessment System, available at www.sea.gob.cl

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Increased brine extraction over what has already been approved (442 L/s), is currently not being considered. Continued pumping of the deep wells was allowed for the life of mine without the need for preparation or submittal of an EIA.
In order to follow the compliance with applicable regulations and the obligations established in the environmental approvals of Albemarle's operations in Chile, a management platform was implemented during 2020.
17.3.2    Operating Permits
In addition to the main environmental permit, there are sectorial permits or operational permits that are required for construction and operation of new facilities or modification to approved facilities. These permits are granted by many different agencies, including the DGA (Dirección General de Aguas), the National Geology and Mining Service (Servicio Nacional de Geología y Minería or SERNAGEOMIN), and the Health Ministry (Ministerio de Salud).
Both La Negra and Salar de Atacama have their primary permits to operate. Table 17-5 shows the types of permits granted for each area. Currently, there are some operational permits which have not yet been granted. These permits are mainly related to new facilities or changes associated to the Phase 3 of the operation.

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Table 17-5: Operational Permits for La Negra and Salar de Atacama Albemarle Facilities

Facility/Activity	Area	Permit	Issuing Authority
Evaporation ponds Sedimentation ponds Tailings ponds	La Negra	Disposal of industrial liquid waste	Regional Ministry of Health
Sedimentation ponds	La Negra	Disposal of industrial solid waste	Regional Ministry of Health
All industrial facilities	La Negra Salar de Atacama	Industrial Technical qualification	Regional Ministry of Health
Solid waste storage yards	La Negra Salar de Atacama	Temporary disposal of non-hazardous waste, project and operation	Regional Ministry of Health
Hazardous waste warehouses	La Negra Salar de Atacama	Temporary disposal of hazardous waste, project and operation	Regional Ministry of Health
All areas	La Negra Salar de Atacama	Temporary disposal of domestic wastes, project and operation	Regional Ministry of Health
All areas	La Negra Salar de Atacama	Hazardous waste management plan	Regional Ministry of Health
All areas	La Negra Salar de Atacama	Potable water supply system, project and operation	Regional Ministry of Health
All areas - Sewage treatment plants and sanitary septic system	La Negra Salar de Atacama	Sewage system, project and operation	Regional Ministry of Health
Hazardous substances warehouse	La Negra Salar de Atacama	Storage of hazardous substances	Regional Ministry of Health
Equipment washing area	Salar de Atacama	Liquid waste treatment system	Regional Ministry of Health
Casinos	La Negra Salar de Atacama	Casino operation	Regional Ministry of Health
Transport of food for the Casino	La Negra Salar de Atacama	Sanitary Authorization for Vehicles Transporting Foods that Require Cold Storage	Regional Ministry of Health
Discard salt	Salar de Atacama	Disposal of mining waste	Regional Ministry of Health
Ambulance	La Negra Salar de Atacama	Sanitary transport	Regional Ministry of Health
Polyclinic	La Negra Salar de Atacama	Sanitary authorization for medical procedure room	Regional Ministry of Health
Chloride Pant Fourth Train Plant Carbonate plant	La Negra	Boiler register	Regional Ministry of Health
Stockpiles of discard salts	La Negra Salar de Atacama	Waste dumps	National Service of Geology and Mining
All areas	La Negra Salar de Atacama	Closure plans	National Service of Geology and Mining
Brine extraction	Salar de Atacama	Exploitation method	National Service of Geology and Mining
All plants	La Negra	Electrification Plant	National Service of Geology and Mining

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Sedimentation and evaporation ponds	La Negra Salar de Atacama	Hydraulics works	General Directorate of Water
All buildings	La Negra Salar de Atacama	Building permits	Municipality
All constructions	La Negra Salar de Atacama	Favorable report for construction (land use)	Regional Ministry of Agriculture
All buildings	La Negra	Final reception of works	Municipality
All areas	La Negra Salar de Atacama	Limited telecommunications service permit	Undersecretary of communication
All areas	La Negra Salar de Atacama	Declaration of indoor installation of gas and liquid fuels	Superintendence of Electricity and Fuels
All areas	La Negra Salar de Atacama	Internal electrical declaration	Superintendence of Electricity and Fuels
Main stack gas emission natural gas (CO2, NOx, SO2) Wet air stack with particulate emissions	La Negra	Application for Height Certificate for buildings near an airport, airfield, heliport or radio aid	Ministry of Justice
Densimeters	La Negra	Transport of radioactive material	Chilean Nuclear Energy Commission
Plant access	La Negra	Access to public road	Directorate of Roads
Linear infrastructure (lines, fences, posts)	La Negra Salar de Atacama	Use of easements	Directorate of Roads
Crossing Line 23kV with Aqueduct FCAB Crossing HDPE (Tunnel Liner) under FCAB Railway Line Crossing Sewer Line with Aqueduct FCAB	La Negra	Interferences with railroads	Ministry of Economy
Source: Prepared by SRK based in the permit spreadsheet delivered to SRK by Albemarle (2020)

17.3.3    Water Rights
Albemarle has water rights granted by the DGA for those wells and spring water from which freshwater is extracted and used as industrial water for the process. The water rights correspond to spring water located in Tilopozo (8.5 L/s) and the wells located in Tucucaro (10 L/s) and Peine (5 L/s), with a total right to extract 23.5 L/s. The spring water Tilopozo and Tucucaro well are the only water sources currently used for the plant, for a total of 16.9 L/s.
In La Negra, there are two wells that have water rights granted by the DGA for the extraction of 6 L/s and 7 L/s.
It should be noted that, for brine extraction wells, no groundwater rights are required, as this corresponds to the extraction of a mineral resource.

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17.4    Plans, Negotiations, or Agreements
Albemarle maintains a Social Management Plan which is part of the guidelines, strategies, and corporate actions for community relations. Within the framework of these guidelines, Albemarle currently has formal agreements, since 2016, with the Council of Atacameño Peoples and with the 18 Indigenous Communities (Atacameñas) that make up the ADI; with the Atacameña Community of Peine, since 2012; with the municipality of San Pedro de Atacama, the Culture and Tourism Foundation of San Pedro de Atacama and the Sports Corporation of the same commune, since 2017.
These agreements, which represent the principal stakeholders of the project's area of influence in the Salar de Atacama, are predicated on constant dialogue through permanent Working Groups (meeting on a monthly basis), in which all the challenges, projects, and/or scopes of the same agreements are presented. These Working Groups are where Albemarle presents proposed projects and socially manages them with all the stakeholders. The Working Groups function, among others, is to be a channel for grievance and/or complaints, in which any participant and/or community member can present their claims. Additionally, there is a web channel and helpline where the community can make complaints (www.IntegrityHelpline.Albemarle.com). Of note is the agreement signed with the 18 indigenous communities that make up the Council of Atacama Peoples which is an agreement of Cooperation, Sustainability, and Mutual Benefit. Through this partnership agreement, Albemarle undertakes to deliver 3.5% of the sales of lithium carbonate and potassium chloride produced at the Salar Plant and to establish joint work for monitoring and surveillance of the Salar de Atacama's environmental resources. The agreement also includes the accompaniment and advice of the Inter-American Development Bank with a view to jointly generate a formula for economic governance of the resources, so that this agreement translates into the institutional strengthening of the indigenous organizations involved.
17.5    Mine Reclamation and Closure
17.5.1    Closure Planning
As mentioned in Section 17.3.2, Albemarle has a closure plan approved by SERNAGEOMIN (National Service of Geology and Mining) in 2019 (Res. Ex. N°287/2019). This closure plan includes all environmental projects approved until 2016, including EIA “Modification and improvement solar evaporation ponds system” (RCA N°021/2016).
An updated closure plan including the projects and its respective environmental permits approved after 2016 was submitted to the authority SERNAGEOMIN. This updated version of the plan is being reviewed by the specialist staff of the authority. It is necessary to wait for approval to include the updated information and the corresponding update of the closure cost and financial warranty in this report in order to comply with regulations. The updated closure plan submitted to the authority does not change the timing of closure and reclamation. The approved closure plan, developed based on the environmental projects approved until 2016, include all the following facilities. The Salar de Atacama facilities are included in Table 17-6 and the La Negra facilities are included in Table 17-7.

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Table 17-6: Salar de Atacama Facilities Requirement at Closure

Area	Facility
Extraction wells	Brine extraction wells
Brine	Evaporation ponds
Salts stockpiles
Processing plants	Potassium Chloride Plant
Potassium Carnalite Plant
Bischofite Plant
Leaching facility
Auxiliary facilities	Powerhouse Transmission line (HV and MV) Offices and administration
Source: Albemarle, 2022

Table 17-7: La Negra Facilities Requirement at Closure

Area	Facility
Lithium concentrated brine	Storage system
Purification plants	SX Solvent extractions plants Boron removal plant
Magnesium and Calcium Removal Plant
Crystallization plants	Lithium Chloride Plant
Lithium carbonate plant
Evaporation and sedimentation ponds	Evaporation and sedimentation ponds

To define the closure measures described in the closure plan, a closure risk assessment was developed to ensure physical and chemical stability of the remaining facilities after closure. For all infrastructure, standard activities have been considered. Closure measures included in the closure plan are:
•Pond backfilling, and profiling. Pond’s liner removed from slopes and covered in pond’s bottom
•Dismantling of all infrastructure
•Demolish of all concrete structures
•Equipment disassembly
•Piping and fitting disassembly (includes piping flushing)
•Dismantling of electric poles and equipment
•Final disposal of all concrete and steel structures
•Ground profiling
Based on these closure measures, a 17-month period has been estimated for the closure execution program in the approved closure plan. The closure execution program considers work fronts for each of the different specialties involved in the dismantling process, as follows: de-energizing activities, equipment dismantling, piping dismantling, steel and concrete dismantling and demolish and at the end, profiling and backfilling as necessary.
The approved closure plan considers post-closure hydrologic, meteorological and water quality monitoring activities at Salar. According to RCA 21/2016, closure activities also comprise monitoring of 225 monitoring points for water quality (40), evapotranspiration (22), brine and groundwater table (124), position of the saline interphase (13), surface water flow (6), limnometric level of lagoons (20) and surface area covered by lagoons and meteorological variables on site. Since many of these locations and parameters are not required for long term post closure monitoring, a revised monitoring plan was proposed in the new closure plan submitted to SERNAGEOMIN for consideration.

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17.5.2    Closure Cost Estimate
The closure cost reviewed was prepared to comply with financial assurance requirements of Chilean law. The estimate was prepared based on the approved closure plan and a conceptual estimate of all environmental projects. Note that Albemarle has developed a new closure estimate that is under review by the authorities. The new estimate has not been included in the report as it is still under review.
Albemarle is developing future closure estimates to integrate ICMM guidelines developed for this purpose (Integrated Mine Closure Good Practice Guide, 2nd Edition. ICMM, 2019) and plans to start submitting these plans in 2023.
The total closure costs of La Negra and Salar de Atacama Plants are presented in Table 17-8. Note, these values correspond to financial assurance costs and do not necessarily reflect actual closure costs.
Table 17-8: La Negra and Salar de Atacama Closure Costs1

Description	La Negra (US$)	Salar de Atacama (US$)	Total (US$)
Direct cost	12,990,548	12,970,789	25,961,337
Indirect cost	4,582,075	2,586,305	7,168,380
Contingency	4,262,421	3,500,054	7,762,475
Total	21,835,044	19,057,149	40,892,193
Note that La Negra and Salar de Atacama closure plan presents costs including taxes (19% of the total closure cost presented in Table 17-6), as per required by Law 20551.
1Closure costs originally estimated in Unidad de Fomento (UF). Fx rates considered as 1 UF = 28,827.5 CLP; 1 US = 775.56 CLP.

As it is shown in Table 17-8 total financial assurance closure costs include direct and indirect costs, as well as the contingencies associated to the engineering level of the estimate. As it was mentioned before, closure costs come from two different estimates: (1) approved closure plan (which represents 65% of the total closure costs), and (2) environmental projects approved after the closure plan was approved (which represents 35% of the total closure costs). Due to this, two different approaches have been considered for the estimate of the closure costs, which are described as follows.
Closure costs estimated in the approved closure plan consider:
•Direct Costs: these costs are considered as all costs related to the execution of the closure measures and works, and they have been estimated as the product of material quantities and unit prices. Unit prices have been estimated including all contractor costs (labor, equipment, and contractor’s indirect costs), meanwhile material quantities were estimated from field measurements, and drawings.
•Indirect Costs: these costs have been estimated considering administration, technical inspection, meals, cleaning staff, transport, surveillance and maintenance for a total period of 20 months, which includes execution, mobilization and demobilization of contractors.
•Contingency: contingencies have been estimated based on a range analysis of all variables involved in the cost estimate, ranging from 0% on the most certain items to 52% on the most uncertainty factors.

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Closure costs estimated for the environmental projects not included in the approved closure plan consider:
•Direct Costs: the estimate of these costs have been also estimated as the product of material quantities and unit prices. Unit prices have been kept from what has been considered in the approved closure plan, meanwhile material quantities were estimated from drawings or satellite images based on material take-off factors per square meters of constructed areas.
•Indirect Costs: these costs have been estimated as 20% of the direct costs.
•Contingency: contingencies have been estimated as 30% of direct and indirect costs.
17.5.3    Performance or Reclamation Bonding
Mine closure regulation in Chile (Law N°20.551) started in 2012, and its beginning marked a milestone in how mining companies in Chile address mine closure. This law specifically requires that all mining companies proposing to begin, continue or restart operations must have an approved closure plan. The mine closure law also requires that closure plans be updated at least every 5 years, and any time a mine (a) obtain environmental approval of a new project that makes significant modification to the mine configuration, (b) obtain environmental approval of a new project that changes the mine closure phase, (c) after restarting its operation, (d) after finishing partial closures, and (e) by request of the SERNAGEOMIN.
Mining companies with extraction rates larger than 10.000 t per month (mining companies with extraction rates lower that 10,000 t per month are required to present a simplified closure plan) must present in their closure plans a detailed description of the mine facilities (in their final configuration), a closure risk assessment and the closure measures proposed, design for those measures, closure costs, and a financial assurance estimate.
Additionally, the mining companies must provide a guarantee that assures the State of Chile the full and timely compliance with the closure obligation established in this law. Albemarle submitted an updated performance bond estimate that is expected to be approved in early 2023.
Financial assurances are intended to guarantee that the Government of Chile will have the necessary funds to implement the approved closure plan in the event of a bankruptcy or abandonment. These bonds must be determined as the net present value of the total closure cost of the mine site, based on the closure cost estimate, which assumes all facilities in their final configuration. Additionally, and considering that closure plans may be presented every five years, the Law N°20.551 requires that the financial assurance must be determined for each operating year, beginning from the year of submittal of the closure plan until the last year of operation.
Albemarle has a mine closure plan in compliance with the mine closure law and approved in 2019, with a financial assurance estimate through year 2045 (Figure 17-3).

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Source: Albemarle
Bonding values approved originally stated in Unidad de Fomento (UF). Fx rates considered as 1 UF = 28,827.5 CLP; 1 US = 775.56 CLP.
Figure 17-3: La Negra and Salar de Atacama Financial Bonding Program Approved

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As it is shown in Figure 17-3, mine closure law defines a period where the financial assurance posted is lower than the present value of the total closure cost. This period finishes in 2030 when the financial assurance posted will be equal to the present value of the estimated closure liability.
17.5.4    Limitations on the Cost Estimate
The closure cost estimate purpose is to provide the Chilean government an assessment of the closure liabilities at the site and form the basis of financial assurance. This type of estimate typically reflects the cost that the government agency responsible for closing the site if an operator fails to meet their obligation. If Albemarle, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government.
There are several costs that are typically included in the financial assurance estimates that would only be incurred by the government, such as government contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees, and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Albemarle during closure of the site. Because Albemarle does not currently have an internal closure cost estimate other than for financial assurances, SRK was not able to prepare a comparison of the two types of closure cost estimates. The actual cost could be greater or less than the financial assurance estimate.
The estimate uses fixed unit rates for different activities and there is no documentation on the basis of those unit rates. Because of this, SRK cannot validate any of the unit rates used in the model or the overall cost estimate. SRK notes that Albemarle reports that the updated plan includes updated unit rate estimates and will evaluate them when approved.
Furthermore, because closure of the site is not expected to start until 2041, the closure cost estimate represents future costs based on current expectations of site conditions at that date. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
17.6    Plan Adequacy
In SRK’s opinion, the operations of Albemarle have adequate plans to address and follow-up the most sensitive and relevant environmental issues, such as hydrogeological/biodiversity issues, and those associated with the indigenous communities in the Salar de Atacama area.
In SRK’s opinion, Albemarle adequately follows up on issues related to water quality in the Negra and fluctuations in the water table and potential effects on the sensitive ecosystems around the Salar de Atacama, including analysis of possible cumulative effects given the multiplicity of actors that extract brine and freshwater in the area. The aim of the Early Warning Plan is to promptly detect any deviation from what was indicated in the initial environmental assessment, preventing unforeseen impacts from occurring. Notwithstanding the above, the Salar de Atacama is a complex system and requires constant updating of management tools based on the results of the monitoring programs, and also be attentive to requirements or new tools that the authority may incorporate.
Albemarle maintains relations with all the communities and indigenous groups in the area that, in the QP’s opinion, are very good. Any future development or modification of the current conditions of the

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operation will be subject to an Indigenous Consultation Process; therefore, it is of high importance to maintain this adequate management strategy with these communities.
Management of regulatory and environmental obligations has been recently improved, incorporating a monitoring platform, which was implemented at the end of 2020.
There is an operational issue that could generate regulatory risk, related with infrastructure requirements to adequately manage the liquid solutions that are generated in La Negra's process, which is not possible to manage with the current facilities. Any spill or overflow from the ponds can lead to an environmental non-compliance that can be sanctioned by the Superintendence of the Environment. This issue is being addressed as a priority action by the company to seek a definitive solution in the long term, and also one that allows them to solve the issue in the short term.
17.7    Local Procurement
Regarding the hiring of local labor, Albemarle does not have formal commitments with any local authority; however, currently, 84% of Albemarle workers are from the Antofagasta region and 39% of the workers of the Salar de Atacama area are from nearby communities. Although there is no formal agreement, in the case of the Salar de Atacama, every new job opening is promoted in the area and within the communities. This issue will be incorporated into the community relations policy currently being developed by Albemarle.

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18Capital and Operating Costs
The Salar de Atacama and La Negra are currently in operation, producing technical and battery grade lithium carbonate as well as byproducts. Capital and operating costs are forecast as a normal course of operational planning with a primary focus on short term budgets (i.e., subsequent year). Mid (e.g., five year plan) and long-term (i.e., life of mine) planning are not as detailed although operations do evaluate conceptual long-term performance. As there is not an official mid-term or life of mine budget to rely upon to support estimation of reserves, SRK developed its own long-term operating forecast. SRK developed this forecast based on some of the forecast data utilized at the operation with adjustments made by SRK based on historic operating results. These forecasts account for changes in production rates associated with expansion plans that are largely complete and SRK utilized these adjustments, including modification, as appropriate.
Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level, as defined by S-K 1300, with a targeted accuracy of +/-25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
18.1Capital Cost Estimates
Capital cost forecasts are estimated based on (i) a baseline level of sustaining capital expenditures, in-line with historic expenditure levels, adjusted for changing production rates, alignment with forward looking forecasts from the operation and (ii) strategic planning for major capital expenditures.
In reviewing historical costs, there has been significant capital invested in expansion of operations at both the Salar and La Negra over the past seven years. Associated with expanded production rates, general sustaining capital expenditure has also increased. Looking forward, there remains some spend forecast in the remainder of 2022, associated with completion of the La Negra 3 project. With the completion of La Negra 3 in 2022, there remains one material future capital project associated with the reserve as presented here, the SYIP. The SYIP project has been underway for several years and the most significant investment occurs in 2022 and 2023.
The La Negra 3 project is part of a multi-year effort to significantly expand production from the combined Salar de Atacama and La Negra. This expansion targets taking La Negra’s annual production capacity from approximately 45,000 t LCE to approximately 84,000 t LCE. Material expenditure on this project initiated around 2016 with a total forecast capital budget of US$773 million (inclusive of US$14.5 million contingency). La Negra 3 expenditure is expected to conclude in 2022 with expenditure of US$4.8 million. Beyond 2022, Albemarle has not forecast any additional expenditure on La Negra 3 as the project will be commissioned.
The SYIP is an ongoing project that is at an earlier stage than La Negra 3. The project is targeting improving recovery rates of lithium from the evaporation ponds from the Salar de Atacama and is discussed in more detail in Section 14.1.2. While initially planned in detail and budgeted in early 2019 the volatile economic environment has yielded cost changes and SRK has accepted the most

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recent forecast cost for modeling purposes. Based on the currently projected timing and remaining capital estimate, the remaining spend on this project is US$53.5 million, US$50.6 million in the remainder of 2022 and 2023, respectively.
On a longer-term basis, as discussed in Section 14.1.1, due to a projected change in the calcium to sulfate ratio in the raw brine feed, SRK assumes that a liming system will need to be added in the future to manage this ratio and maintain current lithium recovery rates in the evaporation ponds. SRK’s life of mine pumping plan requires this plant to be operational by year end 2037. Therefore, SRK has assumed construction of this plant in 2036. As the need for this plant is still uncertain (i.e., further optimization of the pumping plan may better balance calcium and sulfate) and the timing is still several years away, there is no study supporting development of this plant. Therefore, SRK developed a scoping level costs based on benchmarking against recent estimated development cost for a similar plant in the region and escalated costs to current. SRK’s cost estimate is US$26.4 million for this liming plant, including a 35% contingency.
Outside of the projects discussed above, for the purpose of forecasting capital to support the reserve estimate, SRK did not include additional expenditure for operational improvement as no improvement is assumed in operating performance relative to historic. Therefore, SRK’s remaining sustaining capital forecast includes a direct estimate of replacement/rehabilitation of production wells and a single line item to capture all other miscellaneous sustaining capital.
For the estimate of replacement/rehabilitation of production wells, SRK assumes a typical cost of US$406,000 per well. At steady state, this results in approximately US$4.1 million per year in production well replacement costs.
For a typical annual sustaining capital meant as a catch-all for all other items, SRK assumes that with expanding production and operations, over time, the salar and La Negra will require higher expenditure than historic. Based on Albemarle mid-range forecasts, SRK has assumed a long-term total of approximately US$40 million per year in sustaining capex at the salar, inclusive of well replacement. Deducting the well replacement costs, this results in a non-well replacement average capex of around US$36 million per year at the salar. At La Negra, SRK has assumed an additional US$67 million per year, based on mid-range forecasts.
Table 18-1 presents capital estimates for the next 10 years and the life of the reserve. Total capital costs over this period (September 2022 to December 2045) are estimated at US$2.7 billion in 2022 real dollars.

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Table 18-1: Capital Cost Forecast ($M Real 2022)

Period	Total Sustaining Capex				Closure	Total Expansion Projects		Total Capital Expenditure
	La Negra	Liming	Well Replacement/ Expansion	General Wellfield	Closure	La Negra	SYIP
2022	15.8	-	2.4	7.5	-	1.6	53.5	80.8
2023	82.1	-	4.1	64.8	-	-	50.6	201.6
2024	54.4	-	4.1	37.0	-	-	-	95.5
2025	46.5	-	4.1	36.9	-	-	-	87.5
2026	65.7	-	4.1	36.9	-	-	-	106.7
2027	66.8	-	4.1	36.1	-	-	-	106.9
2028	66.8	-	4.1	36.1	-	-	-	106.9
2029	66.8	-	4.1	36.1	-	-	-	106.9
2030	66.8	-	4.1	36.1	-	-	-	106.9
Remaining LoM (2031 – 2045)	784.6	26.4	44.7	396.8	40.9	-	-	1,293.4
LoM Total	1,316.3	26.4	79.6	724.1	40.9	1.6	104.1	2,293.1
Source: SRK
2022 capex is September – December only, assumed at 33% of total 2022 spend

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18.2    Operating Cost Estimates
Operating costs are site specific (e.g., they do not include corporate overheads although there are overheads for Albemarle Chile). Note that for internal reporting purposes, Albemarle allocates brine production costs to the year the brine is processed (i.e., an approximate 24 month delay from the actual cost being incurred).
As noted above, Albemarle does not have an official long term cost forecast for the operation (2023 is the latest official forecast available, although unofficial internal life of mine outlooks have been developed). Therefore, SRK developed a cost model to reflect future production costs. To develop this cost forecast, SRK worked with site personnel, including reviewing unofficial forecasts, and developed a simplified operating cost model based on fixed and variable costs, adjusted for changes in operations, as appropriate.
In evaluating the historic costs and discussing the cost profile with Albemarle, the majority of the Salar de Atacama/La Negra costs are fixed. However, there are material changes planned for the operation that are expected to change even the fixed cost basis for the operation. These changes include the following:
•Addition of R&D payment contemplated in 2016 agreement
•La Negra III increased production
•Electrical grid connection for the salar
•SYIP at the salar
•Likely long-term requirement to add a liming plant at the salar
For each of these structural changes to the operation, SRK assumed changes to the fixed cost basis. Beyond these fixed cost modifications, SRK also applied variable unit costs to a range of cost inputs. These include the following:
•Raw Materials, Including:
oSoda Ash (modeled individually)
oLime (modeled individually)
oHCl (modeled individually)
oPackaging (modeled individually)
oOther (factored against historic costs)
•Concentrated Brine Transport
•Electricity (partially variable)
•Other Utilities (e.g., natural gas / water)
•Salt Removal (partially variable)
•Waste Disposal
•Maintenance / Repair (partially variable)
For key raw materials, including soda ash, lime, HCl and packaging, as well as for brine transportation, SRK individually calculated unit consumption. The remaining variable costs are calculated based on factoring historic actual costs/production rates. Actual and short range forecast expenditures were provided by Albemarle for soda ash, lime, HCL and brine transport (SRK based the packaging forecast on historic costs, which have been relatively consistent with an escalation observed in short range forecasts). Actual and short range forecast expenditures where then

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compared against consumption rates to yield unit costs. Unit consumption and costs for these items are presented in Table 18-2.
Table 18-2: Key Assumptions, Variable Cost Model

Item	Consumption Rate	Unit Cost
Soda Ash	2.27 tonne/tonne LCE sold	US$320/tonne
Lime	0.21 tonne/tonne LCE sold	US$221/tonne
HCl	0.11 tonne/tonne LCE sold	US$615/tonne
Packaging	Direct application to final product	US$81 /tonne LCE sold
Raw Brine Transport	Assumes 6% Li concentration in transported brine	US$32/tonne
Source: SRK 2022
Lime consumption reported above applicable to La Negra operations, in the long-term, with the assumed requirement to add liming at the salar, the assumed consumption rate increases.

As seen in Table 18-2 soda ash is the most important component of these key variable costs. Albemarle provided the long-term price assumption for soda ash, but SRK has also tested the sensitivity of the project economics to soda ash consumption, as described in Section 0.
Based on this operating cost model, total annual forecast operating costs for the Salar de Atacama/La Negra operations are shown in Figure 18-1.

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Source: SRK
2022 costs reflect a partial year (September – December)
Figure 18-1: Total Forecast Operating Expenditure (Real 2022 Basis)

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19Economic Analysis
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
SRK has not included the production of byproduct streams into this analysis. However, the operation does produce byproducts that have historically generated approximately US$20 million per year in revenue, net of costs specific to production of those byproducts. As the byproducts are not included in the resource and reserve models, they are not included in the cashflow model.
19.1General Description
SRK prepared a cash flow model to evaluate Salar de Atacama' reserves on a real, 2022-dollar basis. This model was prepared on an annual basis from the reserve effective date to the exhaustion of the reserves. This section presents the main assumptions used in the cash flow model and the resulting indicative economics. The model results are presented in US$, unless otherwise stated.
All results are presented in this section on a 100% basis, reflective of Albemarle’s ownership.
19.1.1Basic Model Parameters
Key criteria used in the analysis are presented throughout this section. Basic model parameters are summarized in Table 19-1.
Table 19-1: Basic Model Parameters

Description	Value
TEM Time Zero Start Date	Sept 1, 2022
Pumping Life (first year is a partial year)	22
Operational Life (first year is a partial year)	22
Model Life (first year is a partial year)	24
Discount Rate	8%

All cost incurred prior to the model start date are considered sunk costs. The potential impact of these costs on the economics of the operation are not evaluated. This includes contributions to depreciation and working capital as these items are assumed to have a zero balance at model start.
The operational life extends two years beyond the pumping life to allow for recovery of the lithium pumped to the ponds from the wellfield.
Closure costs are incorporated at the end of the operational life.
The selected discount rate is 8% as provided by Albemarle.
19.1.2External Factors
Pricing
Modeled prices are based on the prices developed in the Market Study section of this report. The prices are modeled as US$20,000/t technical grade Li2CO3 over the life of the operation. This price is a CIF Asia price and shipping costs are applied separately within the model.

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Taxes and Royalties
As modeled, the operation is subject to a 27% federal income tax rate. All expended capital is subject to depreciation over an eight-year period. Depreciation occurs via straight line method.
As the operation is located in Chile, it is also subject to a Chile Specific Mining Tax at a rate of 5% of gross revenue with deductions for operating costs and depreciations.
gross revenue with deductions for operating costs and depreciations.
The operation is subject to a CORFO royalty on Lithium. The royalty is a progressive gross revenue royalty based on lithium price. The royalty schedule modeled is outlined in Table 19-2. Other royalties such as community payments are included in the operating cost model assumptions.
Table 19-2: Corfo Royalty Scale

LCE Price (US$/t)	Royalty Rate
0-4,000	6.80%
4,000-5,000	8.00%
5,000-6,000	10.00%
6,000-7,000	17.00%
7,000-10,000	25.00%
Over 10,000	40.00%
Source: SRK

Working Capital
The assumptions used for working capital in this analysis are as follows:
•Accounts Receivable (A/R): 30-day delay
•Accounts Payable (A/P): 30-day delay
•Zero opening balance for A/R and A/P
19.1.3Technical Factors
Pumping/Extraction Profile
The modeled pumping profile was developed by SRK. The details of this profile are presented previously in this report. No modifications were made to the profile for use in the economic model. The modeled profile is presented in Figure 19-1. Note that 2022 is a partial year.

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Source: SRK, 2023
Figure 19-1: Salar de Atacama Pumping Profile (Tabular Data shown in Table 19-9)

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A summary of the modeled life of operation pumping profile is presented in Table 19-3.
Table 19-3: Modeled Life of Operation Pumping Profile

Extraction Summary	Units	Value
Total Brine Pumped	m3 (million)	248.1
Total Contained Lithium	tonnes	556,850
Average Lithium Grade	mg/l	2,244.24
Annual Average Brine Production	m3 (million)	12.4
Annual Average Brine Production	Acre Feet	10,058
Source: SRK, 2023

Processing Profile
The processing profile is identical to the pumping profile. The material pumped is immediately fed to the processing circuit consisting of evaporation ponds and processing plant.
The production profile is the result of the application of processing logic to the processing profile within the economic model. The recovery curve is hardcoded for the beginning of the modeled operation to reflect actual performance. The recovery curve ramps from 39% to 55% over several years. After 2024, the salar yield is governed by a recovery curve. The following recovery curve was applied to raw brine pumping profile to account for losses in the evaporation ponds:
-0.0746
After the assumed start of operations of the liming plant in 2037, SRK has assumed a fixed 65% recovery factor in the evaporation ponds. An additional 80% fixed lithium recovery is applied to account for losses in the lithium carbonate plant.
Final lithium production in the model is delayed by two years from the date of pumping to allow for the brine to concentrate in the evaporation ponds. As a result, the production in the years immediately following the start of the model is based on historical pumping. The modeled processing and production profiles are presented in Figure 19-2 and Figure 19-3.

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Source: SRK
Figure 19-2: Modeled Processing Profile (Tabular data shown in Table 19-9)

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Source: SRK
Figure 19-3: Modeled Production Profile (Tabular data shown in Table 19-9)

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A Summary of the modeled life of operation profile is presented in Table 19-4.
Table 19-4: Life of Operation Processing Summary

LoM Processing	Units	Value
Lithium Processed	tonnes	556,850
Combined Lithium Recovery	%	54.08%
Li2CO3 Produced	tonnes	1,603,477
Annual Average Li2CO3 Produced	tonnes	72,885
Source: SRK

Operating Costs
Operating costs are modeled in US$ and are categorized as utilities, processing and shipping costs. No contingency amounts have been added to the operating costs within the model. A summary of the operating costs over the life of the operation is presented in Table 19-5 and Figure 19-4.
Table 19-5: Operating Cost Summary

LoM Operating Costs	Units	Value
Salar Costs	US$ million	1,525
Processing Costs	US$ million	3,564
Shipping and G&A Costs	US$ million	1,574
Total Operating Costs	US$ million	6,663
Royalty Costs	US$ million	8,614
Salar Costs	US$/t Li2CO3	951
Processing Costs	US$/t Li2CO3	2,223
Shipping and G&A Costs	US$/t Li2CO3	981
LoM C1 Cost	US$/t Li2CO3	4,155
Royalty Costs	US$/t Li2CO3	5,372
Source: SRK
C1 costs are direct costs, which include costs incurred in mining, processing and G&A (including shipping) categories.

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Source: SRK
Figure 19-4: Life of Operation Operating Cost Summary (Tabular data shown in Table 19-9)

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The contributions of the different operating cost segments over the life of the operation are presented in Figure 19-5.

Operating Cost (LOM)
2%
23%
21%
21%
33%
Fixed Salar Cost
Fixed Processing Cost
Fixed G&A and R&D Cost
Variable Salar Cost
Primary Reagent Cost
Shipping

Source: SRK
Figure 19-5: Life of Operation Operating Cost Contributions

Salar Cost
The salar cost consists of the operating costs incurred at the salar operation. It is built up from detailed costs described previously in this document and modeled as a fixed cost within the model. However, SRK notes that the fixed cost component is scaled by pumping volumes but is not directly a variable cost.
Processing
Processing costs are operating costs incurred at the La Negra processing facility. These costs are modeled as fixed and variable costs within the model as discussed previously in this document. However, SRK notes that the fixed cost component is scaled by production volumes but is not directly a variable cost.
Key variable cost components were broken out separately as outlined in Table 19-6.

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Table 19-6: Variable Processing Costs

Processing Costs	Units	Value
Soda Ash Consumption	t/t Li2CO3	2.27
Soda Ash Pricing	US$/tonne	319.98
Lime Consumption	t/t Li2CO3	0.21
Lime Pricing	US$/tonne	221.49
HCl Consumption	t/t Li2CO3	0.11
HCl Pricing	US$/tonne	615.11
Salar Lime Cost	US$/tonne	253.56
Source: SRK

Shipping and G&A
Shipping costs are variable and are captured at US$94.39/t of LCE produced.
G&A costs are developed from detailed costs and average roughly US$56 million per year when the operation is at full run rate.
R&D payments to the government of Chile are included as fixed costs on schedule outlined in Table 19-7.
Table 19-7: R&D Costs

Year	US$ Million
2022 (partial)	3.87
2023	11.64
2024	11.67
2025	11.70
2026	11.74
2027	11.77
2028	11.80
2029	11.84
2030	11.88
2031	11.91
2032	11.95
2033	11.99
2034	12.02
2035	12.06
2036	12.10
2037	12.14
2038	12.18
2039	12.22
2040	12.27
2041	12.31
2042	12.35
2043	12.39
Source: Albemarle

Capital Costs
As Salar de Atacama is an existing operation, no initial capital has been modeled. Sustaining capital is modeled on an annual basis and is used in the model as outlined in Section 18.1. Major projects associated with expansion or operational improvement include contingency, as noted in Section 18.1, other sustaining costs do not include contingency. Closure costs are modeled as sustaining capital and are captured as a onetime payment the year following cessation of operations. The modeled sustaining capital profile is presented in Figure 19-6.

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Source: SRK
Figure 19-6: Sustaining Capital Profile (Tabular Data shown in Table 19-9)

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19.1.4    Results
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in Table 19-8. As modeled, at a Lithium Carbonate price of US$20,000/t, the NPV8% of the forecast after-tax free cash flow is US$4,240 million. Note that because Salar de Atacama is in operation and is modeled on a go-forward basis from the date of the reserve, historic capital expenditures are treated as sunk costs (i.e., not modeled) and therefore, IRR and payback period analysis are not relevant metrics.
Table 19-8: Indicative Economic Results

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	32,069.5
Total Opex	US$ million	(6,663.0)
Royalties	US$ million	(8,613.9)
Operating Margin	US$ million	16,792.6
Operating Margin Ratio	%	52%
Taxes Paid	US$ million	(4,872.2)
Free Cashflow	US$ million	9,627.4
Before Tax
Free Cash Flow	US$ million	14,499.6
NPV at 8%	US$ million	6,529.8
NPV at 10%	US$ million	5,550.9
NPV at 15%	US$ million	3,893.1
After Tax
Free Cash Flow	US$ million	9,627.4
NPV at 8%	US$ million	4,240.3
NPV at 10%	US$ million	3,583.4
NPV at 15%	US$ million	2,475.4
Source: SRK

The economic results and back-up chart information within this section are presented on an annual basis in Table 19-9 and Figure 19-7.

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Table 19-9: Annual Cashflow

US$ in millions
Calendar Year		2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045	2046
Days in Period		122	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365
Escalation
Escalation Index		1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Project Cashflow (unfinanced)
	Totals
Revenue	32,069.5	409.3	1,214.3	1,208.5	1,275.8	1,542.1	1,660.0	1,660.0	1,680.0	1,680.0	1,680.0	1,680.0	1,680.0	1,651.2	1,499.4	1,484.5	1,463.6	1,453.0	1,430.4	1,444.6	1,432.3	1,426.4	1,414.2	-	-	-
Operating Cost	(6,663.0)	(98.0)	(297.3)	(297.6)	(308.5)	(327.1)	(334.1)	(334.6)	(335.5)	(335.4)	(335.4)	(335.5)	(334.8)	(329.3)	(320.2)	(318.9)	(317.5)	(318.3)	(317.6)	(318.4)	(317.7)	(234.6)	(196.7)	-	-	-
Working Capital Adjustment	0.0	(76.5)	1.2	0.7	(4.8)	(20.4)	(9.1)	0.3	(1.9)	(0.0)	(0.0)	0.3	(0.4)	1.9	11.7	1.4	1.3	0.9	1.8	(0.8)	0.7	(6.3)	(2.1)	100.1	-	-
Royalty Cost	(8,613.9)	(109.9)	(326.2)	(324.6)	(342.7)	(414.2)	(445.9)	(445.9)	(451.2)	(451.2)	(451.2)	(451.2)	(451.2)	(443.5)	(402.7)	(398.7)	(393.1)	(390.3)	(384.2)	(388.0)	(384.7)	(383.1)	(379.8)	-	-	-
Sustaining Capital	(2,293.1)	(80.8)	(201.6)	(95.5)	(87.5)	(106.7)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(133.3)	(106.9)	(106.9)	(106.9)	(106.9)	(106.9)	(33.4)	(16.7)	(19.1)	(21.8)	-
Other Government Levies	0.0	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Tax Paid	(4,872.2)	(65.7)	(189.9)	(180.7)	(189.5)	(242.7)	(264.1)	(259.8)	(260.1)	(256.1)	(255.1)	(258.7)	(258.4)	(252.7)	(219.9)	(216.8)	(211.4)	(208.6)	(203.6)	(206.6)	(204.0)	(228.1)	(239.6)	-	-	-
Project Net Cashflow	9,627.4	(21.8)	200.4	310.8	342.8	431.1	499.9	513.1	524.3	530.3	531.4	528.0	528.2	520.8	461.4	418.1	436.1	429.8	419.9	423.8	419.7	540.9	579.2	81.0	(21.8)	-
Cumulative Net Cashflow		(21.8)	178.7	489.5	832.3	1,263.3	1,763.2	2,276.3	2,800.6	3,331.0	3,862.3	4,390.3	4,918.5	5,439.3	5,900.7	6,318.8	6,754.9	7,184.7	7,604.7	8,028.4	8,448.2	8,989.0	9,568.2	9,649.2	9,627.4	9,627.4
Operating Cost (LoM)
Fixed Salar Cost	1,524.9	17.9	72.4	79.8	79.7	79.7	80.0	79.9	79.6	79.5	79.4	79.5	79.5	79.6	79.6	79.7	79.7	79.7	79.8	79.9	80.0	-	-	-	-	-
Fixed Processing Cost	2,208.0	29.1	96.1	100.7	101.4	104.4	105.7	105.7	105.9	105.9	105.9	105.9	105.9	105.6	103.9	103.8	103.5	103.4	103.1	103.3	103.0	102.9	102.6	-	-	-
Fixed G&A and R&D Cost	1,422.2	31.9	72.1	60.7	67.7	70.8	70.9	71.4	71.5	71.5	71.5	71.6	70.9	66.9	66.6	66.0	65.8	65.3	65.7	65.4	65.3	65.0	27.9	-	-	-
Primary Reagent Cost	1,356.5	17.2	51.0	50.8	53.6	64.8	69.8	69.8	70.6	70.6	70.6	70.6	70.6	69.4	63.0	62.4	61.5	63.0	62.2	63.0	62.6	59.9	59.4	-	-	-
Shipping Cost	151.4	1.9	5.7	5.7	6.0	7.3	7.8	7.8	7.9	7.9	7.9	7.9	7.9	7.8	7.1	7.0	6.9	6.9	6.8	6.8	6.8	6.7	6.7	-	-	-
Extraction
Volume Extracted (m3 in millions)	248.1	5.1	13.0	13.0	13.0	13.0	12.9	12.9	12.7	12.6	12.6	12.6	12.6	12.7	12.7	12.7	12.8	12.8	12.8	12.9	12.9	-	-	-	-	-
Li Concentration (mg/L)	2,244	2,550	2,557	2,532	2,494	2,449	2,418	2,385	2,346	2,312	2,279	2,172	2,156	2,132	2,104	2,085	2,056	2,041	2,014	1,998	1,975	-	-	-	-	-
Processing
Lithium Pumped (in thousands)	556,850	12,916	33,277	32,909	32,324	31,732	31,242	30,695	29,740	29,106	28,599	27,381	27,214	27,000	26,692	26,552	26,227	26,086	25,865	25,757	25,536	-	-	-	-	-
Lithium Recovered (in thousands)	301,134	3,843	11,402	11,348	11,980	14,480	15,587	15,587	15,775	15,775	15,775	15,775	15,775	15,505	14,079	13,940	13,743	13,644	13,432	13,565	13,450	13,394	13,279	-	-	-
Salar Yield		39%	45%	55%	65%	65%	65%	65%	65%	65%	65%	65%	65%	65%	64%	64%	64%	65%	65%	65%	65%	-	-	-	-	-
Plant Yield		80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	80%	-	-	-
Production
LCE Produced (in thousands)	1,603	20.5	60.7	60.4	63.8	77.1	83.0	83.0	84.0	84.0	84.0	84.0	84.0	82.6	75.0	74.2	73.2	72.7	71.5	72.2	71.6	71.3	70.7	-	-	-
C1 Cost (US$/MT)(in thousands)	4.2	4.8	4.9	4.9	4.8	4.2	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.0	4.3	4.3	4.3	4.4	4.4	4.4	4.4	3.3	2.8	-	-	-
Capital Profile
La Negra Capex	1,317.9	17.4	82.1	54.4	46.5	65.7	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	66.8	33.4	16.7	-	-	-
Growth Salar Yield	104.1	53.5	50.6	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Liming	26.4	-	-	-	-	-	-	-	-	-	-	-	-	-	-	26.4	-	-	-	-	-	-	-	-	-	-
General Wellfield Capital	724.1	7.5	64.8	37.0	36.9	36.9	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	36.1	-	-	-	-	-
Wellfield Replacement and New Wells	79.6	2.4	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	4.1	-	-	-	-	-
Closure	40.9	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	19.1	21.8	-
Cumulative Capital		80.8	282.5	377.9	465.4	572.1	679.0	785.9	892.8	999.7	1,106.6	1,213.5	1,320.4	1,427.3	1,534.3	1,667.6	1,774.5	1,881.4	1,988.3	2,095.2	2,202.1	2,235.5	2,252.2	2,271.2	2,293.1	2,293.1

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Source: SRK
Figure 19-7: Annual Cashflow Summary (Tabular Data shown in Table 19-9)

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19.2    Sensitivity Analysis
SRK performed a sensitivity analysis to evaluate the relative sensitivity of the operation’s NPV to a number of key parameters (Figure 19-8). This is accomplished by flexing each parameter upwards and downwards by 10%. Within the constraints of this analysis, the operation appears to be most sensitive to commodity price, plant recovery and lithium grade. Note that the limited upside potential of plant recovery and grades is the result of limiting of plant production to a maximum of 84 kt/y of production in the processing facility.
Source: SRK
Figure 19-8: Relative Sensitivity Analysis

SRK cautions that this sensitivity analysis is for comparative purposes only to show the relative importance of key model input assumptions. The 10% flex is not intended to reflect actual uncertainty for these inputs but instead is maintained as a constant value to maintain comparability. These parameters were flexed in isolation within the model and are assumed to be uncorrelated with one another which may not be reflective of reality. Additionally, the amount of flex in the selected parameters may violate physical or environmental constraints present at the operation.

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20Adjacent Properties
20.1Adjacent Production
SQM is the other major producer of lithium and potassium in the Salar de Atacama Figure 20-1, Figure 20-2 and Figure 20-3). SQM produces potassium chloride, potassium sulfate, magnesium chloride salts and lithium solutions that are then sent to SQM’s processing facilities at the Salar del Carmen, near Antofagasta.
SQM's facilities in the Salar de Atacama are located over the two currently authorized extraction areas, MOP and SOP, as shown in Figure 20-1. SQM’s production from the Salar de Atacama is important to Albemarle in multiple ways. The brine resource in SQM’s operations is connected Albemarle’s which means pumping activities from SQM’s concessions impacts brine characteristics and availability in Albemarle’s concessions. Further, the combined impact of SQM and Albemarle’s brine extraction on the overall salar (as well as water extraction for other uses) is evaluated for environmental and social purposes.

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N
Legend
SQM Authorized pumping area (RCA226/2006)
Albemarle Authorized pumping area (RCA21/2016)
Author: Jorge Garcia
ALBEMARLE Hydrogeology Team
Date: 30-Jul-19
Datum: WGS 1984
Units: Meter
0
4.25
8.5
17
25.5
34
Km
540000
545000
550000
555000
560000
565000
570000
575000
580000
585000
590000
595000
7430000
7425000
7420000
7415000
7410000
7405000
7400000
7395000
7390000
7385000
7380000
7375000
7370000
7365000
7360000
7355000

Source: GWI, 2019
SQM, green polygon. Albemarle, red polygon.
Figure 20-1: Environmentally Authorized Brine Extraction Areas in the Salar de Atacama

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The brine extraction operation by SQM in the Salar de Atacama began in 1996. In 2006 SQM obtained its current Environmental Qualification Resolution (RCA N ° 226/2006) that allows it to increase the pumping of brine in stages up to 1700 L/s ending in the year 2030 (Figure 20-2), when the lease contract of the OMA concessions with CORFO expires.
Source: SQM, Idaea-CSIC, 2017
Figure 20-2: SQM's Brine Extraction Operational Rule

The actual or net extraction of brine by SQM is obtained by subtracting the direct and indirect reinjection flow from the total pumping (Figure 20-3).
Source: SQM, Idaea-CSIC, 2017
Figure 20-3: Historical Series of Net Brine Extraction by SQM

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The operational balance of Lithium in the Salar de Atacama by SQM is presented in Table 20-1.
Table 20-1: Operational Balance of Lithium in the Salar de Atacama by SQM

Item	1996-2017 Period	2018-2030 Period (Projected)	1996-2030 Total Period
Total Fresh Brine Extracted (Mm3)	737	779	1516
Total Lithium Extracted in Brine (Metallic Li Tons)	1,526,000	1,556,000	3,082,000
Lithium in Final Products (Metallic Li Tons)	115,000	315,800	430,800
Source: Leónidas Osses, 2019

20.1.1SQM Reserves
In the 20-F Report published by SQM for 2018, the estimates of base reserves of potassium, sulfate, lithium and boron in the Salar de Atacama are presented. SQM's mining exploitation concessions cover an area of 81,920 ha, geological exploration, brine sampling and geostatistical analyzes are carried out. SQM estimates that the proven and probable lithium reserves, as of December 31, 2018, in accordance with the cut-off grade (established at 0.05%), geological exploration, brine sampling and geostatistical analysis up to a depth 300 m within our exploitation concessions are shown in Table 20-2.
Table 20-2: SQM Lithium Reserves Estimates

	Proven Reserves	Probable Reserves	Total Reserves
	MMtons	MMtons	MMtons
Li metal	4.56	3.99	8.55
FORM 20-F: United States Securities and Exchange Commission. Washington, D.C. 20549. Annual Report corresponding to section 13 or 15 (d) of the Securities Exchange Law of 1934. For the year ended December 31, 2018. SQM S.A.
•The metric tons of lithium considered in the proven and probable reserves are shown before losses due to evaporation processes and metallurgical treatment. The recoveries of each ion depend on the composition of the brine, which changes over time and the process applied to produce the desired commercial products.
•Recoveries for lithium range from 28% to 40%.

To complement the information on reserves, SQM has an environmental qualification resolution (RCA 226/06) that defines a maximum extraction of brines until the end of the concession (December 31, 2030).
Considering the maximum authorized brine production rates, SQM has carried out hydrogeological simulations by means of numerical flow and transport models, to estimate the change in the volume and quality of the brine during the life of the project, considering the infrastructure of existing and projected wells. Based on these simulations, a total of 1.24 Mt of lithium and 14.9 Mt of potassium will be extracted from producing wells. On the other hand, the proven and probable in situ base reserve, within the authorized environmental extraction area (RCA N°226/2006), corresponds to 4.33 Mt of lithium and 30.4 Mt of potassium.
20.2Water Rights of Other Companies
Within the framework of the environmental evaluation of the Albemarle project "Modifications and Improvement of the Solar Evaporation Ponds System in the Salar de Atacama", approved by RCA No. 021/2016, an analysis of the water rights in the Salar de Atacama basin shows a total of 300 water use rights constituted within the basin, including underground and surface rights, which total a flow of 5,107 L/s.

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Table 20-3 shows the average flows granted according to the nature of the water resource where the main exploitation comes from the underground resource (60%), leaving about 39% to the rights to use water of a superficial and current nature.
Table 20-3: Flows Granted According to the Nature of the Water

Nature of Water Resource	Total (lps)	Percent (%)
Groundwater	3,075.7	60.2
Surface and current	1,972.0	38.6
Surface and detained	60.0	1.2
General Total	5107.7	100
Source: SGA, 2015

Figure 20-4 presents the flow data according to its supply source and its spatial distribution. It is observed that the main source that sustains the granted water use rights corresponds to the aquifer system, around the town of San Pedro de Atacama, as well as the Eastern Edge of the Salar and the southern end of the Basin. Regarding surface sources, the main rights are in the tributary rivers of the San Pedro and the Rio Vilama in the North sector of the Basin. Other surface sources, such as streams and slopes, are mainly concentrated throughout the eastern fringe of the Basin.

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Supply source	Total	Percent
Slopes	112.2	2.2%
Streams	399.8	7.8%
Rivers/estuary	1520.0	29.8%
Aquifer	3075.7	60.2%
General total	**5107.7**	**100**

N
Rio Incahuasi
Rio Putana
Rio Salado
Rio Grande
Rio Puritama
Rio Vilama
Rio San Pedro
San Pedro de Atacama
Toconao
Peine
1
2
3
4
5
6
7
8
9
10
10b
11
12
13
14
15
16
17
Legend
Populated areas
Concessioned Water Rights
Atacama Salar Basin
Watersheds
Hydric network
River
Streams/Slopes
0
12.5
25
50 Km
7500000
7450000
7400000
7350000
7300000
500000
550000
600000
650000

Source: SGA, 2015
Figure 20-4: Spatial Distribution of Concessioned Water Rights in the Salar de Atacama Basin

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Granted water use rights are intended to be used in the following manner: it is observed that 53 files correspond to mining use with a total of 2,315 L/s, 24 to irrigation with a total of 1,572 L/s, one to industrial use with 8.5 L/s, 28 to other uses with 388.5 L/s, two to drinking/domestic use/sanitation with a total of 5.5 L/s and 47 records do not present information regarding this item (blank).
This distribution of the flows granted in the Salar del Atacama basin according to the use of the waters is shown in Table 20-4.
Table 20-4: Concessioned Water Rights by Water Use

Water Use	Total (lps)	Percent (%)
Domestic/Public/Sanitation	5.5	0.1
Industrial	8.5	0.2
Other	388.5	7.6
Agricultural	1,572.8	30.8
Mining	2,315.3	45.3
Not defined (blank)	817.1	16
General Total	5,107.7	100
Source: SGA, 2015

The companies Minera Escondida (MEL), Minera Zaldívar (CMZ), SQM and Albemarle have rights to use water constituted in the brackish aquifer of the eastern and southern edge of the Salar, this data is reported to different authorities.
In the case of MEL and CMZ, the extraction of water in the south of the basin, both companies have a collaboration agreement that allows MEL to access the extraction information carried out by CMZ. MEL concentrates this activity in the Monturaqui sector and CMZ carries it out in the Negrillar sector. According to the information obtained from the DGA and after analyzing both the names of the applicants and the spatial location specified in the files, it was obtained that the water use rights granted in total identified for both companies are close to 1,720 L/s.
SQM, for its part, has rights to use water for a maximum flow of 450 L/s, which is distributed in 10 wells located on the eastern edge of the Salar. Of these rights, five have been recently granted, which is an increase in the authorized flow from 240 L/s to the 450 L/s. The data available indicates that current exploitation is very close to the total use of the flow granted to the five wells currently operating, which is 240 L/s. Of the new water use rights granted, there is no certainty of the start of their exploitation, and they are conditional on being granted the corresponding environmental authorization.

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21Other Relevant Data and Information
SRK is not aware of other relevant data and information that is not included elsewhere in this report.

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22Interpretation and Conclusions
22.1Geology and Resources
The property is well known in terms of descriptive factors and ownership. Geology and mineralization are well-understood through decades of active mining. The status of exploration, development, and operations is advanced and active. Assuming that exploration and mining continue at Salar de Atacama in the way that they are currently being done, there are no additional recommendations at this time.
.Lithium concentration data from the brine sampling exploration data set was regularized to equal lengths, for constant sample support (Compositing). Lithium grades were interpolated into a block model using ordinary kriging (OK) and inverse distance weighting (IDW3) methods. Results were validated visually and via various statistical comparisons. The estimate was depleted for current production, categorized in a manner consistent with industry standards and statistical parameters. Mineral resources have been reported above a cut-off grade supporting reasonable potential for eventual economic extraction of the resource.
SRK has reported a mineral resource estimation which, in its opinion, is appropriate for public disclosure and accounts for long-term considerations of mining viability. The mineral resource estimation could be improved with additional infill program (drilling and brine sampling).
22.2Mining and Mineral Reserves
Mining operations have been established at the Salar de Atacama over its more than 35-year history of operation. Reserve estimates have been developed based on a predictive hydrogeological model that estimates brine production rates and associated lithium concentrations over time. In the QP’s opinion, the mining methods and predictive approach for reserve development are appropriate for the Salar de Atacama.
However, in the QP’s opinion, there remains opportunity to further refine the production schedule. This optimization should focus on the balance between calcium and sulfate concentration in the production brine. Maintaining an optimum blend of calcium-rich and sulfate-rich brine improves process recovery in the evaporation ponds. SRK’s current assumption is an optimum balance in these contaminants is lost in 2037 and has assumed the additional capital and operating cost expenditure associated with installation and operation of a liming plant is required. However, if additional calcium-rich brine can be sourced in the pumping plan, these assumed expenses could potentially be delayed or avoided altogether.
22.3Metallurgy and Mineral Processing
In the QP’s opinion, the long operating history and associated knowledge and information provide appropriate support for development of operating predictions for this reserve estimate. The notable deviation from historic practice is the SYIP.
Albemarle is currently planning on developing the SYIP in the next few years. Historic testwork associated with this project has gaps in sample representativity and support for projected mass balances. SRK recommends updating these test results with more representative samples and a more thorough evaluation of associated mass balances with the potential to further optimize the

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SYIP performance and reduce risk in ramp up and performance. Nonetheless, in the QP’s opinion, the projected performance for the SYIP is reasonable.
SRK has assumed that a liming plant will be required starting in 2026 to offset a reduction in calcium-rich brine available for blending. If further optimization of the life of mine pumping plan is not possible (i.e., the sulfate to calcium ratio cannot be reduced by alternative pumping strategy), Albemarle will need to add calcium to the evaporation pond system to avoid additional lithium losses in the ponds. Albemarle should start conceptual evaluation of this calcium addition (whether through liming as assumed by SRK or alternative options) so that if / when this plant is required, Albemarle will have an appropriate design developed for installation.
22.4Infrastructure
The project is a mature functioning operation with two separate sites that contain key facilities. The infrastructure is in place, operating and provides all necessary support for ongoing operations as summarized in this report. No significant risks associated with the Project are identified in this report.
22.5Environmental/Social/Closure
22.5.1Environmental Studies
Baseline studies, in both operational areas, have been developed since the first environmental studies for permitting were submitted; 1998 in La Negra, and 2000 at Salar de Atacama. With the ongoing monitoring programs in both locations, environmental studies, such as hydrogeology and biodiversity, are regularly updated.
The Salar de Atacama basin presents a unique system due to the biodiversity associated with lake and wetland systems that depend on the hydrogeological conditions of the area. There are also indigenous areas and communities in the sector. As such, the key environmental issues at Salar de Atacama include biodiversity, hydrogeology, and socioeconomics.
La Negra is located within an industrial area which is in saturation conditions for the daily and annual standard of inhalable particulate matter (PM10). Although there are no surface water courses, there is an aquifer that could be affected by potential infiltrations from the plant facilities. As such, a water quality monitoring program is in place. Air quality, hydrogeology, and water quality have been deemed as key environmental characteristics of the La Negra area.
22.5.2Environmental Management Planning
The operations of Albemarle have adequate plans to address and follow-up the most sensitive and relevant environmental issues, such as hydrogeological/biodiversity issues, and those associated with the indigenous communities in the Salar de Atacama area.
22.5.3Environmental Monitoring
Albemarle adequately follows up on issues related to water quality in the Negra and fluctuations in the water table and potential effects on the sensitive ecosystems around the Salar de Atacama, including analysis of possible cumulative effects given the multiplicity of actors that extract brine and freshwater in the area. The aim of the PAT is to promptly detect any deviation from what was indicated in the initial environmental assessment, preventing unforeseen impacts from occurring.

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Notwithstanding the above, the Salar de Atacama is a complex system and requires constant updating of management tools based on the results of the monitoring programs, and also be attentive to requirements or new tools that the authority may incorporate.
22.5.4Permitting
Albemarle has the environmental permits for an operation with a brine extraction of 442 L/s, a production of 250,000 m3/year of brine concentrated in solar evaporation ponds with an approximate surface area of 1,043 ha, for a production of 94,000 t/y of LCE. Brine exploitation is authorized until 2041. Any modification of the production and/or extraction, or to any approved conditions, will require a new environmental permit.
22.5.5Closure
Albemarle has also an approved closure plan (Res. Ex. N°287/2019), which includes all environmental projects approved until 2016, including EIA “Modification and improvement solar evaporation system” (RCA N°021/2016). This closure plan considers a life of mine until 2041 where the brine pumping ends in accordance with the approved environmental permit.
Due to new environmental approvals not included in the approved closure plan, Albemarle submitted a new closure plan that addressed additional facilities and clarified closure plans.
22.6Capital and Operating Costs
The capital and operating costs for the Salar de Atacama operation have been developed based on actual project costs. In the opinion of the QP, the cost development is acceptable for declaration of mineral reserves. However, the operation itself lacks detailed life of operation planning and costing. As such, the forward looking costs incorporated here are inherently strongly correlated to current market conditions. Due to the recent Covid-19 pandemic and economic uncertainty, the currently global economic environment can charitably be described as ‘somewhat chaotic’, and any forward looking forecast based on such an environment carries increased risk.
The QP strongly recommends continued development and refinement of a robust life of operation cost model. In additional to further refinement of the cost model, the QP also recommends that close watch be kept on the economic environment with an eye toward continuous updates as the market environment continues to evolve.
22.7Economic Analysis
The Salar de Atacama operation is forecast to have a 24-year life with the first modeled year of operation being a partial year to align with the effective date of the reserves.
As modeled for this analysis, the operation is forecast to produce 1.7 Mt of technical grade lithium carbonate, on average, per year over its life. At a price of US$20,000/t technical grade lithium carbonate, the NPV at 8% of the modeled after-tax cash flow is US$4,240 million.
The operation is expected to generate positive cashflow during every full year in which it is pumping or processing brine on the schedule and at the costs and process outlined in this report (excluding the first partial year which is distorted due to being a partial year), supporting the economic viability of the reserve under the assumptions evaluated.

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An economic sensitivity analysis indicates that the operation’s NPV is most sensitive to variations in commodity price, plant recovery and lithium grade.

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23Recommendations
23.1Recommended Work Programs
23.1.1Geology, Resources and Reserves
•Phased Re-Log of Coreholes: Drillholes within the concessions area were re-logged by ALB based on experience, inherent knowledge and available data including logs, core photos, etc. Drillholes outside of the concessions area do not have this background support and are limited to tabulated data extracted from previous reporting. SRK recommends developing a phased approach to re-logging coreholes outside of the concession area. Using similar codes as the local model, re-log 10 to 25 coreholes using this approach and identify if this method can be expanded to the remaining coreholes.
•Structural Model: There is extensive historic and modern data related to the structural conditions within the Atacama project. However, this data has not been compiled into a robust structural model that can be used on current and future modeling efforts and compilation of this structural model will potentially improve associated modeling.
•Field campaign in the aquifers within the claim area A3, focused on collecting K (hydraulic testing) and Sy values (through diamond drilling and core sampling) and brine samples.
•Sample collection campaign including depths from 100 to 150 m in claim areas A1, A2, and A3.
•Sample collection campaign in the western of the salar. The target is to identify the grade of dilution of lithium, calcium and sulfate as results of the lateral recharge from southern sub-basins.
•Update of groundwater numerical model with the new collected information (Geology, hydrogeology and brine concentration), and update the predictions.
•Evaluate opportunity to maintain a lower ration of sulfate to calcium in the raw brine feed to the evaporation ponds for a longer period of time (i.e., increase proportion of calcium-rich brine pumped) with a target of improving process recovery and delaying or removing the need to develop a liming plant.
23.1.2Mineral Processing and Metallurgical Testing
•In SRK’s opinion, while the assumptions for the SYIP project are reasonable, there remains gaps in the supporting test data including questions on representativity of samples and reliability of mass balances. Therefore, SRK recommends another round of testwork with a focus on better quantifying the performance of the SYIP prior to start of full development activities.
•Based on the life of mine pumping plan developed by SRK, the ration of sulfate to calcium will reach a point in the future where sulfate cannot be adequate reduced which will result in additional lithium losses in the evaporation ponds. To mitigate the potential for these losses, SRK has assumed the addition of a liming plant, available for operations in 2026, to add calcium to the system. While it may be possible to modify the pumping plan to delay or eliminate the need for this calcium addition, given the currently projected requirement is approximately five years out, SRK recommends beginning conceptual studies on addition of this plant prior to transitioning to full characterization and development (if the production plan cannot be modified).

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23.1.3Environmental/Closure
•Considering that the last hydrogeological model available for review and used in the assessment of impacts to water level and to the sensitive ecosystems of the area, was conducted in 2015 (and subsequent biannual updates), SRK recommends that this assessment be updated based on monitoring information available to date.
•It is recommended to follow ICMM guidelines developed for this purpose (Integrated Mine Closure Good Practice Guide, 2nd Edition. ICMM, 2019). SRK understands that Albemarle is moving toward international standards and plans and will start submitting plans in 2023.
23.2Recommended Work Program Costs
Table 23-1 summarizes the costs for recommended work programs.
Table 23-1: Summary of Costs for Recommended Work

Discipline	Program Description	Cost (US$ Thousands)
Mineral Resource Estimates	Infilling Drilling Program to obtain brine and porosity samples over a two year period	4,000
Mineral Reserve Estimates	Update numerical groundwater model if additional drilling and sampling is completed	200
Processing and Recovery Methods	Updated SYIP testing, including mass balance and preliminary evaluation of liming plant.	300
Infrastructure	No work programs recommended – mature functioning project with required infrastructure in place, programs already included in operating budget.	0
Cost model	Continued development and refinement of a cost model in light of a fluid economic environment.	60
Closure	Update the closure plan to reflect the full life of mine plan. Prepare a detailed, internal closure cost estimate the reflects the owner-performed cost of closure.	130
Total US$		$4,690
Source: SRK, 2022

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24References
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K-UTEC (2017). Scoping Study for Improvement of Albemarle’s Salar Operation for Production of MOP and Li-Brine at Salar de Atacama, Chile. Appendix 1.1: Laboratory Report Preliminary. Prepared for Albemarle Germany. September 2017.
K-UTEC (2017). Scoping Study for Improvement of Albemarle’s Salar Operation for Production of MOP and Li-Brine at Salar de Atacama, Chile. Appendix 1.2: Pilot Scale Work Report Preliminary. Prepared for Albemarle Germany. September 2017.
Lameli, C.H. (2011). Informe Final Estudio Hidrogeológico Proyecto “Planta de Sulfato de Cobre Pentahidratado”. pp. 0–33.
Lin, Y.S. ; Chuang, YiR. ; Liou, YaH. (2016). Structural characteristics of an active fold-and-thrust system in the southeastern Atacama Basin, northern Chile. Tectonophysics 685, 44–59. doi:10.1016/j.tecto.2016.07.015.
Maptek Pty Ltd., 2019. 3D Mine Design and Planning Toolset, Vulcan Envisage Version 11.0.4, Denver, Colorado, USA.
Munk, L.A.; Boutt, D.F.; Corenthal, L.; Huff, H.A.; Hynek, S.A. (2014). Paleoenvironmental records from newly recovered sediment cores at the southeast margin of the Salar de Atacama, Chile. In: Abstract PP23C-1408 Presented at 2014 Fall Meeting, AGU, San Francisco, Calif., 15–19 Dec.
Munk, L.A; Boutt, D.F; Hynek, S.A.; Moran, B.J., 2018. “Hydrogeochemical fluxes and processes contributing to the formation of lithium-enriched brines in a hyper-arid continental basin”.. Chemical Geology, Vol. 493, p. 37-57.
Niemeyer R., Hans ; SERNAGEOMIN. Geología del área Cerro Lila - Peine, región de Antofagasta, Escala 1:100.000 [monografías]. Santiago : SERNAGEOMIN, 2013. 37 p.: 1 mapa pleg. (Carta Geológica de Chile, Serie Geología Basica : n.147)
Ramirez, C. & Gardeweg, M. (1982). Hoja Toconao, Región de Antofagasta. Carta Geológica de Chile. Servicio Nacional de Geología y Minería de Chile. 54 (p.122).
Reutter, K.J.; Charrier, R.; Gotze, H.J.; Schurr, B.; Wigger, P.; Scheuber, E.; Belmonte- Pool, A. (2006). The Salar de Atacama Basin: A Subsiding Block Within the Western Edge of the Altiplano-Puna Plateau. Active Subduction Orogeny, Andes, pp. 303–325.
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SGA (2015). Plan de Seguimiento Ambiental y Plan de Alerta Temprana de los Recursos Hídricos. Prepared for Rockwood Lithium, December 2015.
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25Reliance on Information Provided by the Registrant
The Consultant’s opinion contained herein is based on information provided to the Consultants by Albemarle throughout the course of the investigations. Table 25-1 of this section of the Technical Report Summary will:
(i) Identify the categories of information provided by the registrant;
(ii) Identify the particular portions of the Technical Report Summary that were prepared in reliance on information provided by the registrant pursuant to Subpart 1302 (f)(1), and the extent of that reliance; and
(iii) Disclose why the qualified person considers it reasonable to rely upon the registrant for any of the information specified in Subpart 1302 (f)(1).
Table 25-1: Reliance on Information Provided by the Registrant

Category	Report Item/Portion	Portion of Technical Report Summary	Disclose why the Qualified Person considers it reasonable to rely upon the registrant
Legal Opinion	Sub-sections 3.1, and 3.2	Section 3	Albemarle has provided a document summarizing the legal access and rights associated with leased surface and mineral rights. This documentation was reviewed by Albemarle’s legal representatives. The Qualified Person is not qualified to offer a legal perspective on Albemarle’s surface and title rights but has summarized this document and had Albemarle personnel review and confirm statements contained therein.
Discount Rates	19.1.1	19 Economic Analysis	Albemarle provided discount rates based on a benchmarking of publicly available information for 54 lithium mining project studies. The median value of the benchmarking dataset is 8%. SRK typically applies discount rates to mining projects ranging from 5% to 12% dependent upon commodity. SRK views the selected 8% discount rate as appropriate for this analysis.
Tax rates and government royalties	19.1.2	19 Economic Analysis	SRK was provided with tax rates and government royalties for application within the model. These rates are in line with SRK’s understanding of the tax regime at the project location.
Exchange Rate	18.1 18.2 19.1.1 19.1.2 19.1.4	19 Economic Analysis and 18 Operating and Capital Costs	Information was received from Albemarle in US$. As the operation is located in Chile, Costs will be incurred in Chilean Pesos. SRK has accepted the US$ basis from Albemarle. This should be modeled explicitly in future iterations.
Remaining Quota	3.2	Property Description	Albemarle provided SRK with the authorized quota in lithium metal remaining as of August 31, 2022
Material Contracts	16.3	Contracts	Albemarle provided summary information regarding material contracts for disclosure. SRK does not have legal expertise to evaluate these contracts or their materiality and has relied upon Albemarle for this reason.

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Signature Page

This report titled “SEC Technical Report Summary, Pre-Feasibility Study, Salar de Atacama, Región II, Chile” with an effective date of August 31, 2022, was prepared and signed by:

SRK Consulting (U.S.) Inc.                    (Signed) SRK Consulting (U.S.) Inc.
Dated at Denver, Colorado
February 14, 2023

February 2023